As filed with the Securities and Exchange Commission on April 1, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	6022	47-0898685

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

3980 Premier Drive
High Point, North Carolina 27265
(336) 869-9200

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Richard D. Callicutt, II
President and Chief Executive Officer
3980 Premier Drive
High Point, North Carolina 27265
(336) 869-9200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

Copies to:

Betty O. Temple, Esq.	Claudia V. Swhier, Esq.
Sudhir N. Shenoy, Esq.	Barnes & Thornburg, LLP
Womble Carlyle Sandridge & Rice, LLP	11 South Meridian Street
550 South Main Street, Suite 400	Indianapolis, Indiana 46204-3535
Greenville, South Carolina 29601	(317) 231-7231
(864) 255-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of Registration fee(3)
Common Stock, no par value per share	1,190,856	N/A	$18,867,169	$2,431

(1)          Represents the maximum number of shares of common stock, no par value per share, of BNC Bancorp, or BNC, issuable upon consummation of the merger of Community First Financial Group, Inc., or Community First, with and into BNC, based on the maximum number of shares of Community First common stock that can be exchanged in the merger for shares of BNC common stock (2,926,655), as set forth in the Agreement and Plan of Merger dated as of December 17, 2013 by and between BNC and Community First, multiplied by the exchange ratio of 0.4069.

(2)          Estimated solely for the purpose of computing the registration fee, and calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to Rule 457(c), (f)(1) and (f)(3) under the Securities Act, the proposed maximum aggregate offering price is $18,867,169, which was determined by taking (i) the product of the book value of Community First common stock on February 28, 2014 ($6.31) multiplied by the aggregate number of shares of Community First common stock expected to be exchanged in connection with the merger (3,902,207), less (ii) the amount of cash expected to be paid by BNC in exchange for the shares of Community First common stock ($5,755,757).

(3)          Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED APRIL 1, 2014

Prospectus of BNC Bancorp	Proxy Statement of Community First Financial Group, Inc.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Community First Financial Group, Inc. Shareholder:

The boards of directors of BNC Bancorp, or BNC, and Community First Financial Group, Inc., or Community First, have each unanimously approved a merger, or the merger, of Community First with and into BNC according to the terms of an Agreement and Plan of Merger dated December 17, 2013, or the merger agreement. If the merger is completed, BNC will be the surviving corporation in the merger. Harrington Bank, FSB, a federally chartered savings bank and a wholly-owned subsidiary of Community First, or Harrington Bank, will be merged with and into Bank of North Carolina, a wholly-owned subsidiary of BNC, or the Bank, as soon as practicable following the merger.

If the merger is completed, each outstanding share of Community First common stock will be converted, at your election, into the right to receive either: (i) cash in the amount of $5.90 per share or (ii) shares of BNC common stock based on an exchange ratio of 0.4069 shares of BNC common stock for each share of Community First common stock. BNC will issue up to 1,190,856 shares of BNC common stock in connection with the merger.

Notwithstanding the elections that may be made by Community First shareholders, the total consideration to be paid by BNC to Community First shareholders will be approximately 75% in shares of BNC common stock and approximately 25% in cash. If the elections made by Community First shareholders would result in an oversubscription for cash or stock, then the exchange agent will prorate the amount of stock and cash to be issued to Community First shareholders in the merger as necessary to obtain the approximate 75% stock — 25% cash allocation of the common stock merger consideration. In that case, you may receive a combination of cash and shares of BNC common stock for your Community First shares that is different than what you elected, depending on the elections made by other Community First shareholders.

The value of the merger consideration per share of Community First common stock will fluctuate with the market price of BNC common stock. The following table shows the closing sale prices of BNC common stock as reported on The NASDAQ Capital Market, or NASDAQ, on December 17, 2013, the last trading day before we announced the merger, and on [•], 2014, the last practicable trading day before the distribution of this proxy statement/prospectus. This table also shows the implied value of the merger consideration proposal for each share of Community First common stock, which we calculated assuming (A) (i) 75% of each share of Community First common stock is converted into BNC common stock with the value of a full Community First share for this purpose calculated by multiplying the closing price of BNC common stock on those dates by the exchange ratio of 0.4069 and (ii) the remaining 25% of each such share is converted into cash (based on a price per Community First share equal to $5.90), (B) a Community First share is converted into 0.4069 shares of BNC common stock, and (C) a Community First share is converted into $5.90 per share.

	BNC Common Stock			Implied Value per Share of Community First Common Stock (75% stock/25% cash)			Implied Value per Share of Community First Stock (100% stock)		Implied Value per Share of Community First Stock (100% cash)
At December 17, 2013		$15.46			$6.19		$6.29			$5.90
At [•], 2014	$	[•	]	$	[•	]	[•	]	$	[•	]

The market price of BNC common stock will fluctuate before the merger and you are urged to obtain current market quotations. BNC common stock is listed on NASDAQ under the symbol “BNCN”.

The 17 shares of Community First’s Convertible Preferred Stock will be redeemed for $50,000 per share, or $850,000 in aggregate, immediately prior to the closing of the merger.

Holders of Community First common stock will be asked to vote on approval of the merger agreement at a special meeting of shareholders. We cannot complete the merger unless we obtain the required approval of the holders of Community First common stock. The merger agreement must be approved by holders of a majority of all shares of Community First common stock entitled to vote at the Community First special meeting.

The Community First board of directors has determined that the merger is advisable and in the best interests of Community First shareholders based upon its analysis, investigation and deliberation, and the Community First board of directors unanimously recommends that the Community First shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should read this proxy statement/prospectus and all appendices carefully. Before making a decision on how to vote, you should consider the “Risk Factors” discussion beginning on page [•] of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The proxy statement/prospectus is dated [•], 2014 and it is first being mailed to Community First shareholders on or about [•], 2014.

Community First Financial Group, Inc.
5925 Farrington Road

Chapel Hill, North Carolina 27517-8607

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2014 AT 10:00 A.M.

The special meeting of shareholders of Community First Financial Group, Inc., an Indiana corporation, or Community First, will be held on [•], 2014 at 10:00 a.m. local time, at the corporate office of Community First at 5925 Farrington Road, Chapel Hill, North Carolina for the purpose of considering and voting upon the following:

1.	A proposal to approve the Agreement and Plan of Merger dated December 17, 2013, by and between BNC Bancorp, or BNC, and Community First, or the merger agreement, pursuant to which Community First will merge with and into BNC, or the merger, with BNC as the surviving corporation, and the merger contemplated by the merger agreement, as more fully described in the accompanying proxy statement/prospectus.

2.	A proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

3.	To act upon any other matter that may properly come before the special meeting or any adjournment thereof.

Only holders of record of Community First common stock at the close of business on [•], 2014 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

Community First’s board of directors recommends that holders of Community First common stock vote “FOR” the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign, and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

Community First has concluded that its shareholders are entitled to assert dissenters’ rights with respect to the proposal to approve the merger agreement. Your dissenters’ rights are conditioned on your strict compliance with the requirements of Indiana Code Section § 23-1-44-1 et. seq. The full text of that statute is attached as Appendix B to this proxy statement/prospectus.

You may revoke your proxy at any time prior to or at the meeting by written notice to Community First, by executing a proxy bearing a later date, or by attending the meeting and voting in person.

If you have any questions or need assistance voting your shares, please contact Benjamin Whisler of Community First, at (919) 945-7885.

By Order of the Board of Directors,

Lawrence T. Loeser
President and Chief Executive Officer

Chapel Hill, North Carolina

[•], 2014

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about BNC from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference into this proxy statement/prospectus by accessing the Securities and Exchange Commission’s website maintained at http://www.sec.gov or by requesting copies in writing or by telephone from Drema Michael, SVP, Investor and Corporate Relations, 3980 Premier Drive – Suite 210, High Point, North Carolina 27265, telephone: (336) 869-9200.

You will not be charged for any of these documents that you request. If you would like to request documents from BNC, please do so by [•], 2014 in order to receive them before Community First’s special meeting of shareholders. BNC’s Internet address is http://www.bncbancorp.com and Community First’s Internet address is http://www.harringtonbank.com. The information on our Internet sites is not a part of this proxy statement/prospectus or incorporated herein.

See “Where You Can Find More Information” on page [•].

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the SEC, by BNC (File No. 333-[•]), constitutes a prospectus of BNC under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of BNC common stock to be issued to Community First’s shareholders as required by the merger agreement. It also constitutes a notice of meeting with respect to the special meeting of Community First shareholders, at which holders of Community First common stock will be asked, among other items, to vote upon a proposal to approve the merger agreement.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [•], 2014. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither the mailing of this document to Community First shareholders nor the issuance by BNC of shares of common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Community First has been provided by Community First and information contained in this document regarding BNC has been provided by BNC.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE COMMUNITY FIRST SPECIAL MEETING	1

SUMMARY	7

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BNC BANCORP	16

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	19

COMPARATIVE PER SHARE DATA	20

MARKET PRICE AND DIVIDEND INFORMATION, RELATED SHAREHOLDER MATTERS	21

RISK FACTORS	23

Risks Related to the Merger	23

Risks Related to BNC’s Growth Strategy	28

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	31

THE COMMUNITY FIRST SPECIAL MEETING	33

Date, Time and Place	33

Purpose of the Special Meeting	33

Recommendation of the Board of Directors of Community First	33

Record Date and Voting Securities	33

Quorum and Voting Procedures; Votes Required for Approval	33

Support Agreements	34

Voting of Proxies	34

Shares Held in Street Name	35

Revocability of Proxies	35

Solicitation of Proxies	35

Proposals for 2014 Community First Annual Meeting	36

PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT	37

Background of the Merger	37

Community First’s Reasons for the Merger and Recommendation of the Community First Board of Directors	40

Opinion of Financial Advisor to Community First	43

Community First’s Directors and Officers Have Financial Interests in the Merger	50

BNC’s Reasons for the Merger	52

Public Trading Markets	54

Regulatory Approvals Required for the Merger	54

Accounting Treatment	54

Community First’s Shareholders Have Dissenters’ Rights	54

i

Restrictions on Sales of Shares by Certain Affiliates	57

Material U.S. Federal Income Tax Consequences of the Merger	57

THE MERGER AGREEMENT	63

Terms of the Merger	63

Cash or Stock Election	63

Closing and Effective Time of the Merger	65

Election Procedures	65

Board of Directors of BNC and the Bank	66

Conversion of Shares; Exchange of Certificates	66

Representations and Warranties	67

Covenants and Agreements	69

Commercially Reasonable Efforts of Community First to Obtain the Required Shareholder Vote	73

Agreement Not to Solicit Other Offers	73

Expenses and Fees	76

Employee Matters	76

Indemnification and Insurance	77

Conditions to Complete the Merger	77

Termination of the Merger Agreement	79

Effect of Termination	80

Amendment, Waiver and Extension of the Merger Agreement	80

DESCRIPTION OF BNC CAPITAL STOCK	81

Common Stock	81

Voting Common Stock	81

Non-Voting Common Stock	83

Preferred Stock	83

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect	84

COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING COMMUNITY FIRST SHAREHOLDERS	86

INFORMATION ABOUT community first	94

SUPERVISION AND REGULATION	97

MANAGEMENT FOLLOWING THE MERGER	111

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF community first	111

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	112

ii

PROPOSAL 2 — PROPOSAL TO ADJOURN THE COMMUNITY FIRST SPECIAL MEETING	118

LEGAL MATTERS	118

EXPERTS	118

WHERE YOU CAN FIND MORE INFORMATION	119

FINANCIAL STATEMENTS OF COMMUNITY FIRST FINANCIAL GROUP, INC.	F-1

Appendix A	Agreement and Plan of Merger dated December 17, 2013 and First Amendment to Agreement and Plan of Merger dated March 21, 2014

Appendix B	Indiana Code Section 23-1-44-1 et. seq.

Appendix C	Fairness Opinion of BSP Securities, Inc.

iii

QUESTIONS AND ANSWERS ABOUT THE COMMUNITY FIRST SPECIAL MEETING

The following are some questions that you, as a shareholder of Community First, may have regarding the merger agreement, the merger and the other matters being considered at the special meeting and the answers to those questions. BNC and Community First urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the appendices to this document.

Q:	Why am I receiving this document?

A:   BNC and Community First have agreed to the merger of Community First with and into BNC, pursuant to the terms of the merger agreement that is described in this document. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. Harrington Bank will be merged with and into the Bank as soon as practicable following the merger.

Q:	When and where will the special meeting be held?

A:   The Community First special meeting will be held at its corporate office at 5925 Farrington Road, Chapel Hill, North Carolina, on [•], 2014 at 10:00 a.m., local time.

Q:	How do I vote?

A:   If you are a shareholder of record of Community First as of the record date that is entitled to vote at the special meeting, you may vote in person by attending the Community First special meeting or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. However, even if you expect to attend the meeting, you are requested to complete, sign, and date the enclosed proxy card and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The return of a proxy card will not affect your right to revoke it or to attend the meeting and vote in person.

If you hold shares of Community First stock in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at the Community First special meeting.

Q:	What vote is required to approve each proposal?

A:   The proposal at the Community First special meeting to approve the merger agreement requires the affirmative vote of a majority of all shares of Community First common stock entitled to vote at the Community First special meeting.

The special meeting may be adjourned to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. More votes cast in favor of the proposal than are cast against it are required to adjourn such meeting.

The directors of Community First have agreed, in writing, to vote their shares in support of the merger and the merger agreement. As of [•], 2014, such directors and their affiliates are entitled to vote 1,693,319 shares of the Community First common stock, or approximately 46.4% of the shares outstanding. As of [•], 2014, directors and executive officers of Community First and their affiliates are entitled to vote [•] shares of the Community First common stock, or approximately [•]% of the shares outstanding.

1

Q:	How does the board of directors of Community First recommend that I vote on each proposal?

A:    The Community First board of directors, or the Community First Board, recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

Q:	How many votes do I have?

A:    You are entitled to one vote for each share of Community First common stock that you owned as of the record date.

Q:	What will happen if I fail to vote or I abstain from voting?

A:    If you are a Community First shareholder and you fail to vote, fail to instruct your bank, broker or other nominee to vote or abstain from voting, it will have the same effect as a vote against the proposal to approve the merger agreement. Assuming a quorum of the common stock (that is, holders of at least a majority of the outstanding shares of Community First common stock as of the record date) are present, an abstention or the failure to vote, however, will have no effect on the proposal to approve the adjournment of the special meeting, if necessary or appropriate.

Q:    If my shares of Community First are held in street name by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:    No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), your broker, bank or other nominee will not vote your shares of common stock unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus. Please note that you may not vote shares held in street name by returning a proxy card directly to Community First or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee.

Q:    What will happen if I return my proxy card without indicating how to vote?

A: If you sign, date, and return your proxy card without indicating how to vote on any particular proposal, the Community First common stock represented by your proxy will be voted in favor of that proposal.

Q:    What if I fail to submit my proxy card or I fail to instruct my broker, bank or other nominee to vote?

A:    If you fail to properly submit your proxy card or otherwise vote as instructed on the proxy card, or if you fail to properly instruct your broker, bank or other nominee to vote your shares of common stock and you do not attend the Community First special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote against approval of the merger agreement, but will have no effect on the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate.

2

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:    Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Community First no later than the beginning of the special meeting. If your Community First shares are held in street name by your bank, broker or other nominee, you should follow the directions you receive from your bank, broker or other nominee to change your voting instructions, or contact your broker, bank or other nominee if no such instructions are provided.

Q:	What will I receive in the merger?

A:    Each share of Community First common stock can be exchanged for either: (i) cash in the amount of $5.90 per share or (ii) 0.4069 shares of BNC common stock. However, 2,926,655 shares of Community First common stock (or approximately 75% of outstanding shares) must be exchanged for BNC common stock with the remaining shares (approximately 25% of outstanding shares) being exchanged for cash. BNC will issue up to 1,190,856 shares of BNC common stock in connection with the merger. BNC will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of BNC common stock that you would otherwise be entitled to receive. That value will be based upon the average of the closing sales prices of a share of BNC common stock as reported on The NASDAQ Capital Market for the ten consecutive trading days immediately preceding the closing of the merger (“BNC Market Value”). Each outstanding share of BNC common stock will remain outstanding after the merger.

The 17 shares of Community First’s Convertible Preferred Stock will be redeemed for $50,000 per share, or $850,000 in the aggregate, immediately prior to the closing of the merger.

Q:	What do I need to do now?

A: You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Community First special shareholder meeting. You should also complete your Election Form and Letter of Transmittal (“Election Form”) to specify the type of merger consideration you prefer (or provide instructions to your broker if you hold your shares in “street name”).

3

Q:	How do I elect the form of payment that I prefer?

A:   An Election Form is enclosed with this document. If you wish to make an election, you should complete this Election Form and send it in the envelope provided to the exchange agent, Registrar and Transfer Company. For you to make an effective election, your properly executed Election Form must be received by Registrar and Transfer Company before 5:00 p.m. on [•], 2014, the election deadline. You must include your Community First share certificates with your Election Form. If you hold your shares in street name with a broker, you should ask your broker for instructions in tendering your Community First shares. Please read the instructions on the Election Form for information on completing the form. If you do not return a completed, properly executed Election Form by the election deadline, you will be treated as having made no election and will receive cash or stock or a combination thereof based on the elections made by other shareholders.

Q:	Which form of payment should I choose? Why?

A:   The form of payment you should elect will depend upon the relative values of the shares of BNC common stock and the cash payable in the merger and your personal financial and tax circumstances. We urge you to consult your financial or tax advisor if you have any questions about the form of payment you should elect.

Q:	If I am voting against the merger, should I still make an election?

A: Yes. If the merger is approved by the shareholders and becomes effective, you will receive merger consideration based on the Election Form you submit. If you vote against the merger, you may still exercise your dissenters' rights even though you have submitted an Election Form, although your right to do so depends on your strict compliance with the requirements of the Indiana Business Corporation Law.

Q:	Can I change my election?

A:  Yes, you can change your election by submitting a new Election Form to Registrar and Transfer Company so it is received prior to the election deadline set forth on the Election Form. After the election deadline, no changes may be made.

Q:	Am I assured of receiving the exact form of consideration I elect to receive?

A:   No. The amount of cash to be paid in the merger is fixed and the number of shares of BNC common stock to be issued to Community First’s shareholders will not exceed 1,190,856 shares. Accordingly, there is no assurance that you will receive the form of consideration you elect with respect to all of your shares of Community First common stock. If the elections of all Community First shareholders result in an oversubscription of cash or of BNC common stock, the exchange agent will allocate the consideration Community First shareholders will receive between cash and BNC common stock. For a discussion of the allocation procedures, see “The Merger Agreement — Cash or Stock Election.” Unless you only receive cash for your shares of Community First common stock, the value of the merger consideration you receive may fluctuate depending on the current market price of BNC common stock. Community First shareholders may obtain up-to-date information concerning the implied value of the merger consideration by contacting Benjamin Whisler of Community First at (919) 945-7885.

Q:	What happens if I don’t make an election for cash or shares of BNC common stock?

A:   If you, as a holder of Community First common stock, fail to make an election prior to the election deadline, the exchange agent will have the discretion to determine the type of consideration you will receive in exchange for your shares of Community First common stock. The type of consideration you will receive will be determined by the type of consideration other Community First shareholders elect to receive so that, in total, 75% of the total outstanding shares of Community First common stock will be exchanged for shares of BNC common stock and 25% of the total outstanding shares of Community First common stock will be exchanged for cash. For more information concerning the merger consideration, election procedures and allocation procedures, see “The Merger Agreement — Terms of the Merger” and “— Cash or Stock Election.” If you make an election prior to the election deadline and subsequently transfer record ownership of your shares before the completion of the merger, the exchange agent will treat those shares as if no election had been made with respect to them, unless the new record owner of your shares makes a new election prior to the election deadline.

4

Q:	Do I need to do anything with my shares of Community First common stock?

A:    Yes. Enclosed is an Election Form which includes instructions for electing your preferred form of merger consideration and exchanging your shares of Community First common stock for shares of BNC common stock and/or cash you may be entitled to receive. You must include your Community First common stock certificates with your Election Form.

Q:	Am I entitled to dissenters’ rights of appraisal or similar rights?

A:   Yes. Under Indiana law, Community First shareholders may exercise their dissenters’ rights of appraisal to demand payment of the fair value of their shares of Community First common stock in connection with the merger. These rights are occasionally referred to as “dissenters’ rights” in this proxy statement/prospectus. The provisions of Indiana law governing appraisal rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights. A copy of Indiana Code Section 23-1-44-1 et. seq. is included with this proxy statement/prospectus as Appendix B.

Q:	What are the material United States federal income tax consequences of the merger to shareholders?

A:    In general, for U.S. federal income-tax purposes, holders of Community First common stock are not expected to recognize a gain or loss on the exchange of their Community First common stock to the extent of BNC common stock received. This expectation, however, is based on the assumption that the merger qualifies as a nontaxable “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. If the aggregate value of BNC common stock that Community First shareholders receive at closing is not at least 40% of the aggregate value of the total merger consideration received by Community First shareholders, then the merger may not qualify as a nontaxable reorganization. The receipt of cash consideration by Community First shareholders is expected to be taxable to the extent of such cash consideration received.

Community First shareholders are urged to consult their tax advisors for a full understanding of the tax consequences of the merger to them because tax matters are very complicated and may depend on a shareholder’s individual tax circumstances. See “Proposal 1 — Approval of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger” beginning at page [•], including the discussion regarding the remote possibility that the merger might not qualify as a reorganization for federal income tax purposes.

Q:	When do you expect the merger to be completed?

A:   BNC and Community First are working to complete the merger as soon as possible, and expect to complete the merger in the second quarter of 2014. However, the merger is subject to various federal and state regulatory approvals and other conditions, in addition to approval by Community First shareholders, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all.

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Q:	Whom should I call if I have any questions?

A:   Community First shareholders who have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this document or additional proxy cards should contact:

Benjamin J. Whisler

Community First Financial Group, Inc.

5925 Farrington Road

Chapel Hill, NC 27517-8607

Phone: (919) 945-7885

Fax: (919) 945-7802

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents we refer you to so that you may fully understand the merger and the related transactions. In addition, we incorporate by reference into this proxy statement/prospectus important business and financial information about BNC Bancorp. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page [•]. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail. Unless otherwise indicated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to “BNC” refer to BNC Bancorp, all references to the “Bank” refer to Bank of North Carolina, BNC’s wholly-owned subsidiary, all references to BNC’s common stock refer to BNC’s voting common stock, all references to “Community First” refer to Community First Financial Group, Inc., and all references to “Harrington Bank” refer to Harrington Bank, FSB, Community First’s wholly-owned subsidiary.

The Companies

BNC Bancorp

BNC Bancorp

3980 Premier Drive – Suite 210

High Point, North Carolina 27265

Telephone: (336) 869-9200

BNC was incorporated under the laws of the State of North Carolina on September 19, 2002 to serve as a one-bank holding company of the Bank. BNC is registered with the Board of Governors of the Federal Reserve System, or the Federal Reserve, under the Bank Holding Company Act of 1956, as amended, or the BHCA, and the bank holding company laws of North Carolina. BNC’s only business at this time is owning the Bank and its primary source of income is any dividends that are declared and paid by the Bank on its capital stock.

The Bank is a full service commercial bank that was incorporated under the laws of the State of North Carolina on November 15, 1991 and opened for business on December 3, 1991. The Bank provides a wide range of banking services tailored to the particular banking needs of the communities it serves. It is principally engaged in the business of attracting deposits from the general public and using such deposits, together with other funding from the Bank’s lines of credit, to make primarily consumer and commercial loans. The Bank has pursued a strategy that emphasizes its local affiliations. This business strategy stresses the provision of high quality banking services to individuals and small to medium-sized local businesses. Specifically, the Bank makes business loans secured by real estate, personal property and accounts receivable; unsecured business loans; consumer loans, which are secured by consumer products, such as automobiles and boats; unsecured consumer loans; commercial real estate loans; and other loans. The Bank also offers a wide range of banking services, including checking and savings accounts, commercial, installment and personal loans, safe deposit boxes, and other associated services.

As of December 31, 2013, BNC had consolidated assets, deposits and shareholders’ equity of approximately $3.2 billion, $2.7 billion and $271.3 million, respectively. BNC’s common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.”

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On December 17, 2013, BNC and South Street Financial Corp., or South Street, entered into an Agreement and Plan of Merger, or the South Street Merger Agreement. That merger was completed on April 1, 2014. At that time, South Street merged with and into BNC, so that BNC was the surviving corporation in the merger, or the South Street Merger. Home Savings Bank of Albemarle, SSB, a North Carolina chartered savings bank and a wholly-owned subsidiary of South Street, or Home Savings, merged with and into the Bank immediately after the South Street Merger. 1,249,315 shares of BNC common stock and cash in the amount of $4.6 million will be issued and paid in the South Street Merger to shareholders of South Street. The financial results and condition of South Street are included in the Unaudited Pro Forma Condensed Combined Financial Information included in this proxy statement/prospectus.

Additional information about BNC is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page [•] for a description of where you can find this information.

Community First (see page [•])

Community First Financial Group, Inc.
5925 Farrington Road
Chapel Hill, NC 27517
Telephone: (919) 945-7885

Community First was incorporated under Indiana law on August 19, 1983. It currently owns one community bank – Harrington Bank, a federally chartered savings association that operates from its main office and two branches located in Chapel Hill, North Carolina.

Community First is a savings and loan holding company regulated by the Federal Reserve. Community First assets consist principally of the shares of stock of Harrington Bank. Harrington Bank is regulated by the Office of the Comptroller of the Currency, or the OCC. Its deposits are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to applicable federal deposit insurance limits.

Harrington Bank offers commercial and residential real estate mortgage, construction, commercial and consumer loans in its Raleigh-Durham-Chapel Hill, North Carolina market area. The banking products offered by Harrington Bank include checking and savings accounts, business checking accounts, time deposits and money market accounts. Harrington Bank also offers internet banking services, bill payment, cash management services, remote deposit recapture, ATM’s, retirement account services and cash management services.

At December 31, 2013, Community First had total assets of $226.2 million, total deposits of $196.9 million, and total stockholders’ equity of $25.2 million. Community First is privately held, and has approximately 170 shareholders. There is no market for its stock and its shares are traded in privately negotiated transactions. See “Financial Statements of Community First.”

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The Special Meeting of Community First Shareholders

Date, Time and Place (see page [•])

Community First will hold its special meeting of shareholders on [•], 2014 at 10:00 a.m., local time, at the corporate office of Community First at 5925 Farrington Road, Chapel Hill, North Carolina. The Community First Board has set the close of business on [•], 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. As of [•], 2014, there were 3,902,207 shares of Community First common stock outstanding and 3,650,047 shares with voting rights.

Purpose of the Special Meeting (see page [•])

Holders of Community First common stock will be asked to vote on a proposal to approve the merger agreement pursuant to which Community First will merge with and into BNC and a proposal to adjourn the meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. Shareholders of Community First common stock will also be asked to vote on any other business that properly arises during the special meeting or any adjournment thereof.

Under the terms of the merger agreement, BNC will acquire Community First by merging Community First with and into BNC. Community First will cease to exist as a separate entity. A copy of the merger agreement is attached to this document as Appendix A. Harrington Bank will be merged with and into the Bank as soon as practicable following the merger.

The Community First Board of Directors Recommends Shareholder Approval of the Merger Agreement (see page [•]).

The Community First Board believes that the merger is in the best interests of its shareholders and Community First, and recommends that you vote “FOR” approval of the merger agreement. For the factors considered by Community First Board in reaching its decision to approve the merger agreement, see “Proposal 1 — Approval of the Merger Agreement — Community First’s Reasons for the Merger and Recommendation of the Community First Board of Directors.”

Consideration Payable to Community First Shareholders (see page [•]).

Community First shareholders may elect to receive merger consideration in the form of (i) cash in the amount of $5.90 per share or (ii) 0.4069 shares of BNC common stock for each share of Community First common stock, or a combination thereof. Twenty-five percent of the Community First common stock to be converted will be exchanged for cash and the remaining seventy-five percent will be exchanged for BNC common stock. BNC will issue 1,190,856 shares of BNC common stock in connection with the merger, less fractional shares subject to cash payments based on the BNC Market Value.

The value of the merger consideration to be paid in the form of shares of BNC common stock will fluctuate with the market price of BNC common stock. The type of merger consideration received by Community First shareholders will affect the tax treatment of the merger consideration. See below for more information regarding the tax consequences of the merger. The following table shows the implied value of the stock portion of the merger consideration payable in respect of one share of Community First common stock at various market prices of BNC common stock. The cash consideration paid for Community First shares of common stock converted to cash is $5.90 per share.

Market Price of BNC Common Stock			Implied Value of Stock Portion of the Merger Consideration
$	[•]	(1)	$	[•]
	$15.46	(2)		$16.29
$	[•]	(3)	$	[•]

(1)	High stock price since the execution of the merger agreement.

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(2)	Closing stock price on December 17, 2013, the date of execution of the merger agreement.

(3)	Low stock price since the execution of the merger agreement.

There is no maximum or minimum price of BNC common stock at which Community First or BNC may unilaterally terminate the merger agreement, except for the double-trigger termination provision described under “Proposal 1 — Approval of the Merger Agreement — The Merger Agreement — Termination of the Merger Agreement.” Therefore, the market value of the shares of BNC common stock that Community First shareholders receive at completion of the merger could vary significantly from the values indicated in the table above.

Because the merger agreement provides that 2,926,655 of the total number of shares of Community First common stock outstanding at the time of closing (or approximately 75% of Community First outstanding shares) will be exchanged for BNC common stock and the remaining 975,552 shares (or approximately 25% of the outstanding shares) will be exchanged for cash, a Community First shareholder may actually receive a combination of cash and shares of BNC common stock that is different than what that shareholder elects, depending on the elections made by other Community First shareholders. All elections will be subject to the allocation procedures described in the merger agreement. Community First shareholders may make a different election with respect to each share of Community First stock they hold.

BNC will not issue fractional shares of BNC common stock to Community First shareholders. Each shareholder who would otherwise be entitled to a fractional share of BNC common stock will be paid a cash amount for the fractional share, based on the BNC Market Value.

The 17 shares of Community First’s Convertible Preferred Stock will be redeemed for $50,000 per share, or $850,000 in the aggregate, immediately prior to the closing of the merger.

Election of Cash or Stock Consideration (see page [•]).

An Election Form is being mailed along with this document. By completing this form, you may indicate whether your preference is to receive cash, BNC common stock or a combination of cash and BNC common stock, or whether you have no preference for your shares of Community First common stock. To be effective, Registrar and Transfer Company, the exchange agent, must receive a properly completed Election Form by 5:00 p.m. local time on [•], 2014. The Election Form also serves as a Letter of Transmittal with instructions on the manner in which you should tender your common stock certificates. Those certificates should be sent to Registrar and Transfer Company along with your completed Election Form.

The merger agreement contains allocation and proration provisions that are designed to ensure that 2,926,655 of the outstanding shares of common stock of Community First will be exchanged for shares of BNC common stock and the remaining outstanding shares of common stock of Community First will be exchanged for cash. Therefore, if Community First shareholders elect to receive BNC common stock for more than 2,926,655 of the outstanding shares of Community First common stock, the amount of BNC common stock that each such shareholder will be entitled to receive from BNC will be reduced by the exchange agent on a pro rata basis. As a result, these Community First shareholders will receive cash consideration for any shares of Community First common stock for which they do not receive BNC common stock.

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Similarly, if Community First shareholders elect to receive cash for more than 975,552 of the outstanding shares of Community First common stock, the amount of cash that each such shareholder will be entitled to receive from BNC will be reduced by the exchange agent on a pro rata basis. As a result, such shareholders will receive BNC common stock for any Community First shares for which they do not receive cash.

If you do not make an election, you will be allocated either cash or shares of BNC common stock, or a combination of cash and shares of BNC common stock, depending on the elections made by other Community First shareholders. If you make an election before the election deadline but transfer record ownership of your shares before the completion of the merger, those shares will be treated as if no election had been made with respect to them, unless the new record owner makes a new election prior to the election deadline.

The Merger Consideration is Fair from a Financial Point of View According to BSP Securities, Inc. (see page [•]).

Representatives of BSP Securities, Inc. (“BSP”) rendered its written opinion to the Community First Board, dated December 17, 2013, that, as of such date, and based upon and subject to various qualifications, assumptions and limitations set forth therein, from a financial point of view, the merger consideration to be received by holders of Community First’s outstanding common stock, other than Community First or BNC, in the merger pursuant to the merger agreement was fair.

The full text of the written opinion of BSP, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix C to this document. BSP provided its opinion for the information and assistance of the Community First Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the Community First shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. The opinion of BSP did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The BSP opinion does not constitute a recommendation to the Community First Board or any holder of Community First common stock as to how the Community First Board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Approval of a Majority of all Shares of Community First Common Stock to Vote at the Special Meeting is Required for the Merger (see page [•]).

Approval of holders of a majority of all shares of Community First common stock entitled to vote at the special meeting, and voting together as one voting group, is required to approve the merger agreement. Each holder of shares of Community First common stock outstanding on the record date will be entitled to one vote for each share held. The vote required for approval of the merger agreement is a majority of all outstanding shares of Community First common stock. Therefore, abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the merger agreement.

Public Trading Market and Share Information (see page [•]).

BNC common stock is listed on NASDAQ under the symbol “BNCN.” The following table shows the closing sale prices of BNC common stock as reported on NASDAQ on December 17, 2013, the last trading day before we announced the merger, and on [•], 2014, the last practicable trading day before the distribution of this proxy statement/prospectus. This table also shows the implied value of the merger consideration proposed for each share of Community First common stock, which we calculated by assuming (A) (1) 75% of each share of Community First common stock is converted into BNC common stock (with the value of a full Community First share for this purpose calculated by multiplying the closing price of BNC common stock on those dates by the exchange ratio of 0.4069) and (2) the remaining 25% of each such share is converted into cash (based on a price per Community First share equal to $5.90), (B) a Community First share is converted into 0.4069 shares of BNC common stock and (C) a Community First share is converted into $5.90 per share. BNC will issue up to 1,190,856 shares of its common stock in connection with the merger.

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	BNC Common Stock		Implied Value per Share of Community First Common Stock (75% stock/25% cash)		Implied Value per Share of Community First Stock(100% stock)	Implied Value per Share of Community First Stock (100% cash)
At December 17, 2013		$15.46		$6.19	$6.29		$5.90
At [•], 2014	$	[•]	$	[•]	[•]	$	[•]

The market price of BNC’s common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger takes place, as well as after completion of the merger. Community First shareholders are urged to obtain current market quotations for BNC’s common stock. No assurance can be given as to the market price of BNC’s common stock at the time of the merger or thereafter.

Community First Directors have entered into Support Agreements (see page [•]).

In consideration of BNC agreeing to enter into the merger agreement, the directors of Community First have agreed to vote their shares of Community First common stock in favor of the merger. The agreement, however, will terminate if the Community First Board makes an Adverse Recommendation Change (as defined in the merger agreement and described in more detail under “Proposal 1 — Approval of the Merger Agreement — Agreement Not to Solicit Other Offers”). A copy of the form of this support agreement is attached as Exhibit A to the merger agreement attached to this proxy statement/prospectus as Appendix A. Because the Community First directors collectively are entitled to vote [•] shares of the common stock, or approximately [•]% of the outstanding shares of Community First common stock, these support agreements may have the effect of discouraging a competing offer to acquire Community First.

Treatment of Community First Restricted Stock

The merger agreement provides that shares of restricted stock granted under Community First’s Restricted Stock Grant Plan, 2007 Restricted Stock Grant Plan, 2011 Restricted Stock Grant Plan, and 2013 Restricted Grant Plan (together, the “Restricted Stock Plans”) that are subject to transfer restrictions immediately prior to the closing shall have those restrictions lapse at closing and such shares shall convert into the merger consideration, pursuant to the election and conversion procedures described in this proxy statement/prospectus.

Community First Directors and Executive Officers may have Interests in the Merger that Differ from Interests of Community First Shareholders (see page [•]).

Community First’s directors and executive officers have economic interests in the merger that are different from, or in addition to, their interests as Community First shareholders. The Community First Board considered these interests in its decision to adopt and approve the merger agreement and to recommend approval of the merger agreement to Community First shareholders. Some of the interests of the directors and executive officers of Community First include:

•	Shares of restricted stock granted to certain officers and directors of Community First under the Restricted Stock Plans that are subject to transfer restrictions immediately prior to the closing of the merger shall have those restrictions lapse at closing and such shares shall convert into the merger consideration;

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•	BNC has agreed to employ Lawrence T. Loeser, President and Chief Executive Officer of Community First, and Benjamin J. Whisler, Chief Financial Officer of Community First, for six months after the effective time of the merger at salaries no less than those currently being paid to those employees by Community First and Harrington Bank in order to provide BNC a meaningful period to fully evaluate their potential for full-time employment;

•	BNC has agreed to pay Messrs. Loeser and Whisler payments in the amount of $375,000 and $150,000, respectively, at the closing of the merger; and

•	BNC will generally indemnify each officer and director of Community First against certain liabilities arising from their acts or omissions before the merger, for a period of six years following the effective time of the merger and will provide liability insurance to such persons during that 6-year period in coverage amounts that can be purchased for up to 175% of the current annual premium of Community First’s liability insurance.

The Community First Board was aware of these interests and considered them in approving and recommending the merger.

Conditions Must be Satisfied Before the Merger Will be Completed (see page [•]).

Currently, we expect to complete the merger in the second quarter of 2014. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on the approval of the merger agreement by Community First shareholders entitled to vote at the Community First special meeting and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. We cannot be certain when, or if, the conditions to the merger will be satisfied or, where permissible, waived, or that the merger will be completed.

Regulatory Approval or Non-Objection Must Be Obtained Before the Merger Will be Completed (see page [•]).

BNC and Community First must obtain all regulatory approvals, waivers and non-objections required to complete the transactions contemplated by the merger agreement. These approvals include approval from the FDIC, the Office of the Commissioner of Banks of the State of North Carolina (the “NCCOB”), the Federal Reserve, and the OCC. Approval or non-objection by the regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Community First shareholders.

Termination of the Merger Agreement (see page [•]).

The merger agreement may be terminated by mutual consent, or by either BNC or Community First if the merger has not occurred by September 30, 2014 and under other limited circumstances described in the merger agreement and which are described in further detail later in this proxy statement/prospectus.

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Additionally, Community First had the right to terminate the merger agreement if BNC’s average common stock closing price during the ten trading days preceding the date on which all regulatory approvals approving the merger are received was below $11.60 per share, and the decrease in stock price was more than 20% greater than the decrease in the Nasdaq Bank Index during the same time period; provided, however, that BNC will have the right to prevent Community First’s termination by agreeing to purchase the per share stock consideration pursuant to a formula set forth in the merger agreement. The determination date for this condition was [•], 2014. BNC’s average common stock price as of that date was $[•].

Community First will be required to pay BNC a termination fee in the amount of $500,000, plus up to $150,000 of BNC’s out-of-pocket legal and due diligence expenses in connection with the proposed transaction, if Community First enters into or closes on an acquisition agreement with respect to an Alternative Transaction (as defined in the merger agreement and described in greater detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”) if either:

•	the merger agreement is duly terminated by BNC and before such termination, an Alternative Transaction with respect to Community First was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal (as defined in the merger agreement and described in greater detail under “The Merger Agreement — Agreement Not to Solicit Other Offers”) was received) and within 12 months after such termination, Community First entered into a definitive agreement relating to an Alternative Transaction or consummated an Alternative Transaction; or

•	after receiving an Alternative Proposal, Community First’s board of directors does not take action to convene the special meeting of Community First’s shareholders to approve the merger agreement and the merger and/or recommend that the Community First shareholders approve the merger agreement and the merger, and within 12 months of receiving the Alternative Proposal, Community First has entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

Rights of BNC Shareholders Differ from those of Community First Shareholders (see page [•]).

When the merger is completed, Community First shareholders who receive BNC common stock as consideration in the merger will become BNC shareholders. The rights of BNC shareholders differ from the rights of Community First shareholders in certain important ways. Most of these have to do with provisions in BNC’s articles of incorporation and bylaws that differ from those of Community First.

Community First Shareholders Have Dissenters’ Rights in Connection with the Merger (see page [•)).

Community First shareholders are entitled to exercise dissenters’ rights with respect to the merger and, if the merger is completed and they perfect their dissenters’ rights, to receive payment in cash for the fair value of their shares. In general, to preserve their dissenters’ rights, holders of shares of common stock of Community First who wish to exercise these rights must:

•	be entitled to vote on the merger;

•	deliver to Community First, at or before Community First’s special meeting of shareholders, written notice of the shareholder’s intent to demand payment if the merger is effectuated;

•	not vote their shares for approval of the merger agreement; and

•	comply with the other procedures set forth in IND. CODE § 23-1-44-1 et. seq.

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The text of Indiana Code Section 23-1-44-1 et. seq. governing dissenters’ rights is included with this proxy statement/prospectus as Appendix B. Failure to comply with the procedures described in Appendix B will result in the loss of dissenters’ rights under Indiana Code Section 23-1-44-1 et. seq. We urge you to carefully read the text of Indiana Code Section 23-1-44-1 et. seq. governing dissenters’ rights.

Community First Has Agreed not to Solicit Alternative Transactions (see page [•]).

In the merger agreement, Community First has agreed not to solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals for an acquisition transaction involving Community First by any party other than BNC. This restriction may deter other potential acquirers of control of Community First. However, Community First may take certain of these actions if its board of directors determines that it must do so in order to properly discharge its fiduciary duties following consultation with its legal counsel and financial advisors.

Material Federal Income Tax Consequences of the Merger (see page [•]).

The merger is intended to qualify as a reorganization for U.S. federal income-tax purposes, and it is a condition to both BNC’s and Community First’s obligations to complete the merger that each of BNC and Community First receive a legal opinion to that effect. Assuming the merger qualifies as a reorganization, the merger generally will be tax free to you to the extent of BNC common stock you receive in the merger and taxable to you to the extent you receive cash as part of the merger. Shareholders should read the full description of the tax consequences of the merger contained at page [•], including the potential impact on the treatment of the merger as a fully taxable transaction in the unlikely event that the aggregate value of BNC common stock paid to Community First shareholders at closing is less than 40% of the total value of the aggregate merger consideration.

The federal income-tax consequences described above may not apply to all holders of Community First common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

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SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BNC BANCORP

Set forth below are highlights derived from BNC’s audited consolidated financial statements as of and for the years ended December 31, 2009 through 2013. You should read this information in conjunction with BNC’s audited consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page [•] for a description of where you can find this information.

Selected Financial Data
(dollars in thousands, except per share data and non-financial information, shares in thousands)

	As of / For the Year Ended December 31,
	2013	2012	2011	2010	2009
Operating Data:
Total interest income	$138,670	$113,515	$103,343	$95,010	$79,082
Total interest expense	30,063	32,891	32,920	34,747	32,867
Net interest income	108,607	80,624	70,423	60,263	46,215
Provision for loan losses	12,188	22,737	18,214	26,382	15,750
Net interest income after provision for loan losses	96,419	57,887	52,209	33,881	30,465
Non-interest income	22,806	33,138	20,802	28,813	8,686
Non-interest expense	97,933	82,272	67,864	55,172	32,899
Income before income tax expense (benefit)	21,292	8,753	5,147	7,522	6,252
Income tax expense (benefit)	4,045	(1,700)	(1,783)	(204)	(285)
Net income	17,247	10,453	6,930	7,726	6,537
Less preferred stock dividends and discount accretion	1,060	2,404	2,404	2,196	1,984
Net income available to common shareholders	$16,187	$8,049	$4,526	$5,530	$4,553
Per Common Share Data:
Basic earnings per share	$0.61	$0.48	$0.45	$0.62	$0.62
Diluted earnings per share	0.61	0.48	0.45	0.61	0.62
Cash dividends declared	0.20	0.20	0.20	0.20	0.20
Book value	9.94	9.51	12.80	11.63	13.20
Tangible common book value(1)	8.66	8.20	9.60	8.49	9.43
Weighted average shares outstanding
Basic	26,683	17,595	10,878	9,262	7,340
Diluted	26,714	17,599	10,894	9,337	7,348
Period-end common shares outstanding	27,303	24,650	9,101	9,053	7,342
Selected Period-End Balance Sheet Data:
Total Assets	$3,229,576	$3,083,788	$2,454,930	$2,149,932	$1,634,185
Investment Securities available-for-sale	270,417	341,539	282,174	352,824	360,459
Investment securities held-to-maturity	247,378	114,805	97,036	6,000	6,000
Portfolio loans	2,276,517	2,035,258	1,709,483	1,508,180	1,079,179
Allowance for loan losses	32,875	40,292	31,008	24,813	17,309
Goodwill	28,384	27,111	26,129	26,129	26,129
Deposits	2,706,730	2,656,309	2,118,187	1,828,070	1,349,878
Short-term borrowings	125,592	32,382	70,211	60,207	50,283
Long-term debt	101,509	88,173	93,713	97,713	100,713
Shareholders’ equity	271,330	282,244	163,855	152,224	126,206

Selected Average Balances:
Total Assets	$3,009,367	$2,544,718	$2,208,525	$2,027,261	$1,617,744
Investment Securities	483,984	353,040	339,067	352,099	430,684
Total loans	2,139,281	1,813,899	1,561,257	1,359,107	1,026,635
Total interest-earning assets	2,696,475	2,244,423	1,936,069	1,799,324	1,496,230
Interest-bearing deposits	2,236,046	2,002,595	1,770,106	1,613,886	1,257,333
Total interest-bearing liabilities	2,429,817	2,126,818	1,914,179	1,765,391	1,418,935
Shareholders’ equity	269,123	212,955	156,968	149,959	123,641

Selected Performance Ratios:
Return on average assets(2)	0.54%	0.32%	0.20%	0.27%	0.28%
Return on average common equity(3)	6.28%	5.11%	4.12%	4.98%	4.81%
Return on average tangible common equity(4)	7.50%	6.57%	5.88%	7.89%	7.30%
Net interest margin(5)	4.29%	3.85%	3.93%	3.65%	3.39%
Average equity to average assets	8.94%	8.37%	7.11%	7.40%	7.64%
Efficiency ratio(6)	70.67%	68.85%	70.09%	58.38%	55.36%
Dividend payout ratio	32.79%	41.67%	44.44%	32.26%	32.26%

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	As of / For the Year Ended December 31,
	2013	2012	2011	2010	2009
Asset Quality Ratios:
Allowance for loan losses to period-end portfolio loans(7)	1.44%	1.98%	1.81%	1.65%	1.60%
Allowance for loan losses to nonperforming loans(8)	80.46%	58.04%	33.44%	25.96%	90.86%
Nonperforming assets to total assets(9)	2.74%	3.93%	6.57%	6.29%	2.04%
Net loan charge-offs, with covered portion to average portfolio loans(10)	0.57%	1.09%	1.14%	1.39%	1.13%

Capital Ratios:(11)
Total risk-based capital	12.66%	13.91%	11.51%	13.01%	12.79%
Tier 1 risk-based capital	11.41%	12.77%	9.99%	11.19%	10.87%
Leverage ratio	8.96%	9.71%	7.38%	7.42%	8.32%

Other Data:
Number of full service banking offices	39	35	30	23	17
Number of limited service offices	—	—	1	1	1
Number of full time employee equivalents	620	541	442	358	249

(1)        Tangible common book value per share is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(2)        Calculated by dividing net income available to common shareholders by average assets.

(3)        Calculated by dividing net income available to common shareholders by average common equity.

(4)        Average tangible common equity is a non-GAAP financial measure that we believe provides management and investors with information that is useful in understanding our financial performance and condition. See “Reconciliation of Non-GAAP Financial Measures” below.

(5)        Calculated by dividing tax equivalent net interest income by average interest-earning assets. The tax equivalent adjustment was $7.2 million, $5.7 million, $5.6 million, $5.4 million, and $4.5 million for the years ended December 31, 2013, 2012, 2011, 2010, and 2009, respectively.

(6)        Calculated by dividing non-interest expense by the sum of the tax equivalent net interest income and non-interest income.

(7)        Includes loans covered under loss-share agreements of $187.7 million, $248.9 million, $320.0 million and $309.3 million at December 31, 2013, 2012, 2011 and 2010, respectively.

(8)        Nonperforming loans consist of nonaccrual loans and accruing loans greater than 90 days past due. Includes nonperforming loans covered under loss-share agreements of $23.7 million, $47.0 million, $73.3 million and $69.3 million at December 31, 2013, 2012, 2011 and 2010, respectively.

(9)        Nonperforming assets consist of nonperforming loans and other real estate owned. Includes nonperforming loans and other real estate owned covered under loss-share agreements of $42.5 million, $70.1 million, $120.9 million and $85.1 million at December 31, 2013, 2012, 2011 and 2010, respectively.

(10)      Net loan charge-offs include $11.0 million, $14.5 million and $3.8 million of covered loans that are reimbursed 80% by the FDIC for the years ended December 31, 2013, 2012 and 2011, respectively.

(11)      Capital ratios are for the Bank.

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Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except per share data, shares in thousands)

	As of/For the Year Ended December 31,
	2013	2012	2011	2010	2009
Tangible Common Book Value per Share:
Shareholders’ equity (GAAP)	$271,330	$282,244	$163,855	$152,224	$126,206
Less: Preferred stock (GAAP)	—	47,878	47,398	46,918	29,304
Intangible assets (GAAP)	34,966	32,193	29,115	28,445	27,669
Tangible common shareholders’ equity (non-GAAP)	236,364	202,173	87,342	76,861	69,203
Common shares outstanding	27,303	24,650	9,101	9,053	7,342
Tangible common book value per share (non-GAAP)	$8.66	$8.20	$9.60	$8.49	$9.43

Return on Average Tangible Common Equity:
Net income available to common shareholders (GAAP)	$16,187	$8,049	$4,526	$5,530	$4,553
Plus: Amortization of intangibles net of tax (GAAP)	723	348	256	229	302
Tangible net income available to common shareholders (non-GAAP)	16,910	8,397	4,782	5,759	4,855
Average common shareholders’ equity (non-GAAP)	257,678	157,471	109,810	101,104	94,352
Less: Average intangible assets (GAAP)	32,361	29,581	28,433	28,072	27,822
Average tangible common shareholders’ equity (non-GAAP)	225,317	127,890	81,377	73,032	66,530
Return on average tangible common equity (non-GAAP)	7.50%	6.57%	5.88%	7.89%	7.30%

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The merger will be accounted for as an acquisition of Community First by BNC under the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 805, “Business Combinations.” The unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus were prepared using the acquisition method of accounting. The following selected unaudited pro forma condensed combined statements of operations data of BNC for the year ended December 31, 2013 have been prepared to give effect to the merger as if the merger had been completed on January 1, 2013. The unaudited pro forma condensed combined balance sheet data at December 31, 2013 of BNC has been prepared to give effect to the merger as if the merger was completed on December 31, 2013.

The following selected unaudited pro forma condensed combined financial information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2013 for consolidated statements of operations purposes, and on December 31, 2013 for consolidated balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page [•]. The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this proxy statement/prospectus beginning on page [•]. Unless otherwise stated, amounts are in thousands.

Selected Pro Forma Financial Data

(dollars in thousands, except per share data)

As of and for the Year Ended December 31, 2013

Consolidated Statements of Income
Total interest income	$172,898
Net interest income	139,818
Provision for loan losses	16,956
Non-interest income	27,884
Non-interest expense	127,559
Income before income tax expense	23,187
Income tax expense	4,693
Net income	18,494
Less preferred stock dividends and discount accretion	1,060
Net income available to common shareholders	$17,434
Common Share Data
Basic earnings per share	$0.59
Diluted earnings per share	0.59
Cash dividends per share	0.20
Consolidated Balance Sheet
Total assets	$3,732,092
Investment securities	568,237
Loans held for sale	31,170
Loans	2,612,007
Deposits	3,140,298
Shareholders' equity	308,843

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COMPARATIVE PER SHARE DATA

The BNC and Community First historical and the unaudited pro forma combined BNC and Community First equivalent per share financial data for the year ended December 31, 2013 is presented below. This information should be considered together with the financial statements and related notes of BNC incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page [•] for a description of where you can find BNC financial statements and related notes.

Unaudited Pro Forma Comparative Per Share Data
For the Year Ended December 31, 2013

(dollars in thousands, except per share data)

	BNC Historical	Randolph Bank Pro Forma (1)	South Street Historical	BNC & South Street Pro Forma Combined	Community First Historical	BNC, South Street & Community First Pro Forma Combined	Pro Forma Equivalent Community First Share (2)

Year Ended December 31, 2013:
Net income (loss) from continuing operations	$17,247	$(1,917)	$332	$17,088	$(612)	$18,494	$742
Net income (loss) available to common shareholders
Basic earnings per common share	0.61	(3.51)	0.13	0.56	(0.16)	0.59	0.02
Diluted earnings per common share	0.61	(3.51)	0.13	0.56	(0.16)	0.59	0.02
Dividends paid:
Common	5,336	109	-	5,695	-	5,933	238
Preferred, net of discount accretion	517	-	-	517	-	517	21
Common book value, fully converted as of December 31, 2013 (3)	9.94	NA		10.22	6.23	10.46	10.46

(1) Randolph Bank Pro Forma amounts represent the effects of the Randolph Bank & Trust merger (which closed on October 1, 2013) if the merger was consummated on January 1, 2013.

(2) Calculated based on Pro Forma Combined multiplied by the allocable percentage of Community First shares.

(3) Included the effect of convertible preferred stock.

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MARKET PRICE AND DIVIDEND INFORMATION, RELATED SHAREHOLDER MATTERS

BNC common stock is listed and trades on The NASDAQ Capital Market under the symbol “BNCN.” As of March 31, 2014, there were 27,324,457 shares of BNC common stock outstanding, which were held by 2,648 holders of record, and on such date (or within 60 days of that date) there were outstanding exercisable options and other rights to purchase or acquire shares for 455,913 additional shares of BNC common stock.

The following table shows, for the indicated periods, the high and low sales prices per share for BNC common stock, as reported on NASDAQ, and dividends declared and paid per share of BNC common stock. Community First did not declare or pay any cash dividends on its common stock for the indicated periods.

	BNC Bancorp
	High	Low	Dividend Declared
2012
First Quarter	$8.00	$6.80	$0.05
Second Quarter	8.41	6.72	0.05
Third Quarter	8.50	7.41	0.05
Fourth Quarter	8.87	7.34	0.05
2013
First Quarter	$10.10	$7.85	$0.05
Second Quarter	11.47	9.56	0.05
Third Quarter	14.35	11.26	0.05
Fourth Quarter	17.34	11.67	0.05
2014
First Quarter	$18.90	$16.36	0.05

On December 17, 2013, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of BNC common stock as reported on NASDAQ were $16.86 and $15.43, respectively. On [•], 2014, the last practicable trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of BNC common stock as reported on NASDAQ were $[•] and $[•], respectively.

Community First shareholders are advised to obtain current market quotations for BNC common stock. The market price of BNC common stock will fluctuate between the date of this proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of BNC common stock after the effective date of the merger.

Community First’s common stock is not listed on any exchange or traded on the floor of an organized national or regional stock exchange. Community First’s common stock is sporadically traded in privately negotiated sales. As of [•], 2014, there were 3,902,207 shares of Community First common stock outstanding, which were held by 170 holders of record. On that date, 3,650,047 shares had voting rights.

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During 2013, there were nine transactions in Community First Common Stock at a weighted average reported transaction price of $3.103 per share. Eight transactions totaled 36,220 shares at $3.00 each; one transaction was at $3.275 per share. There have been no transactions in the common stock of Community First during 2014.

During 2012, there were 12 transactions in Community First common stock for a total of 11,144 shares at a weighted average reported price of $4.856 per share.

The ability of BNC’s board of directors to declare and pay dividends on its common stock is subject to the terms of applicable North Carolina law and banking regulations. Also, BNC may not pay dividends on its capital stock if it is in default or has elected to defer payments of interest under its outstanding junior subordinated debentures. The declaration and payment of future dividends to holders of BNC common stock will also depend upon its earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions and other factors as its board of directors may deem relevant.

BNC has paid seven annual cash dividends, with the most recent annual cash dividend being $0.20 per share of common stock on February 22, 2008. In 2009, BNC began paying quarterly dividends, with the most recent being a cash dividend of $0.05 per share of common stock paid on February 28, 2014. For more information regarding BNC’s ability to pay dividends and restrictions thereon, see “Supervision and Regulation.”

Community First has not paid any dividends on its capital stock since 2009. Under a Memorandum of Understanding entered into by Community First and the Federal Reserve Bank of Richmond, Community First may not declare dividends, incur debt or redeem any shares of preferred stock without the prior written approval of the Reserve Bank.

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RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” commencing on page [•] and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by BNC for the year ended December 31, 2013, and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on adoption of the merger agreement.

Risks Related to the Merger

Community First shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

Community First shareholders will experience a substantial reduction in their percentage ownership interests and effective voting power in BNC compared to their ownership interests and voting power in Community First prior to the merger. If the merger is consummated, current Community First shareholders will own approximately [•]% of BNC’s outstanding common stock, on a fully diluted basis. Accordingly, former Community First shareholders will own less than a majority of the outstanding voting stock of the combined company and would, as a result, be outvoted by current BNC shareholders if such current BNC shareholders voted together as a group.

The form of merger consideration Community First shareholders ultimately receive could be different from the form elected based on the form of merger consideration elected by other Community First shareholders.

All Community First shareholders will be permitted to make an election as to the form of consideration to receive. Because the total amount of cash to be issued in the merger is fixed, the exchange agent will be allowed, subject to limitations set forth in the merger agreement, to adjust the form of consideration that a Community First shareholder will receive in order to ensure no greater than 2,926,655 Community First shares (or 75% of the outstanding shares of Community First common stock) are converted into shares of BNC common stock and the remaining 975,552 shares (or 25% of the outstanding shares of Community First common stock) are converted into cash. Consequently, if either the stock consideration or the cash consideration is oversubscribed, Community First shareholders could receive a different form of consideration from the form they elect, which could result in different tax consequences than they had anticipated (including the recognition of gain for federal income-tax purposes with respect to the cash received). If Community First shareholders do not make an election, they will receive the merger consideration in a combination of cash and/or shares of common stock as provided for in the merger agreement. If a Community First shareholder makes an election but transfers record ownership of his or her shares before the completion of the merger, those shares will be treated as if no election had been made with respect to them, unless the new record owner makes a new election prior to the election deadline.

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Because the market price of BNC common stock will fluctuate, Community First common stock shareholders who receive stock consideration will not know until the effective time of the merger the value of the consideration they will receive in the merger.

The number of shares of BNC common stock to be exchanged for each share of Community First common stock is fixed such that, if a Community First shareholder receives BNC common stock as merger consideration for all or some of his or her Community First shares, each of such shares of Community First common stock will be converted into the right to receive 0.4069 shares of BNC common stock. No adjustments to the merger consideration will be made based on changes in the market price of either BNC common stock or Community First common stock prior to the completion of the merger, except as the result of the double-trigger termination provision described under “Proposal 1—Approval of the Merger Agreement – The Merger Agreement – Termination of the Merger Agreement,” which is not likely to be triggered. Furthermore, there is no maximum or minimum closing price of BNC common stock at which either Community First or BNC may unilaterally terminate the merger agreement. Changes in stock price may result from a variety of factors, including, among others, general market and economic conditions, changes in BNC’s or Community First’s respective businesses, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all and regulatory considerations. Many of these factors are beyond BNC’s control.

As a result of any such changes in stock price, the market value of the shares of BNC common stock that Community First shareholders receive at the time that the merger is completed could be significantly lower or higher than the value of such shares immediately before the public announcement of the merger, on the date of this proxy statement/prospectus, on the date of the Community First special meeting or on the date on which Community First shareholders actually receive their shares of BNC common stock. Accordingly, at the time of the Community First special meeting, Community First shareholders will not know or be able to calculate the exact market value of BNC common stock that they will receive upon completion of the merger, which could be significantly less than the current market value of BNC common stock.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on BNC’s ability to realize the anticipated benefits and cost savings from combining the businesses of BNC and Community First. However, to realize these anticipated benefits and cost savings, BNC must successfully combine the businesses of BNC and Community First. If BNC is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

BNC and Community First have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect BNC’s ability to maintain relationships with clients, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Community First and BNC during that transition period.

BNC and Community First will incur significant transaction and merger-related integration costs in connection with the merger.

BNC and Community First expect to incur significant costs associated with completing the merger and integrating the operations of the two companies. BNC and Community First are continuing to assess the impact of these costs. Although BNC and Community First believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

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The market price of BNC common stock after the merger may be affected by factors different from those affecting the shares of Community First or BNC currently.

The businesses of BNC and Community First differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of either BNC or Community First. For a discussion of the business of BNC and of certain factors to consider in connection with its business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” on page [•]. For a discussion of the business of Community First and of certain factors to consider in connection with its business, see “Information About Community First.”

The opinion obtained by Community First from BSP will not reflect changes in circumstances between signing the merger agreement and the closing of the merger.

Community First has not obtained an updated opinion as of the date of this proxy statement/prospectus from BSP. Changes in the operations and prospects of BNC or Community First, general market and economic conditions and other factors that may be beyond the control of BNC and Community First, and on which BSP opinion was based, may significantly alter the value of BNC or Community First or the prices of shares of BNC common stock or Community First common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Community First currently does not anticipate asking BSP to update its opinion, the opinion will not address the fairness of the common stock merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Community First received from BSP, see “Proposal 1 — Approval of the Merger Agreement — Opinion of Financial Advisor to Community First” beginning on page [•]. For a description of the other factors considered by Community First’s board of directors in determining to approve the merger, see “Proposal 1 — Approval of the Merger Agreement — Community First’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page [•].

The merger agreement limits Community First’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Community First’s ability to discuss competing third-party proposals to acquire all or a significant part of Community First. In addition, Community First has agreed to pay BNC a termination fee of $500,000 plus an expense reimbursement of up to $150,000 if the transaction is terminated because Community First decides to enter into or close another acquisition transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Community First from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger with BNC, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Community First than it might otherwise have proposed to pay.

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Community First directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Community First shareholders.

Executive officers of Community First, together with Community First’s financial and legal advisors, negotiated the terms of the merger agreement with their counterparts at BNC, and Community First’s board of directors adopted and approved the merger agreement and unanimously recommended that Community First shareholders vote to approve the merger agreement on substantially the terms set forth in the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Community First’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Community First shareholders. For example, BNC has agreed to employ the President and Chief Executive Officer, Lawrence T. Loeser, and the Chief Financial Officer, Benjamin J. Whisler, of Community First for six months following the merger at their current compensation and have agreed to pay such persons payments at the closing of the merger of $375,000 and $150,000, respectively. In addition, BNC is obligated under the merger agreement to provide to Community First’s directors and officers continuing indemnification and directors’ and officers’ liability insurance for six years following the merger. Furthermore, all of the officers and directors of Community First own unvested shares of restricted stock that will fully vest at closing of the merger and become exchangeable for the merger consideration. Those shares of unvested restricted stock for such officers and directors are 142,400 in the aggregate and are disclosed for each officer and director in the table in the section entitled “Security Ownership of Beneficial Owners and Management of Community First.” These and some other additional interests of Community First directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it, as a shareholder. See “Proposal 1 — Approval of the Merger Agreement —Community First’s Directors and Officers Have Financial Interests in the Merger” for information about these financial interests.

The tax consequences of the merger to a Community First shareholder will be dependent upon the merger consideration received.

The tax consequences of the merger to a Community First shareholder will depend upon the merger consideration that the shareholder receives. Assuming the merger qualifies as a nontaxable reorganization, a Community First shareholder generally will not recognize any gain or loss on the conversion of shares of Community First common stock solely into shares of BNC common stock. However, a Community First shareholder generally will be taxed if the shareholder receives cash in exchange for shares of Community First common stock or for any fractional share of BNC common stock. For a detailed discussion of the tax consequences of the merger to Community First shareholders generally, see “Proposal 1 — Approval of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger.” Each Community First shareholder should consult his, her or its own tax advisors as to the effect of the merger as applicable to the Community First shareholder’s particular circumstances.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then Community First common stock shareholders may be responsible for payment of U.S. income taxes related to the merger.

The United States Internal Revenue Service, or the IRS, may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Community First shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of BNC common stock and cash received by the shareholder in the merger, and (ii) the shareholder’s adjusted tax basis in the shares of Community First common stock exchanged therefor. The tax treatment of the merger will not be known for certain until the closing date of the merger, as the aggregate value of BNC common stock to be received by holders of Community First common stock will fluctuate with the market price of BNC common stock. However, based on current market prices for BNC common stock, it is highly likely that the merger will constitute a nontaxable reorganization.

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The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or NASDAQ rules, the merger will not occur or will be delayed and each of BNC and Community First may lose some or all of the intended benefits of the merger. The following conditions, in addition to other customary closing conditions (which are described in greater detail beginning on page [•]), must be satisfied or, with respect to conditions other than shareholder and regulatory approval, waived, if permissible, before BNC and Community First are obligated to complete the merger:

•	the merger agreement must be approved by the holders of a majority of the outstanding shares of Community First common stock as of the record date of the Community First special meeting;

•	all required regulatory consents must be obtained;

•	the absence of any law or order by a court or regulatory authority that prohibits, restricts or makes illegal the merger; and

•	Harrington Bank’s classified assets (which means loans or other assets characterized as “substandard,” “doubtful,” “loss” or words of similar import and other real estate owned) must not exceed 125% of the aggregate balance of classified assets set forth in the merger agreement at the effective time of the merger.

The merger may distract management of Community First and BNC from their other responsibilities.

The merger could cause the respective management groups of Community First and BNC to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to fully realize the expected financial benefits from this transaction if the merger agreement is approved and the merger takes place.

The unaudited pro forma financial information included in this proxy statement/prospectus is preliminary, and the combined company’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated.

Sales of substantial amounts of BNC common stock in the open market by former Community First shareholders could depress BNC’s stock price.

Shares of BNC common stock that are issued to shareholders of Community First will be freely tradable without restrictions or further registration under the Securities Act, except for shares issued to any shareholder who may be deemed to be an affiliate of BNC. As of March 31, 2014, BNC had 27,324,457 shares of common stock outstanding and 455,913 shares of common stock subject to outstanding options and other rights to purchase or acquire its shares within 60 days of such date. BNC will issue up to 1,190,856 shares of its common stock in connection with the merger.

If the merger is completed and if Community First’s shareholders sell substantial amounts of BNC common stock in the public market following completion of the merger, the market price of BNC common stock may decrease. These sales might also make it more difficult for BNC to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

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Risks Related to BNC’s Growth Strategy

BNC may not be able to implement aspects of its growth strategy.

BNC’s growth strategy contemplates the future expansion of its business and operations both organically and by acquisitions such as through the establishment or acquisition of banks and banking offices in its market area and other markets in North Carolina and South Carolina. Implementing these aspects of BNC’s growth strategy depends, in part, on its ability to successfully identify acquisition opportunities and strategic partners that will complement its operating philosophy and to successfully integrate their operations with BNC’s, as well as generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, BNC must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable. In addition, BNC may not be able to identify suitable opportunities for further growth and expansion or, if it does, BNC may not be able to successfully integrate these new operations into its business.

As consolidation of the financial services industry continues, the competition for suitable acquisition candidates may increase. BNC will compete with other financial services companies for acquisition opportunities, and many of these competitors have greater financial resources than BNC does and may be able to pay more for an acquisition than BNC is able or willing to pay.

BNC can offer no assurance that it will have opportunities to acquire other financial institutions or acquire or establish any new branches or loan production offices, or that it will be able to negotiate, finance and complete any opportunities available to it.

If BNC is unable to effectively implement its growth strategies, its business, results of operations and stock price may be materially and adversely affected.

Future expansion involves risks.

The acquisition by BNC of other financial institutions or parts of those institutions including Community First and South Street, involves a number of risks, including the risk that:

•	BNC may incur substantial costs in identifying and evaluating potential acquisitions and merger partners, or in evaluating new markets, hiring experienced local managers, and opening new offices;

•	BNC’s estimates and judgments used to evaluate credit, operations, management and market risks relating to target institutions may not be accurate;

•	the institutions BNC acquires may have distressed assets and there can be no assurance that BNC will be able to realize the value it predicts from those assets or that it will make sufficient provisions or have sufficient capital for future losses;

•	BNC may be required to take write-downs or write-offs, restructuring and impairment, or other charges related to the institutions it acquires that could have a significant negative effect on BNC’s financial condition and results of operations;

•	there may be substantial lag-time between completing an acquisition and generating sufficient assets and deposits to support costs of the expansion;

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•	BNC’s management’s attention in negotiating a transaction and integrating the operations and personnel of the combining businesses may be diverted from its existing business and BNC may not be able to successfully integrate such operations and personnel;

•	BNC’s announcement of additional transactions prior to completion of the merger could result in a delay in obtaining regulatory or shareholder approval for the merger, which could have the effect of limiting BNC’s ability to fully realize the expected financial benefits from the transaction;

•	BNC may not be able to obtain regulatory approval for an acquisition;

•	BNC may enter new markets where it lacks local experience or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	BNC may introduce new products and services it is not equipped to manage or that introduce new risks to its operations, or that otherwise result in adverse effects on its results of operations;

•	BNC may incur intangible assets in connection with an acquisition, or the intangible assets it incurs may become impaired, which could result in adverse short-term effects on BNC’s results of operations;

•	BNC may assume liabilities in connection with an acquisition, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on BNC’s results of operations, financial condition and stock price; or

•	BNC may lose key employees and customers.

BNC cannot assure you that it will be able to successfully integrate any banking offices that BNC acquires into its operations or retain the customers of those offices. If any of these risks occur in connection with BNC’s expansion efforts, it may have a material and adverse effect on BNC’s results of operations and financial condition.

BNC may not be able to maintain and manage its organic growth, which may adversely affect its results of operations and financial condition.

BNC has grown rapidly since its acquisition of Beach First National Bank, or Beach First, in April 2010, and its business strategy contemplates significant acceleration in such growth, both organically and through acquisitions. BNC can provide no assurance that it will continue to be successful in increasing the volume of loans and deposits or in introducing new products and services at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with its historical or modified organic growth strategy. BNC may be unable to continue to increase its volume of loans and deposits or to introduce new products and services at acceptable risk levels for a variety of reasons, including an inability to maintain capital and liquidity sufficient to support continued growth. If BNC is successful in continuing its growth, it cannot assure you that further growth would offer the same levels of potential profitability or that BNC would be successful in controlling costs and maintaining asset quality. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could adversely affect BNC’s results of operations, financial condition and stock price.

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New bank office facilities and other facilities may not be profitable.

BNC may not be able to organically expand into new markets that are profitable for its franchise. The costs to start up new bank branches and loan production offices in new markets, other than through acquisitions, and the additional costs to operate these facilities would increase BNC’s noninterest expense and may decrease its earnings. It may be difficult to adequately and profitably manage BNC’s growth through the establishment of bank branches or loan production offices in new markets. In addition, BNC can provide no assurance that its expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If BNC is not able to do so, its earnings and stock price may be negatively impacted.

Acquisition of assets and assumption of liabilities may expose BNC to intangible asset risk, which could impact its results of operations and financial condition.

In connection with any acquisitions, as required by U.S. generally accepted accounting principles, or GAAP, BNC will record assets acquired and liabilities assumed at their fair value, and, as such, acquisitions may result in BNC recording intangible assets, including deposit intangibles and goodwill. BNC will perform a goodwill impairment assessment at least annually. Impairment testing is a two-step process that first compares the fair value of goodwill with its carrying amount, and the second step, if necessary, measures impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Adverse conditions in the business climate, including a significant decline in future operating cash flows, a significant change in BNC’s stock price or market capitalization, or a deviation from BNC’s expected growth rate and performance may trigger impairment losses, which could be materially adverse to BNC’s results of operations, financial condition and stock price.

The success of BNC’s growth strategy depends on BNC’s ability to identify and retain individuals with experience and relationships in the markets in which it intends to expand.

BNC’s growth strategy contemplates that it will expand its business and operations to other markets particularly in the Carolinas. BNC intends to primarily target market areas that it believes possess attractive demographic, economic or competitive characteristics. To expand into new markets successfully, BNC must identify and retain experienced key management members with local expertise and relationships in these markets. Competition for qualified personnel in the markets in which BNC may expand may be intense, and there may be a limited number of qualified persons with knowledge of and experience in the commercial banking industry in these markets. Even if BNC identifies individuals that it believes could assist it in establishing a presence in a new market, BNC may be unable to recruit these individuals away from other banks or be unable to do so at a reasonable cost. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out BNC’s strategy is often lengthy. BNC’s inability to identify, recruit and retain talented personnel to manage new offices effectively would limit its growth and could materially adversely affect its business, financial condition, results of operations and stock price.

BNC may need additional access to capital, which it may be unable to obtain on attractive terms or at all.

BNC may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments, for future growth or to fund losses or additional provision for loan losses in the future. BNC’s ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside BNC’s control, and on BNC’s financial performance. Accordingly, BNC may be unable to raise additional capital, if and when needed, on terms acceptable to it, or at all. If BNC cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired and its stock price negatively affected.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of BNC, Community First and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “anticipate,” “continue,” “expect,” “project,” “potential,” “possible,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either BNC or Community First to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following:

•	the risk that the businesses of BNC and/or Community First in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	revenues following the merger may be lower than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products;

•	customer and employee relationships and business operations may be disrupted by the merger;

•	the ability to obtain required governmental and Community First shareholder approvals, and the ability to complete the merger on the expected timeframe;

•	possible changes in economic and business conditions;

•	the existence or exacerbation of general geopolitical instability and uncertainty;

•	the ability of BNC to integrate other acquisitions and retain existing and attract new customers;

•	possible changes in monetary and fiscal policies, and laws and regulations;

•	the effects of easing of restrictions on participants in the financial services industry;

•	the cost and other effects of legal and administrative cases;

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•	possible changes in the creditworthiness of customers and the possible impairment of collectability of loans;

•	the effects of changes in interest rates; and

•	other risks and factors identified in this proxy statement/prospectus under the heading “Risk Factors.”

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus.

Additional factors that could cause BNC’s or Community First’s results to differ materially from those described in the forward-looking statements can be found in BNC’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” on page [•] for a description of where you can find this information. All subsequent written and oral forward-looking statements concerning the merger or other matters and attributable to BNC or Community First or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this proxy statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. BNC and Community First undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

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THE COMMUNITY FIRST SPECIAL MEETING

Date, Time and Place

Community First will hold a special meeting of its shareholders at the corporate office of Community First at 5925 Farrington Road, Chapel Hill, North Carolina, at 10:00 a.m., local time on [•], 2014.

Purpose of the Special Meeting

At the special meeting, Community First’s shareholders will be asked to consider and vote upon proposals to:

•	approve the merger agreement between BNC and Community First and the merger of Community First with and into BNC;

•	adjourn the special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement; and

•	transact any other business that may properly be brought before the special meeting.

Recommendation of the Board of Directors of Community First

The Community First Board has unanimously determined that the merger is advisable and in the best interests of Community First and its shareholders and recommends that Community First’s shareholders vote “FOR” approval of the merger agreement and “FOR” adjournment of the special meeting to a later date or dates, if necessary or appropriate.

Record Date and Voting Securities

The Community First Board has set the close of business on [•], 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. As of [•], 2014, there were 3,902,207 shares of Community First common stock outstanding. On that date, 3,650,047 such shares had voting rights.

Quorum and Voting Procedures; Votes Required for Approval

A quorum of the common stock must be present for business to be conducted at the special meeting on the matters on which such holders are entitled to vote. For all matters to be voted on at the meeting by Community First’s shareholders, a quorum will consist of a majority of the outstanding shares of Community First’s common stock. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the proxies to abstain from voting on one or more matters. Broker “non-votes” also will be counted in determining whether there is a quorum. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to those shares held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The proposals that Community First shareholders are being asked to vote on at the special meeting are not considered routine matters and accordingly brokers or other nominees may not vote without instructions. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

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You may cast one vote for each share of Community First common stock you held of record on the record date on each matter brought before the special meeting on which you are entitled to vote.

Approval of the merger agreement requires the affirmative vote of a majority of all shares of Community First common stock entitled to vote at the special meeting voting together as one voting group. In the case of this proposal, abstentions and broker non-votes will have the same effect as a vote against the merger.

The proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate requires the vote of more shares cast in favor of the proposal than are cast against it. In the case of this proposal, abstentions and broker non-votes will have no effect on the vote.

Directors and executive officers of Community First, who are entitled to vote approximately 46.7% of Community First common stock as of [•], 2014, are expected to vote for approval of the merger agreement.

Support Agreements

As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of Community First entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of Community First agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, in favor of the approval of the merger agreement at the special meeting of the Community First shareholders. As of [•], 2014, the directors of Community First were entitled to vote 1,693,319 shares, or approximately 46.4% of the outstanding shares of Community First common stock with voting rights. The support agreements will terminate if the Community First Board makes an Adverse Recommendation change (as defined in the merger agreement and as further described under “The Merger Agreement — Agreement Not to Solicit Other Offers.” A copy of the form of this support agreement is attached as Exhibit A to the merger agreement attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. Community First shareholders are urged to read the support agreements in their entirety.

Voting of Proxies

The enclosed proxy with respect to the Community First special meeting is solicited by the Community First Board. The Community First Board has selected [•] and [•], or either of them, to act as proxies with full power of substitution.

Community First requests that you sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope. Please mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

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All proxies will be voted as directed by the shareholder on the proxy form. A proxy, if executed and not revoked, will be voted in the following manner on the proposals on which such shareholder is entitled to vote (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•	FOR approval of the merger agreement; and

•	FOR approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary.

As of the date of this proxy statement/prospectus, management has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or in the related Community First proxy card, other than the matters set forth in the notice of special meeting of shareholders of Community First. If any other matter is properly presented at the Community First special meeting for consideration, proxies will be voted in the discretion of the proxy holder on such matter.

Your vote is important. Accordingly, please submit your proxy as soon as possible whether or not you plan to attend the Community First special meeting. You may do this by completing, signing, and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Community First or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of Community First stock on behalf of their customers may not give a proxy to Community First to vote those shares without specific instructions from their customers.

If you are a Community First shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the special meeting.

Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the Community First special meeting in person.

Revocability of Proxies

An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Benjamin Whisler, Chief Financial Officer, of Community First, at Community First’s offices at 5925 Farmington Road, Chapel Hill, North Carolina 27517, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the special meeting and announcing the shareholder’s intention to vote in person.

Solicitation of Proxies

Community First will pay the cost of preparing, assembling and mailing this proxy statement/prospectus to its shareholders and other proxy solicitation expenses. In addition to the use of the mails and the Internet, appointments of proxy may be solicited in person or by telephone by Community First’s officers, directors, and employees without additional compensation. Community First will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of Community First’s common stock.

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Proposals for 2014 Community First Annual Meeting

If the merger is completed, then Community First will not have a 2014 annual meeting of shareholders. However, if the merger is not completed, Community First currently expects that its next annual meeting would be held in June 2014. If the merger is not completed and a 2014 annual meeting is held, Community First shareholders desiring to present proposals and make nominations to the board of directors of Community First shall follow the procedures and timing requirements described in Community First’s bylaws, which, among other things, require written proposals and nominations to be received at least 60 days prior to the annual meeting; provided that if less than 70 days’ notice of the date of the meeting is given to shareholders, such proposals and nominations must be received no later than the 10th day following the day on which such notice of the date of the meeting is mailed or publicly disclosed to shareholders.

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PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT

Background of the Merger

As part of its ongoing consideration and evaluation of Community First’s long-term prospects and strategies, the Community First Board has periodically discussed and reviewed strategic opportunities to maximize value for its shareholders. These opportunities have included, among other alternatives, continuing as an independent institution, offering additional equity to outside investors and/or its shareholders, growing internally and through branch acquisitions, or affiliating or merging with another institution.

Until 2008, the Community First Board had concluded that Community First’s shareholders, customers, and employees were best served by Community First remaining as an independent financial institution. However, due substantially to the prolonged regional and national economic downturn beginning in 2008, the operating environment for Community First became increasingly difficult, leading to significant losses on its investment securities portfolios, increased loan loss provisions, decreased loan originations, diminished growth opportunities, increased core operating expenses, and declining financial performance.

As with many community banks during this time period, conditions during 2008 through 2010 were especially challenging for Community First as a result of the financial crisis and the downturn in the real estate market. During this period Community First and its three bank subsidiaries experienced material losses in their investment securities portfolios and increases in their nonperforming assets and loan loss provisions. During 2008-2010, Community First had net losses of $9.7 million, $8.7 million and $4.7 million, respectively. As a result of these losses, Community First suspended its dividends to shareholders in January 2009.

Community First took several actions to deal with these financial difficulties. The company sold its 74% stake in Community First Bank in Corydon, Indiana on September 30, 2009, using the sale proceeds to pay off debt at the holding company level. On September 30, 2010, Community First sold a second bank subsidiary, Bay Cities National Bank, based in Redondo Beach, California while liquidating a mid-tier holding company, Peninsula Banking Group, and applying net proceeds to increase the capital of Harrington Bank.

After these transactions, Community First owned only one bank, Harrington Bank. In July 2009, November 2010 and December 2012, Harrington Bank entered into regulatory agreements with the Office of Thrift Supervision and its successor, the OCC. These agreements related primarily to issues Harrington was experiencing with its loan portfolios.

To help address capital and expense issues, during 2013 Harrington Bank reduced its staff and sold a branch in Raleigh, North Carolina.

While these efforts by management stabilized Community First’s capital position, the company continued to suffer losses in 2011 and 2012. Its net losses in 2011 and 2012 were $1.1 million and $2.0 million, respectively. Community First’s opportunities for additional earnings growth, consistent with the rest of the banking industry, remained constrained due to regulatory restrictions, weak loan demand, low interest rates, higher capital requirements, and increased regulatory costs. As a result, the operating environment for Community First continued to be challenging during 2013.

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Recognizing the need to further bolster its financial performance and competitive position for the benefit of its shareholders, throughout 2013, the senior management and directors of Community First focused on potential strategic alternatives involving the merger of Community First with another financial institution or a capital raise. Among other considerations discussed by the directors was the continued depression of the market for common stock of community banks and the difficulty in raising capital without significantly diluting Community First’s earnings per share, book value per share and existing Community First shareholder ownership levels.

In January 2013, Community First invited multiple financial advisors, including BSP Securities, Inc. (“BSP”) to update the Community First Board on the current merger and acquisition and capital markets.

In March 2013, Community First entered into a Memorandum of Understanding (“MOU”) with the Federal Reserve Bank of Richmond (“FRB”). This MOU, among other things, required the FRB’s consent to declare dividends, issue debt, or redeem stock.

In the summer of 2013, Community First again interviewed investment bankers, including BSP, to pursue a possible sale of Community First or a capital raise. Following these meetings, Community First selected BSP to market Community First for sale and to explore a potential capital raise, and executed an engagement letter with BSP on August 30, 2013.

BSP, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, as well as private placements of listed and unlisted securities. BSP is familiar with the market for common stocks of publicly and privately traded banks, thrifts, and bank and thrift holding companies.

In selecting BSP, the Community First Board considered the fact that BSP had provided prior and ongoing services to one or more of the potential transaction partners, including BNC, but concluded that such services would not create a conflict that would adversely affect Community First or its shareholders. The Community First Board considered BSP’s extensive experience and capabilities relating to combinations involving financial institutions in the southeastern United States and its reputation as a leading investment banker in the financial services area, when making this decision.

In September 2013, Community First formed a merger committee (“Merger Committee”) consisting of directors Lawrence T. Loeser, Michael J. Giarla, Stanley J. Bradshaw and Douglas T. Breeden to work with BSP on a potential merger or capital raise.

In late September and October of 2013, BSP contacted potential partners, distributed marketing materials, and granted access to Community First’s electronic data room to parties who had executed a nondisclosure agreement. BSP contacted 46 potential buyers and 22 signed nondisclosure agreements and received marketing materials.

In early October, BSP prepared separate marketing materials for a potential capital raise and simultaneous bulk sale of nonperforming assets and contacted a small group of potential lead investors regarding the capital raise opportunity. Several of the potential investors were interested, but initial pricing feedback was approximately $4.00 per share, which was a substantial discount to Community First’s tangible book value per share. After sharing this feedback with the Community First Board, BSP was advised to suspend efforts towards a capital raise and focus exclusively on the merger market process. This decision was based upon the strong interest and pricing indicators received by them for a sale of Community First, in contrast to the lower pricing and potential dilutive impact of a capital raise.

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By October 25, 2013, the deadline for indications of interest from potential buyers, Community First received indications from seven potential buyers. The range of offered pricing represented a material discount to tangible book value on the low end to a premium to tangible book value on the high end. All of the consideration offered included stock of the buyer, and many indications included a cash component as well.

The Merger Committee considered the indications of interest and instructed BSP to ask the top three bidders (which included BNC) for increases in their pricing (to a minimum bid of a premium to tangible book value) and for clarification on certain of the proposed deal terms. One of these bidders subsequently withdrew from the process, citing a perceived inability to be competitive based upon pricing guidance provided. BSP encouraged this bidder to continue in the process by conducting onsite due diligence, but the bidder declined to proceed as requested. Community First instructed BSP to include the next highest bidder in the second round so that there would be at least three finalists conducting due diligence.

In November 2013, the three second-round participants performed onsite due diligence. Each participant also conducted in-person meetings with management and at least one member of the Merger Committee. A deadline of November 26, 2013 was set for final letters of intent.

All three bidders reduced their bids as a result of their more in-depth review of Harrington Bank’s loan portfolio, including one bidder that revised its offer significantly lower than the other two remaining participants. On November 26 and 27, 2013, BSP negotiated with the two highest bidders to maximize pricing for Community First. Each of those bidders increased their offers and clarified certain other terms of those offers. On the afternoon of November 27, 2013, BNC submitted a revised letter of intent with a 75% stock/25% cash component and an offer of $5.90 per share. This was the highest offer received.

On November 27, 2013, the Community First Board, with assistance from BSP and counsel, considered the advantages and disadvantages of the two highest bids, reviewed investor presentations and analyst research on those bidders and considered the likelihood of other potential acquirers making a superior offer if granted a chance to perform onsite due diligence. At the conclusion of this meeting, Community First’s Board, by unanimous vote, selected BNC as the winner and authorized BSP, management and counsel to work expeditiously toward a definitive agreement. Among other reasons, the Board determined that the higher price, the cash component of the consideration, and the proposed treatment of Harrington Bank’s employees made BNC’s offer superior.

BNC’s legal counsel submitted a draft merger agreement to the parties on December 5, 2013. During the week of December 9, 2013, the parties exchanged comments and negotiated changes to the draft agreement. Community First, BSP and Community First’s counsel also performed reverse due diligence on BNC that same week.

On December 13, 2013, the Merger Committee met, and with assistance of counsel and BSP, discussed the most recent draft of the merger agreement.

On December 17, 2013, the Community First Board held a special meeting, at which Community First’s counsel and BSP participated. Counsel led a discussion regarding the provisions of the latest merger agreement draft and responded to questions from directors. In addition, representatives of BSP provided a detailed analysis of the financial aspects of the proposed merger and orally delivered its opinion (subsequently confirmed in writing) that the merger consideration was fair, from a financial point of view, to Community First’s shareholders. After careful consideration of the revised draft of the merger agreement and the other strategic options available to Community First at the time, including the likely inability of other potential acquirors to make a superior offer, Community First’s management believed that the proposal set forth in the revised merger agreement was the highest and best offer BNC would make and the highest and best offer Community First was likely to receive from a potential acquiror, and that it was in the best interests of Community First’s shareholders to execute the merger agreement. The Community First Board approved the merger agreement and authorized the execution of the merger agreement and all related documents.

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On December 17, 2013, the board of directors of BNC, or the BNC Board, met with BNC’s management who presented the terms of the merger agreement that had been distributed to the Board prior to the meeting and the strategic rationale for the transaction. Following this presentation, the BNC Board reviewed and discussed the draft of the merger agreement and the consideration to be paid by BNC to Community First. BNC’s management responded to questions from the BNC Board regarding the merger and the merger consideration. Following a lengthy discussion, the BNC Board voted to approve management’s finalization and execution of the merger agreement and all related documents.

Community First and BNC executed the definitive merger agreement after the close of business on December 17, 2013. BNC and Community First issued a joint press release publicly announcing the transaction prior to the opening of the financial markets on the morning of December 18, 2013.

Community First’s Reasons for the Merger and Recommendation of the Community First Board of Directors

The Community First Board has determined that the merger agreement and the merger are in the best interests of Community First and its shareholders and recommends that Community First’s shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated by the merger agreement.

In its deliberations and in making its determination, the Community First Board considered many factors including, without limitation, the following:

•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both BNC and Community First;

•	the current and prospective business and economic environments in which Community First operates, including challenging national, regional, and local economic conditions, the competitive environment for North Carolina financial institutions characterized by intensifying competition from other financial institutions, increasing consolidation of the financial services industry, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•	Community First’s belief that Community First needs to grow to be in a position to deliver a competitive return to its shareholders;

•	the likelihood that acquisition opportunities for Community First as a buyer are limited for the foreseeable future given Community First’s capital levels, continued operating losses, illiquid common stock which would be part of any consideration offered to potential targets and lack of attractive smaller banks within and surrounding its footprint;

•	BNC’s ability and resources to negotiate, execute, and close, and conduct due diligence in connection with, a definitive merger agreement on an expedited basis;

•	the Community First Board’s belief that, after consideration of potential alternatives, including the likely inability of other potential strategic partners to consummate a transaction on terms superior to those offered in the merger agreement, the merger is expected to provide greater benefits to Community First’s shareholders than the range of possible alternatives, including continuing to operate Community First on a stand-alone basis or pursuing a transaction with another bidder;

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•	Community First’s belief that the robust auction process that BSP conducted likely maximized the price Community First shareholders will receive;

•	the knowledge that investors remain focused on the trading liquidity of a bank’s shares and generally value companies with greater market capitalizations with higher valuations;

•	Community First’s below tangible book valuation;

•	the likelihood that the alternative of a common equity raise would be dilutive to Community First’s existing shareholders;

•	BNC’s superior access to capital and managerial resources relative to that of Community First;

•	the benefits of being part of a larger and more diversified combined financial institution and the risks of continuing to be an independent company, given the limited liquidity of Community First’s common stock and Community First’s access to capital relative to BNC;

•	the perceived compatibility of the business philosophies and cultures of Community First and BNC, which the Community First Board believed would facilitate the integration of the operations of the two companies;

•	the board’s desire to provide Community First’s shareholders with the prospects for greater future appreciation on their investments in Community First common stock than the amount the board of directors believes Community First could achieve independently;

•	the Community First Board’s desire to provide Community First’s shareholders with a cash dividend and greater future prospects for increases in that cash dividend;

•	the expectation that the historical liquidity of BNC’s stock will offer Community First shareholders the opportunity to participate in the growth and opportunities of BNC by retaining their BNC stock following the merger, or to exit their investment, should they prefer to do so;

•	the financial and other terms and conditions of the merger agreement, including (1) the fact that the exchange ratio (assuming no adjustments) represents approximately 99% of Community First’s tangible book value as of the date of the merger agreement and is fixed, with no caps, (2) the provision giving Community First the right to terminate the merger agreement in the event of a specified decline in the market value of BNC common stock relative to a designated market index unless BNC agrees to pay additional merger consideration, and (3) provisions providing for the payment of a $500,000 termination fee plus reimbursable expenses of BNC of up to $150,000 if the merger agreement is terminated under certain circumstances, which Community First’s board deemed reasonable;

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•	the potential upside in BNC’s common stock based on expected earnings accretion, which has increased the stock by 8.8% from announcement of this transaction to February 14, 2014 (versus a 3.2% gain in the SNL Bank & Thrift Index);

•	the fact that the value of the merger consideration prior to the public announcement of the merger represented a significant premium over recent trading prices for Community First common stock;

•	the overall greater scale that will be achieved by the merger that will better position the combined company for future growth;

•	BNC’s long-term growth strategy in the southeastern United States;

•	the complementary geographic locations of Community First and BNC branch networks in North Carolina;

•	the historical and current market prices of BNC;

•	the financial analyses prepared by BSP, Community First’s financial advisor, and the opinion dated as of December 17, 2013, delivered to the Community First Board by BSP, to the effect that the merger consideration is fair, from a financial point of view, to Community First’s shareholders;

•	the interests of Community First’s directors and executive officers in the Merger, in addition to their interests generally as shareholders, as described under “– Interests of Certain Directors and Officers of Community First in the Merger;”

•	the likelihood that the regulatory approvals necessary to complete the transaction would be obtained;

•	the effect of the merger on Harrington Bank’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by BNC to Community First employees; and

•	the effect of the merger on Harrington Bank’s customers and the communities in which they conduct business.

The foregoing discussion of the factors considered by the Community First Board is not intended to be exhaustive, but rather includes the material factors considered by the Community First Board. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the Community First Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Community First Board considered all these factors as a whole, including discussions with, and questioning of, Community First’s management and Community First’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Community First Board also relied on the experience of BSP, as its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Community First common stock.

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For the reasons set forth above, the Community First Board unanimously determined that the merger, the merger agreement, and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Community First and its shareholders, and unanimously approved and adopted the merger agreement. The Community First Board unanimously recommends that Community First shareholders vote “FOR” approval of the merger agreement and the merger.

In considering the recommendation of the Community First Board with respect to the proposal to approve and adopt the merger agreement, Community First shareholders should be aware that Community First’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Community First shareholders. The Community First Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger and the merger agreement, and in making its recommendation. See “The Merger–Community First’s Directors and Officers Have Financial Interests in the Merger,” beginning on page [•].

The above explanation of the reasoning of the Community First Board and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Financial Advisor to Community First

Pursuant to its engagement, Community First requested that BSP render a written opinion to the Community First Board as to the fairness, from a financial point of view, of the merger consideration to be paid by BNC to Community First shareholders as set forth in the merger agreement. BSP is an investment banking firm that specializes in providing investment banking services to financial institutions. BSP has been involved in numerous bank related business combinations. No limitations were imposed by Community First upon BSP with respect to rendering its opinion.

At the December 17, 2013 meeting at which the Community First Board considered and approved the merger agreement, BSP delivered to the board its written opinion that, as of such date, the merger consideration was fair to Community First shareholders from a financial point of view.

The full text of BSP’s opinion is attached as Appendix C to this proxy statement/prospectus of BNC. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

The opinion speaks only as of the date of the opinion. The opinion was directed to the Community First Board and is directed only to the fairness, from a financial point of view, of the merger consideration to Community First’s shareholders. It does not address our underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

For purposes of opinion and in connection with its review of the proposed transactions, BSP, among other things, did the following:

1.	Reviewed the terms of the merger agreement dated December 17, 2013;

2.	Participated in discussions with Community First management concerning Community First’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Community First’s and BNC’s future financial performance;

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3.	Reviewed Community First’s audited financial statements for the years ended December 31, 2012, 2011 and 2010 and Community First’s internal, unaudited financial statements for the period ended September 30, 2013;

4.	Reviewed BNC’s recent filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2012, as well as quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013;

5.	Reviewed certain financial forecasts and projections of Community First, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the merger;

6.	Analyzed certain aspects of Community First’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to Community First;

7.	Reviewed historical trading activity of BNC and analysts’ consensus estimates for BNC’s future earnings;

8.	Compared the proposed financial terms of the merger with the financial terms of certain other recent merger and acquisition transactions, involving companies that we deemed to be relevant;

9.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

BSP assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by Community First, BNC, and their respective representatives, and of the publicly available information that was reviewed by them. BSP is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that such allowances of Community First and BNC were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. BSP was not retained to and did not conduct a physical inspection of any of the properties or facilities of Community First or BNC, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Community First or BNC, was not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. BSP’s opinion was necessarily based on economic, market, and other conditions in effect on, and the information made available to it, as of December 17, 2013.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, private placements of securities, and valuations for other purposes. In rendering its fairness opinion, BSP acted on behalf of the Community First Board.

BSP's opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to holders of our common stock in the merger and does not address the ability of the merger to be consummated, the satisfaction of the conditions precedent contained in the merger agreement, or the likelihood of the merger receiving regulatory approval. Although BSP was retained on behalf of the Community First Board, our opinion does not constitute a recommendation to any director of Community First as to how such director or any shareholder should vote with respect to the merger agreement.

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Based upon and subject to the foregoing and based on BSP’s experience as investment bankers, BSP’s activities as described above, and other factors they deemed relevant, BSP rendered its opinion that, as of December 17, 2013, the merger consideration to be paid to the holders of our common stock in the merger is fair, from a financial point of view, to the holders of our common stock.

The following is a summary of material analyses performed by BSP in connection with its opinion to the Community First Board on December 17, 2013. The summary does not purport to be a complete description of the analyses performed by BSP but summarizes the material analyses performed and presented in connection with such opinion.

Summary of the Proposed Merger

BSP reviewed the financial terms of the proposed transaction. In accordance with the terms of the merger agreement, each share of Community First common stock issued and outstanding, other than treasury stock and dissenting shares, shall be converted into and exchanged for the right to receive either: (i) cash in the amount of $5.90 per share; or (ii) 0.4069 shares (the “Exchange Ratio”), of validly issued, fully paid and non-assessable shares of BNC. Based on a 5-day volume weighted average price for BNC’s stock from December 9-13, 2013 of $15.02 per share, total implied merger consideration is $24.5 million, or $6.06 per share of Community First common stock. BSP summarized the merger terms, based on Community First’s financial information as of September 30, 2013, in the table below.

Pricing

Total Deal Value (Implied)	$24,495,696

BNCN Share Price (5-Day VWAP)	$15.02
BNCN 09/30/13 TBVPS	$8.53

P/TBV (%)	176.0%
P/E LTM EPS (x)	22.1
P/E 2013 Estimate (x)	19.8
P/E 2014 Estimate (x)	13.8

Current Offer Per Common Share	$6.06
CFFG 09/30/13 TBVPS	$6.24

P/TBV (%)	97.2%
Price/Assets (%)	10.3%
Premium/Core Deposits (%)	-0.4%
P/E LTM EPS (x)	N/A
P/E 2013 Annualized EPS (x)	N/A
P/E 2014 Estimate (x)	N/A

Relative Contribution Analysis

BSP reviewed the relative contributions of Community First and BNC to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on the financial statements of both parties as of September 30, 2013, except for dates indicated otherwise. BSP then compared these contributions to the pro forma implied stock ownership interests of Community First and BNC shareholders based on the Exchange Ratio.

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The following table indicates what Community First’s and BNC’s percentage contributions would have been on a pro forma basis to the combined company, excluding merger synergies and merger accounting adjustments, in the categories listed:

	In thousands of dollars, as
	of 09/30/13:
	BNC		CFFG
	Bancorp	CFFG	Contribution
Total Assets	2,968,709	228,965	7.2%

Net Loans	2,085,416	173,120	7.7%

Total Deposits	2,435,861	198,663	7.5%

Total Equity	257,793	25,182	8.9%

Tangible Common Equity	226,383	24,332	9.7%

2013 LTM Pre-Tax Net Income	19,024	(932)	-5.2%

2014 Projected Net Income[1]	28,961	-	0.0%

Average Contribution:			5.1%
CFFG Pro Forma Common Ownership:			4.3%
CFFG Pro Forma Common Ownership: 100% Stock			5.6%

1 BNC Bancorp figure derived from $1.09 median analyst estimate; BSP assumed CFFG earnings would be flat to allow application of 100% of pre-tax income toward problem asset workout

Selected Peer Group Analysis

BSP used publicly available information to compare selected financial information for Community First to three peer groups of publicly-traded financial institutions that BSP deemed relevant for purposes of its analysis. BSP compared selected operating results of Community First to (a) 19 Southeast banks with total assets between $100 million and $500 million and pre-tax, pre-provision last-twelve-months return on average assets between 1.00% and 1.705% (“ROAA Peers”); (b) 15 Southeast banks with total assets between $100 million and $500 million and a Texas Ratio of more than 50% as of September 30, 2013(“NPA Peers”); and (c) 13 Southeast banks with total assets between $100 million and $500 million and tangible common equity/tangible assets ratios between 10.50% and 11.50% as of September 30, 2013 (“TCE Peers”). Applying these peer median trading multiples to Community First implies a range of values from $1.52 to $5.53 per share, compared to the blended transaction value of $6.06 per share. To make P/E comparisons possible in the table below, BSP took last twelve months pre-tax, pre-provision income and assumed no provisions and a 38% effective tax rate. BSP’s figures for Community First also include a 10% liquidity discount to reflect that Community First’s shares are not publicly traded. BSP noted the financial condition, operating performance and valuation metrics, based on results for the most recent quarter available, unless otherwise indicated, for the peer groups and Community First in the table below.

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	Tax-
	Adjusted	Tangible
	PTPP	Common	Total
	Earnings	Equity	Assets
	LTM	2013Q3	2013Q3

Community First Financial Group	2,096	24,332	228,965
Per Share	$0.54	$6.24	$58.68

	P/E	P/TBV	Price/ Assets

ROAA Peer Median	11.0	86.4	9.0
Implied Valuation at Peer Multiples	$5.89	$5.39	$5.26
With 10% Liquidity Discount	$5.30	$4.85	$4.74
NPA Peer Median	NM	62.0	2.9
Implied Valuation at Peer Multiples	NM	$3.87	$1.69
With 10% Liquidity Discount	NM	$3.48	$1.52
TCE Peer Median	11.4	86.4	9.6
Implied Valuation at Peer Multiples	$6.14	$5.39	$5.64
With 10% Liquidity Discount	$5.53	$4.85	$5.07

No company used in the selected peer group analysis described above is identical to Community First. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Selected Peer Mergers Analysis

BSP used publicly available information to compare selected financial information for Community First to three peer merger groups of publicly-announced merger transactions that BSP deemed relevant for purposes of its analysis. BSP compared selected operating results of Community First to (a) 12 Southeast mergers for whole banks with Total Assets between $100 million and $500 million and last-twelve-months Return on Average Assets of 0% or less (“ROAA Peer Mergers”); (b) 11 Southeast mergers for whole banks with Total Assets between $100 million and $500 million and Nonperforming Assets/Total Assets of at least 5% as of September 30, 2013 (“NPA Peer Mergers”); and (c) 12 Southeast mergers for whole banks with Total Assets between $100 million and $500 million and Tangible Equity/Tangible Assets ratios between 10% and 14% as of September 30, 2013 (“Tangible Capital Peer Mergers”). Applying the median pricing multiples from these merger peer groups to Community First implied a range of values from $3.23 to $6.20 per share, compared to the blended transaction value of $6.06 per share. BSP used Net Income for P/E comparisons, believing that the negative ROAA peer mergers group was a compelling comparison group. Because the comparison was for a value in a merger, BSP did not include a liquidity discount in this section of the analysis.

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		Tangible
		Common	Total
	Net Income	Equity	Assets
	LTM	2013Q3	2013Q3

Community First Financial Group	NM	24,332	228,965
Per Share	NM	$6.24	$58.68

	P/E	P/TBV	Price/ Assets

ROAA Peer Median	NM	84.8	5.50

Implied Valuation at Peer Multiples	NM	$5.29	$3.23

NPA Peer Median	17.8	86.1	5.93

Implied Valuation at Peer Multiples	NM	$5.37	$3.48

TCE Peer Median	16.6	91.4	10.56

Implied Valuation at Peer Multiples	NM	$5.70	$6.20

No target company used in the selected peer merger group analysis described above is identical to Community First. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Net Present Value Analysis of Stock Consideration Portion

BSP calculated potential net present values for the stock consideration portion of the proposed transaction. The purpose of the analysis was to examine the potential current value of the BNC stock based on where it might be valued shortly after closing of the proposed transaction. Because BNC’s stock is publicly traded, liquid, and covered by independent equity research analysts, BSP used the then-current median EPS estimate for BNC for fiscal year 2015 ($1.22 per share, according to SNL Financial), applied a range of forward P/E multiples as of December 31, 2014, then discounted back to the present from that date using a range of discount rates appropriate to equity. BSP also took into account the expected EPS accretion in fiscal year 2015 BNC was projecting for this proposed transaction and another set to be announced on the same date and calculated a second table based on the then-current median estimate plus the expected accretion ($1.37 per share based on BNC’s projection of 12% accretion). The projected values for BNC stock at year-end 2014 based on BSP’s selected range of Forward P/E rates (and the per-share value to Community First shareholders electing to receive stock consideration) were as follows:

	Forward P/E (x) to New 2015 Estimate:
	13.0	14.0	15.0	16.0	17.0
Value at 12/31/14	$17.76	$19.13	$20.50	$21.86	$23.23
Value to CFFG	$7.23	$7.78	$8.34	$8.90	$9.45

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BSP used a discount range of 11% to 15% and determined that the Net Present Value of the BNC stock per share of Community First was a range of $6.29 to $8.52 based on BNC’s projected EPS accretion in fiscal year 2015 and a range of $5.61 to $7.60 based just on the median analyst estimate for fiscal year 2015.

Discount Rates

NPV to	Forward P/E (x) to New 2015 Estimate:
CFFG	13.0	14.0	15.0	16.0	17.0
11.0%	$6.51	$7.01	$7.51	$8.01	$8.52
12.0%	$6.45	$6.95	$7.45	$7.94	$8.44
13.0%	$6.40	$6.89	$7.38	$7.87	$8.36
14.0%	$6.34	$6.83	$7.32	$7.80	$8.29
15.0%	$6.29	$6.77	$7.25	$7.74	$8.22

Discount Rates

NPV to	Forward P/E (x) to Old 2015 Estimate:
CFFG	13.0	14.0	15.0	16.0	17.0
11.0%	$5.81	$6.26	$6.71	$7.16	$7.60
12.0%	$5.76	$6.21	$6.65	$7.09	$7.53
13.0%	$5.71	$6.15	$6.59	$7.03	$7.47
14.0%	$5.66	$6.10	$6.53	$6.97	$7.40
15.0%	$5.61	$6.04	$6.48	$6.91	$7.34

Conclusion

Based on the results of the various analyses described above, BSP concluded that the merger consideration to be received under the terms of the merger agreement is fair, from a financial point of view, to Community First’s shareholders.

The opinion expressed by BSP was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets of Community First or BNC could materially affect the assumptions used in preparing the opinion.

As described above, BSP’s opinion was among the many factors taken into consideration by the Community First Board in making its determination to approve the merger agreement. For purposes of rendering its opinion, BSP assumed that, in all respects material to its analyses:

•	the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

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•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination, or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement, BSP has no reason to believe that any of these conditions will not be satisfied.

Compensation to BSP

BSP will be paid a fee for services as Community First’s financial advisor in connection with the merger, $10,000 of which was paid each month during the months of August, September and October, $30,000 of which was paid for the fairness opinion, and the balance of which will be paid at the closing of the merger. The balance consists of $190,000 plus $4,000 times each ten cents ($0.10) per share over $5.00 per share received by Community First shareholders in the merger. For amounts paid in excess of $5.00 per share that are less than increments of ten cents ($0.10) per share, the $4,000 payment will be prorated. In addition, Community First has agreed to indemnify BSP and its directors, officers and employees, from liability in connection with the transaction, and to hold BSP harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP’s acts or decisions made in good faith and in the best interest of Community First. During the two years preceding the date of the opinion, BSP has provided advisory services to BNC, for which it received compensation, including with respect to BNC’s recently announced acquisition of South Street.

Community First’s Directors and Officers Have Financial Interests in the Merger

In considering the recommendation of the Community First Board that you vote to approve the merger on substantially the terms set forth in the merger agreement, you should be aware that some of Community First’s directors and executive officers have interests in the merger and have arrangements that are different from, or are in addition to, those of Community First’s shareholders generally. The Community First Board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.

Share Ownership. As of March 31, 2014, the directors and executive officers of Community First may be deemed to be the beneficial owners of 1,704,019 shares with voting power, representing 46.7% of the outstanding shares of Community First common stock with voting power. See “Security Ownership of Certain Beneficial Owners and Management of Community First.”

Support Agreements. As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of Community First entered into a support agreement with BNC. Pursuant to the support agreements, each of the directors of Community First agreed, among other things, to vote (or cause to be voted), all the shares owned beneficially by each of them, in favor of the approval of the merger agreement at the special meeting of the Community First shareholders unless the Community First Board makes an Adverse Recommendation Change (as defined in the merger agreement and further described under “The Merger Agreement — Agreement Not to Solicit Other Offers.” As of March 31, 2014, the directors of Community First were entitled to vote 1,693,319 shares, or approximately 46.4%% of the outstanding shares of Community First common stock. A copy of the form of this support agreement is attached as Exhibit A to the merger agreement attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. Community First shareholders are urged to read the support agreements in their entirety.

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Director’s Agreements. As an inducement to and a condition of BNC’s willingness to enter into the merger agreement, each of the directors of Community First, other than Lawrence T. Loeser and Dr. Douglas T. Breeden, entered into a director’s agreement with BNC. Pursuant to the director’s agreements, each of the directors agreed to certain noninterference covenants with respect to customers and employees and confidentiality obligations for a period of one year following the effective time of the merger. A copy of the form of the director’s agreement is attached as Exhibit B to the merger agreement attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. Community First shareholders are urged to read the director’s agreements in their entirety.

Community First Director and Officer Indemnification and Insurance. BNC has agreed to indemnify the directors and officers of Community First for six years following the merger against certain liabilities arising from their acts or omissions before the merger. BNC has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of Community First for a period of six years following the merger with respect to acts or omissions occurring before the merger that were committed by such directors and officers in their capacities as such. However, BNC is not required to pay annually in the aggregate any amount in excess of 175% of the annual premiums paid by Community First for such insurance before the merger.

Merger Consideration to be Received by Community First Directors and Executive Officers in Exchange for Their Shares of Community First Common Stock. The following table sets forth the consideration Community First directors and executive officers may receive if the directors and executive officers receive 100% in cash, 100% in common stock of BNC, or a mix of 75% common stock and 25% cash in exchange for their shares of Community First common stock in connection with the merger. The directors and executive officers, as shareholders, may choose either form of consideration or they may choose no preference, in which case the merger consideration to be received by the directors and executive officers will be determined by the exchange agent depending on the amount of cash and shares elected by the Community First shareholders who make an express election.

Name of Director/Executive Officer	Shares of Community First Common Stock Beneficially Owned as of March 31, 2014(1)	100% Cash(2)	100% Stock(3)			75% Stock and 25% Cash(4)
Douglas T. Breeden	1,377,174	$8,125,327	$	[•	]	$	[•	]
Dwight E. Breeden	36,448	215,043		[•	]		[•	]
Jennifer Okun	66,266	390,969		[•	]		[•	]
Adil Nathani	15,000	88,500		[•	]		[•	]
Benjamin Whisler	27,500	162,250		[•	]		[•	]
Michael J. Giarla	134,877	795,774		[•	]		[•	]
Michael B. Wiseman	93,472	551,485		[•	]		[•	]
Lawrence T. Loeser	72,638	428,564		[•	]		[•	]
Stanley Bradshaw	23,044	135,960		[•	]		[•	]
All directors and executive officers as a group (nine persons)	1,846,419	10,893,872		[•	]		[•	]

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(1)         See “Security Ownership of Certain Beneficial Owners and Management of Community First” on page [•] of this proxy statement/prospectus for additional information on the beneficial ownership of the Community First directors and executive officers.

(2)         Calculated based on a price per Community First share equal to $5.90, the per-share cash consideration in the merger.

(3)         Calculated based on (i) the exchange ratio of 0.4069, and (ii) the closing price of $[•] per share of BNC common stock, as reported on NASDAQ on [•], 2014, the latest practicable trading day before the distribution of this proxy statement/prospectus. No fractional shares of BNC common stock will be issued in connection with the merger. As a result, each resulting fractional share has been multiplied by the BNC Market Value.

(4)         Calculated by assuming (1) 75% of each share of Community First common stock (with the value of a full Community First share for this purpose calculated based on the exchange ratio of 0.4069 and the closing price of $[•] per share of BNC common stock, as reported on NASDAQ on [•], 2014, the latest practicable trading day before the distribution of this proxy statement/prospectus), and (2) the remaining 25% of each such share is converted into cash (based on a price per Community First share equal to $5.90).

Restricted Stock. Shares of restricted stock granted to certain officers and directors of Community First under Restricted Stock Plans that are subject to transfer restrictions immediately prior to the closing of the merger shall have those restrictions lapse at closing and such shares shall convert into the merger consideration. Those shares of unvested restricted stock held by such officers and directors are 142,400 in the aggregate and are disclosed for each executive officer and director in the table in section entitled “Security Ownership of Beneficial Owners and Management of Community First.”

Employment of Executive Officers. BNC has agreed to employ Lawrence T. Loeser, President and Chief Executive Officer of Community First, and Benjamin J. Whisler, Chief Financial Officer of Community First, for six months after the effective time of the merger at salaries no less than those currently being paid to those employees by Community First and Harrington Bank in order to provide BNC a meaningful period to fully evaluate their potential for full-time employment.

Closing Payments to Officers. BNC has agreed to pay Messrs. Loeser and Whisler payments in the amount of $375,000 and $150,000, respectively, at the closing of the merger.

BNC’s Reasons for the Merger

The BNC Board believes that the completion of the merger presents a unique opportunity for BNC to further its strategic plan to broaden its geographic market area by expanding its franchise and banking operations in the Durham-Chapel Hill MSA by adding three branches in Chapel Hill, which BNC believes is an attractive market area in North Carolina. The BNC Board also noted that the merger furthered BNC’s strategic focused regional growth plan, would add a solid core deposit base, would diversify its loan portfolio composition, would reduce its wholesale funding, would be accretive to future earnings and lead to significant cost efficiencies.

The terms of the merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of BNC and Community First. In reaching its decision to approve the merger, the BNC Board consulted with its legal advisors regarding the terms of the transaction, with its financial advisor, Sandler O’Neill + Partners, L.P., regarding the financial aspects of the proposed transaction and the merger consideration, and with management of BNC. In approving the entry into the merger agreement, the BNC Board considered the following material factors:

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•	Community First’s strategic presence around the attractive Durham-Chapel Hill MSA;

•	The completion of the merger would not only expand and diversify BNC’s markets but it would further diversify its loan portfolio, its revenue and deposit mix, and reduce BNC’s wholesale funding;

•	The reports of BNC management and the financial presentation of BNC’s financial advisor concerning the operations and financial condition of Community First and the pro forma financial impact of the merger;

•	Community First is a very well-managed, quality organization with strong historical earnings and a service-focused business model;

•	Community First and BNC’s management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies;

•	The two companies have complementary service-focused business models;

•	BNC’s management believes that the merger will be accretive to BNC’s earnings under generally accepted accounting principles (“GAAP”); and

•	The merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

The BNC Board also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating Community First’s business, operations and workforce with those of BNC, the potential negative impact on BNC’s stock price and the need to obtain shareholder and regulatory approvals in order to complete the transaction.

The BNC Board considered all of these factors as a whole and, on balance, BNC Board believes that the opportunities created by the merger to increase the value of BNC franchise more than offset any integration or other risks inherent in the merger.

The foregoing discussion of the information and factors considered by BNC Board is not exhaustive, but includes the material factors considered by BNC Board. In view of the wide variety of factors considered by BNC Board in connection with its evaluation of the merger and the complexity of these matters, BNC Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of BNC Board may have given different weights to different factors.

On the basis of these considerations, BNC’s entry into the merger agreement was unanimously approved by BNC Board on December 17, 2013.

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Public Trading Markets

BNC common stock is listed on The NASDAQ Capital Market under the symbol “BNCN.” The shares of BNC common stock issued pursuant to the merger agreement will be listed for trading on The NASDAQ Capital Market.

Regulatory Approvals Required for the Merger

Bank holding companies, such as BNC, savings and loan holding companies, such as Community First, and depository institutions, such as the Bank and Harrington Bank, are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. For detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried, see “Supervision and Regulation.” Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

The merger is subject to approval by the FDIC under the Bank Merger Act, the non-objection of the OCC, a waiver by the Federal Reserve under the BHCA, and the approval by the NCCOB under Chapter 53C of the North Carolina General Statutes. As of the date hereof, the NCCOB approval has been received and all other approvals, waivers and non-objections are expected to be received in April 2014.

In addition, a period of up to 15 days must expire following approval by the FDIC before completion of the merger, within which period the United States Department of Justice may file objections to the merger under federal antitrust laws. That 15-day period expires on [•], 2014. While BNC and Community First believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting within GAAP. Under the acquisition method of accounting, the assets and liabilities of Community First as of the effective date of the merger will be recorded at their respective fair values and added to those of BNC. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of BNC issued after the merger will reflect these fair values, but will not be restated retroactively to reflect the historical financial position or results of operations of Community First before the merger date. See also “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•].

Community First’s Shareholders Have Dissenters’ Rights

Dissenters’ Rights

Pursuant to Chapter 44 of the Indiana Business Corporation Law, Community First’s shareholders have dissenters’ rights with respect to the merger. Chapter 44 of the Indiana Business Corporation Law authorizes a Community First shareholder to demand payment in cash for the “fair value” of his or her shares of Community First common stock before the shareholder vote is taken on the merger. In this regard, Chapter 44 defines “fair value” to mean the value of the dissenting shareholder’s shares immediately before the effectuation of the merger, excluding any appreciation or depreciation in the value of the shares in anticipation of the merger unless a court determines that such exclusion would be inequitable. Pursuant to the procedures set forth in Chapter 44, the “fair value” of the shares is to be agreed upon by the dissenting shareholder and the corporation, unless no agreement can be reached, in which case the “fair value” of the shares will be determined by a court. The term “fair value” as used for purposes of Chapter 44 does not imply, and should not be construed as meaning, that the merger consideration is anything other than adequate and in the best interests of Community First’s shareholders. If a shareholder asserts his or her dissenters’ rights, there is no guarantee that the “fair value” of his or her shares will be determined to be equal to or greater than the merger consideration.

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To claim dissenters’ rights, a Community First shareholder who desires to exercise his or her rights as a dissenting shareholder must:

•          before the vote is taken at the special shareholders meeting, deliver to Community First written notice of his or her intent to demand payment for his or her shares if the merger is effectuated; and

•          not vote in favor of the merger in person or by proxy at the Community First special shareholders’ meeting.

If the merger is approved by the Community First shareholders, Community First will send a notice of dissenters’ rights to those Community First shareholders satisfying the above conditions within 10 days after the special shareholders meeting date. The notice will state the procedures the dissenting Community First shareholders must follow to further exercise their dissenters’ rights in accordance with Chapter 44 of the Indiana Business Corporation Law.

Community First shareholders who execute and return their proxies but do not specify a choice on the merger proposal will be deemed to have voted “For” the merger, and accordingly to have waived their dissenters’ rights, unless they revoke the proxy prior to its being voted.

A Community First shareholder who does not deliver timely written notice of his or her intent to demand payment for his or her shares will not be entitled to dissenters’ rights under Chapter 44 of the Indiana Business Corporation Law even if he or she votes against the merger or refrains from voting.

Upon consummation of the merger, Community First will pay each dissenting shareholder who has complied with all the requirements of Chapter 44 of the Indiana Business Corporation Law and of the notice, Community First’s estimate of the fair value of the shares as of the time immediately prior to the merger, excluding any appreciation in value in anticipation of the merger. The determination of the estimate of “fair value” will be based on the value of such shares of Community First common stock as of the last business day immediately prior to the effective time of the merger and will be determined by the Board of Directors.

Dissenters can object to the fair value by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value within 30 days after Community First makes or offers payment for the dissenters’ shares. Community First can elect to agree to the dissenters’ fair value demand or can commence an action in the Circuit or Superior Court of Marion County, Indiana, within 60 days after receiving the demand for payment for a judicial determination of the fair value. The court can appoint appraisers to determine the fair value. The costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties, and experts, will be assessed against all parties to the action in such amounts as the court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by Community First.

See the full text of Chapter 44 set forth in Appendix B to this Prospectus/Proxy Statement.

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THIS SUMMARY OF THE DISSENTERS’ RIGHTS OF COMMUNITY FIRST SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED TO THIS PROSPECTUS/PROXY STATEMENT AS APPENDIX B. ANY INDIVIDUAL CONSIDERING EXERCISING RIGHTS OF DISSENT SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION DISCLOSED IN APPENDIX B AND CONSULT WITH INDEPENDENT PROFESSIONAL ADVISORS BEFORE EXERCISING RIGHTS OF DISSENT.

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Restrictions on Sales of Shares by Certain Affiliates

All shares of BNC common stock to be issued in the merger will be freely transferable under the Securities Act, except shares issued to any shareholder who is an “affiliate” of BNC as defined by Rule 144 under the Securities Act. These affiliates may only sell their shares in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” typically include directors, executive officers and those who control, are controlled by or are under common control with BNC and may include significant shareholders of BNC. None of the officers or directors of Community First is expected to be deemed an affiliate of BNC as of the closing date of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income-tax consequences of the merger to U.S. holders (as defined below) of Community First common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income-tax purposes) created or organized under the laws of the United States or any of its political subdivisions; (iii) a trust that (a) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable Treasury regulations, to be treated as a U.S. person; or (iv) an estate that is subject to U.S. federal income taxation on its income regardless of its source. For purposes of this discussion, the term “common stock” means shares of Community First’s common stock.

This discussion addresses only those holders of Community First common stock that hold their Community First common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all of the U.S. federal income-tax consequences that may be relevant to particular holders of Community First common stock in light of their individual circumstances or to holders of Community First common stock that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons holding Community First common stock as part of a straddle, hedge, constructive sale or conversion transaction;

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•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar; and

•	holders who acquired their shares of Community First common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income-tax purposes) holds Community First common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Entities taxable as a partnership and their owners should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the control of BNC or Community First. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

Except with respect to the possible issue regarding continuity of proprietary interest discussed below, the merger is intended to qualify as a nontaxable “reorganization” within the meaning of Section 368(a) of the Code. In order for the merger to qualify for U.S. federal income-tax purposes as a “reorganization,” several conditions must be satisfied. One such condition is that enough capital stock in Community First must be exchanged for an equity interest in the acquiring corporation or its parent (i.e., BNC), so as to have a sufficient level of continuity of proprietary interest. Treasury regulations generally accept that, in a transaction structured like the merger, if the total consideration paid for stock of the acquired corporation consists of at least 40 percent capital stock of the acquirer or its parent, that level of acquirer stock generally is sufficient to satisfy the continuity of proprietary interest requirement for the merger to qualify as a reorganization under Section 368(a) of the Code.

As of the date of this proxy statement/prospectus, based on the closing price of BNC common stock on March 31, 2014, [•]% in value of the consideration would be paid in BNC common stock, and the merger would be a tax free reorganization. However, if at the closing, because of material reductions in the value of BNC common stock, shareholders of Community First receive less than 40 percent of the total consideration for their stock in Community First in the form of BNC common stock, the merger may not qualify as a reorganization within the meaning of Section 368(a), and the value of all consideration received (including BNC common stock) would be taxable to Community First shareholders.

Merger as a Tax-Free Reorganization

With the possible exception of the continuity of proprietary interest issue discussed above, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming such tax treatment, and subject to the limitations and qualifications described herein, the material U.S. federal income-tax consequences from the merger will generally be as follows:

•	No gain or loss will be recognized by BNC, BNC shareholders or Community First as a result of the merger;

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•	No gain or loss will be recognized by U.S. holders who hold their Community First common stock as a capital asset within the meaning of Section 1221 of the Code and exchange all of their Community First common stock solely for BNC common stock pursuant to the merger;

•	A U.S. holder who exchanges Community First common stock pursuant to the merger for a combination of BNC common stock and cash (other than any cash received in lieu of a fractional share of BNC common stock) will generally realize gain or loss in an amount equal to the difference between (i) the sum of the cash and the fair market value of BNC common stock received and (ii) the holder’s income-tax basis in BNC common stock surrendered. Such a U.S. holder will recognize taxable gain for federal income-tax purposes, however, only in the lesser of (i) the amount of realized gain as described in the previous sentence, and (ii) the amount of cash consideration received by the U.S. holder with respect to Community First common stock. A U.S. holder who receives any BNC common stock pursuant to the merger will not recognize any loss for federal income-tax purposes;

•	A U.S. holder who exchanges Community First common stock pursuant to the merger solely for cash will generally recognize gain or loss measured by the difference between (i) the cash received in exchange for the Community First common stock, and (i) the holder’s income-tax basis in the Community First common stock surrendered in the merger (subject, however, to the discussion below under “— Potential Recharacterization of Gain as a Dividend” for certain U.S. holders who otherwise directly or indirectly own shares of BNC prior to the merger);

•	The aggregate basis of BNC common stock received in the merger by a U.S. holder of Community First common stock will equal the net of (i) the aggregate basis of the Community First common stock for which it is exchanged, minus (ii) the amount of any cash received in exchange for Community First common stock, plus (iii) the amount of any gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “— Potential Recharacterization of Gain as a Dividend”);

•	The holding period of BNC common stock received in exchange for shares of Community First common stock will include the holding period of the Community First common stock for which it is exchanged; and

•	A U.S. holder of Community First common stock who receives cash in lieu of a fractional share of BNC common stock generally will be treated as having received the fractional share in the merger and then receiving cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s aggregate income-tax basis in the Community First common stock surrendered allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Community First common stock is more than one year at the effective time of the merger.

If a U.S. holder of Community First common stock acquired different blocks of Community First common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Community First common stock, and the shares of BNC common stock received will be allocated pro rata to each such block of stock. U.S. holders should consult with their own tax advisors with regard to identifying the bases or holding periods of the particular shares of BNC common stock received in the merger.

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The U.S. federal income-tax consequences to each U.S. holder will not be ascertainable with certainty until the U.S. holder knows the precise number of BNC common shares that such U.S. holder will receive in the merger.

Completion of the merger is conditioned on, among other things, the receipt by BNC of a legal opinion from Womble Carlyle Sandridge & Rice, LLP dated as of the closing date of the merger, to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on certain assumptions and on representation letters provided by BNC to be delivered at the time of closing. The tax opinion will not be binding on the IRS. Neither BNC nor Community First intends to request any ruling from the IRS as to the U.S. federal income-tax consequences of the merger, and there is no guarantee that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Merger as a Taxable Exchange

If the merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, the transaction would be a fully taxable exchange. In that event, the material U.S. federal income-tax consequences from the merger will generally be as follows:

•	No gain or loss will be recognized by BNC or BNC shareholders as a result of the merger.

•	Community First will be treated for federal income-tax purposes as having sold all of its assets to the Bank in a taxable sale in exchange for the cash and value of BNC common stock paid by BNC to the Community First shareholders in connection with the merger. Community First will recognize taxable gain or loss on the deemed sale based on the difference between (i) the sum of the cash and value of BNC common stock paid to Community First shareholders in exchange for their Community First shares plus the amount of Community First’s liabilities at the effective time of the merger, and (ii) Community First’s income-tax basis in its assets at the time.

•	Each U.S. holder of Community First common stock will recognize taxable gain or loss for U.S. federal income-tax purposes measured by the difference between (i) the cash and fair market value of any BNC common stock received in the merger, plus any cash received in lieu of a fractional share, and (ii) the holder’s income-tax basis in the Community First common stock surrendered in the merger.

You should consult your personal tax advisor, however, for a full understanding of the tax consequences related to the merger that are particular to you.

Taxation of Capital Gain

Except as described under “Potential Recharacterization of Gain as a Dividend” below, any gain, such as the receipt of consideration other than BNC common stock in exchange for Community First common stock, that U.S. holders of Community First common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if the U.S. holder has held (or is treated as having held) the Community First common stock for more than one year as of the date of the merger. For noncorporate U.S. holders, long-term capital gain generally will be taxed at a maximum U.S. federal income-tax rate of 20% for the 2013 tax year. In addition, an unearned income Medicare contribution tax of 3.8% could apply to some to all of the capital gain of a noncorporate U.S. holder, depending on the U.S. holder’s level of modified adjusted gross income (or adjusted gross income in the case of a trust or estate) and the applicable other provisions of Code Section 1411. As noted above, no capital loss will be recognized for a U.S. holder who receives BNC common stock in whole or in part in exchange for Community First common stock if the merger qualifies as a reorganization. For any U.S. holder who receives only cash (and no BNC common stock) in connection with the merger, or for all U.S. holders if the merger does not qualify as a reorganization, if the merger results in a taxable loss, the deductibility of capital losses is subject to limitations under the Code.

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Potential Recharacterization of Gain as a Dividend

All or part of the gain that a particular U.S. holder of Community First common stock recognizes could be treated as dividend income rather than capital gain if such U.S. holder is a significant shareholder of BNC. This could happen, for example, because of ownership of additional shares of BNC common stock by such holder, ownership of shares of BNC common stock by a person related to such holder, or a share repurchase by BNC from other holders of BNC common stock. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder who owns a small number of shares in a publicly and widely held corporation and who exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of Community First common stock, including the application of certain constructive ownership rules, holders of Community First common stock should consult their own tax advisors regarding the potential tax consequences of the merger to them.

Constructive Ownership

In applying the constructive ownership provisions of Section 318 of the Code, a holder of Community First stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest. Because the constructive ownership provisions are complex, holders of Community First common stock should consult their tax advisors as to the applicability of these provisions.

Information Reporting

A U.S. holder of Community First common stock who receives BNC common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Community First common stock who is required to file a U.S. federal income-tax return and who is a “significant holder” that receives BNC common stock in the merger will be required to file a statement with such U.S. federal income-tax return in accordance with Treasury regulations Section 1.368-3 setting forth certain information, including the basis and fair market value of such U.S. holder’s Community First capital stock surrendered in the merger. A “significant holder” is a holder of Community First common stock who, immediately before the merger, owned at least 1% of the outstanding stock of Community First (by either voting power or value) or securities of Community First with a basis for federal income-tax purposes of at least $1 million.

Exercise of Shareholder Appraisal Rights

The discussion above does not apply to Community First shareholders who exercise appraisal rights with respect to the merger. A U.S. holder who exercises appraisal rights with respect to the merger and receives cash for shares of Community First stock will generally recognize capital gain (or loss) measured by the difference between the amount of cash received and the holder's basis in those shares, provided that the payment is treated as a redemption pursuant to section 302 of the Code, and not otherwise equivalent to a dividend. A sale of all Community First shares held by a U.S. holder, based on an exercise of appraisal rights or otherwise, will not be treated as a dividend if the U.S. holder exercising appraisal rights owns no shares of Community First or BNC immediately after the merger, after giving effect to the constructive ownership rules pursuant to the Code. The capital gain or loss will be long-term capital gain or loss if the holder's holding period for the Community First shares surrendered is more than one year. If a U.S. holder exercising appraisal rights will own shares in BNC immediately following the merger, the U.S. holder should consult his, her or its own tax advisers as to the tax consequences to the U.S. holder of the merger.

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Backup Withholding

A noncorporate U.S. holder may be subject to backup withholding at a rate of 28% on proceeds received in the merger or upon the exercise of appraisal rights. Backup withholding will not apply, however, to a U.S. holder who provides the holder’s taxpayer identification number, or TIN, certifies that such number is correct (or properly certifies that it is awaiting a TIN) and that the U.S. holder is not subject to backup withholding for failure to report interest and dividends, and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding also may be subject to a penalty imposed by the IRS. Each U.S. holder should complete and sign the Substitute Form W-9 included as part of the transmittal materials to be provided by the exchange agent, so as to provide the information and certification necessary to avoid backup withholding.

If backup withholding applies to a U.S. holder, 28% of payments to the U.S. holder will be required to be withheld. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income-tax liability of the U.S. holder, provided that the required information is provided to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income-tax return with the IRS in a timely manner.

The foregoing tax discussion is only a summary. The discussion of U.S. federal income-tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Community First common stock. This discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

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THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including all the terms of the merger agreement that the respective managements of BNC and Community First believe are material. The merger agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

The merger agreement provides for the merger of Community First with and into BNC, with BNC as the surviving corporation, and, as soon as is practicable thereafter, the merger of Harrington Bank with and into the Bank (such transactions referred to collectively herein as the “merger”). Under the terms of the merger agreement, at the effective time of the merger, or the effective time, each share of common stock, no par value, of Community First issued and outstanding immediately before the effective time, except for shares of Community First common stock owned by Community First, BNC or the Bank (other than certain trust account shares and shares held as a result of debts previously collected), will be converted into the right to receive, at the election of each shareholder, either (i) cash in the amount of $5.90 per share or (ii) 0.4069 shares of BNC common stock, or a combination thereof. 2,926,655 shares of Community First common stock must be converted into shares of BNC common stock, and the remaining 975,552 shares are to be converted into cash. BNC will issue up to 1,190,856 shares of its common stock in connection with the merger. Cash will be paid in lieu of any fraction of BNC common stock that would otherwise be issued, based on the average closing prices of BNC common stock during the ten consecutive trading days prior to the closing.

The merger agreement provides that shares of restricted stock granted under Community First’s Restricted Stock Plans that are subject to transfer restrictions immediately prior to the closing shall have those restrictions lapse at closing and such shares shall convert into the merger consideration, pursuant to the election and allocation procedures described in the merger agreement.

Each of the 17 shares of Community First’s Convertible Preferred Stock, $50,000 par value per share, will be redeemed by Community First as of the effective time for $50,000 per share, or $850,000 in the aggregate. Immediately prior to or contemporaneously with the effective time, BNC will fund this redemption.

Any holder of shares of Community First who perfects such holders’ dissenters’ rights in accordance with and as contemplated by the Indiana Business Corporation Law (referred to herein as the “IBCL”) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the IBCL.

BNC’s and the Bank’s articles of incorporation will be the respective articles of incorporation, and BNC’s and the Bank’s bylaws will be the respective bylaws, of the combined companies after completion of the merger and the bank merger, and the separate existence of Community First and Harrington Bank will thereupon cease.

Cash or Stock Election

An Election Form is enclosed with this proxy statement/prospectus. The Election Form entitles you to elect to receive cash, BNC common stock or a combination of cash and BNC common stock, or to make no election with respect to the merger consideration that you wish to receive. A more detailed description of the Election Form is set forth below under “Election Procedures.”

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All elections by Community First shareholders are subject to the allocation procedures described in the merger agreement. These procedures are intended to ensure that approximately 75% of the outstanding shares of Community First will be converted into the right to receive BNC common stock and the remaining approximately 25% of the outstanding shares of Community First will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Community First shareholders in the aggregate elect to receive more or fewer shares of BNC common stock than BNC has agreed to issue. These procedures are summarized below.

•	If BNC common stock is oversubscribed: If Community First shareholders elect to receive more BNC common stock than BNC has agreed to issue in the merger, then all Community First shareholders who have elected to receive cash or who have made no election will receive cash for their Community First shares and all shareholders who elected to receive BNC common stock will receive a pro rata portion of the available BNC shares plus cash for those shares not converted into BNC common stock.

•	If BNC common stock is undersubscribed: If Community First shareholders elect to receive fewer shares of BNC common stock than BNC has agreed to issue in the merger, then all Community First shareholders who have elected to receive BNC common stock will receive BNC common stock, and

o	if the number of shares as to which Community First shareholders have made no election is less than this shortfall, then all Community First shareholders who have made no election will receive BNC common stock, and all Community First shareholders who have elected to receive cash will receive a pro rata portion of the available cash consideration plus BNC common stock for those Community First shares not converted into cash; or

o	if the number of shares as to which Community First shareholders have made no election is greater than or equal to the shortfall, all Community First shareholders who have elected to receive cash will receive cash, and all Community First shareholders who made no election will receive a pro rata portion of the remaining available cash consideration plus BNC common stock for those Community First shares not converted into cash.

Neither Community First nor BNC is making any recommendation as to whether Community First shareholders should elect to receive cash or BNC common stock in the merger. Each Community First shareholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this proxy statement/prospectus and in the merger agreement, you may receive BNC common stock or cash in amounts that vary from the amounts you elected to receive.

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Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger, on substantially the terms and conditions set forth in the merger agreement, shall have been approved by the requisite affirmative vote of holders of Community First common stock entitled to vote thereon;

•	the shares of BNC common stock to be issued to holders of the Community First common stock issued upon consummation of the merger shall have been authorized for listing on The NASDAQ Global Market, subject to official notice of issuance;

•	the registration statement on Form S-4 of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	no order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the transactions contemplated by the merger agreement shall be in effect;

•	no statute, rule, regulation, order, injunction or decree issued by any court of competent jurisdiction shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger;

•	BNC must have received the opinion of BNC’s counsel, in form and substance reasonably satisfactory to BNC and Community First, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the effective time, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	all regulatory approvals required to consummate the transactions completed by the merger agreement (as set forth in the merger agreement) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any materially burdensome regulatory condition.

The closing of the merger, or the closing, shall take place no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of the parties. The merger will become effective as set forth in the articles of merger that shall be filed with the North Carolina and Indiana Secretary of State.

Election Procedures

As described above, holders of record of Community First shares have received an Election Form with this proxy statement/prospectus. The Election Form entitles you to elect to receive cash, BNC common stock or a combination of cash and BNC common stock, or to make no election with respect to the merger consideration that you wish to receive. The Election Form also serves as a Letter of Transmittal that should be returned along with your Community First common stock certificates to the exchange agent. If the merger is not approved by the shareholders, your stock certificates will be returned to you.

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To make a valid election, you must submit a properly completed election form to Registrar and Transfer Company, which will be acting as the exchange agent, on or before 5:00 p.m., Eastern Time, on [•], 2014. As exchange agent, Registrar and Transfer Company will process the exchange of Community First certificates for cash and/or BNC common stock. Shortly after the closing of the merger, the exchange agent will allocate cash and shares of BNC common stock among Community First shareholders, consistent with their elections, and the allocation and proration procedures. Election Forms and Community First stock certificates should be returned to the exchange agent in accordance with the instructions contained in the Election Form and Letter of Transmittal.

You may change your election at any time before the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent before the election deadline. You also may revoke your election by written notice received by the exchange agent before the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either BNC common stock and/or cash for your Community First shares, you should complete and return the election form. If you do not make an election, you will be allocated BNC common stock and/or cash depending on the elections made by other Community First shareholders.

Community First shareholders who hold their shares in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

If a Community First shareholder makes an election but transfers record ownership of his or her shares before the completion of the merger, the exchange agent will treat those shares as if no election had been made with respect to them, unless the new record owner makes a new election with respect to those shares prior to the election deadline.

Board of Directors of BNC and the Bank

The directors of Community First and Harrington Bank immediately before the effective time shall have submitted their resignations to be effective as of the effective time. No directors of Community First or Harrington Bank will be appointed to the Board of Directors of either BNC or the Bank as a result of the merger.

Conversion of Shares; Exchange of Certificates

Enclosed with this proxy statement/prospectus is a Letter of Transmittal and Election Form which contains instructions for electing your preferred form of merger consideration and exchanging your shares of Community First common stock for shares of BNC common stock and/or cash. You must include your stock certificates with your Election Form. After the effective time, each holder of shares of Community First (other than shares as to which dissenters’ rights have been perfected as provided in the merger agreement) issued and outstanding at the effective time shall receive the merger consideration in exchange for their previously delivered certificates from Community First stock, together with all undelivered dividends or distributions in respect of such shares (without interest thereon). BNC shall not be obligated to deliver the consideration to which any former holder of Community First common stock is entitled as a result of the merger until such holder surrenders his or her certificate(s) representing the shares of Community First common stock for exchange as provided in the merger agreement.

Upon completion of the merger, Community First stock certificates will no longer represent shares of Community First capital stock and will only represent the right to receive the merger consideration. After the completion of the merger, there will be no further transfers of Community First common stock, except as required to settle trades executed before completion of the merger.

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If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and an indemnity bond must be purchased at your expense before you receive any consideration for your shares. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership and the purchase of an indemnity bond for lost certificates.

If any certificate representing shares of BNC’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, it will be a condition of issuance that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate to a person other than the registered holder of the certificate surrendered; or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the shares of BNC common stock and cash made available to the exchange agent that remains unclaimed by Community First shareholders as of the first anniversary of the effective time of the merger will be returned to BNC. After that time, any Community First shareholder who has not exchanged shares of Community First stock for the merger consideration in accordance with the merger agreement may look only to BNC for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, none of BNC, Community First, the exchange agent or any other person will be liable to any Community First shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Dividends and Distributions

Until Community First certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to BNC common stock into which shares of Community First may have been converted will accrue, without interest, but will not be paid. BNC will pay to former Community First shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Community First stock certificates.

Representations and Warranties

The merger agreement contains customary representations and warranties of Community First and BNC relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects (or, in the case of specific representations and warranties regarding the capitalization and authority of Community First, or specific representations and warranties of either party regarding the absence of certain changes or events having a Material Adverse Effect on Community First, true and correct in all respects), no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect (as defined in the merger agreement) on the company making the representation. In determining whether a Material Adverse Effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes in laws, rules or regulations of general applicability to banks or savings associations, and their holding companies generally, or their interpretations by courts, regulatory agencies, or other governmental entities, except to the extent such changes have a disproportionate adverse effect on such party as compared to other community banks in the southeastern United States, (3) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, except to the extent that such changes have a disproportionate adverse effect on such party as compared to other community banks and savings associations in the southeastern United States, or (4) the direct effects of negotiating, entering into and compliance with the merger agreement on the operating performance of Community First. The representations and warranties in the merger agreement do not survive the effective time.

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Each of BNC and Community First has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and accounting;

•	broker’s fees payable in connection with the merger;

•	the absence of Material Adverse Effect;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	environmental liabilities;

•	tax treatment of the merger; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

In addition, Community First has made other representations and warranties about itself to BNC as to:

•	employee matters, including employee benefit plans;

•	certain contracts;

•	investment securities and commodities;

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•	loan portfolios;

•	real property and intellectual property;

•	insurance;

•	personal and real property leases;

•	privacy of customer information;

•	securitizations;

•	contingency planning program(s); and

•	the receipt of a financial advisor’s opinion.

The representations and warranties described above and included in the merger agreement were made by each of BNC and Community First to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by BNC and Community First in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between BNC and Community First rather than to establish matters as facts. The merger agreement is described in, and included as Appendix A to this proxy statement/prospectus only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Community First, BNC or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page [•] for a description of where you can find this information.

Covenants and Agreements

Each of Community First and BNC, and their respective subsidiaries, has undertaken customary covenants that place restrictions on it until the effective time. In general, Community First agreed to (1) conduct its business in the ordinary course in all material respects, (2) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and retain the services of its key officers and key employees, and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either party to obtain any necessary approvals of any regulatory agency required for the consummation of the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby.

Community First has further agreed that, with certain exceptions and except with BNC’s prior written consent, Community First will not, among other things, undertake the following actions:

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, or the FHLB, sales of certificates of deposit, and entering into repurchase agreements);

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•	adjust, split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by Harrington Bank to Community First, and (B) the acceptance of shares of Community First common stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Community First common stock granted under a Community First Stock Plan, in each case in accordance with past practice and the terms of the applicable Community First Stock Plan and related award agreements);

•	grant any stock options, restricted shares or other equity-based award with respect to shares of Community First common stock under a Community First Stock Plan, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under a Community First Stock Plan;

•	hire or terminate any employees or independent contractors, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements, provided, however, that Community First shall be permitted to terminate any Community First employee for cause, in its sole discretion, and Harrington Bank shall be permitted to fill vacancies created in its employee staff at competitive compensation and benefits;

•	make any loan or extension of credit in an amount in excess of $250,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $250,000), or renew or amend any existing loan or extension of credit that is a Classified Asset (as defined in the merger agreement); provided, however, that, if Community First or Harrington Bank shall request the prior approval of BNC to make a loan or extend credit in an amount in excess of $250,000, or amend or renew any existing loan that is a Classified Asset, and BNC shall not have disapproved such request in writing within two business days upon receipt of such request from Community First or Harrington Bank, then such request shall be deemed to be approved by BNC and thus Community First or Harrington Bank, as applicable, may make the loan or extend the credit referenced in such request on the terms described in such request;

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•	except as required by applicable law or the terms of any Seller Benefit Plan (as defined in the merger agreement and referred to herein as a “Community First Benefit Plan”) as in effect on the date of the merger agreement and, solely with respect to employees that are not executive officers or directors of Community First, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Community First or Harrington Bank, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Community First or Harrington Bank; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Community First Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Community First Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Community First or any securities exchangeable for or convertible into the same or other Community First common stock outstanding on the date of the merger agreement, except as otherwise permitted in the merger agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Community First Benefit Plan, provided, however, notwithstanding any of the foregoing, Community First shall, to the extent permitted by applicable law, be permitted to make the severance payments, and payments to Community First’s executive officers contemplated by the merger agreement and enter into appropriate agreements to effect such payments;

•	sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than Harrington Bank, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of the merger agreement; provided, however, that, if Community First or Harrington Bank shall request the prior approval of BNC to make sell, transfer or dispose of any “Other Real Estate Owned” of Community First, and BNC shall not have disapproved such request in writing within five business days upon receipt of such request from Community First or Harrington Bank, as applicable, then such request shall be deemed to be approved by BNC, and thus Community First or Harrington Bank may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for certain transactions set forth in the Community First Disclosure Schedule (as defined in the merger agreement);

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any regulatory agency;

•	make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person; provided, however, that Community First may settle any investment securities as to which purchase obligations have been incurred prior to the date of the merger agreement;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	amend Community First’s articles of incorporation or Community First’s bylaws, or otherwise take any action to exempt any person (other than BNC or its subsidiaries) or any action taken by any person from any state antitakeover statute or similar restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

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•	other than in prior consultation with BNC, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting Community First or Harrington Bank to any material restrictions on its current or future business operations (including the future business and operations of BNC);

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions precedent to the merger not being satisfied;

•	implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

•	file or amend any tax return other than in the ordinary course of business, make any significant change in any method of tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any tax election or settle or compromise any tax liability in excess of $50,000;

•	except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Seller Contract (as defined in the merger agreement and referred to herein as a “Community First Contract”) or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

•	take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated hereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by these provisions of the merger agreement.

BNC has agreed that, except as expressly permitted by the merger agreement or with Community First’s prior written consent, BNC will not, among other things, undertake the following actions:

•	amend, repeal or otherwise modify any provision of BNC’s Amended Articles or BNC’s bylaws in a manner that would adversely affect the shareholders of Community First or the transactions contemplated by the merger agreement;

•	take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take any action that is intended or may reasonably be expected to result in any of the conditions precedent to the merger not being satisfied;

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•	take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated by this Agreement or cause any other application to a regulatory agency for approval of a merger to be submitted for filing before the application related to the merger is accepted by such regulatory agency (except if such regulatory agency requires in writing a prior submission as a condition to its approval of the application related to the merger); or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by these provisions (it being understood that BNC’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions shall not violate these provisions of the merger agreement).

The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus and any applications required by regulatory agencies, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. BNC also has agreed to cause the shares of BNC common stock issued in the merger to be approved for listing on The NASDAQ Global Market.

Commercially Reasonable Efforts of Community First to Obtain the Required Shareholder Vote

Community First has agreed to hold a meeting of its shareholders no later than fifteen days before the projected closing of the merger for the purpose of obtaining the requisite shareholder approval of the merger agreement. Community First will use its commercially reasonable efforts to obtain such approval.

Agreement Not to Solicit Other Offers

Community First has agreed that it, and its officers, directors, employees, agents and representatives will not, directly or indirectly:

•	solicit, initiate, encourage or facilitate (including by way of furnishing information) any inquiries or proposals for any “Alternative Transaction” (as defined below);

•	participate in any discussions or negotiations regarding any Alternative Transaction; or

•	enter into any agreement regarding any Alternative Transaction.

Community First also has agreed to: (1) cease any existing discussions or negotiations with any persons with respect to any Alternative Proposal; (2) after receipt of required regulatory approvals of the merger, to request the prompt return or destruction of all confidential information previously furnished in connection with any Alternative Proposal; (3) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or Harrington Bank is a party, and to enforce the provisions of such agreement.

However, if at any time before approval of the merger agreement by Community First’s shareholders, (1) Community First receives an unsolicited written Alternative Proposal that the Community First Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of Community First’s nonsolicitation provisions under the merger agreement, (3) the Community First Board determines in good faith, after consulting with outside counsel and its financial advisor, that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and (4) the Community First Board determines in good faith, after consulting with outside legal counsel, that failure to so act would be reasonably likely to violate its fiduciary duties under applicable law, then Community First may (and may authorize Harrington Bank to): (1) furnish nonpublic information regarding Community First and Harrington Bank to the person making such Alternative Proposal (and its representatives) pursuant to a confidentiality agreement containing terms substantially similar to and no less favorable to Community First than those contained in the confidentiality agreement with BNC, and (2) participate in discussions and negotiations with the person making the Alternative Proposal.

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Community First has agreed to call its shareholder meeting no later than fifteen days before the projected closing of the merger to obtain shareholder approval of the merger agreement and that the Community First Board will recommend that its shareholders approve the merger agreement. Community First has further agreed that the Community First Board will not withdraw (or modify or qualify in any manner adverse to BNC) or refuse to recommend its approval of the merger agreement, or adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (we refer to any such action as an “Adverse Recommendation Change”) or cause or permit Community First to enter into any agreement that is intended to or reasonably likely to lead to an Alternative Proposal (other than the confidentiality agreement referenced above). However, before obtaining the Community First shareholder approval, the Community First Board may, if such board determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of the merger agreement that may be offered by BNC, make an Adverse Recommendation Change; provided that Community First may not make an Adverse Recommendation Change in response to an Alternative Proposal unless Community First shall not have breached its nonsolicitation covenant in the merger agreement in any respect and:

(i) the Community First Board determines in good faith (after consultation with outside legal and its financial advisor) that such Alternative Proposal is a Superior Proposal and such proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of the merger agreement that may be offered by BNC pursuant to the merger agreement;

(ii) Community First has given BNC at least seven business days’ prior written notice of its intention to take such action and specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii) before effecting such an Adverse Recommendation Change, Community First has negotiated, and has caused its representatives to negotiate, in good faith with BNC during such notice period to the extent BNC wishes to negotiate, to enable BNC to revise the terms of the merger agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

Community First has agreed that, in the event of any material change to a Superior Proposal, Community First shall, in each case, be required to deliver to BNC a new written notice, the notice period shall have commenced and Community First shall be required to comply with the above obligations with respect to such new written notice.

Community First has further agreed to notify BNC promptly (but in no event later than 24 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to Community First or Harrington Bank by any person that informs the Community First Board that it is considering making, or has made, an Alternative Proposal. Such notice to BNC shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information relating to Community First, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Community First shall keep BNC fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Community First shall also promptly, and in any event within 24 hours, notify BNC, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal.

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As used in the merger agreement, “Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Community First that, if completed, would constitute an Alternative Transaction.

As used in the merger agreement, “Alternative Transaction” means any of:

•	a transaction pursuant to which any person (or group of persons) (other than BNC or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Community First common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the merger, whether from Community First or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving Community First (other than the merger);

•	any transaction pursuant to which any person (or group of persons) (other than BNC or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Community First or Harrington Bank and securities of the entity surviving any merger or business combination) of Community First representing more than 25% of the assets of Community First, taken as a whole, immediately before such transaction; or

•	any other consolidation, business combination, recapitalization or similar transaction involving Community First or Harrington Bank, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of Community First common stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Community First common stock immediately before the consummation thereof.

As used in the merger agreement, “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the Community First Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Community First from a financial point of view than the transactions contemplated by the merger agreement (including taking into account any adjustment to the terms and conditions proposed by BNC in response to such proposal under the merger agreement or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

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Expenses and Fees

In general, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated. However, the costs and expenses of printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger, shall be borne equally by Community First and BNC. Further, Community First has agreed to reimburse certain expenses of BNC if the merger agreement is terminated under certain circumstances. See “Termination of the Merger Agreement.”

Employee Matters

BNC has agreed that all individuals employed by, or on an authorized leave of absence from, Community First or Harrington Bank immediately before the effective time, or the Covered Employees, shall automatically become employees of BNC and its affiliates as of the effective time. Immediately following the effective time, BNC shall, or shall cause its applicable subsidiaries to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and annual bonus opportunities provided to such Covered Employees by Community First immediately prior to the effective time. BNC has also agreed that the Covered Employees, while they remain employees of BNC after the effective time, will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by BNC to similarly situated employees of BNC, except as otherwise provided in the merger agreement. Unused vacation time which has been accrued as of the effective time with respect to any Covered Employee shall be paid to such employees at their current rate of pay with applicable taxes withheld by Harrington Bank on or before the effective time. In addition, except as provided in the merger agreement, BNC has agreed to amend each employee benefit of welfare plan in which Covered Employees are eligible to participate, to the extent necessary and allowable under applicable law, so that as of the effective time such plans take into account for purposes of eligibility, participation, vesting and benefit accrual the service of such employees with Harrington Bank and so that Covered Employees are not subject to any waiting periods or pre-existing conditions limits under applicable benefit plans. For purposes of determining the entitlement of Covered Employees to sick leave and vacation pay following the effective time, the service of such employees with Harrington Bank shall be treated as if such service were with BNC, provided that vacation time paid to Covered Employees shall be an offset to vacation pay benefits under BNC’s vacation pay policy.

In addition, BNC has agreed, that if a Covered Employee who does not have an employment, change-of-control or severance agreement with Community First or Harrington Bank and who within six months after the effective time (i) is terminated by BNC or any of its subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position as the result of any organizational or business restructuring or the integration of Community First or Harrington Bank with BNC and its subsidiaries, discontinuance of operation, relocation of all or a part of BNC’s or its subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of BNC’s or its subsidiaries’ business, or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be decreased, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of severance pay, regardless of employee classification. BNC has also agreed to authorize the payment of and to pay retention bonuses upon reaching certain milestones to selected employees of Harrington Bank identified by BNC and Community First in amounts to be agreed upon by BNC and Community First; provided that the aggregate costs of the retention bonuses shall not exceed $150,000.

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The Community First Financial Group, Inc. Savings and Retirement Plan (“401(k) Plan”) and the Community First Stock Plans are to be terminated as of the closing of the merger. Community First’s health plans, flexible spending plan, and cafeteria plan will be continued by BNC after the closing until BNC decides to modify or terminate those plans.

Indemnification and Insurance

The merger agreement provides that for a period of six years following the closing of the merger, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the effective time existing in favor of any director, officer or employee as provided in the respective BNC and Community First articles of incorporation or bylaws (or comparable organizational documents), shall survive the merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the effective time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the effective time or taken at the request of BNC pursuant to the merger agreement.

The merger agreement provides that BNC will maintain for a period of six years after completion of the merger Community First’s and Harrington Banks’ current directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring before the effective time that were committed by such officers and directors in their capacities as such, except that BNC is not required to expend annually in the aggregate an amount in excess of 175% of the annual premiums currently paid by Community First for such insurance.

Conditions to Complete the Merger

The respective obligations of BNC and Community First to effect the merger are subject to the satisfaction at or before the effective time of the following conditions:

•	the approval of the merger by the requisite affirmative vote of the holders of Community First common stock entitled to vote thereon;

•	the authorization of the listing of BNC common stock to be issued in the merger on The NASDAQ Global Market, subject to official notice of issuance;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to BNC common stock to be issued in the merger and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect;

•	no statue, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal consummation of the merger;

•	BNC must have received the opinion of BNC’s counsel, in form and substance reasonably satisfactory to BNC and Community First, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the effective time, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

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•	all regulatory approvals required to consummate the transactions completed by the merger agreement (as set forth in the merger agreement) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any materially burdensome regulatory condition.

The obligation of BNC to effect the merger is also subject to the satisfaction, or waiver by BNC, at or before the effective time, of a number of other conditions, including:

•	subject to the standards in Section 9.2 of the merger agreement and described in the first paragraph of “Representations and Warranties,” the representations and warranties of Community First set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time as though made on and as of the effective time, and BNC shall have received a certificate signed on behalf of Community First by the President and Chief Executive Officer of Community First to such effect;

•	Community First shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time, and BNC shall have received a certificate signed on behalf of Community First by the President and Chief Executive Officer of Community First to such effect;

•	BNC shall have received resignations, effective as of the effective time, from the directors of Community First and Harrington Bank;

•	Community First’s classified assets (which means loans or other assets characterized as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import and “Other Real Estate Owned”) shall not exceed, as of the end of the month prior to the effective time, 125% of the aggregate balance of Classified Assets set forth in the Seller Disclosure Schedule delivered in connection with the merger agreement; and

The obligation of Community First to complete the merger is also subject to the satisfaction, or waiver by Community First, at or before the effective time, of a number of other conditions, including:

•	subject to the standards in Section 9.2 of the merger agreement as described in the first paragraph of “Representations and Warranties,” the representations and warranties of BNC set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time as though made on and as of the effective time, and Community First shall have received a certificate signed on behalf of BNC by the Chief Executive Officer or the Chief Financial Officer of BNC to such effect;

•	BNC shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time, and Community First shall have received a certificate signed on behalf of BNC by the Chief Executive Officer or Chief Financial Officer of BNC to such effect; and

•	to the extent permitted by applicable law, each of Lawrence T. Loeser and Benjamin J. Whisler shall have received payments of $375,000 and $150,000, respectively, at the closing of the merger.

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We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time before completion of the merger by mutual consent, if authorized by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied (and the denial is final and nonappealable) or any governmental entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•	if the merger has not been consummated on or before September 30, 2014, unless the failure of the Closing (as defined in the merger agreement) to occur by that date is due to the terminating party’s failure to abide by the merger agreement; or

•	if there is a material breach by the other party that would cause the failure of the Closing conditions described above, unless the breach is capable of being, and is, cured within 45 days’ notice of the breach.

BNC also may terminate the merger agreement if the Community First Board: (i) fails to recommend that Community First shareholders approve and adopt the merger agreement, or (ii) in a manner adverse to BNC, (a) withdraws, modifies, or qualifies, or proposes to withdraw, modify or qualify, the recommendation of the Community First Board of the merger agreement and/or the merger to the Community First shareholders; (b) takes any public action or makes any public statement in connection with the meeting of Community First shareholders inconsistent with such recommendation or (c) recommends any Alternative Proposal (or, in the case of clause (ii), resolves to take any such action), whether or not permitted by the terms of the merger agreement.

Either party may terminate the merger agreement by written notice if both of the following conditions are satisfied at any time during the five-day period commencing on the first date on which all approvals of regulatory agencies (and waivers, if applicable) necessary for consummation of the merger have been received (such date referred to herein as the “determination date”):

•	the Buyer Market Value (as defined in the merger agreement) on the determination date is less than $11.60; and

•	the number obtained by dividing the Buyer Market Value (as defined in the merger agreement) by the Initial Buyer Market Value (as defined in the merger agreement) shall be less than the number obtained by dividing (x) the Final Index Price (as defined in the merger agreement) by (y) the Initial Index Price (as defined in the merger agreement) minus 0.20.

However, if Community First elects to exercise this termination right, it shall give prompt written notice to BNC. During the five business day period commencing with such notice, BNC shall have the option to increase the Per Share Stock Consideration (as defined in the merger agreement) to amounts set forth in the merger agreement. If within such five business day period, BNC delivers written notice to Community First that it intends to proceed with the merger by paying such additional consideration, then no termination shall occur and the merger agreement will remain in full force and effect in accordance with its terms (except that the applicable consideration provisions shall have been modified).

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The determination date for the foregoing condition was [•], 2014. The Buyer Market Value of BNC common stock on that date was $[•].

Community First will be required to pay BNC a termination fee in the amount of $500,000, plus up to $150,000 of BNC’s documented out-of-pocket legal and due diligence expenses in connection with the transactions contemplated by the merger agreement, if either:

•	the merger agreement is duly terminated by BNC and before such termination, an Alternative Transaction was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received), and within 12 months after such termination, Community First shall have entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction, or

•	after receiving an Alternative Proposal, the Community First Board fails to convene the special meeting to approve the merger with BNC and/or fails to recommend that the Community First shareholders adopt the merger agreement, and within 12 months of receiving the Alternative Proposal, Community First shall have entered into a definitive written agreement relating to an Alternative Transaction or consummated an Alternative Transaction.

However, BNC will in any event not be entitled to a termination fee if the merger agreement is terminated by mutual consent or due to a failure to obtain the necessary regulatory approvals. Similarly, BNC will not be entitled to a termination fee if Community First terminates the merger agreement due to a material breach of a representation, warranty or covenant by BNC.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of BNC or Community First, except that (1) both BNC and Community First will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, publicity restrictions, notices and governing law and jurisdiction will survive the termination.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their respective boards of directors. However, after any approval of the transactions contemplated by the merger agreement by the Community First shareholders, there may not be, without further approval of the shareholders, any amendment of the merger agreement that (1) alters or changes the amount or the form of the consideration to be delivered to the holders of Community First common stock or Community First Convertible Preferred Stock, if such alteration or change would adversely affect the holders of any security of Community First, (2) alters or changes any term of the articles of incorporation of BNC or (3) changes any of the terms and conditions of the merger agreement if such alteration or change would adversely affect the holders of any Community First securities, in each case other than as contemplated by the merger agreement.

At any time before the effective time, each of BNC and Community First, by action taken or authorized by its respective board of directors, to the extent legally allowed, may:

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•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties in the merger agreement; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

DESCRIPTION OF BNC CAPITAL STOCK

The following is a brief description of the terms of BNC’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the NCBCA, federal law, BNC’s amended articles of incorporation, or the Amended Articles, and BNC’s bylaws. Copies of the Amended Articles and bylaws have been filed with the SEC and are also available upon request from BNC.

Common Stock

General

BNC’s Amended Articles authorize the issuance of 80,000,000 shares of common stock, no par value per share. The common stock consists of two classes, of which 60,000,000 shares are designated as voting common stock (also referred to herein as the “common stock”) and 20,000,000 shares are designated as non-voting common stock (referred to herein as the “non-voting common stock”). As of March 31, 2014, there were 21,332,244 shares of voting common stock issued and outstanding, held of record by approximately 2,648 shareholders, and 5,992,213 shares of non-voting common stock issued and outstanding, held of record by three shareholders. In addition, as of March 31, 2014, there were outstanding exercisable options and other rights to purchase or acquire its shares within 60 days for 455,913 additional shares of BNC common stock.

BNC’s voting common stock is listed and traded on The NASDAQ Capital Market under the symbol “BNCN.” BNC’s non-voting common stock is not listed on any exchange, and BNC does not intend to list it. Outstanding shares of BNC’s common stock and non-voting common stock are validly issued, fully paid and non-assessable. Except for voting privileges, the non-voting common stock carries the same rights and privileges as common stock (including in respect of dividends and in respect of distributions upon BNC’s dissolution, liquidation or winding up) and will be treated the same as common stock (including in any merger, consolidation, share exchange or other similar transaction).

Voting Common Stock

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

BNC’s common stock does not have preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Shareholders are not entitled to cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast. At all times that the number of directors is less than nine, each director is elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualified. Otherwise, at all times that the number of directors is nine or more, the Amended Articles and bylaws provide that the BNC Board is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three-year terms in office. BNC has more than nine directors and therefore currently has a classified Board.

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Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of BNC common stock are entitled to share ratably, along with holders of its non-voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may itself be a creditor with recognized claims against its subsidiary.

Dividend Rights

Holders of BNC’s common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on BNC’s common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in “Supervision and Regulation” and BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, the ability of BNC to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if the company is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of BNC’s common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions, and other factors as the BNC Board may deem relevant.

Transfer Agent and Registrar

The transfer agent and registrar for BNC’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

Restrictions on Ownership

The BHCA requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of BNC’s common stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of BNC’s common stock under the Change in Bank Control Act. Any holder of 25% or more of BNC’s voting common stock, a holder of 33% or more of BNC’s total equity, or a holder of 5% or more of BNC’s common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

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Non-Voting Common Stock

Preemptive Rights, Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision

BNC’s non-voting common stock does not have preemptive rights, redemption rights, sinking fund or redemption provisions but does possess conversion rights. Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of common stock at the option of the holder; provided, however, that each share of non-voting common stock is not convertible at the election of the initial holder or any affiliate thereof and may only be converted in connection with or after a transfer to a third party unaffiliated with such initial holder. The non-voting common stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the holder or to BNC; (ii) in a widely distributed public offering of common stock; (iii) in a transfer that is part of a private placement of common stock in which no one transferee (or group of associated transferees) acquires the rights to purchase in excess of 2% of BNC’s voting securities then outstanding (including pursuant to a related series of transfers); (iv) in a transfer of common stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) a transaction approved by the FRB or if the FRB is not the relevant regulatory authority, any other regulatory authority with the relevant jurisdiction.

Voting Rights

The holders of BNC’s non-voting common stock do not have any voting power and are not entitled to vote on any matter except as otherwise required by law.

Liquidation Rights

In the event of BNC’s liquidation, dissolution or winding up, holders of non-voting common stock are entitled to share ratably, along with holders of its voting common stock, in all of BNC’s assets remaining after payment of liabilities, including but not limited to BNC’s outstanding subordinated debentures, and the liquidation preference of any then outstanding preferred stock. Because BNC is a bank holding company, BNC’s rights and the rights of BNC’s creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of BNC’s subsidiary’s creditors, except to the extent that BNC may be a creditor with recognized claims against BNC’s subsidiary.

Dividend Rights

Holders of BNC’s non-voting common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on the non-voting common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in “Supervision and Regulation” and BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, BNC’s ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if BNC is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of the non-voting common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of BNC’s subsidiaries, regulatory conditions and other factors as the BNC Board may deem relevant.

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Transfer Agent and Registrar

BNC is the transfer agent and registrar for BNC’s non-voting common stock.

Restrictions on Ownership

Any holder of 33% or more of BNC’s total equity (including non-voting common stock), or a holder of BNC’s non-voting common stock if such holder otherwise exercises a “controlling influence” over BNC, is subject to regulation as a bank holding company under the BHCA.

Preferred Stock

BNC’s Amended Articles authorize the issuance of 20,000,000 shares of preferred stock, no par value per share. As of March 31, 2014, no shares of BNC’s preferred stock were issued and outstanding.

BNC’s Amended Articles, subject to certain limitations, authorize the BNC Board from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares.

Certain Restrictions in the Amended Articles Having Potential Anti-Takeover Effect

The Amended Articles require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the members of Whole Board of Directors (as defined in the Amended Articles) or, in the case of a merger or combination proposed by a Related Person (as defined in the Amended Articles), 75% of the Continuing Directors (as defined in the Amended Articles). “Continuing Directors” generally includes all members of the BNC Board who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which becomes a beneficial owner of 10% or more of BNC’s voting shares. This provision could tend to make the acquisition of BNC more difficult to accomplish without the cooperation or favorable recommendation of the BNC Board. When evaluating such business combinations, the BNC Board will consider (i) the social and economic effects of acceptance of such an offer on BNC’s depositors, borrowers, other customers, employees, and creditors and BNC’s subsidiaries, and on the communities in which BNC and the Bank operate or are located; (ii) BNC’s ability and that of the Bank to fulfill the objectives of a bank and/or bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon BNC and the Bank and the communities in which BNC and the Bank are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination.

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The Amended Articles, subject to certain limitations, authorize the BNC Board, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the BNC Board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of BNC.

As more particularly described below under “Comparison of Shareholders’ Rights for Existing Community First Shareholders,” BNC’s Amended Articles and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove BNC’s management or to gain control of BNC in a transaction not supported by its board of directors.

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COMPARISON OF SHAREHOLDERS’ RIGHTS FOR

EXISTING COMMUNITY FIRST SHAREHOLDERS

The current rights of Community First shareholders are governed by Indiana law, including the Indiana Business Corporation Law (“IBCL”), and Community First’s articles of incorporation and bylaws. Upon consummation of the merger, holders of Community First common stock who receive BNC common stock as merger consideration will become holders of BNC common stock. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of BNC together with the North Carolina Business Corporation Act (the “NCBCA”).

The following is a summary of material differences between the rights of holders of BNC common stock and the rights of holders of Community First common stock. The following summary does not purport to be a complete statement of the provisions affecting and differences between the rights of holders of BNC common stock and the rights of holders of Community First common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to Indiana and North Carolina law and the governing corporate documents of BNC and Community First, to which the shareholders of Community First are referred.

Authorized Capital

Community First. Community First is authorized to issue 10,000,000 shares of common stock, without par value, 5,000 shares of Non-Cumulative Perpetual Convertible Preferred Stock, $50,000 stated value per share (“Convertible Preferred Stock”), and up to 245,000 shares of blank check preferred stock. Community First’s board of directors may fix the preferences, limitations, and relative voting and other rights of the shares of any series of blank check preferred stock that it designates. No shares of blank check preferred stock are outstanding. As of the date hereof, there are 17 shares of Convertible Preferred Stock and [•] shares of common stock outstanding.

BNC. BNC is authorized to issue 80,000,000 shares of common stock, no par value per share, and up to 20,000,000 shares of preferred stock, no par value per share. Of the 80,000,000 shares of common stock, 20,000,000 shares are classified as non-voting common stock, no par value per share.

Preemptive Rights

Although permitted by the IBCL and the NCBCA, neither the Community First articles of incorporation nor the BNC articles of incorporation provide for preemptive rights to subscribe for any new or additional common or preferred stock.

Voting Rights and Cumulative Voting

Community First. Each holder of Community First common stock generally has the right to cast one vote for each share of Community First common stock held of record on all matters submitted to a vote of shareholders of Community First.

Holders of the Convertible Preferred Stock have the right to vote as a separate class on amendments to Community First’s articles of incorporation that would adversely affect the Convertible Preferred Stock, and on certain business combinations (see “Required Vote for Certain Business Combinations”). Except with respect to such matters, the Convertible Preferred Stock does not have voting rights.

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Indiana law provides that shareholders may not cumulate their votes in the election of directors unless the corporation’s articles of incorporation so provide. The Community First articles of incorporation do not grant cumulative voting rights to Community First shareholders.

BNC. Each holder of BNC voting common stock is entitled to one vote for each share held of record or matters submitted to a vote of the shareholders. Holders of voting common stock are not entitled to cumulate their votes for the election of directors. The holders of BNC’s non-voting common stock do not have any voting power and are not entitled to vote on any matter except as otherwise required by law.

Dividends

Community First. Community First may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as the Community First board may determine, subject to all legal restrictions including its existing MOU which requires the prior consent of the Federal Reserve Bank of Richmond to any dividend declarations by Community First. Under Indiana law, a corporation’s ability to pay dividends is restricted if the corporation would then be unable to pay its debts when due or if its total liabilities plus the amount needed to satisfy preferential rights upon dissolution would exceed total assets.

Community First has issued and outstanding shares of preferred stock that take preference in dividend distributions over shares of common stock in certain circumstances. See “Preferred Stock” below.

BNC. Holders of BNC’s common stock are entitled to receive ratably such dividends as may be declared by the BNC Board out of legally available funds. The ability of the BNC Board to declare and pay dividends on BNC’s common stock is subject to the terms of applicable North Carolina law, and banking regulations, as described in “Supervision and Regulation” and BNC’s periodic reports. BNC’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, the ability of BNC to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Also, BNC may not pay dividends on BNC’s capital stock if the company is in default or has elected to defer payments of interest under BNC’s junior subordinated debentures. The declaration and payment of future dividends to holders of BNC’s common stock will also depend upon BNC’s earnings and financial condition, the capital requirements of its subsidiaries, regulatory conditions, and other factors as the BNC Board may deem relevant.

Liquidation

In the event of the liquidation, dissolution, and/or winding-up of Community First or BNC, the holders of shares of Community First and BNC common stock and non-voting common stock, as the case may be, are entitled to receive, after the payment of or provision of payment for Community First’s and BNC’s respective debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of Community First and BNC, respectively. Community First has issued and outstanding shares of preferred stock that take preference in liquidation distributions over its shares of common stock. See “Preferred Stock” below.

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Preferred Stock

Community First. Community First has 17 outstanding shares of Convertible Preferred Stock. Holders of Convertible Preferred Stock are entitled to noncumulative dividends in preference to holders of common stock. No dividends have been declared on Community First’s common or Convertible Preferred Stock since 2008. Holders of Convertible Preferred Stock may convert their shares into Community First common stock. The current conversion price of the Convertible Preferred Stock is $11.91 of liquidation value of the Convertible Preferred Stock for each share of common stock. The conversion price adjusts each year on November 1st. The Convertible Preferred Stock may be redeemed, upon 30 days’ notice, for $50,000 per share and upon liquidation will receive, prior and in preference to any payment to holders of Community First common stock, $50,000 per share. The Convertible Preferred Stock will be redeemed for $850,000 in the aggregate prior to the closing of the merger.

BNC. BNC has no shares of preferred stock outstanding.

Number of Directors

Community First. The number of Community First directors will be not less than three and not more than ten as may be fixed by the Community First Board. The Community First Board currently consists of eight directors.

BNC. The number of directors will be not less than five and not more than thirty, with the actual number of directors to be determined by BNC Board. The BNC board of directors currently consists of 15 directors.

Director Qualifications

Community First. A person who is 70 years of age or older shall not be eligible for election, re-election, appointment, or re-appointment to the Community First Board. A director may not serve beyond the annual meeting immediately following the director becoming 70 years of age.

BNC. No person can be elected, re-elected, or appointed a director after attaining 70 years of age. Each director attaining the age of 70 years during his or her term shall retire at the end of the term.

Classification of Directors

Community First. The terms of Community First directors are be divided into three classes, as nearly equal as possible in number as may be, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. In the event of any increase or decrease in the number of directors at a time that the directors are so classified, the additional or eliminated directorships shall be classified or chosen so that all classes of directors shall remain or become as nearly equal as possible in number.

BNC. So long as BNC has nine or more directors, the directors shall be divided into three classes, with each class elected to staggered three-year terms so that the terms of approximately one-third of the directors expire each year. If BNC has fewer than nine directors, then each director shall be elected to a term ending at the next succeeding annual meeting. If the number of directors falls below nine during a year, that does not shorten the term of any incumbent director. BNC has more than nine directors and therefore has a staggered Board of Directors.

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Vacancies

Community First. Vacancies on the Community First Board, including those resulting from an increase in the number of directors, may be filled only by a majority vote of the Continuing Directors remaining on the board, although less than a quorum.

BNC. Vacancies of the BNC Board, including a vacancy resulting from an increase in the number of directors or from the failure of the shareholders to elect the full authorized number of directors, may be filled by the shareholders or by the BNC Board, whichever group acts first.

Removal of Directors

Community First. Under the Community First articles of incorporation, any director may be removed for cause by the affirmative vote of at least 50% of all of the outstanding shares of capital stock of Community First entitled to vote on the election of directors. For this purpose, “cause” means an act or acts of dishonesty by a director constituting a felony under applicable law and resulting or intending to result directly or indirectly in improper gain to or personal enrichment of such director at Community First’s expense.

BNC. Under the BNC bylaws, any director may be removed at any time with or without cause by a vote of the shareholders if the number of votes cast to remove such director exceeds the number of votes cast not to remove such director. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him. A director may not be removed by the shareholders at a meeting unless the notice of that meeting states that the purpose, or one of the purposes, of the meeting is the removal of the director.

Shareholder Nomination of Directors

Community First. Nomination of directors may be made by the board of directors, by any nominating committee or person appointed by the board of directors or by any shareholder who is eligible to vote for directors and complies with certain notice procedures in the bylaws. To be eligible for consideration at the meeting of shareholders, all director nominations, other than those made by the Community First board, shall be in writing, shall contain specified information prescribed by the bylaws, and must be delivered to the Secretary of Community First not less than sixty days prior to the meeting at which such nominations will be made, provided that if less than 70 days’ notice or prior public disclosure of the meeting date is made, such notice must be received no later than the tenth day following the day on which such notice of the meeting date is mailed or made public.

BNC. Nomination of directors may be made by the Nominating and Corporate Governance Committee or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by the Nominating and Corporate Governance Committee, must be submitted to the Secretary in writing not less than fifty days nor more than ninety days prior to the meeting; provided, however, that if less than sixty days’ notice of the meeting is given, a nomination may be submitted to the Secretary within ten days of the mailing of the notice.

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Annual Meetings of Shareholders

Community First. Community First’s bylaws provide that an annual meeting will be held each year at 1:00 p.m. on the third Tuesday in March (or if such day is a legal holiday, on the next succeeding day that is not a legal holiday). If the annual meeting is not held on such date, it may be held at any time thereafter.

BNC. BNC’s bylaws provide that an annual meeting will be held within 175 days of the end of the fiscal year, which follows the calendar year, as may be determined by the board of directors.

Special Meetings of Shareholders

Community First. The Community First articles of incorporation provide that special meetings of the Community First Board may only be called by, or at the request of, the Chairman or the Board of Directors by a resolution adopted by a majority of the total number of directors of Community First.

BNC. The BNC bylaws provide that special meetings of the BNC Board may be called by the Chief Executive Officer, the President, the Chairman or Vice Chairman of the Board of Directors.

Advance Notice Requirements for Presentation of Business

Community First. Community First’s bylaws provide that shareholders may submit proposals for business to be considered at Community First’s annual meeting of shareholders, if the shareholder has given written notice to Community First’s Secretary at least 60 days before the date of the shareholder meeting; provided that if less than 70 days’ notice of the date of the meeting has been provided or made public, the notice must be received by the 10th day following the date that such meeting date is disclosed to shareholders or the public. Such proposals must be made in writing and must contain information specified in Community First’s bylaws.

BNC. BNC’s bylaws do not contain advance notice provisions.

Indemnification

Community First. Unless limited by its articles of incorporation, an Indiana corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding. The articles of incorporation of Community First provide for mandatory indemnification of directors, officers, employees, or agents of Community First under such circumstances.

The Community First articles of incorporation also provide that every person who is or was or has agreed to become a director, officer, employee or agent of Community First shall be indemnified by Community First against any and all liability and expense that may be incurred by him or her resulting from any claim, provided that the person acted in good faith and, for civil actions, acted in what he or she reasonably believed to be in or not opposed to the best interests of Community First, or, for criminal actions, had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The indemnification by Community First extends to attorneys’ fees, judgments, fines, liabilities and settlements. Community First must also advance expenses for the defense of an indemnified party upon determination of eligibility and upon receipt of written affirmation of eligibility and an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

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In order for a director or officer to be entitled to indemnification, the Community First board (other than interested directors), special legal counsel or the shareholders must determine that the director has met the standards of conduct required by the Community First Articles of Incorporation.

BNC. BNC’s bylaws provide for the indemnification of its officers, directors, employees, and agents or anyone serving at the request of BNC as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan shall have a right to be indemnified to the full extent allowed by applicable law against liability and litigation expense arising out of such status or activities in such capacity. BNC’s articles of incorporation provide that, to the fullest extent provided by the NCBCA, no director or former director shall be personally liable to BNC or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

Amendment of Articles of Incorporation and Bylaws

Community First. Except as otherwise provided below, amendments to the Community First Articles must be approved by a majority vote of the Community First board and also by a vote of shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment; provided, however, that the following provisions in Community First’s articles of incorporation may not be amended without an 80% vote of shareholders:

•	the provisions in Article 7 of the Articles of Incorporation relating to directors; and

•	the supermajority vote requirement for certain business combinations in Clause 6.044 of Section 6.04 of Article 6.

The Community First Bylaws may be amended only by a majority vote of the number of directors designated for the full board.

BNC. Except as provided below, amendments to the BNC Articles of Incorporation must be approved by a majority vote of the BNC Board of Directors and also by a vote of the shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment; provided, however, that the following amendments may require a different vote:

•	matters covered by the NCBA Section 55-10-02, which may be adopted by a vote of the board of directors; and

•	the amendment or repeal of Article VII of the BNC Articles of Incorporation, which shall require the affirmative vote of 75% of the then outstanding voting shares of BNC, voting separately as a class; provided that such restriction shall not be required for certain business combination transactions meeting certain exceptions in Article VII.

The BNC Bylaws may be amended by a majority vote of the BNC Board or by a vote of the shareholders of BNC.

Required Vote for Certain Business Combinations

Community First. Community First’s articles of incorporation provide that the affirmative vote of at least 80% of the outstanding common stock is required for the approval of the following transactions:

•	any merger or consolidation of Community First, other than a merger with an affiliate;

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•	any plan of share exchange relating to Community First’s common stock, other than with an affiliate;

•	any sale, lease, exchange, or other disposition of all or substantially all of the assets of Community First, other than to an affiliate; and

•	any dissolution of Community First.

This 80% requirement is not applicable, however, and the business combination may be approved by the shareholder vote required by law and any other provision of the articles of incorporation, if the business combination is approved by at least 2/3 of the directors (“Continuing Directors”) who were on the board on January 1, 2010, or who were recommended for appointment or election by a majority of such Continuing Directors. Holders of Community First Convertible Preferred Stock are not entitled to vote upon any business combination unless the combination resulted in changes in the designations and rights of the Convertible Preferred Stock, created a new class of shares superior to the Convertible Preferred Stock, increased the number of authorized shares of the Convertible Preferred Stock, or resulted in an exchange of Convertible Preferred Stock into shares of another class.

BNC. BNC’s articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock is required for the approval of a business combination; provided, however, that this 75% requirement is not applicable, and the combination may be approved by a majority of the outstanding shares, if the business combination is approved by at least 75% of the whole board of directors.

North Carolina Shareholder Protection Act

The North Carolina Shareholder Protection Act generally requires that, unless certain “fair price” and procedural requirements are satisfied, an affirmative vote of 95% of a public corporation’s voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation’s voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. The Shareholder Protection Act is not applicable to BNC. Although the Shareholder Protection Act generally applies to publicly traded corporations, BNC has opted out of the Act by expressly providing in its articles of incorporation that the provisions of the Act are not applicable.

Indiana Business Corporation Law

Several provisions of the IBCL could affect the acquisition of shares of Community First common stock or otherwise affect the control of Community First. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as Community First (assuming that either company has over 100 shareholders) and an interested shareholder (defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the respective companies. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed.

The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

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The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. As described above, the Community First Articles contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be “reasonable in relation to the threat posed.”

In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

Because of the foregoing provisions of the IBCL, the Community First board has flexibility in responding to unsolicited proposals to acquire Community First, and accordingly it may be more difficult for an acquirer to gain control of Community First in a transaction not approved by the board of directors.

Federal Limitations

Subject to certain limited exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require approval of the Federal Reserve Board prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Control Share Acquisition Act

The North Carolina Control Share Acquisition Act generally provides that, except as provided below, “Control Shares” will not have any voting rights. Control Shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of the corporation’s directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at their fair value. The Control Share Acquisition Act is not applicable to BNC. Although the Control Share Acquisition Act generally applies to publicly traded corporations, BNC has opted out of the Act by expressly providing in its articles of incorporation that the provisions of the Act are not applicable.

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INFORMATION ABOUT community first

General

Community First was incorporated under Indiana law on August 19, 1983. It currently owns one community bank — Harrington Bank, a federally chartered savings association that operates from its main office and two branches located in Chapel Hill, North Carolina.

Community First is a savings and loan holding company regulated by the Federal Reserve. Community First assets consist principally of the shares of stock of Harrington Bank. Harrington Bank is regulated by the OCC. Its deposits are insured by the FDIC up to applicable federal deposit insurance limits.

Harrington Bank offers commercial and residential real estate mortgage, construction, commercial and consumer loans in its Raleigh-Durham-Chapel Hill, North Carolina market area. The banking products offered by Harrington Bank include checking and savings accounts, business checking accounts, time deposits and money market accounts. The bank also offers internet banking services, bill payment, cash management services, remote deposit recapture, ATM’s, retirement account services and cash management services.

At December 31, 2013, Community First had total assets of $226.2 million, total deposits of $196.9 million, and total stockholders’ equity of $25.2 million. Community First is privately held, and has approximately 170 shareholders. There is no market for its stock and its shares are traded in privately negotiated transactions.

Community First’s principal executive offices are located at 5925 Farrington Road, Chapel Hill, North Carolina 27517, and its telephone number is (919) 945-7885.

Market Area

Harrington Bank’s market area is concentrated in the Durham-Chapel Hill and Raleigh- Cary MSAs. All of its offices are located in Chapel Hill, North Carolina, located in Durham County, North Carolina, and Orange County, North Carolina. This market area also covers Wake County in North Carolina.

Competition

Harrington competes for deposits in its banking market with commercial banks, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, Harrington Bank competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders. Commercial banking in Orange County and in North Carolina as a whole is extremely competitive.

Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. Most of Harrington Bank’s competitors have greater resources, broader geographic markets and higher lending limits than it does, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can Harrington Bank.

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In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking (including those most recently implemented by the Dodd-Frank Wall Street Reform and Consumer Protection Act), a North Carolina savings bank may be required to compete not only with other North Carolina-based financial institutions, but also with out-of-state financial institutions which may acquire North Carolina institutions, establish or acquire branch offices in North Carolina, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general. In terms of assets, Harrington Bank is one of the smaller banks in North Carolina.

To counter its competitive disadvantages, Harrington Bank attempts to differentiate itself from its larger competitors with its focus on relationship banking, personalized service, direct customer contact, and its ability to make credit and other business decisions locally. Harrington Bank also depends on its reputation as a community bank in its banking markets and its involvement in the community it serves.

Subsidiaries

Community First has one subsidiary, Harrington Bank.

Employees

At December 31, 2013, Harrington Bank had 53 employees. None of Harrington Bank’s employees are covered by a collective bargaining agreement. Harrington Bank believes its relations with its employees to be good.

Properties

The following table sets forth the locations of Harrington Bank’s offices as of December 31, 2013, as well as certain information relating to these offices:

Office Location	Year Opened	Approximate Square Footage	Owned or Leased

Main Office 5925 Farrington Road Chapel Hill, NC 27517	2001	11,847	Leased

301 Kildaire Road Chapel Hill, NC 27516	2005	4,200	Leased

1203 Martin Luther King, Jr. Blvd. Chapel Hill, NC 27514	2007	5,000	Leased

Legal Proceedings

From time to time as part of their respective businesses, Community First or Harrington Bank is subject to routine litigation. In the opinion of Community First’s management, neither it nor Harrington Bank is a party to any material pending legal proceedings that management believes would have a material adverse effect on the consolidated financial condition, operations, or cash flows of Community First.

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MOU and Supervisory Agreement

Community First has entered into a Memorandum of Understanding (the “MOU”) with the Federal Reserve Bank of Richmond placing certain restrictions on its operations. Harrington Bank has a Written Agreement with the OCC imposing certain operating restrictions on the bank. Both of these agreements will terminate at the closing of the merger.

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SUPERVISION AND REGULATION

Bank holding companies and state commercial and savings banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations that affect or will affect BNC and the Bank as well as Community First and Harrington Bank. This summary contains what management believes to be the material information related to the supervision and regulation of BNC, the Bank, Community First, and Harrington Bank but is not intended to be an exhaustive description of the statutes or regulations applicable to their respective businesses. Supervision, regulation and examination of BNC, the Bank, Community First, and Harrington Bank by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders of BNC and/or Community First. BNC cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which the business of BNC, the Bank, Community First, and Harrington Bank may be affected by a statute or regulation. The discussion is qualified in its entirety by reference to applicable laws and regulations. Changes in such laws and regulations may have a material effect on our business and prospects.

Federal Bank Holding Company Regulation and Structure

As bank or savings and loan holding companies, BNC and Community First are subject to regulation under the BHCA and to the supervision, examination and reporting requirements of the Board of Governors of the Federal Reserve System, or the Federal Reserve. The Bank, as a North Carolina chartered commercial bank, is subject to regulation, supervision and examination by the FDIC and the NCCOB. As a federal savings association, Harrington Bank is subject to examination and regulation primarily by the OCC and, to a lesser extent, by the FDIC.

As a bank holding company, BNC is subject to the BHCA which requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	it may acquire direct or indirect ownership or control of any voting shares of any other bank holding company if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the other bank holding company;

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

•	it may merge or consolidate with any other bank holding company.

The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the performance under the Community Reinvestment Act of 1977, both of which are discussed elsewhere in more detail.

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Subject to various exceptions, the BHCA and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is also presumed to exist, although rebuttable, if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Exchange Act; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

BNC’s common stock is registered under Section 12 of the Exchange Act. The regulations provide a procedure for challenging rebuttable presumptions of control.

The BHCA generally prohibits a bank holding company from engaging in activities other than banking; managing or controlling banks or other permissible subsidiaries; and acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve considers whether performing the activity can be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

Under the BHCA, a bank holding company may file an election with the Federal Reserve to be treated as a financial holding company and engage in an expanded list of financial activities. The election must be accompanied by a certification that all of the company’s insured depository institution subsidiaries are “well capitalized” and “well managed.” Additionally, the Community Reinvestment Act of 1977 rating of each subsidiary bank must be satisfactory or better. If, after becoming a financial holding company and undertaking activities not permissible for a bank holding company, the company fails to continue to meet any of the prerequisites for financial holding company status, the company must enter into an agreement with the Federal Reserve to comply with all applicable capital and management requirements. If the company does not return to compliance within 180 days, the Federal Reserve may order the company to divest its subsidiary banks or the company may discontinue or divest investments in companies engaged in activities permissible only for a bank holding company that has elected to be treated as a financial holding company. BNC has not elected to be treated as a financial holding company.

Community First is a savings and loan holding company, subject to regulation, supervision and examination by the Federal Reserve. The Federal Reserve has enforcement authority with respect to Community First similar to that of the OCC over Harrington Bank. Applicable federal law and regulations limit the activities of Community First and require the approval of the Federal Reserve for any acquisition of a subsidiary, including another financial institution or holding company thereof, or a merger or acquisition of Community First.

As a savings and loan holding company, the business activities of Community First are generally limited to those activities permissible for bank holding companies under Section 4(c)(8) of the BHCA and certain additional activities authorized by the Federal Reserve regulations. Community First is not subject to any minimum regulatory capital requirements. However, if the merger is not consummated, beginning in 2015, it will be subject to regulatory capital requirements adopted by the Federal Reserve, which generally are the same as the new capital requirements for the Bank and Harrington Bank discussed below.

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BNC and Community First are required to act as a source of financial strength for the Bank and Harrington Bank, respectively, and to commit resources to support them. This support may be required at times when BNC or Community First might not be inclined to provide it. In addition, any capital loans made by BNC to the Bank, or by Community First to Harrington Bank, will be repaid only after its deposits and various other obligations are repaid in full.

Bank Merger Act

Section 18(c) of the Federal Deposit Insurance Act, popularly known as the “Bank Merger Act,” requires the prior written approval of the FDIC before any bank may (i) merge or consolidate with, (ii) purchase or otherwise acquire the assets of, or (iii) assume the deposit liabilities of, another bank if the resulting institution is to be a state nonmember bank.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade. An exception may be made in the case of a merger transaction whose effect would be to substantially lessen competition, tend to create a monopoly, or otherwise restrain trade, if the FDIC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combating money-laundering activities, including in overseas branches.

State Law

The Bank is subject to extensive supervision and regulation by the NCCOB. The NCCOB oversees state laws that set specific requirements for bank capital and that regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The NCCOB supervises and performs periodic examinations of North Carolina-chartered banks and savings banks to assure compliance with state banking statutes and regulations, and banks and savings banks are required to make regular reports to the NCCOB describing in detail their resources, assets, liabilities, and financial condition. Among other things, the NCCOB regulates mergers and consolidations of state-chartered banks and savings banks, capital requirements for banks and savings banks, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

The NCCOB has extensive enforcement authority over North Carolina banks. Such authority includes the ability to issue cease and desist orders and to seek civil money penalties. The NCCOB may also take possession of a North Carolina bank or savings bank in various circumstances, including for a violation of its charter or of applicable laws, operating in an unsafe and unsound manner, or as a result of an impairment of its capital, and may appoint a receiver.

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On October 1, 2012, the North Carolina Banking Law Modernization Act became effective and many of the state banking laws to which the Bank is subject were amended, including laws impacting capital requirements, authorized activities, permissible investments, and numerous operational functions. It is not possible to predict fully the future effects that this legislation may have on the business and earnings of the Bank.

The Bank and Harrington Bank are also subject to numerous federal statutes and regulations that affect their respective businesses, activities and operations and are supervised and examined by federal bank regulatory agencies. The FDIC and the OCC regularly examine the operations of the Bank and Harrington Bank, respectively, and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions.

Payment of Dividends and Other Restrictions

Each of BNC and Community First is a legal entity separate and distinct from the Bank and Harrington Bank, respectively. While there are various legal and regulatory limitations under federal and state law on the extent to which banks can pay dividends or otherwise supply funds to holding companies, the principal source of cash revenues for BNC and Community First is dividends from their respective subsidiaries. The relevant federal and state regulatory agencies also have authority to prohibit a state bank, savings bank or bank holding company, which would include BNC, the Bank, Community First, and Harrington Bank from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of a bank, be deemed to constitute an unsafe or unsound practice in conducting its business.

Insured depository institutions, such as the Bank and Harrington Bank, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations).

The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if one or more of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

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Capital Adequacy

BNC must comply with the Federal Reserve’s established capital adequacy standards, and both the Bank and Harrington Bank are required to comply with the capital adequacy standards established by the FDIC and OCC, respectively. The Federal Reserve has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance-sheet exposure and minimize disincentives for holding liquid assets.

Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items. The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must be comprised of Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 Capital, which is subordinated debt, other preferred stock and a limited amount of loan loss reserves.

At December 31, 2013, the Bank’s total risk-based capital ratio and its Tier 1 risk-based capital ratio were 12.7% and 11.4% respectively. Neither BNC nor the Bank has been advised by any federal banking agency of any additional specific minimum capital ratio requirement applicable to it.

At December 31, 2013, Harrington Bank’s total risk-based capital and its Tier 1 risk-based capital ratio were 14.6% and 13.3%, respectively.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a minimum leverage ratio of 4%. BNC’s ratio at December 31, 2013 was 9.0%, compared to 9.7% at December 31, 2012. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “tangible Tier 1 Capital leverage ratio” and other indications of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised BNC of any additional specific minimum leverage ratio or tangible Tier 1 Capital leverage ratio applicable to it.

Failure to meet capital guidelines could subject a bank or savings association to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits and certain other restrictions on its business. As described below, the FDIC and the OCC can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements.

The Federal Deposit Insurance Act, or the FDI Act, requires the federal regulatory agencies to take “prompt corrective action” if a depository institution does not meet minimum capital requirements. The FDI Act establishes five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

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The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the Total Risk-Based Capital ratio, Tier 1 Risk-Based Capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be:

•	“well capitalized” if it has a Total Risk-Based Capital ratio of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

•	“adequately capitalized” if it has a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not “well capitalized;”

•	“undercapitalized” if it has a Total Risk-Based Capital ratio of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances);

•	“significantly undercapitalized” if it has a Total Risk-Based Capital ratio of less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3% or a leverage ratio of less than 3%; and

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of December 31, 2013, both the Bank and Harrington Bank had capital levels that qualify as “well capitalized” under such regulations.

The FDI Act generally prohibits an FDIC-insured bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.” “Undercapitalized” banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank’s capital. In addition, for a capital restoration plan to be acceptable, the bank’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to 5% of the bank’s total assets at the time it became “undercapitalized”; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and the cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator. A bank that is not “well capitalized” is also subject to certain limitations relating to brokered deposits.

The regulatory capital framework under which BNC, the Bank, Community First, and Harrington Bank operate is expected to change in significant respects as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which was enacted in July 2010, and other regulations, including the separate regulatory capital requirements put forth by the Basel Committee on Banking Supervision, commonly known “Basel III.” Currently, BNC and the Bank are now governed by a set of capital rules that the Federal Reserve and the FDIC have had in place since 1988, with some subsequent amendments and revisions.

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On July 2, 2013, the Federal Reserve approved a final rule that establishes an integrated regulatory capital framework that addresses shortcomings in certain capital requirements. The rule implements in the United States the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision and certain changes required by the Dodd-Frank Act.

The major provisions of the new rule applicable to BNC, the Bank, Community First and Harrington Bank are:

•	The new rule implements higher minimum capital requirements, includes a new common equity tier 1 capital requirement, and establishes criteria that instruments must meet in order to be considered common equity tier 1 capital, additional tier 1 capital, or tier 2 capital. These enhancements will both improve the quality and increase the quantity of capital required to be held by banking organizations, better equipping the U.S. banking system to deal with adverse economic conditions. The new minimum capital to risk-weighted assets (RWA) requirements are a common equity tier 1 capital ratio of 4.5 percent and a tier 1 capital ratio of 6.0 percent, which is an increase from 4.0 percent, and a total capital ratio that remains at 8.0 percent. The minimum leverage ratio (tier 1 capital to total assets) is 4.0 percent. The new rule maintains the general structure of the current PCA framework while incorporating these increased minimum requirements.

•	The new rule improves the quality of capital by implementing changes to the definition of capital. Among the most important changes are stricter eligibility criteria for regulatory capital instruments that would disallow the inclusion of instruments such as trust preferred securities in tier 1 capital going forward, and new constraints on the inclusion of minority interests, mortgage-servicing assets (MSAs), deferred tax assets (DTAs), and certain investments in the capital of unconsolidated financial institutions. In addition, the new rule requires that most regulatory capital deductions be made from common equity tier 1 capital.

•	Under the new rule, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity tier 1 capital above its minimum risk-based capital requirements. This buffer will help to ensure that banking organizations conserve capital when it is most needed, allowing them to better weather periods of economic stress. The buffer is measured relative to RWA. Phase-in of the capital conservation buffer requirements will begin on January 1, 2016. A banking organization with a buffer greater than 2.5 percent would not be subject to limits on capital distributions or discretionary bonus payments; however, a banking organization with a buffer of less than 2.5 percent would be subject to increasingly stringent limitations as the buffer approaches zero. The new rule also prohibits a banking organization from making distributions or discretionary bonus payments during any quarter if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5 percent at the beginning of the quarter. When the new rule is fully phased in, the minimum capital requirements plus the capital conservation buffer will exceed the PCA well-capitalized thresholds.

•	The new rule also increases the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk weights and credit conversion factors.

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On July 9, 2013, the FDIC issued an “interim final rule” applicable to the Bank that is identical in substance to the final rules issued by the Federal Reserve described above. The OCC issued a similar rule applicable to Harrington Bank in October 2013. The Bank and Harrington Bank are required to comply with these new rules on January 1, 2015.

Compliance by BNC, the Bank, Community First, and Harrington Bank with these new capital requirements will likely affect their respective operations. However, the extent of that impact cannot be known until there is greater clarity regarding the specific requirements applicable to them.

While the Dodd-Frank Act was enacted in 2010, many of its provisions will require additional implementing rules before becoming effective, and the proposed federal banking agency regulations implementing the Basel III standards, while recently promulgated, have not been implemented.

Acquisitions

As an active acquirer, BNC must comply with numerous laws related to our acquisition activity. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve. Further, the Bank Merger Act requires approval from the FDIC prior to the Bank merging with or acquiring the deposits of another bank. Subject to certain reciprocity provisions, current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Generally, a bank headquartered in one state is authorized to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date, and subject to any state requirement that the target bank shall have been in existence and operating for a minimum period of time, not to exceed five years, and to certain deposit market-share limitations.

Branching

With appropriate regulatory approvals, North Carolina commercial banks are authorized to establish branches both in North Carolina and in other states. As a result of the Dodd-Frank Act, federal law allows de novo interstate branching and branching through mergers. A bank that establishes a branch in another state may conduct any activity at that branch office that is permitted by the law of that state to the extent that the activity is permitted either for a state bank chartered by that state or for a branch in the state of an out-of-state national bank.

FDIC Insurance Assessments

The assessment paid by each DIF member institution is based on its relative risks of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the FDIC’s determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. BNC’s insurance assessments during 2013 and 2012 were $2.8 million and $2.2 million, respectively. Because of the growing number of bank failures and costs to the DIF, the FDIC required a special assessment during 2009 totaling $743,000 and further required that BNC prepay the assessments that would normally have been paid during 2010 – 2012.

Harrington Bank’s federal deposit insurance assessments during 2013 and 2012 were $0.4 million and $0.4 million, respectively.

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An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. The FDIC may terminate insurance of deposits upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

The Dodd-Frank Act expands the base for FDIC insurance assessments, requiring that assessments be based on the average consolidated total assets less tangible equity capital of a financial institution. On February 7, 2011, the FDIC approved a final rule to implement the foregoing provision of the Dodd-Frank Act. Among other things, the final rule revises the assessment rate schedule to provide assessments ranging from 5 to 35 basis points, with the initial assessment rates subject to adjustments which could increase or decrease the total base assessment rates. The FDIC has three possible adjustments to an institution’s initial base assessment rate: (1) a decrease of up to five basis points (or 50% of the initial base assessment rate) for long-term unsecured debt, including senior unsecured debt and subordinated debt; (2) an increase for holding long-term unsecured or subordinated debt issued by other insured depository institutions known as the Depository Institution Debt Adjustment, or the DIDA; and (3) for institutions not well rated and well capitalized, an increase not to exceed 10 basis points for brokered deposits in excess of 10 percent of domestic deposits.

Each of these changes may increase the rate of FDIC insurance assessments to maintain or replenish the FDIC’s DIF. This could, in turn, raise the Bank’s future deposit insurance assessment costs. On the other hand, the law changes the deposit insurance assessment base so that it will generally be equal to consolidated assets less tangible equity. This change of the assessment base from an emphasis on deposits to an emphasis on assets is generally considered likely to cause larger banking organizations to pay a disproportionately higher portion of future deposit insurance assessments, which may, correspondingly, lower the level of deposit insurance assessments that smaller community banks such as the Bank may otherwise have to pay in the future. While it is likely that the new law will increase BNC’s future deposit insurance assessment costs, the specific amount by which the new law’s combined changes will affect BNC’s deposit insurance assessment costs is hard to predict, particularly because the new law gives the FDIC enhanced discretion to set assessment rate levels.

The FDIC also collects a deposit-based assessment from insured financial institutions on behalf of the Financing Corporation, or the FICO. The funds from these assessments are used to service debt issued by FICO in its capacity as a financial vehicle for the Federal Savings & Loan Insurance Corporation. The FICO assessment rate is set quarterly and ranged from 0.66 basis points throughout 2012 to 0.64 basis points for the first three quarters of 2013 per $100 of assessable deposits. These assessments will continue until the debt matures in 2017 through 2019.

Community Reinvestment Act

The Community Reinvestment Act requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low and moderate-income borrowers in their local communities. An institution’s size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions are examined using a performance-based lending, investment and service test. Small institutions are examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

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The Community Reinvestment Act regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution’s Community Reinvestment Act performance and to review the institution’s Community Reinvestment Act public file. Each lending institution must maintain for public inspection a file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The Community Reinvestment Act requires public disclosure of a financial institution’s written Community Reinvestment Act evaluations. This promotes enforcement of Community Reinvestment Act requirements by providing the public with the status of a particular institution’s community reinvestment record.

The Gramm-Leach-Bliley Act made various changes to the Community Reinvestment Act. Among other changes, Community Reinvestment Act agreements with private parties must be disclosed and annual Community Reinvestment Act reports must be made available to a bank’s primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the Gramm-Leach-Bliley Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a satisfactory Community Reinvestment Act rating in its latest Community Reinvestment Act examination. The Bank received a “Satisfactory” rating in its last CRA examination which was conducted during June 2011. Harrington Bank received a “Satisfactory” rating in its last CRA examination which was conducted in June 2010.

Consumer Protection Laws

Both the Bank and Harrington Bank are subject to a number of laws and regulations designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Act and state law counterparts.

Federal law currently contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, at the inception of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These provisions also provide that, except for certain limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. Federal law makes it a criminal offense, except in limited circumstances, to obtain or attempt to obtain customer information of a financial nature by fraudulent or deceptive means.

Additional Legislative and Regulatory Matters

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, requires each financial institution: (i) to establish an anti-money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The USA PATRIOT Act also requires the Secretary of the Treasury to prescribe by regulation minimum standards that financial institutions must follow to verify the identity of customers, both foreign and domestic, when a customer opens an account. In addition, the USA PATRIOT Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

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The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, mandates for public companies such as BNC, a variety of reforms intended to address corporate and accounting fraud and provides for the establishment of the Public Company Accounting Oversight Board, or the PCAOB, which enforces auditing, quality control and independence standards for firms that audit SEC-reporting companies. Sarbanes-Oxley imposes higher standards for auditor independence and restricts the provision of consulting services by auditing firms to companies they audit and requires that certain audit partners be rotated periodically. It also requires chief executive officers and chief financial officers, or their equivalents, to certify the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement, and increases the oversight and authority of audit committees of publicly traded companies.

Fiscal and Monetary Policy

Banking is a business which depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of BNC, the Bank, Community First, and Harrington Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on BNC, the Bank, Community First, and Harrington Bank cannot be predicted.

Current and future legislation and the policies established by federal and state regulatory authorities will affect the future operations of BNC, the Bank, Community First, and Harrington Bank. Banking legislation and regulations may limit BNC, the Bank, Community First, and Harrington Bank’s growth and the return to their investors by restricting certain of their activities.

In addition, capital requirements could be changed and have the effect of restricting the activities of BNC, the Bank, Community First, or Harrington Bank or requiring additional capital to be maintained. We cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on the business of BNC, the Bank, Community First, or Harrington Bank.

Federal Home Loan Bank System

BNC has a correspondent relationship with the FHLB of Atlanta, which is one of 12 regional FHLBs that administer the home financing credit function of savings companies. Each FHLB serves as a reserve or central bank for its members within its assigned region. FHLBs are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system and make loans to members (i.e., advances) in accordance with policies and procedures, established by the Board of Directors of the FHLB which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

FHLB provides certain services to BNC such as processing checks and other items, buying and selling federal funds, handling money transfers and exchanges, shipping coin and currency, providing security and safekeeping of funds or other valuable items and furnishing limited management information and advice. As compensation for these services, BNC maintains certain balances with FHLB in interest-bearing accounts.

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Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings companies and to contribute to low and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low and moderate-income housing projects.

Title 6 of the Gramm-Leach-Bliley Act, entitled the Federal Home Loan Bank System Modernization Act of 1999, or the FHLB Modernization Act, amended the Federal Home Loan Bank Act to allow voluntary membership and modernized the capital structure and governance of the FHLBs. The capital structure established under the FHLB Modernization Act sets forth leverage and risk-based capital requirements based on permanence of capital. It also requires some minimum investment in the stock of the FHLBs of all member entities. Capital includes retained earnings and two forms of stock: Class A stock redeemable within six months upon written notice and Class B stock redeemable within five years upon written notice. The FHLB Modernization Act also reduced the period of time in which a member exiting the FHLB system must stay out of the system.

Real Estate Lending Evaluations

The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans. The Bank and Harrington Bank’s respective loan policies establish limits on loan to value ratios that are equal to or less than those established in such regulations.

Commercial Real Estate Concentrations

BNC’s lending operations may be subject to enhanced scrutiny by federal banking regulators based on its concentration of commercial real estate loans. On December 6, 2006, the federal banking regulators issued final guidance to remind financial institutions of the risk posed by commercial real estate, or CRE, lending concentrations. CRE loans generally include land development, construction loans, and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for its examiners to help identify institutions that are potentially exposed to significant CRE risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land, or C&D, represent 100% or more of the institution’s total capital; or

•	total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased by 50% or more.

As of December 31, 2013, and excluding covered assets, BNC’s C&D concentration as a percentage of capital totaled 84.4% and BNC’s CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 347.4%. Including loans subject to loss-share agreements with the FDIC, BNC’s C&D concentration as a percentage of capital totaled 87.8% and its CRE concentration, net of owner-occupied loans, as a percentage of capital totaled 360.3%. As of December 31, 2013, Community First’s C&D concentration as a percentage of Community First’s capital totaled 61.4% and Community First’s CRE concentration, net of owner-occupied loans, as a percentage of Community First’s capital totaled 182%.

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Limitations on Incentive Compensation

In October 2009, the Federal Reserve issued proposed guidance designed to help ensure that incentive compensation policies at banking organizations do not encourage excessive risk-taking or undermine the safety and soundness of the organization. In connection with the proposed guidance, the Federal Reserve announced that it would review BNC’s incentive compensation arrangements as part of the regular, risk-focused supervisory process.

In June 2010, the Federal Reserve issued the incentive compensation guidance in final form and was joined in by the FDIC and the Office of the Comptroller of the Currency. The final guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide employees incentives that appropriately balance risk and reward and, thus, do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

The Federal Reserve’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on the business and earnings of BNC, the Bank, Community First, and Harrington Bank cannot be predicted.

Evolving Legislation and Regulatory Action

In 2009, many emergency government programs enacted in 2008 in response to the financial crisis and the recession slowed or wound down, and global regulatory and legislative focus has generally moved to a second phase of broader regulatory reform and a restructuring of the entire financial regulatory system. The Dodd-Frank Act was signed into law in 2010 and implements many new changes in the way financial and banking operations are regulated in the United States, including through the creation of a new resolution authority, mandating higher capital and liquidity requirements, requiring banks to pay increased fees to regulatory agencies and numerous other provisions intended to strengthen the financial services sector. The Dodd-Frank Act provides for the creation of the Financial Stability Oversight Council, or the FSOC, which is charged with overseeing and coordinating the efforts of the primary U.S. financial regulatory agencies (including the Federal Reserve, the FDIC and the SEC) in establishing regulations to address systemic financial stability concerns. The Dodd-Frank Act also provides for the creation of the Consumer Financial Protection Bureau, or the CFPB, a new consumer financial services regulator. The CFPB is authorized to prevent unfair, deceptive and abusive practices and ensure that consumers have access to markets for consumer financial products and services and that such markets are fair, transparent and competitive.

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New laws or regulations or changes to existing laws and regulations, including changes in interpretation or enforcement, could materially adversely affect our financial condition or results of operations. Many aspects of the Dodd-Frank Act are subject to further rulemaking and will take effect over several years. As a result, the overall financial impact on BNC, the Bank, Community First, and Harrington Bank cannot be anticipated at this time.

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MANAGEMENT FOLLOWING THE MERGER

Information regarding the current directors and executive officers of BNC, each of whom will continue to serve as a director and/or and executive officer of BNC after completion of the merger, can be found in BNC’s definitive proxy statement for its 2013 annual meeting of shareholders. See “Where You Can Find More Information.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF community first

As of March 31, 2014, the following shareholders known to management beneficially owned more than 5% of Community First’s common stock with voting rights. The total number of Community First’s shares of common stock with voting rights as of March 31, 2014 was 3,650,047.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

Midland States Bank	497,158		13.6%
133 W. Jefferson
Effingham, Illinois 62401

Colonial Banc Corp.	319,640	(1)	8.8%
4450 4th Avenue
Vero Beach, FL 32967

Dr. Douglas T. Breeden	1,359,574	(2)	37.2%
721 E. Franklin Street
Chapel Hill, NC 27514

(1) Includes 22,044 shares held by Oculina Bank, a bank subsidiary of Colonial Banc Corp.

(2) Includes 70,160 shares owned by Dr. Breeden’s spouse and her revocable trust, and 55,460 shares held in a brokerage account. Excludes 17,600 restricted shares that have no voting rights.

As of March 31, 2014, the beneficial ownership of Community First’s common stock with voting rights by directors and executive officers individually, and by directors and executive officers as a group, was as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (%)

Douglas T. Breeden	1,359,574	(1)	37.2%
Dwight E. Breeden	18,848	(2)	*
Jennifer Okun	48,666	(3)	1.3%
Adil Nathani	3,000	(4)	*
Benjamin Whisler	10,700	(5)	*
Michael J. Giarla	117,277	(6)	3.2%
Michael B. Wiseman	79,872	(7)	2.2%
Lawrence T. Loeser	56,638	(8)	1.5%
Stanley Bradshaw	9,444	(9)	*

All officers and directors as a group (9 persons)	1,704,019		46.7%

_________________________

* Less than 1%

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(1)	Includes 70,160 shares owned by Dr. Breeden’s spouse and her revocable trust, and 55,460 shares held in a brokerage account. Excludes 17,600 restricted shares that have no voting rights.
(2)	Includes 2,434 shares owned by his daughters and 8,714 shares held in an IRA. Excludes 17,600 restricted shares.
(3)	Excludes 17,600 restricted shares.
(4)	Excludes 12,000 restricted shares.
(5)	Excludes 16,800 restricted shares.
(6)	Includes 8,600 shares owned jointly with spouse, 19,361 shares in the Smith-Breeden profit sharing plan, 19,361 shares held in brokerage accounts, 2,800 shares held in revocable trust and 38,135 shares held in his spouse’s revocable trust. Excludes 17,600 restricted shares.
(7)	Excludes 13,600 restricted shares.
(8)	Includes 2,400 shares owned jointly with his spouse, 9,038 shares held in a brokerage account, and 11,200 shares held in an IRA. Excludes 16,000 restricted shares.
(9)	Excludes 13,600 restricted shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of BNC and Community First and have been prepared to illustrate the effects of the merger involving BNC and Community First under the acquisition method of accounting with BNC treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Community First, as of the effective date of the merger, will be recorded by BNC at their respective fair values and the excess of the merger consideration over the fair value of Community First’s net assets will be allocated to goodwill.

The unaudited pro forma condensed combined financial information combines the historical financial information of BNC and Community First as of and for the year ended December 31, 2013, and has been derived from and should be read in conjunction with BNC’s audited financial statements and related notes incorporated by reference in this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger and the South Street Merger had been consummated on December 31, 2013. The unaudited pro forma consolidated statements of income dated as of December 31, 2013 give effect to the merger and the South Street Merger as if each merger had been consummated on January 1, 2013. The historical financial data also reflects BNC’s acquisition of Randolph Bank & Trust Company, which closed on October 1, 2013.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. Certain amounts in the Community First historical information has been reclassified to conform to BNC’s presentation. The reclassifications had no impact on net income, net income available to common shareholders or shareholders’ equity as previously reported.

In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) Community First’s balance sheet through the effective time of the merger; (ii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.

112

Pro Forma Condensed Combined Financial Information (Unaudited)

Pro Forma Condensed Combined Balance Sheet
as of December 31, 2013

(in thousands, except share and per share data)

	BNC Historical	SSF Historical	SSF Pro Forma Adjustments		BNC & SSF Pro Forma Combined	CFFG Historical	CFFG Pro Forma Adjustments		BNC, SSF & CFFG Pro Forma Combined
Assets
Cash and due from banks	$35,474	$6,170	$(4,560)	1	$37,084	$7,977	$(6,606)	13	$38,455
Interest-earning deposits in other banks	72,916	31,244	-		104,160	949	-		105,109
Investment securities available-for-sale	270,417	1,840	-		272,257	38,352	(1,000)	14	309,609
Investment securities held-to-maturity	247,378	11,250	-		258,628	-	-		258,628
Loans held for sale	30,899	-	-		30,899	271	-		31,170
Loans	2,276,517	194,651	(13,617)	2	2,457,551	175,610	(21,154)	15	2,612,007
Allowance for loan losses	(32,875)	(3,487)	3,487	3	(32,875)	(5,847)	5,847	16	(32,875)
Net loans	2,243,642	191,164	(10,130)		2,424,676	169,763	(15,307)		2,579,132
Premises and equipment, net	76,126	9,415	-		85,541	638	-		86,179
Other real estate owned	47,606	11,694	(2,341)	4	56,959	1,048	(725)	17	57,282
FDIC indemnification asset	16,886	-	-		16,886	-	-		16,886
Investment in bank-owned life insurance	78,439	9,198	-		87,637	-	-		87,637
Goodwill	28,384	-	9,791	5	38,175	-	11,209	18	49,384
Other intangible assets	6,582	-	2,300	6	8,882	-	3,170	19	12,052
Other assets	74,827	6,405	6,019	7	87,251	7,209	6,109	20	100,569
Total Assets	$3,229,576	$278,380	$1,079		$3,509,035	$226,207	$(3,150)		$3,732,092

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing demand	$324,532	$11,568	$-		$336,100	$60,819	$-		$396,919
Interest-bearing demand	1,299,399	103,736	-		1,403,135	86,742	-		1,489,877
Time deposits	1,082,799	119,272	1,097	8	1,203,168	49,334	1,000	21	1,253,502
Total deposits	2,706,730	234,576	1,097		2,942,403	196,895	1,000		3,140,298
Short-term borrowings	125,592	12,300	-		137,892	2,920	-		140,812
Long-term debt	101,509	1,689	-		103,198	-	-		103,198
Accrued expenses and other liabilities	24,415	6,655	5,000	9	36,070	1,221	1,650	22	38,941
Total Liabilities	2,958,246	255,220	6,097		3,219,563	201,036	2,650		3,423,249
Shareholders’ Equity
Preferred stock	-	50	(50)	10	-	850	(850)	13	-
Common stock	226,465	2,615	50	10	247,878	3,902	(976)	13	268,289
			(533)	1			17,485	23	-
			19,281	11			-
Additional paid in capital	-	-	-		-	25,336	(4,780)	13	-
							(20,556)	23
Retained earnings (deficit)	41,559	22,239	(4,027)	1	38,321	(4,606)	3,566	23	37,281
			(21,450)	11
Stock in directors rabbi trust	(3,143)	-	-		(3,143)	-	-		(3,143)
Directors deferred fees obligation	3,143	-	-		3,143	-	-		3,143
Accumulated other comprehensive income (loss)	3,306	(1,744)	1,711	11	3,273	(311)	311	23	3,273
Total Shareholders’ Equity	271,330	23,160	(5,018)		289,472	25,171	(5,800)		308,843
Total Liabilities and Equity	$3,229,576	$278,380	$1,079		$3,509,035	$226,207	$(3,150)		$3,732,092
			$-
Number of common shares outstanding	27,303,045	2,520,777	(1,271,462)	12	28,552,360	3,902,207	(2,711,351)	24	29,743,216
Total common book value per share	$9.94	$9.17			$10.14	$6.23			$10.38

113

Pro Forma Condensed Combined Financial Information (Unaudited)

Pro Forma Condensed Combined Statements of Income
For the Year Ended December 31, 2013

(in thousands, except share and per share data)

	BNC Historical	Randolph Bank Pro Forma (1)	South Street Historical	Pro Forma Adjustments		BNC, Randolph Bank & South Street Pro Forma Combined	Community First Historical	Pro Forma Adjustments		BNC, South Street & Community First Pro Forma Combined
Interest income
Loans, including fees	$121,704	$7,559	$9,951	$1,945	25	$141,159	$9,713	$3,022	25	$153,894
Investment securities taxable	4,366	1,329	271	-		5,966	391	-		6,357
Investment securities tax-exempt	12,202	-	-	-		12,202	-	-		12,202
Interest-earning balances and other	398	32	8	-		438	7	-		445
Total interest income	138,670	8,920	10,230	1,945		159,765	10,111	3,022		172,898
Interest expense
Deposits	26,180	981	2,298	(549)	26	28,910	578	(500)	26	28,988
Short-term borrowings	433	1	115	-		549	15	-		564
Long-term debt	3,450	78	-	-		3,528	-	-		3,528
Total interest expense	30,063	1,060	2,413	(549)		32,987	593	(500)		33,080
Net interest income	108,607	7,860	7,817	2,494		126,778	9,518	3,522		139,818
Provision for loan losses	12,188	948	235	-		13,371	3,585	-		16,956
Net interest income after provision for loan losses	96,419	6,912	7,582	2,494		113,407	5,933	3,522		122,862

Non-interest income
Mortgage fees	8,979	2,341	-	-		11,320	880	-		12,200
Service charges	4,314	585	575	-		5,474	301	-		5,775
Earnings on bank-owned life insurance	2,318	-	153	-		2,471	-	-		2,471
Loss on sale of investments securities, net	(42)	(1,550)	-	-		(1,592)	(95)	-		(1,687)
Other	7,237	1,010	427	-		8,674	451	-		9,125
Total non-interest income	22,806	2,386	1,155	-		26,347	1,537	-		27,884

Non-interest expense
Salaries and employee benefits	52,994	5,894	4,740	-		63,628	4,024	-		67,652
Occupancy and equipment	12,093	984	739	-		13,816	1,038	-		14,854
Data processing and supplies	3,275	215	452	-		3,942	598	-		4,540
FDIC insurance assessments	2,766	301	366	-		3,433	354	-		3,787
Insurance, professional and other services	8,392	1,286	408	-		10,086	544	-		10,630
Loan, foreclosure and other real estate owned expenses	8,949	2,111	-	-		11,060	481	-		11,541
Other	9,464	1,542	1,348	230	27	12,584	1,654	317	27	14,555
Total non-interest expense	97,933	12,333	8,053	230		118,549	8,693	317		127,559
Income (loss) before income tax expense (benefit)	21,292	(3,035)	684	2,264		21,205	(1,223)	3,205		23,187
Income tax expense (benefit)	4,045	(1,117)	352	838	28	4,118	(611)	1,186	28	4,693
Net income (loss)	17,247	(1,917)	332	1,426		17,087	(612)	2,019		18,494
Less preferred stock dividends and discount accretion	1,060	-	-	-		1,060	-	-		1,060
Net income (loss) available to common shareholders	$16,187	$(1,917)	$332	$1,426		$16,027	$(612)	$2,019		$17,434

Basic earnings (loss) per share common	$0.61	$(3.51)	$0.13			$0.56	$(0.16)			$0.59
Diluted earnings (loss) per common share	$0.61	$(3.51)	$0.13			$0.56	$(0.16)			$0.59

Weighted average participating common shares - basic	26,683,084	545,473	2,520,777	(1,271,462)	29	28,477,872	3,902,207	(2,711,351)	30	29,668,728
Weighted average participating common shares - diluted	26,714,174	545,473	2,520,777	(1,271,462)	29	28,508,962	3,902,207	(2,711,351)	30	29,699,818

 (1) Randolph Bank Pro Forma amounts represent the effects of the Randolph Bank & Trust merger if the merger was consummated on January 1, 2013.

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Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting. Balance sheet data is presented as of December 31, 2013 and assumes the merger involving BNC and Community First and South Street was completed on that date. Income statement data is presented to give effect to the merger and the South Street Merger as if they had occurred on January 1, 2013. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger been consummated at the beginning of the period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to the current presentation. The merger, which is currently expected to be completed in the second quarter of 2014, provides that the merger consideration to be paid by BNC will be approximately 75% in shares of BNC common stock and approximately 25% in cash, and is subject to satisfaction of customary closing conditions, including Community First shareholder approval and regulatory approvals.

The unaudited pro forma condensed combined financial information includes preliminary estimated adjustments to record assets and liabilities of Community First and South Street at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Community First’s and South Street’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts, and other items of Community First and South Street as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Community First’s or South Street’s shareholders’ equity including results of operations from January 1, 2014 through the date the merger is completed will also change the amount of goodwill or bargain purchase gain that would be recorded.

Note 2 — Accounting Policies and Financial Statement Classifications

The accounting policies of both BNC and Community First are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined. There are currently no material transactions between BNC and Community First in relation to the unaudited pro forma condensed combined financial information.

Note 3 — Merger Related Charges

The estimated transaction costs related to the merger are approximately $[•] million, net of tax. This cost is included in the Pro Forma Condensed Combined Balance Sheet. These estimated transaction costs are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. These costs will be recorded as non-interest expense as incurred. The pro forma presentation of transaction costs is in the following table (dollars in thousands).

115

Merger Transaction Costs Schedule

Salaries and employee benefits	$525
Other non-interest expense	1,125
Total non-interest expense	$1,650
Tax benefit	611
Net expense after tax benefit	$1,040

Note 4 — Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined financial information reflects the issuance of 1,190,856 shares of BNC common stock with an aggregate value of $[•], as well as cash consideration of approximately $[•] million. The merger will be accounted for using the acquisition method of accounting; accordingly BNC’s cost to acquire Community First will be allocated to the assets (including identifiable intangible assets) and liabilities of Community First at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table (dollars in thousands).

Preliminary Purchase Accounting Allocations

Equity capital of Community First - historical December 31, 2013		$25,171
Less estimated fair value adjustments:
Loan fair value	$(21,154)
Allowance for loan losses	5,847
Loans, net	(15,307)
Investment securities available for sale	(1,000)
Premises and equipment	-
Other real estate owned	(725)
Core deposit intangible	3,170
Time deposits	(1,000)
Related tax benefit for above	5,499
Total fair value adjustments		(9,363)
Net assets (equity capital less fair value adjustments)		15,808
Total consideration paid to Community First shareholders’ (1)		27,017
Goodwill		$11,209

(1)	The purchase price is based on estimated total consideration of $27.0 million. This includes issuance of BNC common stock of 1,190,856 shares at a price of $17.14 per common share for a value of $20.4 million and $6.6 million of cash, consisting of $5.8 million to common shareholders and $.8 million for the redemption of all of Community First’s preferred shares outstanding.

116

Note 5 — Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations which are subject to change.

Balance Sheet

1	Payment of cash merger consideration of $4.6 million to common shareholders.
2	Reflects an estimated fair value adjustment based on BNC’s evaluation of the acquired loan portfolio.
3	Existing allowance for loan losses eliminated to reflect accounting guidance.
4	Adjustment for other real estate owned to reflect estimated fair value, less costs of disposal, based on BNC’s evaluation.
5	Reflects the estimated goodwill generated as a result of the consideration paid being greater than the net assets acquired.
6	Reflects the recording of the estimated core deposit intangible on acquired core deposit accounts.
7	Recording of deferred tax asset generated by the net fair value adjustments (tax rate = 37.0%) and includes deferred tax adjustment for merger transaction costs.
8	Estimated fair value adjustment to time deposits to reflect current market rates based on similar market products.
9	Reflects accrual of estimated merger transaction costs of $5.0 million.
10	Reflects the conversion of preferred Series A shares to common stock.
11	Adjustment for effects of the above adjustments, historical equity and retained earnings eliminated to reflect capitalization.
12	Common shares adjusted to reflect shares paid in cash and remaining shares with exchange ratio of 0.6062.
13	Payment of cash merger consideration of $5.8 million to common shareholders and redemption of convertible preferred shares of $0.8 million.
14	Estimated fair value adjustment to investment securities available-for-sale.
15	Reflects an estimated fair value adjustment based on BNC’s evaluation of the acquired loan portfolio.
16	Existing allowance for loan losses eliminated to reflect accounting guidance.
17	Adjustment for other real estate owned to reflect estimated fair value, less costs of disposal, based on BNC’s evaluation.
18	Reflects the estimated goodwill generated as a result of the consideration paid being greater than the net assets acquired.
19	Reflects the recording of the estimated core deposit intangible on acquired core deposit accounts.
20	Recording of deferred tax asset generated by the net fair value adjustments (tax rate = 37.0%) and includes deferred tax adjustment for merger transaction costs.
21	Estimated fair value adjustment to time deposits to reflect current market rates based on similar market products.
22	Reflects accrual of estimated merger transaction costs of $1.7 million.
23	Adjustment for effects of the above adjustments, historical equity and retained earnings eliminated to reflect capitalization
24	Common shares adjusted to reflect shares paid in cash and remaining shares with exchange ratio of 0.4069.

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Income Statement

25	Adjustment for the net accretion of loan purchase accounting adjustments.
26	Reflects amortization of the time deposit premium based upon the scheduled maturities of the related deposits.
27	Adjustment reflects the amortization of the core deposit intangible.
28	Adjustment of income taxes from adjustments at 37.0% tax rate.
29	Common shares adjusted to reflect shares paid in cash and remaining shares with exchange ratio of 0.6062.
30	Common shares adjusted to reflect shares paid in cash and remaining shares with exchange ratio of 0.4069.

PROPOSAL 2 — PROPOSAL TO ADJOURN THE COMMUNITY FIRST SPECIAL
MEETING

If Community First does not receive a sufficient number of votes to constitute a quorum of the common stock or approve the merger agreement, it may propose to adjourn the special meeting for the purpose of soliciting additional proxies to establish such quorum or approve the merger agreement. Community First does not currently intend to propose adjournment of the special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to the Community First shareholders for approval, the approval requires the affirmative vote of the holders of a majority of the shares of common stock cast on the matter at the special meeting, whether or not a quorum is present.

THE COMMUNITY FIRST BOARD UNANIMOUSLY RECOMMENDS THAT COMMUNITY FIRST SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO SOLICIT ADDITIONAL PROXIES TO APPROVE THE MERGER AGREEMENT.

LEGAL MATTERS

The validity of BNC common stock to be issued in connection with the merger will be passed upon for BNC by Womble Carlyle Sandridge & Rice, LLP. Womble Carlyle Sandridge & Rice, LLP, will also opine as to material federal income tax consequences of the merger on behalf of BNC.

EXPERTS

The consolidated financial statements of BNC and its subsidiary as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 and audit reports incorporated into this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013, have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial Statements of Community First and its subsidiary as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012, appearing elsewhere in this proxy statement/prospectus, have been included herein and in the registration statement in reliance upon the report of Monroe Shine & Co., Inc., independent auditors, given upon the authority of said firm as experts in auditing and accounting.

118

WHERE YOU CAN FIND MORE INFORMATION

BNC has filed a registration statement with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the shares of BNC common stock to be issued in the merger to Community First shareholders and includes this proxy statement/prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BNC and its common stock, Community First and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, BNC (File No. 000-50128) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like BNC, that file electronically with the SEC. The address of that site is http://www.sec.gov. BNC’s Internet address is http://www.bncbancorp.com. The information on BNC’s Internet site is not a part of this proxy statement/prospectus.

You may obtain copies of the documents that BNC files with the SEC, free of charge, by going to the Investor Relations section of BNC’s website (http://www.bncbancorp.com), under the “About Our Bank” tab, or by written or oral request to Drema Michael, SVP, Investor and Corporate Relations, 3980 Premier Drive - Suite 210, High Point, North Carolina 27265, telephone: (336) 869-9200.

The SEC allows BNC to “incorporate by reference” information into this proxy statement/prospectus. This means that BNC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below, except to the extent that any information in such filings is deemed “furnished” in accordance with SEC rules:

•	BNC’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 13, 2014;

•	Those portions of BNC’s Definitive Proxy Statement deemed incorporated into BNC’s Annual Report on Form 10-K, filed with the SEC on April [•], 2014;

•	BNC’s Current Reports on Form 8-K filed with the SEC on January 22, 2014, January 24, 2014, January 27, 2014, and April 1, 2014.

A description of BNC’s capital stock can be found herein under “Description of BNC Capital Stock.”

BNC incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of Community First’s special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

119

BNC has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to BNC, and Community First has supplied all such information relating to Community First.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from BNC or from the SEC through the SEC’s Internet site at the address described above. Documents incorporated by reference are available from BNC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from Drema Michael, SVP, Investor and Corporate Relations, at 3980 Premier Drive, High Point, North Carolina 27265, telephone: (336) 869-9200.

If you would like to request documents, please do so by [•], 2014, to receive them before the Community First special meeting. If you request any incorporated documents from BNC, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that BNC has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

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FINANCIAL STATEMENTS OF COMMUNITY FIRST FINANCIAL GROUp, INC.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of Community First Financial Group, Inc.

F-1

Independent Auditor’s Report

Board of Directors and Stockholders

Community First Financial Group, Inc.

Chapel Hill, North Carolina

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Community First Financial Group, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

F-2

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community First Financial Group, Inc. and Subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Uncertainties Regarding the Future Outcome of Regulatory Actions

As discussed in Note 14 to the consolidated financial statements, the Company and its bank subsidiary, Harrington Bank, FSB, are under regulatory agreements issued by their primary regulators. The Bank is not yet in compliance with certain provisions of its regulatory agreement, and continued non-compliance may result in regulatory action.

Monroe Shine & Co, Inc.
New Albany, Indiana
February 28, 2014

F-3

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS
Cash and due from banks	$7,977,342	$23,627,718
Interest-bearing deposits with banks	449,214	300,666
Total cash and cash equivalents	8,426,556	23,928,384

Time deposits	500,000	500,000
Securities available for sale, at fair value	38,352,366	22,397,738
Mortgage loans held for sale	270,775	2,300,403

Loans	175,609,488	215,745,788
Less allowance for loan losses	5,846,917	6,225,031
Net loans	169,762,571	209,520,757

Federal Home Loan Bank stock, at cost	413,400	450,000
Premises and equipment	638,493	928,560
Foreclosed real estate	1,047,702	3,164,329
Accrued interest receivable	557,731	764,111
Net deferred income tax asset	5,990,354	5,283,878
Other assets	246,899	1,057,217

Total Assets	$226,206,847	$270,295,377

LIABILITIES
Deposits:
Noninterest-bearing	$60,818,903	$68,378,517
Interest-bearing	136,075,660	170,407,893
Total deposits	196,894,563	238,786,410

Repurchase agreements	2,920,464	4,771,280
Accrued interest payable	22,913	36,536
Other liabilities	1,198,155	1,394,788
Total Liabilities	201,036,095	244,989,014

STOCKHOLDERS' EQUITY
Convertible preferred stock, non-cumulative, perpetual, no par value, $50,000 stated value per share
Authorized 5,000 shares; issued and outstanding 17 shares	850,000	850,000
Common stock, no par value, $1 stated value per share
Authorized 10,000,000 shares (5,000,000 in 2012); issued and outstanding 3,902,207 shares (3,747,887 shares in 2012)	3,902,207	3,747,887
Additional paid-in capital	25,336,062	25,224,188
Deficit	(4,606,139)	(3,994,304)
Accumulated other comprehensive loss	(311,378)	(521,408)
Total Stockholders' Equity	25,170,752	25,306,363

Total Liabilities and Stockholders' Equity	$226,206,847	$270,295,377

See notes to consolidated financial statements.

F-4

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
INTEREST INCOME
Loans, including fees	$9,712,582	$12,289,390
Investment securities	378,305	558,805
Dividends	13,349	16,516
Interest-bearing deposits with banks	7,232	11,335
Total interest income	10,111,468	12,876,046

INTEREST EXPENSE
Deposits	578,025	1,451,762
Repurchase agreements	7,564	13,455
Advances from Federal Home Loan Bank	7,122	1,727
Total interest expense	592,711	1,466,944

Net interest income	9,518,757	11,409,102

Provision for loan losses	3,585,000	7,220,081
Net interest income after provision for loan losses	5,933,757	4,189,021

NONINTEREST INCOME
Service charges on deposit accounts	300,588	329,876
Net gain (loss) on sales of securities available for sale	(62,254)	193,209
Other-than-temporary impairment loss on securities	(32,556)	(41,395)
Gain on sales of mortgage loans	856,483	1,534,723
Mortgage brokerage fees	23,018	171,528
Net gain on branch divestiture	253,147	-
Other income	198,207	222,402
Total noninterest income	1,536,633	2,410,343

NONINTEREST EXPENSE
Compensation and benefits	4,023,673	4,762,946
Occupancy and equipment	1,037,964	1,331,488
Data processing	598,400	675,054
Professional fees	544,429	425,693
Advertising	113,730	179,950
Deposit insurance premiums	354,322	388,433
Net loss on foreclosed real estate	480,980	451,430
Other expenses	1,539,894	1,536,750
Total noninterest expense	8,693,392	9,751,744

Loss before income taxes	(1,223,002)	(3,152,380)
Income tax benefit	(611,167)	(1,153,492)

Net Loss	$(611,835)	$(1,998,888)

See notes to consolidated financial statements.

F-5

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012

Net Loss	$(611,835)	$(1,998,888)

OTHER COMPREHENSIVE INCOME, NET OF TAX
Change in unrealized loss on securities available for sale:
Unrealized holding gains arising during the period	246,980	212,509
Income tax expense	(95,211)	(81,922)
Net of tax amount	151,769	130,587

Less: reclassification adjustment for realized (gains) losses included in net income during the period	62,254	(193,209)
Income tax expense (benefit)	(23,999)	74,482
Net of tax amount	38,255	(118,727)

Less: reclassification adjustment for other-than-temporary impairment losses included in net income during the period	32,556	41,395
Income tax benefit	(12,550)	(15,958)
Net of tax amount	20,006	25,437

Other Comprehensive Income	210,030	37,297

Total Comprehensive Loss	$(401,805)	$(1,961,591)

See notes to consolidated financial statements.

F-6

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2013 AND 2012

					Accumulated
	Convertible		Additional		Other
	Preferred	Common	Paid-In		Comprehensive
	Stock	Stock	Capital	Deficit	Loss	Total

Balances at January 1, 2012	$850,000	$3,684,147	$25,064,669	$(1,995,416)	$(558,705)	$27,044,695

Net loss	-	-	-	(1,998,888)	-	(1,998,888)

Other comprehensive income	-	-	-	-	37,297	37,297

Restricted stock awards, net	-	63,740	(63,740)	-	-	-

Stock compensation expense	-	-	223,259	-	-	223,259

Balances at December 31, 2012	850,000	3,747,887	25,224,188	(3,994,304)	(521,408)	25,306,363

Net loss	-	-	-	(611,835)	-	(611,835)

Other comprehensive income	-	-	-	-	210,030	210,030

Restricted stock awards, net	-	154,320	(154,320)	-	-	-

Stock compensation expense	-	-	266,194	-	-	266,194

	$850,000	$3,902,207	$25,336,062	$(4,606,139)	$(311,378)	$25,170,752

See notes to consolidated financial statements.

F-7

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(611,835)	$(1,998,888)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income tax benefit	(838,236)	(1,265,245)
Amortization of premium and accretion of discount on securities	79,552	108,602
Net (gain) loss on sales of securities available for sale	62,254	(193,209)
Other-than-temporary impairment loss on securities	32,556	41,395
Mortgage loans originated for sale	(58,509,837)	(98,826,666)
Proceeds from sales of mortgage loans	61,395,948	99,838,304
Net gain on sales of mortgage loans	(856,483)	(1,534,723)
Net gain on branch divestiture	(253,147)	-
Provision for loan losses	3,585,000	7,220,081
Net unrealized and realized loss from sale of foreclosed real estate	373,676	242,692
Depreciation	244,612	317,728
Restricted stock compensation expense	266,194	223,259
Decrease in accrued interest receivable	185,395	300,730
Decrease in accrued interest payable	(11,942)	(80,448)
Net change in other assets/liabilities	596,454	(555,340)
Net Cash Provided By Operating Activities	5,740,161	3,838,272

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(21,172,037)	(9,486,462)
Proceeds from sales of securities available for sale	1,092,472	9,239,921
Principal repayments and maturities of securities available for sale	4,292,365	4,223,802
Redemption of Federal Home Loan Bank stock	36,600	784,100
Net decrease in loans	25,786,777	6,031,172
Purchase of premises and equipment	(127,164)	(109,713)
Proceeds from sale of foreclosed real estate	2,129,360	2,059,584
Net cash paid for branch divestiture	(10,846,909)	-
Net Cash Provided By Investing Activities	1,191,464	12,742,404

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	(20,582,637)	(25,576,642)
Net decrease in short-term borrowings	-	(3,000,000)
Net decrease in repurchase agreements	(1,850,816)	(14,871)
Net Cash Used In Financing Activities	(22,433,453)	(28,591,513)

Net Decrease in Cash and Cash Equivalents	(15,501,828)	(12,010,837)

Cash and cash equivalents at beginning of year	23,928,384	35,939,221

Cash and Cash Equivalents at End of Year	$8,426,556	$23,928,384

See notes to consolidated financial statements.

F-8

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Community First Financial Group, Inc., (the Company) is a savings and loan holding company whose principal activity is the ownership of its wholly-owned federally chartered savings bank subsidiary, Harrington Bank, FSB (the Bank). The Bank provides a variety of banking services to individuals and business customers through three offices in the Research Triangle Region of North Carolina. The Bank’s primary sources of revenue are real estate mortgage loans and mortgage-backed securities.

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary and have been prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. All material intercompany balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to current year presentation.

Statements of Cash Flows

For purposes of the statement of cash flows, the Company has defined cash and cash equivalents as cash on hand, amounts due from banks (including cash items in process of clearing) and interest-bearing deposits with other banks having an original maturity of 90 days or less.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

A majority of the Bank’s loan portfolio consists of single-family residential and commercial real estate loans in the Bank’s market area. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio and the recovery of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans, further changes in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional changes based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Securities Available for Sale

Securities available for sale include mortgage asset-backed and other debt securities and are stated at fair value. The Company holds mortgage asset-backed securities issued by the Government National Mortgage Association (GNMA), a U.S. government agency, and the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC), government-sponsored enterprises. These mortgage asset-backed securities include pass through mortgage-backed securities (referred to as “MBS” herein) representing participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities or their agents, and collateralized mortgage obligations (“CMO”) which are complex mortgage-backed securities that restructure the cash flows and risks of the underlying mortgage collateral. The Company also holds pass through asset-backed securities guaranteed by the Small Business Administration (SBA) representing participating interests in pools of long-term debentures issued by state and local development companies certified by the SBA. Privately issued CMO and other mortgage asset-backed obligations (“ABS”) are complex securities issued by special-purpose entities that are generally collateralized by first, second or home equity residential mortgage loans.

F-9

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(1 - continued)

Securities Available for Sale – continued

Amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity, adjusted for anticipated prepayments. Unrealized gains and losses, net of tax, on securities available for sale are included in other comprehensive income and the accumulated unrealized holding gains and losses are reported as a separate component of equity until realized. Realized gains and losses on the sale of securities available for sale are determined using the specific identification method and are included in other noninterest income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income.

Declines in the fair value of individual available for sale securities below their amortized cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than amortized cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Investments in non-marketable equity securities such as Federal Home Loan Bank (FHLB) stock are carried at cost. Impairment testing on these investments is based on applicable accounting guidance and the cost basis is reduced when impairment is deemed to be other-than-temporary.

Loans and Allowance for Loan Losses

Loans Held for Investment

Loans are stated at unpaid principal balances, less net deferred loan fees and the allowance for loan losses. The Bank grants real estate mortgage, commercial business and consumer loans. A substantial portion of the loan portfolio is represented by mortgage loans to customers in the Research Triangle Region of North Carolina. The ability of the Bank’s customers to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loan origination and commitment fees, as well as certain direct costs of underwriting and closing loans, are deferred and amortized as a yield adjustment to interest income over the lives of the related loans using the interest method. Amortization of net deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Nonaccrual Loans

The recognition of income on a loan is discontinued and previously accrued interest is reversed, when interest or principal payments become 90 days past due unless, in the opinion of management, the outstanding interest remains collectible. Past due status is determined based on contractual terms. Generally, by applying the cash receipts method, interest income is subsequently recognized only as received until the loan is returned to accrual status. The cash receipts method is used when the likelihood of further loss on the loan is remote. Otherwise, the Bank applies the cost recovery method and applies all payments as a reduction of the unpaid principal balance until the loan qualifies for return to accrual status. Interest income on impaired loans is recognized using the cost recovery method, unless the likelihood of further loss on the loan is remote.

A loan is restored to accrual status when all principal and interest payments are brought current and the borrower has demonstrated the ability to make future payments of principal and interest as scheduled, which generally requires that the borrower demonstrate a period of performance of at least six consecutive months.

F-10

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(1 - continued)

Loans and Allowance for Loan Losses – continued

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Values for collateral dependent loans are generally based on appraisals obtained from independent licensed real estate appraisers, with adjustments applied for estimated costs to sell the property, costs to complete unfinished or repair damaged property and other factors. New appraisals are generally obtained for all significant properties (if the value is estimated to exceed $250,000) when a loan is identified as impaired. Also, subsequent appraisals are obtained or an internal evaluation is prepared if management believes there has been a significant change in the market value of a collateral property securing an impaired loan. In instances where it is not deemed necessary to obtain a new appraisal, management bases its impairment evaluation on the original appraisal with adjustments for current conditions based on management’s assessment of market factors and inspection of the property.

Troubled Debt Restructurings

The modification of a loan is considered to be a troubled debt restructuring (TDR) if the debtor is experiencing financial difficulties and the Bank grants a concession to the debtor that it would not otherwise consider. By granting the concession, the Bank expects to obtain more cash or other value from the debtor, or to increase the probability of receipt, than would be expected by not granting the concession. The concession may include, but is not limited to, reduction of the stated interest rate of the loan, reduction of accrued interest, extension of the maturity date or reduction of the face amount of the debt. A concession will be granted when, as a result of the restructuring, the Bank does not expect to collect all amounts due, including interest at the original stated rate. A concession may also be granted if the debtor is not able to access funds elsewhere at a market rate for debt with similar risk characteristics as the restructured debt. The Bank’s determination of whether a loan modification is a TDR considers the individual facts and circumstances surrounding each modification.

A TDR can involve loans remaining on nonaccrual, moving to nonaccrual, or continuing on accrual status, depending on the individual facts and circumstances of the restructuring. Generally, a nonaccrual loan that is restructured in a TDR remains on nonaccrual status for a period of at least six months following the restructuring to ensure that the borrower performs in accordance with the restructured terms, including consistent and timely payments of at least six months according to the restructured terms.

Allowance for Loan Losses

The allowance for loan losses reflects management’s judgment of probable loan losses inherent in the loan portfolio at the balance sheet date. Additions to the allowance for loan losses are made by the provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The Bank uses a disciplined process and methodology to evaluate the allowance for loan losses on at least a quarterly basis that is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

F-11

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(1 - continued)

Loans and Allowance for Loan Losses – continued

The allowance consists of specific and general components. The specific component relates to loans that are individually evaluated for impairment or loans otherwise classified as doubtful, substandard, or special mention. For such loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.

The general component covers non-classified loans and classified loans that are found, upon individual evaluation, to not be impaired. Such loans are pooled by segment and losses are modeled using annualized historical loss experience adjusted for qualitative factors. The historical loss experience is determined by portfolio segment and is based on the Bank’s actual loss history which is weighted to approximate a two-year loss history by giving more weight to recent loss experience. For loan portfolio segments with little or no loss history, management considers the historical loss experience of the Bank’s peer group to establish a floor historical loss rate. The historical loss experience is further adjusted based on a qualitative analysis prepared by management and reviewed on a quarterly basis. Management considers changes and trends in the following qualitative factors: national and local economic conditions; lending policies and personnel; performance related to past due and nonaccrual loans; collateral values for residential and commercial real estate properties; the volume and terms of new loan originations, underwriting standards and concentrations; and the overall lending landscape including competitive pressures and changes in laws and regulations. Each qualitative factor is assigned a rating and a factor weight in determining the adjusted loss factors used in management’s allowance for loan losses adequacy calculation.

Management exercises significant judgment in evaluating the relevant historical loss experience and the qualitative factors. Management also monitors the differences between estimated and actual incurred loan losses for loans considered impaired in order to evaluate the effectiveness of the estimation process and make any changes in the methodology as necessary.

The following portfolio segments are considered in the allowance for loan loss analysis: residential real estate; commercial real estate; construction, land and development; commercial business; home equity; and consumer loans.

Residential real estate loans primarily consist of loans to individuals for the purchase or refinance of their primary residence, with a smaller portion of the segment secured by non-owner-occupied residential investment properties and multi-family residential properties. The risks associated with residential real estate loans are closely correlated to the local housing market and general economic conditions, as repayment of the loans is primarily dependent on the borrower’s or tenant’s personal cash flow and employment status.

Commercial real estate loans are comprised of loans secured by various types of collateral including office buildings, warehouses, retail space and mixed use buildings located in the Bank’s primary lending area. Risks related to commercial real estate lending are related to the market value of the property taken as collateral, the underlying cash flows and general economic condition of the local real estate market. Repayment of these loans is generally dependent on the ability of the borrower to attract tenants at lease rates that provide for adequate debt service and can be impacted by local economic conditions which impact vacancy rates. The Bank generally obtains loan guarantees from financially capable parties for commercial real estate loans.

Construction, land and development loans consist of single-family residential properties, multi-family properties and commercial projects, including both owner-occupied and speculative investment properties, as well as vacant land held for long-term investment or development. Risks inherent in construction and development lending are related to the market value of the property held as collateral, the cost and timing of constructing or improving the property, the borrower’s ability to use funds generated by a project to service a loan until a project is completed, movements in interest rates and the real estate market during the construction phase, and the ability of the borrower to obtain permanent financing.

Commercial business loans includes lines of credit to businesses, term loans and letters of credit secured by business assets such as equipment, accounts receivable, inventory, or other assets excluding real estate and are generally made to finance capital expenditures or fund operations. Commercial loans contain risks related to the value of the collateral securing the loan and the repayment is primarily dependent upon the financial success and viability of the borrower. As with commercial real estate loans, the Bank generally obtains loan guarantees from financially capable parties for commercial business loans.

F-12

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(1 - continued)

Loans and Allowance for Loan Losses – continued

Home equity and other consumer loans consist primarily of home equity lines of credit and other loans secured by junior liens on the borrower’s personal residence, home improvement loans, motor vehicle loans, mobile home loans, loans secured by savings deposits, and other personal loans. The risks associated with these loans are primarily related to the local housing market and local economic conditions including the unemployment level.

As noted above, at December 31, 2013, the historical loss experience used to determine the general component of the allowance for loan losses was based on the actual loss history which is weighted to approximate a two-year loss history by giving more weight to recent loss experience. At December 31, 2012, the historical loss experience used to determine the general component of the allowance for loan losses was based on the actual loss history weighted to approximate a four-year loss history. This methodological change was made to address regulatory comments and to place even greater weight on the Bank’s most recent historical loss experience which is considered more indicative of the current risk in the loan portfolio. Management also updated its methodology to consider credit rating stratification within each portfolio segment, and to stratify the residential real estate loan segment by primary residence loans and non-owner-occupied loans. The total provision for loan losses for 2013 did not change as a result of the changes in methodology.

Loan Charge-Offs

For portfolio segments other than consumer loans, the Bank’s practice is to charge-off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower’s failure to meet repayment terms, the borrower’s deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loan’s classification as a loss by regulatory examiners, or for other reasons. A partial charge-off is recorded on a loan when the uncollectibility of a portion of the loan has been confirmed, such as when a loan is discharged in bankruptcy, the collateral is liquidated, a loan is restructured at a reduced principal balance, or other identifiable events that lead management to determine the full principal balance of the loan will not be repaid. A specific reserve is recognized as a component of the allowance for estimated losses on loans individually evaluated for impairment. Partial charge-offs and specific reserves on nonperforming and impaired loans are included in the Bank’s historical loss experience used to estimate the general component of the allowance for loan losses as discussed above.

During 2013 and 2012, the Bank recognized partial charge-offs on loans totaling $3.2 million and $3.1 million, respectively. At December 31, 2013 and 2012, the Bank had outstanding loans with an aggregate balance of $13.0 million and $13.2 million, respectively, on which partial charge-offs totaling $4.7 million and $3.7 million, respectively, had been recorded.

Consumer loans not secured by real estate are typically charged off at 90 days past due, or earlier if deemed uncollectible, unless the loans are in the process of collection. Overdrafts are charged off after 40 days past due. Charge-offs are typically recorded on loans secured by real estate when the property is foreclosed upon unless a loss has been confirmed prior to foreclosure as discussed above.

Mortgage Banking Activities

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. Aggregate market value is determined based on the quoted prices under a “best efforts” sales agreement with a third party. Net unrealized losses are recognized through a valuation allowance by charges to income. Realized gains on sales of mortgage loans are included in noninterest income. Mortgage loans are sold with servicing released.

Commitments to originate mortgage loans held for sale are considered derivative financial instruments to be accounted for at fair value. The Bank’s mortgage loan commitments subject to derivative accounting are fixed-rate mortgage loan commitments at market rates when initiated. At December 31, 2013, the Bank had no commitments to originate fixed-rate mortgage loans intended for sale in the secondary market after the loans are closed. Fair value is estimated based on fees that would be charged on commitments with similar terms.

F-13

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(1 - continued)

Foreclosed Real Estate

Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property held for sale. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate held for sale is recorded at fair value less estimated costs to sell, which becomes the property’s new basis. Any write-downs based on the property’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent impairment adjustments to the carrying amount of a property, if any, are included in net loss on foreclosed real estate in the accompanying statements of income.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method at rates adequate to amortize the cost of the applicable assets over their useful lives. Items capitalized as part of premises and equipment are valued at cost. Maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation of assets sold, or otherwise disposed of, are removed from the related accounts and any gain or loss is included in earnings.

Securities Lending and Financing Arrangements

Securities purchased under agreements to resell (reverse repurchase agreements) and securities sold under agreements to repurchase (repurchase agreements) are treated as collateralized lending and borrowing transactions, respectively, and are carried at the amounts at which the securities were initially acquired or sold.

Stock-Based Compensation

The Company has adopted the fair value based method of accounting for stock-based compensation prescribed in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, for its stock-based compensation plans.

Advertising Costs

Advertising costs are charged to expense when incurred.

Income Taxes

When income tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while other positions are subject to some degree of uncertainty regarding the merits of the position taken or the amount of the position that would be sustained. The Company recognizes the benefits of a tax position in the consolidated financial statements of the period during which, based on all available evidence, management believes it is more-likely-than-not (more than 50 percent probable) that the tax position would be sustained upon examination. Income tax positions that meet the more-likely-than-not threshold are measured as the largest amount of income tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with the income tax positions claimed on income tax returns that exceeds the amount measured as described above is reflected as a liability for unrecognized income tax benefits in the consolidated balance sheet, along with any associated interest and penalties that would be payable to the taxing authorities, if there were an examination. Interest and penalties associated with unrecognized income tax benefits are classified as additional income taxes in the consolidated statement of income.

F-14

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(1 - continued)

Income Taxes – continued

Income taxes are provided for the tax effects of the transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred income taxes. Income tax reporting and financial statement reporting rules differ in many respects. As a result, there will often be a difference between the carrying amount of an asset or liability as presented in the accompanying consolidated balance sheets and the amount that would be recognized as the tax basis of the same asset or liability computed based on the effects of tax positions recognized, as described in the preceding paragraph. These differences are referred to as temporary differences because they are expected to reverse in future years. Deferred income tax assets are recognized for temporary differences where their future reversal will result in future tax benefits. Deferred income tax assets are also recognized for the future tax benefits expected to be realized from net operating loss or tax credit carry forwards. Deferred income tax liabilities are recognized for temporary differences where their future reversal will result in the payment of future income taxes. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Comprehensive Income

Comprehensive income consists of reported net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that are recorded as an element of equity but are excluded from reported net income. Other comprehensive income includes changes in the unrealized gains and losses on securities available for sale.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Recent Accounting Pronouncements

The following are summaries of recently issued accounting pronouncements that impact the accounting and reporting practices of the Company:

In December 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-11, Balance Sheet (Topic 210). The update requires an entity to disclose information about offsetting and related arrangements to enable users of the financial statements to understand the effect of netting arrangements on the entity’s financial position. The scope includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. ASU No. 2013-01 was issued in January 2013 to address implementation issues and clarify the scope of ASU No. 2011-11. The amendments in the updates are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods, with disclosures required by the amendments provided retrospectively for all comparative periods presented. The adoption of these ASUs did not have a material impact on the Company’s consolidated financial position or results of operations.

F-15

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(1 - continued)

Recent Accounting Pronouncements – continued

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The update does not change the current requirements for reporting net income or other comprehensive income in financial statements. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. generally accepted accounting principles (U.S. GAAP) to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. For nonpublic entities, the amendments in the update are effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The amendments in ASU No. 2013-11 to Topic 740, Income Taxes, provide guidance on the financial statement presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

In January 2014, the FASB issued ASU No. 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40), Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The objective of the amendments in this update is to reduce diversity in practice by clarifying when an in-substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in the update clarify that an in-substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure, or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor, and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in the update are effective for nonpublic business entities for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

F-16

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(2) SECURITIES

Investment securities have been classified in the consolidated balance sheet according to management’s intent. The investment in debt securities classified as available for sale as of December 31, 2013 and 2012 is summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2013:

GNMA MBS	$12,966,884	$167,146	$54,560	$13,079,470
GNMA CMO	2,796,179	13,514	394	2,809,299
FNMA MBS	6,212,768	59,066	40,646	6,231,188
FNMA CMO	4,862,374	-	156,089	4,706,285
FHLMC CMO	1,842,915	10,102	-	1,853,017
SBA certificates	3,156,886	-	25,014	3,131,872
Privately issued CMO and ABS	7,021,077	12,265	492,107	6,541,235

Total	$38,859,083	$262,093	$768,810	$38,352,366

December 31, 2012:

GNMA MBS	$7,094,669	$202,702	$5,677	$7,291,694
GNMA CMO	4,006,943	14,263	-	4,021,206
FNMA MBS	1,176,810	65,291	-	1,242,101
FNMA CMO	1,416,328	4,448	-	1,420,776
SBA certificates	462,167	10,079	-	472,246
Privately issued CMO and ABS	9,089,329	4,514	1,144,128	7,949,715

Total	$23,246,246	$301,297	$1,149,805	$22,397,738

Expected maturities of mortgage asset-backed securities and CMOs may differ from contractual maturities because the residential mortgage loans underlying the obligations may be prepaid without penalty.

Certain available for sale securities were pledged under repurchase agreements and to secure short-term borrowings and FHLB advances at December 31, 2013. (See Notes 7 through 9)

During the year ended December 31, 2013, the Bank realized gross losses on sales of available for sale privately issued CMO and ABS of $62,254. The Bank realized gross gains on sales of available for sale GNMA CMO and FNMA MBS of $114,345 and $78,864, respectively, for the year ended December 31, 2012.

The following table presents the fair values and gross unrealized losses for temporarily impaired securities available for sale as of December 31, 2013 aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position.

	Number		Gross
	of Investment	Fair	Unrealized
	Positions	Value	Losses

Continuous loss position less than twelve months:
GNMA MBS	5	$4,650,410	$46,390
GNMA CMO	1	903,100	394
FNMA MBS	1	2,640,590	40,646
FNMA CMO	3	4,706,285	156,089
SBA certificates	3	3,131,872	25,014
Privately issued CMO and ABS	4	616,049	18,492
	17	16,648,306	287,025

Continuous loss position more than twelve months:
GNMA MBS	1	656,697	8,170
Privately issued CMO and ABS	11	5,507,488	473,615
	12	6,164,185	481,785

Total available for sale	29	$22,812,491	$768,810

F-17

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(2 – continued)

Management evaluates securities for other-than-temporary impairment at least quarterly, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

During 2013 and 2012, the Company recognized aggregate other-than-temporary impairment write-down charges to earnings of $32,556 and $41,395, respectively, for privately issued CMO and ABS. These securities were determined to be other-than-temporarily impaired based on the extent and duration of the decline in fair value below amortized cost given consideration to liquidity in the marketplace at the time and uncertainty of a recovery of expected future cash flows. In addition, the timing and the probability of the potential losses was nearer in time and greater for the securities that incurred other-than-temporary losses when compared to similar securities. The combination of factors taken as a whole, caused management to conclude the securities were other-than-temporarily impaired.

In the event securities demonstrate additional deterioration through an increase in defaults or loss severity that indicate the Company will not recover its anticipated cash flows or if the duration of relatively significant unrealized losses in these securities does not reverse, the Company will incur additional other-than-temporary impairments, which may result in material charges to earnings in future periods.

U.S. government agency MBS and CMO and SBA certificates in loss positions at December 31, 2013 had depreciated approximately 1.6% from the Company’s amortized cost basis as of December 31, 2013. All of the U.S. government agency MBS and CMO and SBA certificates are issued by U.S. government-sponsored enterprises, and are generally secured by first mortgage loans and other mortgage-related loan products.

At December 31, 2013, the privately issued CMO and ABS securities with an unrealized loss position had depreciated approximately 7.4% from the Company’s amortized cost basis. These obligations include investments secured by home equity lines of credit or other mortgage-related loan products. All such investments except 10 securities with an aggregate fair value of $2,532,595 and an unrealized loss of $282,702 at December 31, 2013, continued to be rated by multiple rating agencies as investment grade assets. The Company has performed an extensive review of these investment positions, including an independent third party evaluation, to assess whether the reductions in fair value from amortized cost represent other-than-temporary impairment of the securities. The changes in variables that impact the recovery of the investments were modeled to derive the extent of changes that would be required to cause a loss to occur. In all instances, except those in which an other-than-temporary impairment loss was recorded, the extent of such changes were deemed to be unlikely to occur.

In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government, its agencies or government-sponsored enterprises, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As the Company has the intent and ability to hold debt securities until recovery, no unrealized losses as of December 31, 2013 are deemed to be other-than-temporary.

F-18

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 2013 and 2012 consisted of the following:

	2013	2012
Real estate mortgage loans:
Residential	$72,616,213	$80,735,838
Commercial real estate	41,353,000	56,094,490
Construction, land and development	16,133,048	22,641,574
Commercial business loans	14,141,332	20,176,640
Home equity loans	31,247,794	34,714,870
Consumer loans	334,444	1,508,157
	175,825,831	215,871,569
Less: Net deferred loan fees and costs	216,343	125,781

Total loans	$175,609,488	$215,745,788

The Bank has entered into loan transactions with certain directors, officers and their affiliates (related parties). In the opinion of management, such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than normal risk of collectability or present other unfavorable features.

The following table represents the aggregate activity for related party loans during the year ended December 31, 2013:

Beginning balance	$176,699
Adjustment for officers who are no longer employees	(123,296)
New loans and advances	-
Payments	(53,403)

Ending balance	$-

The Bank has pledged certain loans to secure short-term borrowings and FHLB advances. (See Notes 7 and 9)

F-19

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(3 - continued)

The following table provides the components of the Bank’s recorded investment in loans at December 31, 2013:

	Residential Real Estate	Commercial Real Estate	Construction, Land and Development	Commercial Business	Home Equity	Consumer	Total

2013

Principal loan balance	$72,616,213	$41,353,000	$16,133,048	$14,141,332	$31,247,794	$334,444	$175,825,831

Accrued interest receivable	198,653	126,009	18,093	46,498	94,696	7,110	491,059

Net deferred loan fees and costs	(249,454)	(14,499)	(7,858)	290	53,998	1,180	(216,343)

Recorded investment in loans	$72,565,412	$41,464,510	$16,143,283	$14,188,120	$31,396,488	$342,734	$176,100,547

The following table provides the components of the Bank’s recorded investment in loans at December 31, 2012:

	Residential Real Estate	Commercial Real Estate	Construction, Land and Development	Commercial Business	Home Equity	Consumer	Total

2012

Principal loan balance	$80,735,838	$56,094,490	$22,641,574	$20,176,640	$34,714,870	$1,508,157	$215,871,569

Accrued interest receivable	333,339	177,589	46,485	60,822	108,793	4,588	731,616

Net deferred loan fees and costs	(152,772)	(30,005)	(6,369)	1,185	59,648	2,532	(125,781)

Recorded investment in loans	$80,916,405	$56,242,074	$22,681,690	$20,238,647	$34,883,311	$1,515,277	$216,477,404

F-20

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(3 - continued)

An analysis of the allowance for loan losses and recorded investment in loans as of and for the year ended December 31, 2013 is as follows:

	Residential Real Estate	Commercial Real Estate	Construction, Land and Development	Commercial Business	Home Equity	Consumer	Total

Allowance for loan losses:
Beginning balance	$1,504,551	$919,509	$1,242,753	$884,482	$1,575,094	$98,642	$6,225,031

Provisions for loan losses	515,338	1,464,329	629,012	1,242,107	(1,565)	(264,221)	3,585,000

Charge-offs	(615,393)	(1,143,635)	(1,521,126)	(755,259)	(613,463)	(269,035)	(4,917,911)

Recoveries	49,867	91,559	239,477	30,447	105,366	438,081	954,797

Ending balance	$1,454,363	$1,331,762	$590,116	$1,401,777	$1,065,432	$3,467	$5,846,917

Ending allowance balance attributable to loans:
Individually evaluated for impairment	$102,432	$-	$-	$-	$10,500	$-	$112,932

Collectively evaluated for impairment	1,351,931	1,331,762	590,116	1,401,777	1,054,932	3,467	5,733,985

Ending balance	$1,454,363	$1,331,762	$590,116	$1,401,777	$1,065,432	$3,467	$5,846,917

Recorded investment in loans:
Individually evaluated for impairment	$19,647,373	$14,300,001	$5,317,451	$4,065,162	$3,906,829	$-	$47,236,816

Collectively evaluated for impairment	52,918,039	27,164,509	10,825,832	10,122,958	27,489,659	342,734	128,863,731

Ending balance	$72,565,412	$41,464,510	$16,143,283	$14,188,120	$31,396,488	$342,734	$176,100,547

F-21

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(3 - continued)

An analysis of the allowance for loan losses and recorded investment in loans as of and for the year ended December 31, 2012 is as follows:

	Residential Real Estate	Commercial Real Estate	Construction, Land and Development	Commercial Business	Home Equity	Consumer	Total

Allowance for loan losses:
Beginning balance	$933,619	$1,075,895	$1,868,629	$1,192,421	$896,877	$68,753	$6,036,194

Provisions for loan losses	1,295,573	1,361,259	1,351,953	134,048	1,579,116	1,498,132	7,220,081

Charge-offs	(753,655)	(1,598,396)	(2,138,192)	(606,212)	(939,763)	(1,469,090)	(7,505,308)

Recoveries	29,014	80,751	160,363	164,225	38,864	847	474,064

Ending balance	$1,504,551	$919,509	$1,242,753	$884,482	$1,575,094	$98,642	$6,225,031

Ending allowance balance attributable to loans:
Individually evaluated for impairment	$133,528	$192,186	$433,620	$246,777	$211,447	$-	$1,217,558

Collectively evaluated for impairment	1,371,023	727,323	809,133	637,705	1,363,647	98,642	5,007,473

Ending balance	$1,504,551	$919,509	$1,242,753	$884,482	$1,575,094	$98,642	$6,225,031

Recorded investment in loans:
Individually evaluated for impairment	$12,377,890	$8,166,288	$9,382,081	$4,617,556	$2,566,847	$776,487	$37,887,149

Collectively evaluated for impairment	68,538,515	48,075,786	13,299,609	15,621,091	32,316,464	738,790	178,590,255

Ending balance	$80,916,405	$56,242,074	$22,681,690	$20,238,647	$34,883,311	$1,515,277	$216,477,404

F-22

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(3 - continued)

The following table summarizes the Bank’s impaired loans as of and for the year ended December 31, 2013:

	Recorded	Unpaid Principal	Related	Average Recorded
	Investment	Balance	Allowance	Investment

Loans with no related allowance recorded:
Residential real estate	$11,407,110	$12,437,550	$-	$7,600,729
Commercial real estate	8,536,189	9,986,993	-	6,991,895
Construction, land and development	4,799,113	6,626,109	-	5,358,344
Commercial business	885,385	1,433,233	-	546,828
Home equity	1,708,398	1,914,559	-	1,557,227
Consumer	-	-	-	435,474

	27,336,195	32,398,444	-	22,490,497

Loans with an allowance recorded:
Residential real estate	359,059	361,268	102,432	1,222,886
Commercial real estate	-	-	-	559,484
Construction, land and development	-	-	-	1,021,721
Commercial business	-	-	-	115,937
Home equity	10,586	10,500	10,500	213,054
Consumer	-	-	-	-

	369,645	371,768	112,932	3,133,082

Total:
Residential real estate	11,766,169	12,798,818	102,432	8,823,615
Commercial real estate	8,536,189	9,986,993	-	7,551,379
Construction, land and development	4,799,113	6,626,109	-	6,380,065
Commercial business	885,385	1,433,233	-	662,765
Home equity	1,718,984	1,925,059	10,500	1,770,281
Consumer	-	-	-	435,474

	$27,705,840	$32,770,212	$112,932	$25,623,579

F-23

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(3 - continued)

The following table summarizes the Bank’s impaired loans as of and for the year ended December 31, 2012:

	Recorded	Unpaid Principal	Related	Average Recorded
	Investment	Balance	Allowance	Investment

Loans with no related allowance recorded:
Residential real estate	$4,304,381	$4,345,770	$-	$1,886,377
Commercial real estate	9,053,578	9,428,811	-	3,852,197
Construction, land and development	3,935,850	4,760,299	-	3,003,772
Commercial business	241,476	271,698	-	244,127
Home equity	1,258,405	1,278,828	-	413,135
Consumer	776,487	1,550,121	-	297,244

	19,570,177	21,635,527	-	9,696,852

Loans with an allowance recorded:
Residential real estate	1,689,760	1,826,900	133,528	2,569,271
Commercial real estate	2,341,944	2,792,883	192,186	3,978,729
Construction, land and development	4,929,006	5,694,380	433,620	5,014,285
Commercial business	447,393	495,606	246,777	305,772
Home equity	671,595	846,985	211,447	842,831
Consumer	-	-	-	578,207

	10,079,698	11,656,754	1,217,558	13,289,095

Total:
Residential real estate	5,994,141	6,172,670	133,528	4,455,648
Commercial real estate	11,395,522	12,221,694	192,186	7,830,926
Construction, land and development	8,864,856	10,454,679	433,620	8,018,057
Commercial business	688,869	767,304	246,777	549,899
Home equity	1,930,000	2,125,813	211,447	1,255,966
Consumer	776,487	1,550,121	-	875,451

	$29,649,875	$33,292,281	$1,217,558	$22,985,947

F-24

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(3 - continued)

The following table summarizes interest income on impaired loans for the years ended December 31, 2013 and 2012:

	2013		2012
	Interest Income Recognized	Interest Recognized Cash Method	Interest Income Recognized	Interest Recognized Cash Method

Residential real estate	$76,274	$6,104	$148,789	$34,427
Commercial real estate	31,570	13,911	126,962	76,040
Construction, land and development	8,652	-	58,946	5,663
Commercial business	652	-	6,534	2,365
Home equity	7,017	785	25,374	1,747
Consumer	-	-	18,679	-

	$124,165	$20,800	$385,284	$120,242

Nonperforming loans consists of nonaccrual loans and loans over 90 days past due still accruing interest. The following table presents the recorded investment in nonperforming loans at December 31, 2013:

	Nonaccrual Loans	Loans 90+ Days Past Due Still Accruing	Total Nonperforming Loans

Residential real estate	$9,525,606	$597,916	$10,123,522
Commercial real estate	6,188,167	-	6,188,167
Construction, land and development	4,776,332	-	4,776,332
Commercial business	885,385	146,777	1,032,162
Home equity	1,618,011	507,994	2,126,005
Consumer	-	-	-

Total	$22,993,501	$1,252,687	$24,246,188

The following table presents the recorded investment in nonperforming loans at December 31, 2012:

	Nonaccrual Loans	Loans 90+ Days Past Due Still Accruing	Total Nonperforming Loans

Residential real estate	$3,198,321	$-	$3,198,321
Commercial real estate	5,781,192	952,951	6,734,143
Construction, land and development	6,532,225	487,296	7,019,521
Commercial business	629,639	-	629,639
Home equity	1,750,694	-	1,750,694
Consumer	776,487	-	776,487

Total	$18,668,558	$1,440,247	$20,108,805

F-25

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(3 - continued)

The following table presents the aging of the recorded investment in loans at December 31, 2013:

	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans

Residential real estate	$738,333	$1,255,573	$4,859,245	$6,853,151	$65,712,261	$72,565,412
Commercial real estate	563,992	-	4,957,467	5,521,459	35,943,051	41,464,510
Construction, land and development	-	-	4,219,542	4,219,542	11,923,741	16,143,283
Commercial business	442,496	93,272	330,758	866,526	13,321,594	14,188,120
Home equity	266,410	519,555	1,737,521	2,523,486	28,873,002	31,396,488
Consumer	-	-	-	-	342,734	342,734

Total	$2,011,231	$1,868,400	$16,104,533	$19,984,164	$156,116,383	$176,100,547

The following table presents the aging of the recorded investment in loans at December 31, 2012:

	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans

Residential real estate	$1,404,208	$678,814	$1,157,927	$3,240,949	$77,675,456	$80,916,405
Commercial real estate	514,890	1,045,491	4,515,418	6,075,799	50,166,275	56,242,074
Construction, land and development	-	721,766	5,715,797	6,437,563	16,244,127	22,681,690
Commercial business	20,435	46,454	143,059	209,948	20,028,699	20,238,647
Home equity	1,295,377	-	767,685	2,063,062	32,820,249	34,883,311
Consumer	-	-	639,918	639,918	875,359	1,515,277

Total	$3,234,910	$2,492,525	$12,939,804	$18,667,239	$197,810,165	$216,477,404

F-26

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(3 - continued)

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, public information, historical payment experience, credit documentation, and current economic trends, among other factors. The Bank classifies loans based on credit risk at least quarterly. The Bank uses the following regulatory definitions for risk ratings:

Watch: Loans classified as watch are of acceptable risk to the Bank with no apparent loss factors, and the collateral securing these loans coupled with guarantor support is deemed adequate to protect the Bank against loss. However, loans classified as watch may be experiencing a short term interruption in operations as a result of negative industry or market trends impacting areas such as business capital, liquidity, and/or recent losses. These loans may demonstrate some of the weaknesses identified in special mention loans discussed below, but are mitigated and documented by support provided through guaranties and/or collateral.

Special Mention: Loans classified as special mention are currently protected by collateral but are potentially weak. There may be a clearly defined deficiency or a potentially adverse trend which does not currently affect the credit worthiness of the loan, but which should be corrected to preclude deterioration of the asset. Special mention loans constitute an undue and unwarranted credit risk but not to the point of justifying a classification of substandard. The credit risk may be relatively minor yet constitutes an unwarranted risk in light of the circumstances surrounding a specific loan.

Substandard: Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful: Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss: Loans classified as loss are considered uncollectible and of such little value that their continuance on the institution’s books as an asset, without establishment of a specific valuation allowance or charge-off, is not warranted.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

F-27

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(3 - continued)

The following table presents the recorded investment in loans by risk category as of December 31, 2013:

	Residential Real Estate	Commercial Real Estate	Construction, Land and Development	Commercial Business	Home Equity	Consumer	Total

Pass	$39,159,257	$11,996,769	$5,211,081	$5,928,765	$23,583,333	$326,228	$86,205,433
Watch	14,286,087	14,772,860	5,614,750	4,194,193	3,906,325	16,506	42,790,721
Special mention	9,178,306	3,174,804	541,119	2,278,311	2,264,427	-	17,436,967
Substandard	9,941,762	11,520,077	4,772,497	1,786,851	1,642,403	-	29,663,590
Doubtful	-	-	3,836	-	-	-	3,836
Loss	-	-	-	-	-	-	-

Total	$72,565,412	$41,464,510	$16,143,283	$14,188,120	$31,396,488	$342,734	$176,100,547

The following table presents the recorded investment in loans by risk category as of December 31, 2012:

	Residential Real Estate	Commercial Real Estate	Construction, Land and Development	Commercial Business	Home Equity	Consumer	Total

Pass	$60,597,214	$27,652,298	$11,835,993	$15,346,912	$30,634,844	$738,780	$146,806,041
Watch	8,744,022	20,884,432	1,951,973	3,857,759	1,778,713	-	37,216,899
Special mention	7,138,504	1,155,947	1,319,071	364,780	539,772	-	10,518,074
Substandard	4,436,145	6,549,397	7,554,283	666,939	1,808,022	512,901	21,527,687
Doubtful	520	-	20,370	206	120,492	263,586	405,174
Loss	-	-	-	2,051	1,468	10	3,529

Total	$80,916,405	$56,242,074	$22,681,690	$20,238,647	$34,883,311	$1,515,277	$216,477,404

F-28

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(3 - continued)

Troubled Debt Restructurings

The following table summarizes the Bank’s TDRs by accrual status at December 31, 2013 and 2012:

	Accruing	Nonaccrual	Total	Related Allowance for Loan Losses
December 31, 2013:
Residential real estate	$2,240,564	$3,592,790	$5,833,354	$-
Commercial real estate	2,348,022	3,525,402	5,873,424	-
Construction, land and development	22,781	3,610,585	3,633,366	-
Commercial business	-	239,765	239,765	-
Home equity	87,303	749,489	836,792	-
Consumer	-	-	-	-

Total	$4,698,670	$11,718,031	$16,416,701	$-

December 31, 2012:
Residential real estate	$3,077,347	$821,294	$3,898,641	$90,133
Commercial real estate	5,614,330	3,640,442	9,254,772	192,186
Construction, land and development	271,426	5,373,302	5,644,728	335,320
Commercial business	59,229	542,314	601,543	232,970
Home equity	190,620	676,935	867,555	61,701
Consumer	-	776,487	776,487	-

Total	$9,212,952	$11,830,774	$21,043,726	$912,310

The following table summarizes loans that were restructured as TDRs during the year ended December 31, 2013:

	Number of	Pre- Modification Outstanding	Post- Modification Outstanding
	Contracts	Balance	Balance

Residential real estate	13	$4,834,511	$4,812,401
Commercial real estate	2	1,324,885	1,324,885
Construction, land and development	2	77,513	77,513
Commercial business	3	152,164	152,164
Home equity	7	290,859	293,631
Consumer	1	-	-

Total	28	$6,679,932	$6,660,594

For the TDRs listed above, the terms of modification included one loan that was granted a temporary interest-only payment period, six loans where the stated interest rate was reduced, two loans where the maturity date was extended and the renewal or refinancing of 19 loans where the debtor was unable to access funds elsewhere at a market interest rate for debt with similar risk characteristics.

F-29

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(3 - continued)

The following table summarizes loans that were restructured as TDRs during the year ended December 31, 2012:

	Number of	Pre- Modification Outstanding	Post- Modification Outstanding
	Contracts	Balance	Balance

Residential real estate	8	$3,076,827	$3,076,827
Commercial real estate	7	5,937,230	5,937,230
Construction, land and development	10	557,727	557,727
Commercial business	6	745,461	745,461
Home equity	3	1,486,535	1,489,535
Consumer	3	1,428,110	1,428,110

Total	37	$13,231,890	$3,234,890

For the TDRs listed above, the terms of modification included two loans that were granted temporary interest-only payment periods, three loans where the stated interest rate was reduced, and the renewal or refinancing of 32 loans where the debtor was unable to access funds elsewhere at a market interest rate for debt with similar risk characteristics.

At December 31, 2013, commitments to lend additional funds to debtors whose loan terms have been modified in a TDR (both accruing and nonaccruing) totaled $238,963. At December 31, 2012, the Bank had not committed to lend any additional amounts to customers with outstanding loans that were classified as TDRs. These commitments represent the undisbursed portion of commercial lines of credit to borrowers that have outstanding loans classified as TDRs.

Principal charge-offs recorded as a result of TDRs during the year ended December 31, 2013 totaled $29,070. There were no partial charge-offs recorded as a result of TDRs during the year ended December 31, 2012.

The following table summarizes TDRs modified during the years ended December 31, 2013 and 2012 that had payment defaults (over 30 days past due) within the previous twelve months:

	2013		2012
	Number of	Outstanding	Number of	Outstanding
	Contracts	Balance	Contracts	Balance

Residential real estate	2	$1,812,472	-	$-
Commercial real estate	-	-	2	372,905
Commercial business	1	35,653	1	79,535
Construction, land and development	1	47,157	-	-
Home equity	6	290,774	-	-
Consumer	-	-	1	376,333

Total	10	$2,186,056	4	$828,773

In the event that a TDR subsequently defaults, the Bank evaluates the restructuring for possible impairment. As a result, the related allowance for loan losses may be increased or charge-offs may be taken to reduce the carrying amount of the loan. The Bank recognized partial charge-offs totaling $288,587 and $170,118 on TDRs that subsequently defaulted during the years ended December 31, 2013 and 2012, respectively.

F-30

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(4)	PREMISES AND EQUIPMENT

Premises and equipment as of December 31, 2013 and 2012 are summarized as follows:

	2013	2012

Leasehold improvements	$1,823,473	$2,114,946
Furniture and equipment	1,814,441	2,043,003
	3,637,914	4,157,949
Less accumulated depreciation	2,999,421	3,229,389

Totals	$638,493	$928,560

Depreciation expense was $244,612 and $317,728 for the years ended December 31, 2013 and 2012, respectively.

(5)	FORECLOSED REAL ESTATE

At December 31, 2013 and 2012, the Bank had foreclosed real estate held for sale of $1,047,102 and $3,164,329, respectively. During the years ended December 31, 2013 and 2012, the Bank charged $163,920 and $785,403 in foreclosure losses to the allowance for loan losses, respectively. Net realized gains on the sale of foreclosed real estate for the year ended December 31, 2013 totaled $76,568. Net realized losses on the sale of foreclosed real estate for the year ended December 31, 2012 totaled $29,621. Unrealized losses on subsequent write downs of foreclosed real estate are aggregated with realized gains and losses from the sale of foreclosed real estate and other income and expenses of holding foreclosed real estate, and are reported in noninterest expense. Losses on subsequent write downs of foreclosed real estate totaled $450,244 and $213,071 for 2013 and 2012, respectively. Expenses of holding foreclosed real estate, net of income received from the operation of foreclosed real estate, amounted to $107,304 and $208,738 for 2013 and 2012, respectively. The Bank did not defer any gains on the sales of foreclosed real estate for the year ended December 31, 2013. Realized gains of $21,640 were deferred for 2012 because the sales were financed by the Bank and did not qualify for recognition under accounting principles generally accepted in the United States of America. At December 31, 2013 and 2012, deferred gains on the sale of foreclosed real estate financed by the Bank amounted to $74,487 and $133,827, respectively.

(6)	DEPOSITS

The aggregate amount of time deposit accounts of $100,000 or more amounted to approximately $24,306,000 and $28,722,000 at December 31, 2013 and 2012, respectively.

At December 31, 2013, scheduled maturities of time deposits were as follows:

Year ending December 31:

2014	$42,426,082
2015	3,328,047
2016	2,465,543
2017	543,430
2018 and thereafter	570,777

Total	$49,333,879

The Bank held deposits of approximately $2,312,000 and $2,644,000 for related parties at December 31, 2013 and 2012, respectively.

F-31

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(7)	SHORT-TERM BORROWINGS

The Bank has entered into an Advances and Security Agreement with the FHLB whereas the Bank has the ability to initiate advances under a line of credit arrangement and other borrowings. The FHLB borrowings are secured by loan collateral and available for sale securities under a blanket collateral agreement (see Note 9). There were no outstanding short-term borrowings under the FHLB blanket collateral agreement at December 31, 2013 and 2012.

The Bank also has a $5 million federal funds line of credit with The Independent Bankers’ Bank (TIB). At December 31, 2013, CMO and other mortgage asset-backed obligations with an amortized cost of $5,358,302 and a fair value of $5,441,684 were pledged to secure the TIB federal funds line of credit. The Bank had no outstanding borrowings against the TIB federal funds line of credit at December 31, 2013 and 2012.

The Bank also has the ability to borrow from the Federal Reserve Bank of Richmond (FRB). The FRB advances are secured by specific loan collateral and available for sale securities. At December 31, 2013, the carrying value of residential and commercial mortgage loans pledged as security for short-term FRB borrowings was $15,690,477, and CMO and other mortgage asset-backed obligations with an amortized cost of $3,215,416 and a fair value of $2,946,816 were pledged to secure short-term FRB borrowings. The Bank had no outstanding FRB borrowings at December 31, 2013 and 2012.

(8)	REPURCHASE AGREEMENTS

Repurchase agreements include retail repurchase agreements representing overnight borrowings from deposit customers. Information concerning borrowings under repurchase agreements at or for the years ended December 31, 2013 and 2012 is summarized as follows:

	2013		2012
	Weighted		Weighted
	Average		Average
	Rate	Amount	Rate	Amount

Retail repurchase agreements	0.19%	$2,920,464	0.18%	$4,771,280

The debt securities underlying the retail repurchase agreements were under the control of the Bank at December 31, 2013 and 2012. Securities underlying broker-dealer repurchase agreements are delivered to the broker-dealer who arranged the transactions.

Information concerning borrowings under retail repurchase agreements as of and for the years ended December 31, 2013 and 2012 is summarized as follows:

	2013	2012
Weighted average interest rate during the year	0.20%	0.19%

Average daily balance	$3,782,270	$3,260,386
Maximum month-end balance during the year	5,079,837	5,318,068
Amortized cost of debt securities underlying the agreements	4,101,945	5,308,756
Fair value of debt securities underlying the agreement	4,191,529	5,420,70

The Bank had no borrowings under repurchase agreements with broker-dealers for the year ended December 31, 2013. Information concerning borrowings under repurchase agreements with broker-dealers for the year ended December 31, 2012 is summarized as follows:

2012

Weighted average interest rate during the year	5.10%
Average daily balance during the year	$115,075

F-32

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(9)	ADVANCES FROM FEDERAL HOME LOAN BANK

As discussed in Note 7 above, the Bank has entered into an Advances and Security Agreement with FHLB whereas the Bank has the ability to initiate advances under a line of credit arrangement and other borrowings. The line of credit borrowings and term advances are secured under a blanket collateral agreement. At December 31, 2013, the carrying value of loans pledged as security for the advances was $15,690,477. Also, the Bank has specifically pledged certain privately issued CMO and ABS with an amortized cost of $173,274 and a fair value of $170,156 as collateral under the agreement. At December 31, 2013 and 2012 the Bank did not have any outstanding advances or other borrowings from FHLB.

(10)	BENEFIT PLAN

The Company has a qualified defined contribution plan to which eligible employees can contribute a portion of their pre-tax compensation. Company contributions to the plan amounted to $72,359 and $73,783 for the years ended December 31, 2013 and 2012, respectively.

(11)	INCOME TAXES

The components of income tax benefit for the years ended December 31, 2013 and 2012 were as follows:

	2013	2012

Current	$227,069	$111,753
Deferred	(838,236)	(1,265,245)

Totals	$(611,167)	$(1,153,492)

The reconciliation of the income tax benefit with the amount that would have been provided at the federal statutory rate of 34 percent follows:

	2013	2012

Provision at statutory rate	$(415,821)	$(1,071,810)
State income tax - net of federal tax benefit	(13,624)	(119,668)
Increase (decrease) in deferred tax valuation allowance	(216,700)	38,486
Net other permanent differences	34,978	(500)
Total income tax benefit	$(611,167)	$(1,153,492)

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2013 and 2012 were as follows:

	2013	2012

Deferred tax assets (liabilities):
Capital loss carryforward	$1,428,942	$1,515,011
Unrealized loss on securities available for sale	195,339	327,099
Other-than-temporary impairment loss on securities available for sale	738,413	786,758
Allowance for loan losses	4,927,314	4,083,383
Depreciation	185,416	198,710
Amortizable goodwill and other intangibles	223,627	263,030
Restricted stock compensation	182,938	156,193
Net operating loss and contribution carryforwards	15,748	32,506
Accrued expenses	214,203	259,740
Valuation allowance on foreclosed real estate	87,714	76,266
Nonaccrual loan accrued interest reserve	36,299	70,777
Total deferred tax assets	8,235,953	7,769,473

Deferred loan fees and costs	(101,880)	(125,176)

Net deferred tax asset before valuation allowance	8,134,073	7,644,297

Less valuation allowance	2,143,719	2,360,419

Net deferred tax asset	$5,990,354	$5,283,878

F-33

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(11 - continued)

The Company and the Bank file a consolidated federal income tax return with each charged or given credit for the applicable tax as though separate returns were filed.

At December 31, 2013, the Company has available an unused capital loss carryover of $4.2 million which expires in 2015.

At December 31, 2013, the Company has charitable contributions carryovers totaling approximately $60,000 available to reduce federal taxable income in subsequent years. The charitable contribution carryovers expire in 2015 and 2016.

At December 31, 2013 and 2012, the Company had no liability for unrecognized income tax benefits related to uncertain tax positions and does not anticipate any increase in the liability for unrecognized tax benefits during the next twelve months. The Company believes that its income tax positions would be sustained upon examination and does not anticipate any adjustments that would result in a material change to its financial position or results of operations. As noted above, the Company files consolidated U.S. federal income tax returns with the Bank. The Company and Bank file separate North Carolina state income tax returns. In October 2012, the Internal Revenue Service (IRS) completed an examination of the Company’s federal income tax returns for the years ended December 31, 2010 and 2009 resulting in adjustments that did not have a material impact on the Company’s consolidated financial position or results of operations. Federal income tax returns filed for tax years ended on or after December 31, 2011 are subject to IRS examination. Returns filed in North Carolina for tax years ended on or after December 31, 2010 are subject to examination.

(12)	STOCK-BASED COMPENSATION PLANS

At December 31, 2013, the Company had three stock-based compensation plans, which are described below. The compensation cost that has been charged against income for those plans was $266,194 and $223,259 for 2013 and 2012, respectively.

Stock Option Plans

In January 1995, the Company established a non-qualified stock option plan (the 1995 Plan) for certain key employees. Options granted under the 1995 Plan are exercisable in whole or in part at a price equal to the fair value of the stock on the date of grant for a period of up to five years from the date of grant. The 1995 Plan was discontinued and the final options were issued under this plan in 2002. In May 2002, the Company adopted the 2002 stock option plan (the 2002 Plan) that provided for issuance of up to 214,760 shares of the Company’s common stock. The 2002 Plan allows for the issuance of both non-qualified and qualified (i.e. incentive) stock options. In the case of incentive stock options, the aggregate fair value of the stock (determined at the time the incentive stock option is granted) for which any optionee may be granted incentive options that are first exercisable during any calendar year shall not exceed $100,000. Option prices may not be less than the fair value of the underlying stock at the date of grant. Options granted under the 2002 Plan are immediately vested and are exercisable in whole or in part for a period of up to ten years from the date of grant. The Company did not grant any options during 2013 or 2012. The 2002 Plan terminated in May 2012.

The fair market value of stock options granted is determined at the date of grant using the Black-Scholes-Merton option pricing model. Expected volatilities are based on historical volatility of the Company’s stock. The expected term of options granted represents the period of time that options are expected to be outstanding and is based on historical trends. The risk free rate for the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

F-34

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(12 - continued)

A summary of option activity under the plan as of December 31, 2013, and changes during the year then ended are presented below.

Weighted
		Weighted	Average
	Number	Average	Remaining	Aggregate
	of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value

Outstanding at beginning of year	12,000	$10.00
Granted	-	-
Exercised	-	-
Forfeited or expired	12,000	$10.00

Outstanding at end of year	-	-	-	$-

Exercisable at end of year	-	-	-	$-

All options granted under the 2002 plan expired during the year ended December 31, 2013. For the years ended December 31, 2013 and 2012, the Company recognized no compensation expense related to the stock option plan as all outstanding options were fully vested in prior years and no options were granted during 2013 or 2012.

Restricted Stock Compensation Plan

On May 15, 2004, the Company established a restricted stock compensation plan as an encouragement for directors, officers and key employees to remain in the employment or service of the Company or its subsidiary banks. During 2013 and 2012, the Company granted 160,000 and 67,200 common shares, respectively, under the plan at a weighted average fair value of $3.00 and $5.00 per share, respectively. The shares granted under the plan are in the form of nonvested restricted stock, generally vesting over a five-year period. The Company holds the issued stock in escrow until some or all of the services are performed. Compensation expense is measured based on the fair value of the stock at the grant date and is recognized pro rata over the period during which the shares are earned (the vesting period). The terms of the restricted stock compensation plan include a provision whereby all unearned shares become fully vested upon a change in control. The Company recognized stock compensation expense of $266,194 and $223,259 for the years ended December 31, 2013 and 2012, respectively.

A summary of the status of the Company's nonvested restricted shares as of December 31, 2013, and changes during the year then ended, are presented below:

	Number of Shares	Weighted Average Grant- Date Fair Value
Nonvested at beginning of year	169,260	$4.98
Granted	160,000	3.00
Vested	(31,340)	6.20
Forfeited	(5,680)	6.46
Nonvested at end of year	292,240	3.74

The total fair value of shares vested during the years ended December 31, 2013 and 2012, was $94,020 and $117,160, respectively.

F-35

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(13)	STOCKHOLDERS’ EQUITY

Convertible Preferred Stock

In connection with a 1995 rights offering, the Company authorized 5,000 shares of no par value, non-cumulative, perpetual, convertible preferred stock. The preferred shares have a stated liquidation value of $50,000 per share. Preferred shares are entitled to dividends when declared by the Board of Directors, based on a floating rate equal to the prime rate on the 15th day of the last month of each calendar quarter. Preferred shares are redeemable at the option of the Company, on or after the earlier of January 1, 2010, or the date the common shares are approved for listing on a public exchange, at a redemption price of $50,000 per share. Each of the preferred shares could have been converted into 6,349.2 shares of the Company’s common stock until October 31, 2000. (Conversion price of $7.88 per common share) Thereafter, the conversion price for each preferred share increases by a multiple of 1.03 on November 1 of each year commencing November 1, 2000.

(14)	DIVIDENDS AND REGULATORY MATTERS

The payment of dividends by the Bank to the Company is subject to regulation by the Office of the Comptroller of the Currency (OCC). The Bank may not declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below regulatory capital requirements imposed by the OCC.

The Company and the Bank are subject to various regulatory capital requirements administered by the OCC. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined) and tangible capital to adjusted total assets (as defined). As of December 31, 2013, the most recent notification from the OCC categorized the Bank as adequately capitalized. Under the regulatory framework for prompt corrective action, to be categorized as adequately or well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. However, the Bank was subject to increased Tier I and total risk-based capital ratios under a Written Agreement at December 31, 2013 as discussed below. At December 31, 2013, the Bank met all regulatory capital requirements to which it was subject. There are no conditions or events since that notification that management believes have changed the Bank’s prompt corrective action category.

At December 31, 2013 and 2012, the Company, as a savings and loan holding company, had no regulatory capital requirements.

The Bank’s actual capital amounts and ratios are presented in the table. No amounts were deducted from capital for interest-rate risk in either year.

F-36

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(14 - continued)

					Minimum To Be Well
					Capitalized Under
			Minimum For Capital		Prompt Corrective
	Actual		Adequacy Purposes:		Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
(Dollars in thousands)

As of December 31, 2013:

Total Capital (to Risk
Weighted Assets)	$23,338	14.6%	$12,812	8.0%	$16,015	10.0%

Tier I Capital (to Risk
Weighted Assets)	$21,289	13.3%	N/A		$9,609	6.0%

Tier I Capital (to
Adjusted Total assets)	$21,289	9.6%	$8,884	4.0%	$11,105	5.0%

Tangible Capital (to
Adjusted Total assets)	$21,289	9.6%	$3,331	1.5%	N/A

As of December 31, 2012:

Total Capital (to Risk
Weighted Assets)	$25,018	12.8%	$15,658	8.0%	$19,573	10.0%

Tier I Capital (to Risk
Weighted Assets)	$22,524	11.5%	N/A		$11,744	6.0%

Tier I Capital (to
Adjusted Total assets)	$22,524	8.4%	$10,677	4.0%	$13,346	5.0%

Tangible Capital (to
Adjusted Total assets)	$22,524	8.4%	$4,004	1.5%	N/A

Effective December 17, 2012, the Bank entered into an agreement with the OCC (the “Agreement”). The Agreement superseded and terminated the Cease and Desist Order entered into by and between the Bank and the Office of Thrift Supervision on November 23, 2010. Under the terms of the Agreement, the Bank is required to, among other things, (a) appoint a Compliance Committee of at least three directors to monitor and coordinate the Bank’s adherence to the provisions of the Agreement and report quarterly to the board of directors; (b) review the competence of management and the lending staff and provide additional training where needed; (c) develop and adopt a written program designed to eliminate the basis of criticism of assets criticized by the OCC or by any internal or external loan reviews, including detailed written workout plans for all criticized asset relationships of $500,000 or more; (d) develop, implement and ensure adherence to a written program to improve the Bank’s credit risk and problem loan identification process; (e) review and revise the adequacy of the Bank’s allowance for loan losses and establish a program for the maintenance of an adequate allowance for loan losses; (f) revise, adopt, implement and ensure adherence to a written program to oversee the Bank’s real estate appraisal evaluation and appraisal review process; (g) develop, implement and ensure adherence to a written program and systems which provide for effective monitoring and reporting of loan exceptions in the Bank’s loan portfolio; (h) achieve and maintain a Tier 1 capital to adjusted total assets ratio (leverage ratio) at least equal to 8% and a total risk-based capital ratio at least equal to 12%, revise the Bank’s capital plan and implement an effective internal capital planning process; (i) revise, implement and ensure adherence to a written profit plan to improve and sustain the earnings of the Bank; and (j) take all necessary steps to ensure that management corrects any violations of law, rule or regulation cited by the OCC.

The Agreement will remain in effect until terminated, modified or suspended in writing by the OCC. Management and the board of directors have taken steps to address the requirements of the Agreement, but the Bank was not yet in compliance with certain terms of the Agreement at December 31, 2013.

F-37

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(14 - continued)

Effective March 18, 2013, the Company entered into a Memorandum of Understanding (MOU) with the FRB. The MOU requires the Company to take steps to ensure the Bank complies with the Agreement; obtain regulatory approval before declaring any dividends, incurring any debt, or redeeming any of its stock; preserve cash assets other than to benefit the Bank or for the payment of normal operating expenses; comply with applicable restrictions on indemnification and severance payments; and provide notice prior to appointing any new director or senior executive officer. The MOU will remain in effect until terminated, modified or suspended in writing by the FRB.

(15)	OPERATING LEASES

The Bank leases banking facilities under noncancelable operating leases expiring at various times between December 2016 and July 2018. The Bank recognizes lease expense for lease contracts with annual adjustments using the straight line method over the lease term.

Future minimum rental payments required under noncancelable operating leases having remaining terms in excess of one year as of December 31, 2013 for each of the next five years and in the aggregate are:

Year ending December 31:
2014	$638,932
2015	656,588
2016	674,845
2017	374,663
2018	68,600

$2,413,628

Rental expense amounted to $617,328 and $801,466 in 2013 and 2012, respectively. Sublease rental income under operating leases with terms of less than one year amounted to $20,383 and $25,845 for 2013 and 2012, respectively.

(16)	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments (see Note 17). The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. The liability related to standby letters of credit guarantees was immaterial at December 31, 2013 and 2012.

The Bank has not been required to perform on any financial guarantees and has incurred no losses on its commitments in 2013 or 2012.

F-38

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(17)	COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit and outstanding standby letters of credit which are not reflected in the consolidated financial statements.

Commitments under outstanding standby letters of credit totaled $136,000 and $526,000 at December 31, 2013 and 2012, respectively.

The following is a summary of the commitments to extend credit at December 31, 2013 and 2012:

	2013	2012
Loan commitments:
Fixed rate	$1,198,000	$2,227,000
Adjustable rate	2,338,000	698,083
Undisbursed commercial and personal lines of credit	18,463,997	22,345,705
Undisbursed portion of residential construction loans	5,674,143	3,712,614

Total commitments to extend credit	$27,674,140	$28,983,402

(18)	CONCENTRATIONS OF CREDIT RISK

At December 31, 2013, the Company had demand deposits and other accounts of approximately $5.6 million in excess of the $250,000 federal deposit insurance limit.

(19)	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

U.S. GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. U.S. GAAP excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying value and estimated fair value of financial instruments at December 31, 2013 and 2012 are as follows:

	2013		2012
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
(In thousands)
Financial assets:
Cash and cash equivalents	$8,427	$8,427	$23,928	$23,928
Time deposits	500	500	500	500
Securities available for sale	38,352	38,352	22,398	22,398
Mortgage loans held for sale	271	275	2,300	2,316

Loans	175,610	176,419	215,746	218,519
Less: allowance for loan losses	(5,847)	(5,847)	(6,225)	(6,225)
Net loans	169,763	170,572	209,521	212,294

FHLB stock	413	413	450	450
Accrued interest receivable	558	558	764	764

Financial liabilities:
Deposits	196,895	197,037	238,786	239,138
Borrowed funds	2,920	2,920	4,771	4,771
Accrued interest payable	23	23	37	37

F-39

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(19 - continued)

The carrying amounts in the preceding table are included in the consolidated balance sheets under the applicable captions. The contractual or notional amounts of financial instruments with off-balance-sheet risk are disclosed in Note 17, and the fair value of these instruments is considered immaterial.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Cash Equivalents

For cash and cash equivalents, including cash and due from banks and interest-bearing deposits with other banks, the carrying value is a reasonable estimate of fair value.

Time Deposits

For time deposits in other banks which have original maturities of one year or less, the carrying amount is a reasonable estimate of fair value.

Debt Securities

For debt securities, the Bank obtains fair value measurements from an independent pricing service and the fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, U.S. government and agency yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the security’s terms and conditions, among other factors.

Prior to 2013, the fair values of privately issued CMO and ABS were calculated based on the expected future cash flows using known attributes of each security including, but not limited to, the current credit enhancement level and rules-based payment priority (discussed further in Note 20).

For FHLB stock, a restricted equity security held for investment, the carrying amount is a reasonable estimate of fair value because the stock is not marketable.

Loans

The fair value of loans is estimated by discounting future cash flows using current lending rates for new loans with similar remaining maturities. The resulting value is reduced by an estimate of losses inherent in the portfolio. The fair value of mortgage loans held for sale is based on specific prices of underlying contracts for sale to investors. The carrying amount of accrued interest receivable approximates its fair value.

Deposits

The fair value of demand deposits, savings accounts, and certain money market deposit accounts is the amount payable on demand at the balance sheet date. The fair value of fixed-maturity time deposits is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Borrowed Funds

The carrying amount of repurchase agreements, other short-term borrowings and daily advances from FHLB approximate fair value. The fair value of long-term repurchase agreements and fixed rate term FHLB advances is estimated by discounting the future cash flows using the current rates at which similar loans with the same remaining maturities could be obtained.

F-40

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(20)	FAIR VALUE MEASUREMENTS

FASB ASC Topic 820, Fair Value Measurements, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC Topic 820 are described as follows:

Level 1:	Inputs to the valuation methodology are quoted prices, unadjusted, for identical assets or liabilities in active markets. A quoted market price in an active market provides the most reliable evidence of fair value and shall be used to measure fair value whenever available.

Level 2:	Inputs to the valuation methodology include quoted market prices for similar assets or liabilities in active markets; quoted market prices for identical or similar assets or liabilities in markets that are not active; or inputs that are derived principally from or can be corroborated by observable market data by correlation or other means.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using discounted cash flow methodologies, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company's financial assets and liabilities carried at fair value or the lower of cost or fair value.

The table below presents the balances of assets measured at fair value on a recurring and a nonrecurring basis as of December 31, 2013. The Company had no liabilities measured at fair value as of December 31, 2013.

	Carrying Value
	Level 1	Level 2	Level 3	Total
	(In thousands)
December 31, 2013
Assets Measured on a Recurring Basis
Securities available for sale:
GNMA MBS	$-	$13,079	$-	$13,079
GNMA CMO	-	2,809	-	2,809
FNMA MBS	-	6,231	-	6,231
FNMA CMO	-	4,706	-	4,706
FHLMC CMO	-	1,853	-	1,853
SBA certificates	-	3,132	-	3,132
Privately issued CMO and ABS	-	6,542	-	6,542
Total securities available for sale	$-	$38,352	$-	$38,352

Assets Measured on a Nonrecurring Basis
Impaired loans:
Residential real estate	$-	$-	$11,664	$11,664
Commercial real estate	-	-	8,536	8,536
Construction, land and development	-	-	4,799	4,799
Commercial business	-	-	885	885
Home equity	-	-	1,709	1,709
Total impaired loans	$-	$-	$27,593	$27,593

Mortgage loans held for sale	$-	$271	$-	$271

Foreclosed real estate:
Commercial real estate	$-	$-	$850	$850
Construction, land and development	-	-	198	198
Total foreclosed real estate	$-	$-	$1,048	$1,048

F-41

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(20 - continued)

The table below presents the balances of assets measured at fair value on a recurring and nonrecurring basis as of December 31, 2012. The Bank had no liabilities measured at fair value as of December 31, 2012.

	Carrying Value
	Level 1	Level 2	Level 3	Total
	(In thousands)
December 31, 2012
Assets Measured on a Recurring Basis
Securities available for sale:
GNMA MBS	$-	$7,292	$-	$7,292
GNMA CMO	-	4,021	-	4,021
FNMA MBS	-	1,242	-	1,242
FNMA CMO	-	1,421	-	1,421
SBA Certificates	-	472	-	472
Privately issued CMO and ABS	-	-	7,950	7,950
Total securities available for sale	$-	$14,448	$7,950	$22,398

Assets Measured on a Nonrecurring Basis
Impaired loans:
Residential real estate	$-	$-	$5,861	$5,861
Commercial real estate	-	-	11,203	11,203
Construction, land and development	-	-	8,431	8,431
Commercial business	-	-	442	442
Home equity	-	-	1,719	1,719
Consumer	-	-	776	776
Total impaired loans	$-	$-	$28,432	$28,432

Mortgage loans held for sale	$-	$2,300	$-	$2,300

Foreclosed real estate:
Residential real estate	$-	$-	$331	$331
Commercial real estate	-	-	2,080	2,080
Construction, land and development	-	-	753	753
Total foreclosed real estate	$-	$-	$3,164	$3,164

Fair value is based upon quoted market prices, where available. If quoted market prices are not available, fair value is based on internally developed models or obtained from third parties that primarily use, as inputs, observable market-based parameters or a matrix pricing model that employs the Bond Market Association’s standard calculations for cash flow and price/yield analysis and observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value, or the lower of cost or fair value. These adjustments may include unobservable parameters. Any such valuation adjustments have been applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

F-42

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(20 - continued)

Securities Available for Sale. Securities classified as available for sale are reported at fair value on a recurring basis.  These securities are classified as Level 1 of the valuation hierarchy where quoted market prices from reputable third-party brokers are available in an active market. If quoted market prices are not available, the Company obtains fair value measurements from an independent pricing service where available.  The securities reported as Level 2 are measured considering observable data that may include dealer quotes, market spreads, cash flows, U.S. government and agency yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the security’s terms and conditions, among other factors. For securities where quoted market prices, market prices of similar securities or prices from an independent third party pricing service are not available, fair values are calculated using discounted cash flows or other market indicators and are classified within Level 3 of the fair value hierarchy. Changes in fair value of securities available for sale are recorded in other comprehensive income, net of income tax effect.

For 2013, all available for sale securities were valued by a third party pricing service using observable inputs and are reported as Level 2, as discussed above. Prior to 2013, for privately issued CMO and ABS securities that lacked an active market, the Company utilized an independent third party to derive the net present value using the following significant assumptions:

(a)	Loss Severity – Varies by security, with a range from 15% to 85% and a weighted average of 58% at December 31, 2012.

(b)	Voluntary Prepayment Rate – Varies by security, with a range from 0.00% to 25.00% and a weighted average of 6.26% at December 31, 2012.

(c)	Market Discount Rate – Varies by security, with a range from 4.50% to 5.50% and a weighted average of 4.62% at December 31, 2012.

(d)	Constant Default Rate – Varies by loan within each securitization product. Loans are stratified first by performance status: current and “performing” per contractual terms or “delinquent” on payments by at least 30 days. Performing loans are further stratified by borrower credit score and whether the loans were issued with a full documentation status, limited documentation or no documentation. Performing loans were assigned a default rate based on this further stratification, ranging from 0.21% (highest credit score category and full documentation) to 2.72% (low credit scores and no documentation) at December 31, 2012.

Delinquent loans are further stratified by the level of delinquency (foreclosed or in the process of foreclosure; at least 90 days past due; at least 60 days past due; at least 30 days past due) and by the state of origination (any of the fifty U.S. states plus the District of Columbia). Delinquent loans are assigned a default rate based on this further stratification. Delinquent loans that have been foreclosed upon or are in the process of foreclosure were assigned a 100% default speed regardless of state of origin at December 31, 2012. Loans 90 days or more past due were assigned a default rate between 86% and 100% depending on state of origin at December 31, 2012. Loans 60 to 89 days past due were assigned a default rate between 51% and 81% depending on state of origin at December 31, 2012. Loans 30 to 59 days past due were assigned a default rate between 25% and 50% depending on state of origin at December 31, 2012.

Because the fair value measurement inputs were largely unobservable at December 31, 2012, the privately issued CMO and ABS securities were classified in the Level 3 hierarchy. Management determined that a transfer from a Level 3 to a Level 2 valuation methodology was appropriate in 2013 for the privately issued CMO and ABS securities primarily due to an increase in the number of securities sold in non-distressed sales in this sector and a compression of the bid-ask spread.

F-43

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(20 - continued)

The following table presents a reconciliation of available for sale securities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2013 and 2012:

	2013	2012
	(In thousands)

Balance at January 1	$7,950	$8,366

Total gains or (losses) (both realized/unrealized):
Recognized in earnings (noninterest income)	-	(41)
Recognized in other comprehensive income	-	192

Principal paydowns	-	(567)

Transfers from Level 3 to Level 2	(7,950)	-

Balance at December 31	$-	$7,950

The amount of total losses for the year ended December 31, 2012 included in earnings attributable to the change in unrealized losses relating to Level 3 assets still held at December 31, 2012 was $41,395. These losses are reported in noninterest income in the accompanying 2012 consolidated statement of income.

Impaired Loans. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly. The fair value of impaired loans is classified as Level 3 in the fair value hierarchy.

Impaired loans are carried at the present value of estimated future cash flows using the loan's effective interest rate or the fair value of collateral if the loan is collateral dependent. Collateral may be real estate and/or business assets, including equipment, inventory and/or accounts receivable. The fair value of the collateral is generally determined based on real estate appraisals or other independent evaluations by qualified professionals, adjusted for estimated costs to sell the property, costs to complete or repair the property and other factors to reflect management’s estimate of the fair value of the collateral given the current market conditions and the condition of the collateral. At December 31, 2013, the significant unobservable inputs used in the fair value measurement of impaired loans included a discount from appraised value ranging from 0% (for stock-secured loans) to 50% (for business assets valued at book value) and estimated costs to sell the collateral ranging from 0% (for stock-secured loans) to 7%. The weighted average discount from appraised value for impaired loans was 19% at December 31, 2013.

Mortgage Loans Held for Sale. Mortgage loans held for sale are carried at the lower of cost or market value. The portfolio is comprised of residential real estate loans and fair value is based on specific prices of underlying contracts for sales to investors. These measurements are carried at Level 2 in the fair value hierarchy.

Foreclosed Real Estate. Foreclosed real estate is reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly. The fair value of foreclosed real estate is classified as Level 3 in the fair value hierarchy. Foreclosed real estate is reported at fair value less estimated costs to dispose of the property. The fair values are determined by real estate appraisals or internal evaluations which are then adjusted for estimated costs to sell the property, costs to complete or repair the property and other factors to reflect management’s estimate of the fair value of the collateral given the current market conditions and the condition of the collateral.

Other than as discussed above related to the valuation of privately issued CMO and ABS securities, there have been no changes in the valuation techniques and related inputs used for assets measured at fair value on a recurring and nonrecurring basis during the years ended December 31, 2013 and 2012.

F-44

COMMUNITY FIRST FINANCIAL GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

DECEMBER 31, 2013 AND 2012

(21)	BRANCH DIVESTITURE

In May 2013, the Bank sold its Raleigh, North Carolina branch office to another financial institution, receiving a premium of $323,000 on the $21.3 million of deposits assumed by the buyer at closing. As part of the transaction, the Bank also sold $10.0 million in loans, $114,000 in cash on hand and fixed assets of $173,000 at their net book value. The transaction resulted in a gain of approximately $253,000, net of expenses of $70,000.

(22)	AGREEMENT AND PLAN OF MERGER

On December 17, 2013, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with BNC Bancorp (BNC). Pursuant to the Merger Agreement, the Company will, on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into BNC, so that BNC is the surviving corporation in the merger. The Bank will be merged with and into Bank of North Carolina, a wholly-owned subsidiary of BNC, as soon as practicable after the merger of the Company into BNC. The Company anticipates that the merger will close in the second quarter of 2014, subject to customary closing conditions, including regulatory approval and approval of the Company’s shareholders.

(23)	SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	2013	2012
Cash payments for:
Interest	$606,334	$1,547,392
Income taxes	290,725	572,215

Noncash investing activities:
Transfers of loans to foreclosed real estate	445,748	2,791,232
Loans originated to facilitate the sale of foreclosed real estate	-	553,000

(24)	SUBSEQUENT EVENTS

Management has evaluated whether any subsequent events that require recognition or disclosure in the accompanying financial statements and related notes thereto have taken place through February 28, 2014, the date these financial statements were available to be issued. Management has determined that there are no such subsequent events.

F-45

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

COMMUNITY FIRST FINANCIAL GROUP, INC.,

AND

BNC BANCORP

DATED AS OF DECEMBER 17, 2013

i

4.4	Consents and Approvals	26
4.5	Reports; Regulatory Matters	26
4.6	Financial Statements	27
4.7	Broker’s Fees	28
4.8	Absence of Certain Changes or Events	28
4.9	Legal Proceedings	28
4.10	Taxes and Tax Returns	28
4.11	Compliance with Applicable Law	29
4.12	Assets	29
4.13	Approvals	29
4.14	Buyer Information	29
4.15	Bank Secrecy Act; Patriot Act; Money Laundering	29
4.16	CRA Compliance	30
4.17	Tax Matters	30
4.18	Environmental Liability	30
Article V COVENANTS RELATING TO CONDUCT OF BUSINESS		31
5.1	Conduct of Seller’s Business Before the Effective Time	31
5.2	Seller Forbearances	31
5.3	Buyer Forbearances	34
Article VI ADDITIONAL AGREEMENTS		34
6.1	Regulatory Matters	34
6.2	Access to Information; Confidentiality	35
6.3	Shareholder Approval	36
6.4	The Nasdaq Global Market Listing	36
6.5	Employee Matters	36
6.6	Seller’s 401(k) Plan	38
6.7	Health Plans	38
6.8	Flexible Spending Plan	39
6.9	Cafeteria Plan	39
6.10	Indemnification; Directors’ and Officers’ Insurance	39
6.11	Additional Agreements	40
6.12	Advice of Changes	40
6.13	No Solicitation	40
6.14	Restructuring Efforts	43
6.15	Reasonable Best Efforts; Cooperation	43
6.16	Tax Covenants of Buyer and Buyer Bank	43
6.17	Restricted Stock Plans	43
Article VII CONDITIONS PRECEDENT		43
7.1	Conditions to Each Party’s Obligation To Effect the Merger	43
7.2	Conditions to Obligations of Buyer	44
7.3	Conditions to Obligations of Seller	45
Article VIII TERMINATION AND AMENDMENT		45
8.1	Termination	45
8.2	Effect of Termination	47
8.3	Fees and Expenses	47
8.4	Amendment	49
8.5	Extension; Waiver	49
Article IX GENERAL PROVISIONS		49
9.1	Closing	49
9.2	Standard	49
9.3	Nonsurvival of Representations, Warranties and Agreements	49

ii

9.4	Notices	50
9.5	Interpretation	50
9.6	Counterparts	51
9.7	Entire Agreement	51
9.8	Governing Law; Jurisdiction	51
9.9	Publicity	51
9.10	Assignment; Third-Party Beneficiaries	51
9.11	Enforcement	52

iii

401(k) Plan	6.6(a)
Adverse Recommendation Change	6.13(b)
Agreement	Preamble
Alternative Proposal	6.13(a)
Alternative Transaction	6.13(d)(i)
Bank Merger	1.1(b)
Bank Merger Certificates	1.1(b)
Bank Secrecy Act	3.22
Benefit Plan	9.10(b)
BHC Act	3.4
Buyer	Preamble
Buyer Articles	4.1(b)
Buyer Bank	Preamble
Buyer Bylaws	4.1(b)
Buyer Capitalization Date	4.2(a)
Buyer Common Stock	1.4(a)
Buyer Disclosure Schedule	Article IV
Buyer Market Value	8.1(f)
Buyer Non-Voting Common Stock	4.2(a)
Buyer Preferred Stock	4.2(a)
Buyer Regulatory Agreement	4.5(b)
Buyer SEC Reports	4.5(c)
Buyer Stock Plans	4.2(a)
Buyer Subsidiary	3.1(c)
Cash Designee Shares	1.4(f)(ii)(A)b.
Cash Election Amount	1.4(f)(i)(A)
Cash Election Shares	1.4(f)(i)(A)
Certificate	1.4(g)
Claim	6.10(a)
Classified Assets	7.2(f)
Closing	9.1
Closing Date	9.1
COBRA	3.11(c)(ix)
Code	Preamble
Common Stock Merger Consideration	1.4(c)(ii)
Conversion Shares	3.2(a)
Covered Employees	6.5(a)
CRA	3.23
Determination Date	8.1(f)
Effective Time	1.2
Election Deadline	1.4(f)(i)(B)
Election Form	1.4(f)(i)(A)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	4.5(c)
Exchange Agent	2.1
Exchange Ratio	1.4(c)(ii)
Expense Reimbursement	8.3(b)(iii)
Fair Credit Reporting Act	3.21
FDI Act	3.4
FDIC	3.1(d)
Federal Reserve Board	3.4
FFIEC	3.27
Final Index Price	8.1(f)
Form S-4	4.4
GAAP	3.1(c)
Governmental Entity	3.4
Gramm-Leach-Bliley Act	3.21
IBCL	1.1(a)
IIPI	3.21
Indemnified Parties	6.10(a)
Index	8.1(f)
Index Ratio	8.1(f)
Indiana Articles of Merger	1.2
Initial Buyer Market Value	8.1(f)
Initial Index Price	8.1(f)
Injunction	7.1(d)
Insurance Amount	6.10(c)
Intellectual Property	3.18
IRS	3.10(a)
Knowledge	9.5
Leased Properties	3.16
Liens	3.2(b)
Loans	3.15(a)
Mailing Date	1.4(f)(i)(A)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Preamble
Merger Consideration	1.4(h)
NCBCA	1.1(a)
No Election Shares	1.4(f)(i)(B)
No Election Stock Designee Shares	1.4(f)(ii)(C)b.
North Carolina Articles of Merger	1.2

iv

OCC	3.4
Owned Properties	3.16
Parties	Preamble
Party	Preamble
Patriot Act	3.22
Per Share Cash Consideration	1.4(c)(i)
Per Share Stock Consideration	1.4(c)(ii)
Permitted Encumbrances	3.16
Person	9.5
Policies, Practices and Procedures	3.14(b)
Preferred Stock Merger Consideration	1.4(h)
Property Lease	3.20
Proxy Statement	3.28
Qualified Group	4.17
Real Property	3.16
Regulatory Agencies	3.5
Restricted Stock Plans	1.5
Sarbanes-Oxley Act	4.11(b)
SEC	4.4
Section 409A	3.11(l)
Securities Act	3.2(a)
Seller	Preamble
Seller Articles	1.4(h)
Seller Bank	Preamble
Seller Benefit Plans	3.11(a)
Seller Board	3.3(a)
Seller Bylaws	3.1(b)
Seller Capitalization Date	3.2(a)
Seller Common Stock	1.4(b)
Seller Contract	3.13(a)
Seller Disclosure Schedule	Article III
Seller Financial Statements	3.6(a)
Seller Policies	3.17
Seller Preferred Stock	1.4(h)
Seller Regulatory Agreement	3.5
Seller Shareholder Meeting	6.3(a)
Stock Designee Shares	1.4(f)(ii)(B)b.
Stock Election Shares	1.4(f)(i)(A)
Subsidiary	3.1(c)
Subsidiary Plan of Merger	1.1(b)
Superior Proposal	6.13(d)(ii)
Surviving Corporation	Preamble
Tax	3.10(b)
Tax Return	3.10(c)
Taxes	3.10(b)
Termination Fee	8.3(b)
Treasury Regulations	4.17
Trust Account Common Shares	1.4(b)

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of December 17, 2013 (this “Agreement”), by and between Community First Financial Group, Inc., an Indiana corporation (“Seller”), and BNC Bancorp, a North Carolina corporation (“Buyer”). Each of Seller and Buyer are referred to herein as a “Party” and, together, as the “Parties.”

WITNESSETH:

WHEREAS, the Boards of Directors of Seller and Buyer have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Seller will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, it is intended that, immediately following the Merger, or as soon as is practicable thereafter, Harrington Bank, FSB, a federally-chartered savings bank (“Seller Bank”), will be merged with and into Bank of North Carolina, a North Carolina banking corporation (“Buyer Bank”);

WHEREAS, at the effective time of such Merger, the outstanding shares of capital stock of Seller will be converted into the right to receive the merger consideration set forth in Section 1.4 of this Agreement;

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1         The Merger.

(a)          Subject to the terms and conditions of this Agreement, in accordance with the banking laws of North Carolina (N.C.G.S. § 53C-10-201 et seq.) the North Carolina Business Corporation Act (the “NCBCA”), and the Indiana Business Corporation Law (“IBCL”), at the Effective Time Seller shall merge with and into Buyer. Buyer shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of North Carolina and the separate existence of Seller shall thereupon cease. The articles of incorporation and bylaws of Buyer in effect immediately prior to the Merger shall be the articles of incorporation and bylaws of the Surviving Corporation following such merger.

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(b)          In accordance with the banking laws of the United States of America (12 U.S.C. § 1828(c)) and North Carolina (N.C.G.S. § 53C-7-201 et seq.), and immediately following the Effective Time, Seller Bank will merge (the “Bank Merger”) with and into Buyer Bank, a wholly owned subsidiary of Buyer. Buyer Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence, and, following the Bank Merger, the separate corporate existence of the Seller Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by Buyer in consultation with Seller (the “Subsidiary Plan of Merger”). In order to obtain the necessary approvals from the Regulatory Agencies for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (i) Seller shall cause the Seller Bank to approve the Subsidiary Plan of Merger; (ii) Seller, as the sole shareholder of the Seller Bank, shall approve the Subsidiary Plan of Merger; (iii) Seller shall cause the Subsidiary Plan of Merger to be duly executed by the Seller Bank and delivered to Buyer; (iv) Buyer shall cause Buyer Bank to approve the Subsidiary Plan of Merger; (v) Buyer, as the sole shareholder of Buyer Bank, shall approve the Subsidiary Plan of Merger; and (vi) Buyer shall cause Buyer Bank to duly execute and deliver the Subsidiary Plan of Merger to Seller. Prior to the Effective Time, Seller shall cause the Seller Bank, and Buyer shall cause Buyer Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately after the Effective Time.

(c)          Buyer may at any time change the method of effecting the combination (including by providing for the merger of Seller and a different wholly owned subsidiary of Buyer) if and to the extent Buyer deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) materially affect, in an adverse manner, the Tax treatment of Seller’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of a Party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2         Effective Time. The Merger shall become effective on the date set forth in the articles of merger that shall be filed with (i) the North Carolina Secretary of State (the “North Carolina Articles of Merger”) and (ii) the Indiana Secretary of State (the “Indiana Articles of Merger”) on or before the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in those articles of merger.

1.3         Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the NCBCA, the IBCL, and the banking laws of North Carolina. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of Seller shall become the debts, liabilities and duties of the Surviving Corporation.

1.4         Conversion of Seller Common and Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer or the holder of any of the following securities:

(a)          Each share of voting common stock, no par value per share, of Buyer (the “Buyer Common Stock”) and Buyer Non-Voting Common Stock (as hereinafter defined) issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)          All shares of common stock, no par value, of Seller issued and outstanding immediately before the Effective Time (the “Seller Common Stock”) that are owned, directly or indirectly, by Seller, Buyer or Buyer Bank (other than shares of Seller Common Stock held in trust accounts [including grantor or rabbi trust accounts]), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) or shares held as a result of debts previously contracted) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Buyer and no other consideration shall be delivered in exchange therefor.

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(c)          Subject to the allocation provisions of Section 1.4(f), each share of Seller Common Stock (excluding shares held by Buyer, Buyer Bank, or Seller or any of their respective Subsidiaries, in each case other than Trust Account Common Shares or shares held as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the following:

(i)          cash in the amount of $5.90 per share (“Per Share Cash Consideration”); or

(ii)         0.4069 shares (the “Exchange Ratio”) of Buyer Common Stock per share (“Per Share Stock Consideration”) (such Per Share Cash Consideration and Per Share Stock Consideration shall be referred to as the “Common Stock Merger Consideration”).

(d)          Subject to the allocation provisions of Section 1.4(f) below, each shareholder of Seller may elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share of Seller Common Stock; provided, however, that the aggregate number of shares of Seller Common Stock with respect to which the Per Share Stock Consideration shall be paid as the Merger Consideration shall be 2,926,655 shares of Seller Common Stock.

(e)          If, between the date hereof and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(f)          Election and Allocation Procedures.

(i)          Election.

(A)         An election form (“Election Form”), together with the other transmittal materials described in Section 2.1, shall be mailed at the time the proxy statement for the Seller Shareholder Meeting is mailed to each holder of Seller Common Stock of record at the time of mailing. Such date of mailing shall be referred to hereinafter as the “Mailing Date.” Each Election Form shall permit a holder of Seller Common Stock (or the beneficial owner through appropriate and customary documentation and instruction) to elect to receive the Per Share Cash Consideration with respect to all or any of such holders of shares of Seller Common Stock (shares as to which the election is made, “Cash Election Shares”). The “Cash Election Amount” shall be equal to the Per Share Cash Consideration multiplied by the total number of Cash Election Shares. All shares of Seller Common Stock other than the Cash Election Shares and the No Election Shares (as defined below) shall be referred to herein as the “Stock Election Shares.”

(B)         Any share of Seller Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent (as hereinafter defined) an effective, properly completed Election Form on or before 30 days after the Mailing Date (such deadline, the “Election Deadline”), shall be converted as provided in Section 1.4(f)(ii) (such shares, the “No Election Shares”).

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(C)         Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all Seller Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the shares of Seller Common Stock represented by such Election Form shall be No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(ii)         Allocation. As soon as reasonably practicable after the Effective Time, Buyer shall cause the Exchange Agent to allocate the Common Stock Merger Consideration, which shall be effected by the Exchange Agent as follows:

(A)         If the total amount of Stock Election Shares is greater than 2,926,655, then:

a.           each Cash Election Share and each No Election Share shall be converted into the right to receive the Per Share Cash Consideration;

b.           the Exchange Agent will select, on a pro rata basis based upon the number of Stock Election Shares submitted, from among the holders of Stock Election Shares, a sufficient number of such shares (“Cash Designee Shares”) such that the total amount of Stock Election Shares minus the sum of the Cash Designee Shares and the shares with respect to which dissenters’ rights of appraisal have been asserted equals 2,926,655. Each Cash Designee Share shall be converted into the right to receive the Per Share Cash Consideration; and

c.           each remaining unconverted share of Seller Common Stock (after application of subsections (a.) and (b.) above) shall be converted into the right to receive the Per Share Stock Consideration.

(B)         If the total amount of Stock Election Shares and No Election Shares is less than 2,926,655, then:

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a.           each Stock Election Share and each No Election Share shall be converted into the right to receive the Per Share Stock Consideration;

b.           the Exchange Agent will select, on a pro rata basis based upon the number of Cash Election Shares submitted, from among the holders of Cash Election Shares, a sufficient number of such shares (“Stock Designee Shares”) such that the total amount of Stock Election Shares and No Election Shares plus the Stock Designee Shares equals 2,926,655. Each Stock Designee Share shall be converted into the right to receive the Per Share Stock Consideration; and

c.           each remaining unconverted share of Seller Common Stock (after application of subsections (a.) and (b.) above) shall be converted into the right to receive the Per Share Cash Consideration.

(C)         If the total amount of Stock Election Shares is less than 2,926,655, but the total amount of Stock Election Shares and No Election Shares is greater than 2,926,655, then:

a.           each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration and each Cash Election Share shall be converted into the Per Share Cash Consideration;

b.           the Exchange Agent will select, on a pro rata basis based upon the number of No Election Shares submitted, from among the holders of No Election Shares, a sufficient number of such shares (“No Election Stock Designee Shares”) such that the total amount of Stock Election Shares plus the No Election Stock Designee Shares equals 2,926,655. Each No Election Stock Designee Share shall be converted into the right to receive the Per Share Stock Consideration; and

c.           each remaining unconverted share of Seller Common Stock (after application of subsections (a.) and (b.) above) shall be converted into the right to receive the Per Share Cash Consideration.

(g)         From and after the Effective Time, all of the shares of Seller Common Stock shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Common Stock Merger Consideration into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Seller Common Stock become entitled in accordance with Section 2.2.

(h)         Each share of Seller’s convertible preferred stock, $50,000.00 stated value per share (the “Seller Preferred Stock”), shall be redeemed by the Seller as of the Effective Time pursuant to Section 6.025 of Article 6 of the Articles of Incorporation, as amended, of the Seller (“Seller Articles”) for $50,000 per share (the “Preferred Stock Merger Consideration” and, together with the Common Stock Merger Consideration, the “Merger Consideration”). Immediately prior to or contemporaneously with the Effective Time, the Buyer shall fund this redemption by the Seller.

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1.5         Restricted Stock. At the Effective Time, shares of restricted stock granted under Seller’s Restricted Stock Grant Plan, 2007 Restricted Stock Grant Plan, 2011 Restricted Stock Grant Plan, and 2013 Restricted Grant Plan (together, the “Restricted Stock Plans”) that are subject to transfer restrictions immediately prior to the Closing shall have those restrictions lapse at Closing and such shares shall convert into the Common Stock Merger Consideration as provided in Section 1.4.

1.6         Dissenting Shareholders. Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by IND. CODE § 23-1-44-1 et. seq. of the IBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the ICBL; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the ICBL and surrendered to Seller the Certificate or Certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, the Surviving Corporation shall issue and deliver the Merger Consideration to which such holder of shares of Seller Common Stock is entitled under Section 1.4(c) of this Agreement upon surrender by such holder of the Certificate or Certificates representing shares of Seller Common Stock held by such holder.

1.7         Articles of Incorporation of Buyer. At the Effective Time, the Buyer articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8         Bylaws of Buyer. At the Effective Time, the Buyer bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9         Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and it is intended that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Both prior to and after the Closing, each Party’s books and records shall be maintained, and all federal, state and local income Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.10       Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Buyer Market Value. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

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ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1         Exchange Procedures. At the time the proxy statement for the Seller Shareholder Meeting is mailed to Seller’s shareholders, Buyer shall cause the exchange agent, Registrar and Transfer Company, or such other exchange agent selected by Buyer, and reasonably acceptable to Seller (the “Exchange Agent”), to mail to each holder of record of a Certificate or Certificates which represented Seller Common Stock immediately prior to the Effective Time an Election Form, as required under Section 1.4(f), and other appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent and which shall be reasonably acceptable to Seller and its counsel). The Certificate or Certificates of Seller Common Stock so delivered shall be duly endorsed as the Exchange Agent may reasonably require. In the event of a transfer of ownership of Seller Common Stock represented by Certificates that are not registered in the transfer records of Seller, the consideration provided in Section 1.4 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Seller Common Stock (other than shares to be canceled pursuant to Section 1.4(b) or as to which statutory dissenters’ rights of appraisal have been perfected as provided in Section 1.6) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 1.4, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 2.2. Buyer shall not be obligated to deliver the Merger Consideration to which any former holder of shares of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 2.1, or in lieu thereof, such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither Buyer nor the Exchange Agent shall be liable to a holder of shares of Seller Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.2         Rights of Former Seller Shareholders. At the Effective Time, the stock transfer books of Seller shall be closed as to holders of shares of Seller Common Stock immediately prior to the Effective Time and no transfer of share of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Section 1.4(b) or as to which statutory dissenters’ rights of appraisal have been perfected as provided in Section 1.6) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of shares of Seller Common Stock shall be entitled to vote, provided such shares of Seller Common Stock have voting rights, after the Effective Time at any meeting of Buyer shareholders the number of whole shares of Buyer Common Stock into which their respective shares of Seller Common Stock are converted, regardless of whether such holders have exchanged their Certificates representing shares of Seller Common Stock for certificates representing Buyer Common Stock in accordance with the provisions of this Agreement. No dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 2.1. However, upon surrender of such Certificate, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate. No interest shall be payable with respect to any cash to be paid under Section 1.4 of this Agreement except to the extent required in connection with the exercise of dissenters’ rights of appraisal.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to Buyer before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Seller’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, as hereinafter defined, on Seller), Seller hereby represents and warrants to Buyer as follows:

3.1         Corporate Organization.

(a)          Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)          Seller is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended. True, complete and correct copies of the Seller’s Articles and the Code of By-Laws of Seller, as amended (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Buyer.

(c)          Seller Bank (i) is duly formed under the laws of the United States, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The Charter and By-Laws of Seller Bank, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as of the date of this Agreement. The Seller has no Subsidiaries other than the Seller Bank. As used in this Agreement, the word “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”) and the term “Buyer Subsidiary” shall mean any direct or indirect Subsidiary of Buyer.

(d)          The deposit accounts of Seller Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

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3.2         Capitalization

(a)          The authorized capital stock of Seller consists of 10,000,000 shares of Seller Common Stock, of which, as of the date of this Agreement (the “Seller Capitalization Date”), 3,902,207 shares were issued and outstanding, 5,000 shares of Seller Preferred Stock, of which, as of the Seller Capitalization Date, 17 shares of Seller Preferred Stock were issued and outstanding, and 245,000 shares of blank check preferred, without par value, of which, as of the Seller Capitalization Date, no such shares were issued or outstanding. As of the Seller Capitalization Date, no shares of Seller Common Stock or Seller Preferred Stock were reserved for issuance, except for 71,366 shares of Seller Common Stock reserved for issuance upon conversion of the Seller Preferred Stock (the “Conversion Shares”) and 497,420 shares of Seller Common Stock available in connection with future grants of restricted stock under the Restricted Stock Plans. All of the issued and outstanding shares of Seller Common Stock and Seller Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which its shareholders may vote are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the Restricted Stock Plans, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Seller Common Stock, Seller Preferred Stock, or any other equity securities of Seller or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock, Seller Preferred Stock, or other equity securities of Seller except for the Conversion Shares payable upon conversion of the Seller Preferred Stock and the shares currently subject to unvested awards under the Restricted Stock Plans. As of the date of this Agreement, there are no contractual obligations of Seller or Seller Bank (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any equity security of Seller or Seller Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller or Seller Bank or (ii) pursuant to which Seller or Seller Bank is or could be required to register shares of Seller capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than as set forth on Section 3.2(d) of the Seller Disclosure Schedule, no options or other equity-based awards are outstanding as of the Seller Capitalization Date. Since September 30, 2013, through the date hereof, Seller has not (A) issued or repurchased any shares of Seller Common Stock, or other equity securities of Seller or (B) issued or awarded any options, restricted shares or any other equity-based awards under the Seller Stock Plan.

(b)          All of the issued and outstanding shares of capital stock or other equity ownership interests of Seller Bank are owned by Seller directly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Seller Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Seller Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller Bank.

(c)          Neither Seller nor Seller Bank owns any capital stock, equity interest or other direct or indirect ownership interest in any person other than Seller’s one hundred percent ownership of Seller Bank, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

(d)          Section 3.2(d) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Seller Common Stock subject to outstanding awards granted under the Restricted Stock Plan and the number of shares of Seller Common Stock reserved for future issuance under the Restricted Stock Plans. Seller has provided to the Buyer complete and accurate copies of the Restricted Stock Plans and the forms of all award agreements related thereto. No shares of Seller Common Stock are outstanding under the Seller’s Restricted Stock Grant Plan. Seller has no outstanding warrants.

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3.3         Authority; No Violation.

(a)          Seller has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Seller (the “Seller Board”). The Seller Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Seller and its shareholders, has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Seller’s shareholders for consideration at a duly held meeting of such shareholders and has recommended that Seller’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the affirmative vote of the holders of the outstanding shares of Seller Common Stock required under Indiana law entitled to vote at such meeting, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b)          Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions of this Agreement, will (i) assuming that shareholder approval referred to in Section 3.3(a) has been obtained, violate any provision of the Seller Articles or the Seller Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Seller or Seller Bank or any of their respective properties or assets or (B) violate, conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or Seller Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or Seller Bank is a party or by which either of them or any of their respective properties or assets is bound.

3.4         Consents and Approvals. Except for (a) the filing of applications, notices, and waiver requests, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the FDIC under the Federal Deposit Insurance Act, as amended (the “FDI Act”), the Office of the Comptroller of the Currency (“OCC”), and the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications, notices, and waiver requests, (b) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State pursuant to the NCBCA and the Indiana Articles of Merger pursuant to the IBCL, and the filing of Articles of Merger with respect to the Bank Merger, (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws and the rules and regulations of The Nasdaq Stock Market, or (d) notices or filings that are required under consumer finance, mortgage banking and other similar laws, no consents or approvals of or filings or registrations with any federal or state banking, insurance or other regulatory or self-regulatory authorities or instrumentalities (each a “Governmental Entity”) are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filing or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Seller of this Agreement.

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3.5         Reports; Regulatory Matters. Seller and Seller Bank have timely filed (including all applicable extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with (i) the Federal Reserve Board, (ii) the OCC, (iii) the FDIC, (iv) any state regulatory authority, and (v) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.5 of the Seller Disclosure Schedule and except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Seller and Seller Bank, no Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller or Seller Bank. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, since January 1, 2011, no Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller or Seller Bank. Seller and Seller Bank have fully complied with, and there is no unresolved violation, criticism, comment or exception by any Governmental Agency with respect to, any report or statement relating to any examinations or inspections of Seller or Seller Bank. Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Seller or Seller Bank (other than normal examinations conducted by a Governmental Entity in Seller’s ordinary course of business).

Except as set forth on Section 3.5 of the Seller Disclosure Schedule, neither Seller nor Seller Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010 a recipient of any supervisory letter from, or since January 1, 2010 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated commercial banks or their Subsidiaries (each item in this sentence, a “Seller Regulatory Agreement”), nor has Seller or Seller Bank been advised since January 1, 2010 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Seller Regulatory Agreement. To the knowledge of Seller, there has not been any event or occurrence since January 1, 2010 that would result in a determination that Seller is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.

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3.6         Financial Statements.

(a)          Seller has made available to Buyer the audited consolidated balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2012, and December 31, 2011, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2012 and 2011, and (b) the unaudited consolidated balance sheets and income statements of Seller and Seller Bank as of, and with respect to the nine months ended, September 30, 2013 (the “Seller Financial Statements”).The Seller Financial Statements (as of the dates thereof and for the periods covered thereby) (i) have been prepared from, and are in accordance with, the books and records of Seller and Seller Bank in all respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Seller and Seller Bank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller and Seller Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Monroe Shine and Co., Inc. has served as independent registered public accountant for Seller for all periods; such firm has not resigned or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Neither Seller nor Seller Bank has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Seller Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013, or (iii) liabilities incurred since September 30, 2013, in connection with this Agreement and the transactions contemplated hereby.

(c)          Since December 31, 2012, (i) through the date hereof, neither Seller nor Seller Bank, to the knowledge of the officers of Seller, any director, officer, employee, auditor, accountant or representative of Seller or Seller Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or Seller Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or Seller Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or Seller Bank, whether or not employed by Seller or Seller Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or officer of Seller.

3.7         Broker’s Fees. Neither Seller nor Seller Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Seller Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Buyer.

3.8         Absence of Certain Changes or Events.

(a)          Except as set forth in the Seller Disclosure Schedule, since September 30, 2013, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Seller or the Surviving Corporation, as the case may be, any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, financial condition or management team of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts, the Regulatory Agencies, or other Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States or (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Seller and Seller Bank) or (ii) materially impairs or would be reasonably likely to materially impair the ability of such Party to timely consummate the transactions contemplated by this Agreement.

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(b)          Since September 30, 2013, through and including the date of this Agreement, Seller and Seller Bank have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c)          Except as set forth in Section 3.8(c) of the Disclosure Schedule or as contemplated by Sections 6.5(c), 6.6 through 6.10, 7.3(c) and 7.3(d) of the Seller Disclosure Schedule, since September 30, 2013, neither Seller nor Seller Bank has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of September 30, 2013, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11(a) of the Seller Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Seller Common Stock, any restricted, performance or fully vested shares of Seller Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Seller or Seller Bank affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Seller Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

3.9         Legal Proceedings.

(a)          Except as disclosed on Section 3.9(a) of the Seller Disclosure Schedule, neither Seller nor Seller Bank is a party to any, and there are no pending or, to the best of Seller’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or Seller Bank, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.

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(b)          There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated commercial banks) imposed upon Seller, Seller Bank or the assets of Seller or Seller Bank.

3.10       Taxes and Tax Returns.

(a)          Each of Seller and Seller Bank has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Seller and Seller Bank are not subject to any ongoing or unresolved examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon Seller or Seller Bank for which Seller does not have reserves that are adequate under GAAP. Neither Seller nor Seller Bank is a party to or is bound by any Tax-sharing, Tax-allocation or Tax-indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between Seller and Seller Bank). Within the past five years, neither Seller nor Seller Bank has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Seller nor Seller Bank is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Seller or Seller Bank. Neither Seller nor Seller Bank has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither Seller nor Seller Bank has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(b)          As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, bank, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c)          As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller or Seller Bank.

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3.11       Employee Matters.

(a)          Section 3.11(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of Seller or or Seller Bank entered into, maintained or contributed to by Seller or Seller Bank or to which Seller or Seller Bank is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Seller Benefit Plans”). Seller has no ERISA Affiliate other than Seller Bank. For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Seller or Seller Bank.

(b)          With respect to each Seller Benefit Plan, Seller has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Seller Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; and (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Seller Benefit Plan. Section 3.11(b) of the Seller Disclosure Schedule sets forth as of September 30, 2013, the accrued liability for any such plans, programs and arrangements.

(c)          With respect to each Seller Benefit Plan:

(i)          each Seller Benefit Plan is being and has been administered in all respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Seller Benefit Plan have been timely performed, and there have been no material defaults, omissions or violations by any party with respect to any Seller Benefit Plan;

(ii)         each Seller Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code is so qualified and has either received a favorable determination letter from the IRS to such effect or such Seller Benefit Plan is covered by a letter from the IRS to the same effect, and no fact, circumstance or event has occurred since the date of such letter or exists that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan;

(iii)        no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to Seller’s or Seller Bank’s knowledge, is anticipated against any of the Seller Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Seller or Seller Bank, any director, officer or employee thereof, or any of the assets of any trust of any of the Seller Benefit Plans;

(iv)        all contributions, premiums and other payments required to be made with respect to any Seller Benefit Plan have been made on or before their due dates under applicable law and the terms of such Seller Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Seller Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Seller for the quarter year ended September 30, 2013 (including any notes thereto) or liability therefore was incurred in the ordinary course of business consistent with past practice since September 30, 2013;

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(v)         no Seller Benefit Plan is under, and Seller and Seller Bank have not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty that has not been satisfied;

(vi)        no Seller Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Seller Benefit Plan that is funded in whole or in part through an insurance policy, neither Seller nor Seller Bank has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;

(vii)       all reports and disclosures relating to each Seller Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), Seller Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;

(viii)      subject to satisfaction of those payments contemplated by Section 6.5(c), Section 7.3(c) and Section 7.3(d), neither the execution, delivery or performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require Seller to make a larger contribution to, or pay greater benefits or provide other rights under, any Seller Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Seller Benefit Plan or (C) conflict with the terms of any Seller Benefit Plan;

(ix)         all obligations of Seller and Seller Bank, and each fiduciary under each Seller Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;

(x)          to the knowledge of Seller, Seller and Seller Bank, as applicable, has maintained in all material respects all employee data necessary to administer each Seller Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and

(xi)         no Seller Benefit Plan provides for any gross-up payment associated with any Taxes.

(d)          No Seller Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, and neither Seller nor Seller Bank has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither Seller nor Seller Bank is subject to, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Seller Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Seller or Seller Bank.

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(e)          Subject to satisfaction of the payments contemplated in Section 6.5(c), Section 7.3(c) and Section 7.3(d) of this Agreement or except as disclosed on Section 3.11(e) of the Seller Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Seller or Seller Bank, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(f)          To the knowledge of Seller, neither Seller, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) or any trustee or administrator of any Seller Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. To the knowledge of Seller all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Seller Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. Seller and Seller Bank have in effect fiduciary liability insurance covering Seller, Seller Bank or any employee, officer, director, or agent of either with respect to the Seller Benefit Plans.

(g)          With respect to Seller and Seller Bank:

(i)          Neither Seller nor Seller Bank is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Seller or Seller Bank. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Seller, threatened and neither Seller nor Seller Bank has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.

(ii)         Neither Seller nor Seller Bank is a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.

(iii)        Each of Seller and Seller Bank are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

(iv)        Neither Seller nor Seller Bank has any workers’ compensation liability, experience or matter outside the ordinary course of business.

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(v)         To the knowledge of Seller, no executive of Seller or Seller Bank: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.

(vi)        Section 3.11(g)(vi) of the Seller Disclosure Schedule contains a true, complete and correct list of the following information for each employee of Seller and Seller Bank: name; employing entity; job title; primary work location; current compensation rate; Seller or expected bonus; and Seller’s or Seller Bank’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.

(h)          Section 3.11(h) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, nonsolicitation, noninterference, nondisclosure and similar agreements between Seller or Seller Bank and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to Buyer. Each of the agreements set forth on Section 3.11(h) of the Seller Disclosure Schedule is valid and binding and in full force and effect.

(i)          Neither Seller nor Seller Bank (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

(j)          Neither Seller nor Seller Bank maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

(k)          Any individual who performs services for Seller or Seller Bank and who is not treated as an employee for federal income tax purposes by Seller or Seller Bank is not an employee under applicable law or for any purpose including for tax withholding purposes or Seller Benefit Plan purposes.

(l)           (i) Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) neither Seller nor Seller Bank (1) has been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) has any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Seller Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Seller Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Seller Benefit Plan to Section 409A.

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3.12       Compliance with Applicable Law.

(a)          Seller and Seller Bank hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Seller or Seller Bank. Other than as required by (and in conformity with) law and as provided in Section 3.12(a) of the Seller Disclosure Schedule, neither Seller nor any Seller Bank acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b)          Section 3.12(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Seller or entities controlled by officers and directors of Seller who have outstanding loans from Seller or Seller Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

3.13       Certain Contracts.

(a)         Except as disclosed on Section 3.13(a) of the Seller Disclosure Schedule, neither Seller nor Seller Bank is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, Seller, the Surviving Corporation, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of Seller or Seller Bank thereof, (iii) that is a contract material to the business of Seller to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business, or the area in which such business is conducted, by Seller or, to the knowledge of Seller, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Seller Disclosure Schedule, is referred to as a “Seller Contract,” and neither Seller nor Seller Bank knows of, or has received notice of, any material violation of any Seller Contract by any of the other parties thereto.

(b)          (i) Each Seller Contract is valid and binding on Seller or Seller Bank and is in full force and effect, (ii) Seller and Seller Bank have in all material respects performed all obligations required to be performed by it to date under each Seller Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Seller or Seller Bank under any such Seller Contract.

3.14       Investment Securities and Commodities.

(a)          Except as would not reasonably be expected to have a Material Adverse Effect on Seller, each of Seller and Seller Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or Seller Bank. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects.

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(b)          Seller and Seller Bank and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Seller believes are prudent and reasonable in the context of such businesses. Before the date hereof, Seller has made available to Buyer in writing the material Policies, Practices and Procedures.

3.15       Loan Portfolio.

(a)          Section 3.15(a) of the Seller Disclosure Schedule sets forth, as of September 30, 2013 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Seller or Seller Bank (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by Seller as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of Seller or Seller Bank that is classified as “Other Real Estate Owned” and the book value thereof.

(b)          To Seller’s knowledge, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to Buyer and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally subject to general principles of equity, and subject to technical flaws undiscovered by Seller, which would in certain circumstances limit or delay enforceability of the obligor). All Loans originated by Seller or Seller Bank, and all such Loans purchased by Seller or Seller Bank, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Seller and Seller Bank have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c)          Since September 30, 2013, Seller Bank has not incurred any unusual or extraordinary loan losses that are material to Seller and Seller Bank on a consolidated basis; to Seller’s knowledge and in light of each of the Seller Bank’s historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Seller Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

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3.16       Property. Seller or Seller Bank (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in the Seller Financial Reports as being owned by Seller or Seller Bank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Seller on the date hereof or otherwise materially impair business operations at such properties, as conducted by Seller on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used by Seller on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Seller Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever encumbering Seller’s or Seller Bank’s leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by Seller or Seller Bank or, to Seller’s knowledge, the lessor. To the knowledge of Seller, the Real Property is in material compliance with, and Seller has not received any notice of any violation of, applicable zoning laws and building codes regarding the Real Property and the building and improvements located thereon. The buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Real Property. Seller and Seller Bank are in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

Seller currently maintains insurance on all its property, including the Real Property, in amounts, scope and coverage reasonably necessary for its operations. Seller has not received any notice of termination, nonrenewal or premium adjustment for such policies.

3.17       Insurance.  Seller and Seller Bank are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their Subsidiaries of comparable size and operations to Seller and Seller Bank. Seller has a true and complete list of all insurance policies applicable and available to Seller and Seller Bank with respect to its business or that are otherwise maintained by or for Seller or Seller Bank (the “Seller Policies”) and has provided true and complete copies of all such Seller Policies to Buyer. There is no claim for coverage by Seller or Seller Bank pending under any of such Seller Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Seller Policies or in respect of which such underwriters have reserved their rights. Each Seller Policy is in full force and effect and all premiums payable by Seller or Seller Bank have been timely paid, by Seller or Seller Bank, as applicable. To the knowledge of the Seller, neither Seller nor Seller Bank has received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Seller Policies. To the best of Seller’s knowledge, no Seller Policy has been issued by a company that is rated less than “A-“ by A.M. Best & Co.

3.18       Intellectual Property.  Seller and Seller Bank owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with Seller’s Intellectual Property have been paid. The use of any Intellectual Property by Seller and Seller Bank does not, to the knowledge of Seller, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller or Seller Bank acquired the right to use any Intellectual Property. To Seller’s knowledge, no person is challenging, infringing on or otherwise violating any right of Seller or Seller Bank with respect to any Intellectual Property owned by and/or licensed to Seller or Seller Bank. Neither Seller nor Seller Bank has received any written notice of any pending claim with respect to any Intellectual Property used by Seller or Seller Bank and, to Seller’s knowledge, no Intellectual Property owned and/or licensed by Seller or Seller Bank is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

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3.19       Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Seller or Seller Bank arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Seller’s actual knowledge, threatened against Seller or Seller Bank. To the actual knowledge of Seller, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Seller or Seller Bank. Neither Seller nor Seller Bank is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. To Seller’s actual knowledge, each of Seller and Seller Bank, and (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an affiliate or Seller), any property in which Seller or Seller Bank holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. The representations and warranties contained within this Section 3.19 are Seller’s only representations and warranties with respect to environmental matters.

3.20       Leases. Section 3.20 of the Seller Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $50,000 to which Seller or Seller Bank is a party and (b) a list of each parcel of real property leased by Seller or Seller Bank together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on Seller or Seller Bank and is in full force and effect. Seller and Seller Bank has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Neither Seller nor Seller Bank is in material default under any Property Lease.

3.21       Privacy of Customer Information. Seller maintains individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer pursuant to this agreement and the other transactions contemplated hereby. For purposes of this Section 3.21, “IIPI” shall include any information relating to an identified or identifiable natural person. Neither Seller nor Seller Bank has any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Seller, the transfer of such IIPI to Buyer, and the use of such IIPI by Buyer as contemplated by this Agreement not to comply in any material respect with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, Seller (i) maintains the security and confidentiality of customer records and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such records; and (iii) protects against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

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3.22       Bank Secrecy Act; Patriot Act; Money Laundering. Neither Seller nor Seller Bank has any reason to believe that any facts or circumstances exist, which would cause Seller or Seller Bank to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Seller has adopted and Seller has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

3.23       CRA Compliance. Neither Seller nor Seller Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”)and the regulations promulgated thereunder. As of the date hereof, Seller is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)) and Seller Bank’s most recent examination rating under the CRA was “satisfactory” or better. Seller knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Seller or Seller Bank to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Seller or Seller Bank to decrease below the “satisfactory” level.

3.24       Securitizations. Seller is not a party to any agreement securitizing any of its assets.

3.25       Reorganization; Approvals. As of the date of this Agreement, Seller (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.26       Opinion. Before the execution of this Agreement, the Seller Board has received an opinion from BSP Securities, LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Common Stock Merger Consideration is fair to the common shareholders of Seller from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.27       Disaster Recovery and Business Continuity. Seller has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect Seller’s customers, assets, or employees. To the best of Seller’s knowledge, such program ensures that Seller and Seller Bank can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council (“FFIEC”), the SEC, and the FDIC.

3.28       Seller Information. The information relating to Seller and Seller Bank that is provided by Seller or its representatives for inclusion in a proxy statement relating to the Seller Shareholder Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Seller before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyer’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such time has had or would be reasonably likely to have a Material Adverse Effect on Buyer), Buyer hereby represents and warrants to Seller as follows:

4.1         Corporate Organization.

(a)          Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)          Buyer is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Seller.

(c)          Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Buyer Subsidiary, copies of which have previously been made available to Seller, are true, complete and correct copies of such documents as of the date of this Agreement.

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4.2         Capitalization.

(a)          The authorized capital stock of Buyer consists of 80,000,000 shares of Buyer common stock, of which 60,000,000 shares are designated as voting Buyer Common Stock and 20,000,000 shares are designated as non-voting common stock (“Buyer Non-Voting Common Stock”), of which, as of December 12, 2013 (the “Buyer Capitalization Date”), 21,309,842 shares of Buyer Common Stock and 5,992,213 shares of Buyer Non-Voting Common Stock were issued and outstanding, and 20,000,000 shares of preferred stock (the “Buyer Preferred Stock”), of which, as of the Buyer Capitalization Date, no shares of Buyer Preferred Stock were issued and outstanding. As of the Buyer Capitalization Date, no shares of Buyer Common Stock, Buyer Non-Voting Common Stock or Buyer Preferred Stock were reserved for issuance, 716,723 shares of Buyer Common Stock underlying options currently outstanding; and 1,464,932 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director stock plans of Buyer in effect as of the date of this Agreement (the “Buyer Stock Plans”). All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Buyer Capitalization Date, except pursuant to this Agreement and the Buyer Stock Plans and as disclosed in Section 4.2 of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Preferred Stock, or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer Non-Voting Common Stock, Buyer Preferred Stock, or other equity securities of Buyer. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)          All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer are owned by Buyer, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3         Authority; No Violation.

(a)          Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b)          Except as set forth on Section 4.3(b) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Articles or the Buyer Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

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4.4         Consents and Approvals. Except for (a) the filing of applications, notices, and waiver requests, as applicable, with the Federal Reserve Board under the BHC Act, as amended, and the Federal Reserve Act, as amended, the FDIC under the FDI Act, as amended, the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (the “Form S-4”), and declaration of effectiveness of the Form S-4, (c) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State pursuant to the Banking Laws of North Carolina and the NCBCA and the Indiana Articles of Merger pursuant to the IBCL and the filing of Articles of Merger with respect to the Bank Merger, and (d) notices or filings required under consumer finance, mortgage banking and other similar laws, (e) such filings and approvals as are required to be made or obtained under “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and approval of listing of such Buyer Common Stock on the Nasdaq Global Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement.

4.5         Reports; Regulatory Matters.

(a)          Except as set forth on Section 4.5 of the Buyer Disclosure Schedule, Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Buyer and its Subsidiaries, or as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Since January 1, 2011, except as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Buyer and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Buyer’s ordinary course of business or as disclosed in the Buyer SEC Reports).

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(b)          Except as disclosed in the Buyer SEC Reports, neither Buyer nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2010 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2010 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2010 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement.

(c)          Buyer has previously made available to Seller an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”) under the Exchange Act and before the date of this Agreement (the “Buyer SEC Reports”). No such Buyer SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC, with respect thereto.

4.6         Financial Statements.

(a)          The financial statements of Buyer and its Subsidiaries or Buyer Bank, as applicable, included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries or Buyer Bank, as applicable; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries or Buyer Bank, as applicable, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Cherry, Bekaert & Holland, LLP has served as independent registered public accountant for Buyer and Buyer Bank, as applicable, for all periods covered in the Buyer SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Buyer or Buyer Bank, as applicable, as a result of or in connection with any disagreements with Buyer or Buyer Bank, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Neither Buyer nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013, or in connection with this Agreement and the transactions contemplated hereby.

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(c)          Since September 30, 2013, (i) through the date hereof, neither Buyer nor any of its Subsidiaries nor, to the knowledge of the officers of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

4.7         Broker’s Fees. Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Buyer Disclosure Schedule.

4.8         Absence of Certain Changes or Events.

(a)          Since September 30, 2013, except as disclosed in the Buyer SEC Reports, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Buyer.

(b)          Other than as set forth on Section 4.8 of the Buyer Disclosure Schedule, since September 30, 2013 through and including the date of this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9         Legal Proceedings.

(a)          Except as disclosed in the Buyer SEC Reports, none of Buyer or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries.

(b)          There is no Injunction, judgment or, as otherwise disclosed in the Buyer SEC Reports, regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

4.10       Taxes and Tax Returns. Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

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4.11       Compliance with Applicable Law.

(a)          Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries.

(b)          Since the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), to the extent required by applicable law, Buyer has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

4.12       Assets.

(a)          Since September 30, 2013, none of the Buyer Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Buyer and its Subsidiaries on a consolidated basis; to Buyer’s knowledge and in light of each of the Buyer Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Buyer Financial Statements were, on the respective dates thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

(b)          To the knowledge of Buyer, Buyer’s Subsidiaries are in material compliance with all reporting, recordkeeping, audit and other requirements under all purchase and assumption agreements, commercial shared-loss agreements, and/or loss share arrangements with the FDIC and all agreements and arrangements with respect to loss sharing thereunder are enforceable against the FDIC in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

4.13       Approvals. As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.14       Buyer Information. The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.15       Bank Secrecy Act; Patriot Act; Money Laundering. Neither Buyer nor any Buyer Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Buyer or the Buyer Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

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4.16       CRA Compliance. Neither Buyer nor any Buyer Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. As of the date hereof, Buyer is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)) and its and each Buyer Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. Buyer knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Buyer or any Buyer Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Buyer or any Buyer Subsidiary to decrease below the “satisfactory” level.

4.17       Tax Matters. Neither Buyer, nor Buyer Bank nor any of their affiliates has taken or agreed to take any action, or knowingly failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. As of the date of this Agreement it is the present intention, and as of the date of the Closing it will be the present intention, of Buyer and Buyer Bank to continue, either through a wholly owned subsidiary of Buyer or through a member of Buyer’s Qualified Group, at least one significant historic business line of Seller, or to use at least a significant portion of the historic business assets of Seller in a business, in each case within the meaning of Section 1.368-1(d) of the regulations promulgated by the United States Department of the Treasury with respect to the Code (the “Treasury Regulations”). As used in this Agreement, the term “Qualified Group” shall mean Buyer’s “qualified group” as such term is defined within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii). As of the date of the Merger, (i) Buyer will own all of the outstanding stock or other equity interests in Buyer Bank, and (ii) Buyer will be in “control” of Buyer Bank within the meaning of Code Section 368(c). Buyer has no plan or present intention to sell, transfer or otherwise dispose of any of the capital stock of Buyer Bank following the Merger, and Buyer has no present plan or intention to cause Buyer Bank to issue additional capital stock following the Merger, that in either case would result in Buyer’s not having “control” of Buyer Bank within the meaning of Code Section 368(c). As of the date of this Agreement, and as of the date of the Closing, neither Buyer, nor Buyer Bank, nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Buyer or Buyer Bank has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer shares issued to the Seller shareholders in connection with the Merger.

4.18       Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Buyer or Buyer Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Buyer’s actual knowledge, threatened against Buyer or any of Buyer Subsidiaries. To the actual knowledge of Buyer, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Buyer or any of Buyer Subsidiaries. Neither Buyer nor any of Buyer Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. To Buyer’s actual knowledge, each of Buyer and Buyer Subsidiaries, and (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an affiliate or Buyer), any property in which Buyer or any of Buyer Subsidiaries hold a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. The representations and warranties contained within this Section 4.18 are Buyer’s only representations and warranties with respect to environmental matters.

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ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1         Conduct of Seller’s Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Buyer, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause Seller Bank, to:

(a)          conduct its business in the ordinary course in all material respects;

(b)          use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and

(c)          take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Seller or Buyer to obtain any necessary approvals of any Regulatory Agency required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2          Seller Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Seller shall not, and shall not permit Seller Bank to, without the prior written consent of Buyer:

(a)          other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

(b)          adjust, split, combine or reclassify any of its capital stock;

(c)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by Seller Bank to Seller, and (B) the acceptance of shares of Seller Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Seller Common Stock granted under the Restricted Stock Plans, in each case in accordance with past practice and the terms of the applicable Restricted Stock Plan and related award agreements);

(d)          grant any stock options, restricted shares or other equity-based award with respect to shares of Seller Common Stock under the Restricted Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

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(e)          issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Restricted Stock Plans;

(f)          hire or terminate any employees or independent contractors, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements, provided, however, that Seller shall be permitted to terminate any Seller employee for cause, in its sole discretion, and Seller Bank shall be permitted to fill vacancies created in its employee staff at competitive compensation and benefits.

(g)          make any loan or extension of credit in an amount in excess of $250,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $250,000), or renew or amend any existing loan or extension of credit that is a Classified Asset (as defined in Section 7.2(f) below); provided, however, that, if Seller or Seller Bank shall request the prior approval of Buyer in accordance with this Section 5.2 to make a loan or extend credit in an amount in excess of $250,000, or amend or renew any existing loan that is a Classified Asset, and Buyer shall not have disapproved such request in writing within two business days upon receipt of such request from Seller or Seller Bank, as applicable, then such request shall be deemed to be approved by Buyer and thus Seller or Seller Bank, as applicable, may make the loan or extend the credit referenced in such request on the terms described in such request;

(h)          except as required by applicable law or the terms of any Seller Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Seller, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or Seller Bank, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or Seller Bank; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Seller Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Seller Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller or any securities exchangeable for or convertible into the same or other Seller Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Seller Benefit Plan, provided, however, notwithstanding any of the foregoing in this Section 5.2(h), Seller shall be permitted to make such payments contemplated by Sections 6.5(c), 7.3(c) and 7.3(d)) and of this Agreement and enter into such appropriate agreements to effect such payments;

(i)          sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than Seller Bank, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Seller or Seller Bank shall request the prior approval of Buyer in accordance with this Section 5.2 to make sell, transfer or dispose of any “Other Real Estate Owned” of Seller, and Buyer shall not have disapproved such request in writing within five business days upon receipt of such request from Seller or Seller Bank, as applicable, then such request shall be deemed to be approved by Buyer or Seller Bank, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for transactions disclosed in Section 5.2(i) of the Seller Disclosure Schedule;

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(j)          enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Regulatory Agency;

(k)          make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person; provided, however, that Seller may settle any investment securities as to which purchase obligations have been incurred prior to the date hereof;

(l)          take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(m)          amend the Seller Articles or Seller Bylaws, or otherwise take any action to exempt any person (other than Buyer or its Subsidiaries) or any action taken by any person from any antitakeover or similar restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n)          other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(o)          other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting Seller or Seller Bank to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);

(p)          take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(q)          implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(r)          file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;

(s)          except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Seller Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(t)          take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby; or

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(u)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3         Buyer Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Seller, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Buyer Articles or the Buyer Bylaws in a manner that would adversely affect the shareholders of Seller or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated by this Agreement or cause any other application to a Regulatory Agency for approval of a merger to be submitted for filing before the application related to the Merger is accepted by such Regulatory Agency (except if such Regulatory Agency requires in writing a prior submission as a condition to its approval of the application related to the Merger); or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3 (it being understood that Buyer’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions shall not violate this Section 5.3).

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1         Regulatory Matters.

(a)          Buyer shall promptly prepare and file with the SEC the Form S-4. Buyer shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Seller shall prepare and thereafter mail or deliver the Proxy Statement to its shareholders at least 30 days before the Special Shareholder Meeting. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(b)          The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller or Buyer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on either Buyer or Seller (a “Materially Burdensome Regulatory Condition”).

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(c)          Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Regulatory Agency in connection with the Merger and the other transactions contemplated by this Agreement.

(d)          Each of Buyer and Seller, and any of their respective Subsidiaries, shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2         Access to Information; Confidentiality.

(a)          Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Seller and Buyer shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other Party may reasonably request (in the case of a request by Seller, information concerning Buyer that is reasonably related to the prospective value of Buyer Common Stock or to Buyer’s ability to consummate the transactions contemplated hereby). Neither Seller nor Buyer, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each Party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other Party (other than disclosure to that Party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving Party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving Party or its agents and representatives by a third party that, to the knowledge of the receiving Party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving Party, (iv) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other party before making the disclosure) or (v) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure).

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All information and materials provided by Seller pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Buyer and Seller dated September 20, 2013.

(c)          No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3         Shareholder Approval.

(a)          Seller shall call a meeting of its shareholders to be held after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with the Merger (including any meeting that occurs after any adjournment or postponement, the “Seller Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use commercially reasonable efforts to cause such meeting to occur no later than 15 days before the projected Closing of the Merger. Except to the extent provided otherwise in Section 6.13(b), the Seller Board shall use commercially reasonable efforts to obtain from the Seller’s shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. The Seller Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Seller’s shareholders for their consideration.

(b)          Each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Regulatory Agency and any other third party that is required to be obtained by Seller or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.4         The Nasdaq Global Market Listing. Buyer shall cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Global Market, subject to official notice of issuance, before the Effective Time.

6.5         Employee Matters.

(a)          All individuals employed by, or on an authorized leave of absence from, Seller or Seller Bank immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of Buyer and its affiliates as of the Effective Time. Immediately following the Effective Time, Buyer shall, or cause its applicable Subsidiaries to, provide to those Covered Employees rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and annual bonus opportunities provided to such Covered Employees by Seller immediately prior to the Effective Time.

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(b)          Buyer agrees that the Covered Employees, while they remain employees of Buyer after the Effective Time will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Buyer to similarly situated employees of Buyer except as otherwise provided herein. Unused vacation time which has been accrued as of the Effective Time with respect to any Covered Employee shall be paid to such employees at their current rate of pay with applicable taxes withheld by the Seller Bank on or before the Effective Time. Seller has disclosed the projected amount of such payments on Section 6.5(b) of the Seller Disclosure Schedule, an updated version of which will be provided to Buyer three days prior to the Effective Time. Except as hereinafter provided, at the Effective Time, Buyer will amend or cause to be amended each employee benefit and welfare plan of Buyer in which Covered Employees are eligible to participate, to the extent necessary and allowable under applicable law, so that as of the Effective Time:

(i)          such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with the Seller Bank as if such service were with Buyer;

(ii)         Covered Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Buyer in which they are eligible to participate and may commence participation in such plans on the Effective Time unless (and only during periods) Buyer elects to continue any such employee welfare benefit plans of the Seller Bank; and

(iii)        for purposes of determining the entitlement of Covered Employees to sick leave and vacation pay following the Effective Time, the service of such employees with the Seller Bank shall be treated as if such service were with Buyer provided that vacation time paid to Covered Employees under this Section 6.5(b) shall be an offset to vacation pay benefits under Buyer’s vacation pay policy.

Covered Employees will be first eligible to participate and will commence participating in Buyer’s qualified retirement plans on the first entry date coinciding with or following the Effective Time; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Seller Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of Buyer or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Buyer or any of its Subsidiaries to provide any such employee benefits for any period following any such termination or (iv) obligate Seller, Buyer or any of their respective Subsidiaries to (A) maintain any particular Seller Benefit Plan or (B) retain the employment of any particular Covered Employee.

(c)          If a Covered Employee who does not have an employment, change-of-control or severance agreement with Seller or Seller Bank or is not entitled to benefits under Section 7.3(c) is terminated by Buyer or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position (including a position that had been held at Seller or Seller Bank) as the result of an organizational or business restructuring or the integration of Seller or Seller Bank with Buyer or any of its Subsidiaries, discontinuance of an operation, relocation of all or a part of Buyer’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Buyer’s or its Subsidiaries’ business or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be decreased, in any case or both cases, during the period beginning at the Effective Time and ending six months following the Effective Time, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of severance pay, regardless of employee classification. In addition, Buyer shall authorize the payment of and pay retention bonuses upon reaching certain milestones to selected employees of Seller Bank identified by Buyer and Seller in amounts to be agreed to by Buyer and Seller; provided that the aggregate costs of the retention bonuses shall not exceed $150,000.

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Except as otherwise contemplated by this Agreement, Seller shall, and shall cause Seller Bank to, take whatever action is necessary to terminate any and all other severance arrangements and plans and to ensure that it and Buyer have no other liability for any other severance payments (other than as set forth in this Section 6.5(c) and agreements disclosed in Section 3.11(i) of the Seller Disclosure Schedule). Seller shall cooperate with Buyer to effectuate the foregoing, including Buyer’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.

Buyer agrees to employ Lawrence T. Loeser and Benjamin J. Whisler for six months after the Effective Time at salaries no less than those currently being paid to those employees by Seller and Seller Bank in order to provide Buyer a meaningful period to fully evaluate their potential for full-time employment.

Nothing contained in this Section 6.5(c) shall be construed or interpreted to limit or modify in any way Buyer’s at-will employment policy. In addition, in no event shall severance pay payable under this Section 6.5(c) to any Covered Employee who does not have an employment, change-in-control or severance agreement with Buyer be taken into account in determining the amount of any other benefit (including an individual’s benefit under any retirement plan or agreement). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.

6.6         Seller’s 401(k) Plan. Prior to the Effective Time, the Seller:

(a)          by resolution of its directors, shall terminate the Community First Financial Group, Inc. Savings and Retirement Plan (the “401(k) Plan”) as of the day before the Effective Time. The account balances of the 401(k) Plan participants, including any alternate payees or beneficiaries of deceased participants, including any accrued but unpaid contributions, as determined by the 401(k) Plan administrator, shall thereafter be distributed or otherwise transferred in accordance with the applicable plan termination provisions of the 401(k) Plan, as soon as administratively feasible following the plan termination date;

(b)          for periods prior to the plan termination date, shall continue to make all non-discretionary employer contributions which it is required to make to the 401(k) Plan, including elective deferral contributions of those 401(k) Plan participants who are employed by the Seller or Seller Bank, and shall be permitted to make the discretionary contributions consistent with past practice that are set forth in the Disclosure Schedule. In addition, the Seller shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to the Seller as described in ERISA Sec. 4.12; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the 401(k) Plan; and

(c)          on or before the Effective Time, Seller Bank shall refinance the loans granted to Seller Bank employees under the 401(k) Plan so that such loans are repaid to the 401(k) Plan on or before the Effective Time. Each such refinancing loan shall have a fixed rate of interest not to exceed four percent (4.0%) per annum and shall have an amortization period not to exceed the remaining term of the loan granted under the 401(k) Plan.

6.7         Health Plans. After the Effective Time, Buyer shall continue to maintain fully insured employee welfare benefit plans of the Seller at the Effective Time, until such time as Buyer determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

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6.8         Flexible Spending Plan. Buyer shall continue in effect the Harrington Bank, FSB Flexible Spending Account Plan for the benefit of the Covered Employees following the Effective Time until the Buyer determines, in its sole discretion, to modify or terminate that plan. Buyer shall amend this plan so that it covers only the Covered Employees following the Effective Time.

6.9         Cafeteria Plan. Buyer shall be permitted to continue in effect the Harrington Bank, FSB Section 125 Cafeteria Plan for the benefit of the Covered Employees following the Effective Time until the Buyer determines, in its sole discretion, to modify or terminate that plan. Buyer shall amend this plan so that it covers only the Covered Employees following the Effective Time.

6.10       Indemnification; Directors’ and Officers’ Insurance.

(a)          In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of Seller or Seller Bank or who is or was serving at the request of Seller or Seller Bank as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller or Seller Bank before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective articles of incorporation or bylaws (or comparable organizational documents), shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer pursuant to Section 6.11, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.

(b)          From and after the Effective Time and for six years thereafter, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller or Seller Bank, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.11.

(c)          Buyer shall cause the individuals serving as officers and directors of Seller or Seller Bank immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Seller (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Buyer be required to expend annually in the aggregate an amount in excess of 175% of the annual premiums currently paid by Seller (which current amount is set forth on Section 6.10(c) of the Seller Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided, further, that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.

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(d)          The provisions of this Section 6.10(d) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.11       Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of a Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.12       Advice of Changes. Each of Buyer and Seller shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.12 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.13       No Solicitation.

(a)          None of Seller, Seller Bank or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or Seller Bank shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transaction involving Seller or Seller Bank that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction. Seller shall, and shall cause Seller Bank and representatives of Seller and Seller Bank to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Proposal, (B) after the receipt of the required Regulatory Approvals of the Merger, request the prompt return or destruction of all confidential information previously furnished in connection therewith, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or Seller Bank is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by Seller’s shareholders, (1) Seller receives an unsolicited written Alternative Proposal that the Seller Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of this Section 6.13, (3) the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Seller Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Seller may (and may authorize Seller Bank and its representatives to) (x) furnish nonpublic information regarding Seller and Seller Bank to the person making such Alternative Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Seller than, those contained in the Confidentiality Agreement (provided, that any nonpublic information provided to any person given such access shall have been previously provided to Buyer or shall be provided to Buyer before or concurrently with the time it is provided to such person), and (y) participate in discussions and negotiations with the person making such Alternative Proposal.

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(b)          Except as provided otherwise below, neither the Seller Board nor any committee thereof may (i)(A) withdraw (or modify or qualify in any manner adverse to Buyer) or refuse to recommend approval of this Agreement to Seller’s shareholders or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (each such action set forth in this Section 6.13(b)(i) being referred to as an “Adverse Recommendation Change”), or (ii) cause or permit Seller or Seller Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or is reasonably likely to lead to, any Alternative Proposal (other than a confidentiality agreement permitted by Section 6.13(a)). Notwithstanding the foregoing, at any time before obtaining approval of the Merger by Seller’s shareholders, the Seller Board may, if the Seller Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.13(b), make an Adverse Recommendation Change; provided, that Seller may not make any Adverse Recommendation Change in response to an Alternative Proposal unless (x) Seller shall not have breached this Section 6.13 in any respect and (y):

(i)          The Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.13(b);

(ii)         Seller has given Buyer at least seven business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and

(iii)        Before effecting such Adverse Recommendation Change, Seller has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.

In the event of any material change to the terms of such Superior Proposal, Seller shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and Seller shall be required to comply with its obligations under this Section 6.13 with respect to such new written notice.

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(c)          In addition to the obligations of Seller under Sections 6.13(a) and (b), Seller shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Seller or Seller Bank or for access to the properties, books or records of Seller or Seller Bank by any person that informs the Seller Board or Seller Bank that it is considering making, or has made, an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Seller or Seller Bank, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Seller shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Seller shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.13(a).

(d)          As used in this Agreement:

(i)          “Alternative Transaction” means any of (A) a transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Seller Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Seller or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, share exchange, consolidation or other business combination involving Seller (other than the Merger), (C) any transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Seller Bank and securities of the entity surviving any merger or business combination including Seller Bank) of Seller or Seller Bank representing more than 25% of the assets of Seller and Seller Bank, taken as a whole, immediately before such transaction, or (D) any other consolidation, business combination, recapitalization or similar transaction involving Seller or Seller Bank, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Seller Common Stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Seller Common Stock immediately before the consummation thereof.

(ii)         “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Seller from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal under Section 6.13(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(e)          Seller shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Seller or Seller Bank are aware of the restrictions described in this Section 6.13 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.13 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or Seller Bank, at the direction or with the consent of Seller or Seller Bank, shall be deemed to be a breach of this Section 6.13 by Seller.

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(f)          Nothing contained in this Section 6.13 shall prohibit Seller or Seller Bank from taking and disclosing to its shareholders a position required by Rule 14e-2(a) promulgated under the Exchange Act.

6.14       Restructuring Efforts. If Seller shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that no Party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such Party or its shareholders) and to resubmit the transaction to Seller’s shareholders for approval, with the timing of such resubmission to be determined at the request of Buyer.

6.15       Reasonable Best Efforts; Cooperation. Each of Seller, Buyer and Buyer Bank agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

6.16       Tax Covenants of Buyer and Buyer Bank. After the Effective Time, Buyer, either directly or through Buyer Bank as long as Buyer Bank is within Buyer’s Qualified Group, will continue at least one significant historic business line of Seller, or use at least a significant portion of the historic business assets of Seller in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d), except that the historic business assets of Seller may be transferred (a) to a corporation that is another member of Buyer’s Qualified Group, or (b) to an entity taxed as a partnership if (i) one or more members of Buyer’s Qualified Group have active and substantial management functions as a partner with respect to Seller’s historic business or (ii) members of Buyer’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in the historic business of Seller, in each case within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii).

6.17       Restricted Stock Plans. The Seller shall terminate the Restricted Stock Plans effective as of the Effective Time.

ARTICLE VII
CONDITIONS PRECEDENT

7.1         Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a)          Shareholder Approval. The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of shares of Seller Common Stock entitled to vote thereon.

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(b)          The Nasdaq Global Market Listing. The shares of Buyer Common Stock to be issued to the holders of Seller Common Stock upon consummation of the Merger shall have been authorized for listing on The Nasdaq Global Market, subject to official notice of issuance.

(c)          Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(e)          Federal Tax Opinion. Buyer shall have received the opinion of its counsel, Womble Carlyle Sandridge & Rice, LLP, in form and substance reasonably satisfactory to Buyer and Seller, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.

(f)          Regulatory Approvals. All regulatory approvals set forth in Section 3.4 and Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2         Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction, or waiver by Buyer, at or before the Effective Time, of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Buyer shall have received a certificate signed on behalf of Seller by the President and Chief Executive Officer of Seller to the foregoing effect.

(b)          Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the President and Chief Executive Officer of Seller to such effect.

(c)          Support Agreements. Each member of the Seller Board shall have executed and delivered to Buyer a Support Agreement in the form attached as Exhibit A.

(d)          Nonsolicitation Agreements. Each member of the Seller Board, other than Douglas T. Breeden and Lawrence T. Loeser, shall have executed and delivered a nonsolicitation agreement in the form attached as Exhibit B.

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(e)          Resignations. The directors of Seller and Seller Bank immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.

(f)          Classified Assets. Classified Assets as of the end of the month prior to the Effective Time shall not exceed 125% of the aggregate balance of Classified Assets as of September 30, 2013, set forth in Section 3.15(a) of the Seller Disclosure Schedule; for the purposes of this Section 7.2(f), “Classified Assets” means loans or other assets characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import and “Other Real Estate Owned”, all as reflected in the books and records of Seller, prepared in a manner consistent with past practice, with the preparation of the Seller Financial Statements and with Seller’s written policies in effect as of the date of this Agreement; and three calendar days before the Closing Date, Seller shall provide Buyer with a schedule reporting Classified Assets, including “Other Real Estate Owned”, as of such time.

7.3         Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or before the Effective Time of the following conditions:

(a)          Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b)          Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

(c)          Severance/Benefit Payments. To the extent permitted by applicable law, each of Lawrence T. Loeser and Benjamin J. Whisler shall have received those payments listed on Section 7.3(c) of the Seller Disclosure Schedule, which shall be paid on or before the Effective Time.

(d)          Consulting Agreement. Buyer Bank shall have entered into, effective upon Closing, a consulting agreement in the form of Exhibit C hereto with Douglas T. Breeden for asset-liability and investment management services with a term of two (2) years following Closing.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1         Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller or Buyer:

(a)          Mutual Consent. By mutual consent of Seller and Buyer in a written instrument, if the board of directors of each of Seller and Buyer so determines by a vote of the majority of the members of its entire board of directors;

(b)          No Regulatory Approval. By either Seller or Buyer, if any Governmental Entity that must grant regulatory approval of the Merger has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

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(c)          Delay. By either Seller or Buyer, if the Merger shall not have been consummated on or before September 30, 2014, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d)          Material Breach of Representation, Warranty or Covenant. By either Buyer or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Article VII and which is not cured within 45 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period; or

(e)          Failure to Recommend. By Buyer, if the Seller Board shall have (i) failed to recommend in the Proxy Statement, without modification or qualification, the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Seller Board of this Agreement and/or the Merger to Seller’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of Seller shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

(f)          Double Trigger. By written notice by either Party if, and only if both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i)          The Buyer Market Value on the Determination Date is less than $11.60; and

(ii)         the number obtained by dividing the Buyer Market Value by the Initial Buyer Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences.  If Seller elects to exercise its termination right pursuant to this Section 8.1(f), it shall give prompt written notice thereof to Buyer.  During the five business day period commencing with its receipt of such notice, Buyer shall have the option to increase the Per Share Stock Consideration to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial Buyer Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the Buyer Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial Buyer Market Value by the Buyer Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If within such five business day period, Buyer delivers written notice to Seller that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Seller of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.1(f), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). For purposes of clarification, the adjustments to the Exchange Ratio contemplated by Section 1.4(c) of this Agreement shall be calculated and applied subsequent to any adjustment to the Exchange Ratio pursuant to this Section 8.1(f).

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The following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all approvals of Regulatory Agencies (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).”

“Final Index Price” means the average of the daily closing value of the Index for the five consecutive trading days immediately preceding the Determination Date.”

“Index” means the Nasdaq Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the Nasdaq Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Buyer Market Value” means $14.50, adjusted as indicated in the last sentence of this Section 8.1(f).

“Initial Index Price” means the closing value of the Index on the date of this Agreement.

“Buyer Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Buyer Common Stock as reported on the Nasdaq Global Market for the ten (10) consecutive trading days immediately preceding such specified date.

If Buyer or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(f).

(g)          The Party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2         Effect of Termination. If either Seller or Buyer terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.4, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3         Fees and Expenses.

(a)          Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Seller and Buyer, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

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(b)          Seller shall pay to Buyer a termination fee in the amount of $500,000 (the “Termination Fee”) and the Expense Reimbursement in immediately available federal funds if:

(i)          (A) this Agreement is terminated by Buyer pursuant to Section 8.1(e); and (B) (1) before such termination, an Alternative Transaction with respect to Seller was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (y) any Alternative Transaction shall have been consummated; or

(ii)         after receiving an Alternative Proposal, (A) the Seller Board does not take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement and (B) within 12 months after such receipt of such Alternative Proposal, (1) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated; provided, however, that Buyer shall not be entitled to the Termination Fee and the Expense Reimbursement pursuant to this Section 8.3(b) if:

(A)         this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or

(B)         Seller shall have terminated this Agreement pursuant to Section 8.1(d).

(iii)        the Termination Fee and the Expense Reimbursement must be paid no later than two business days following the event that triggers such payment described in Section 8.3(b)(i) or (ii). Upon payment of the Termination Fee and the Expense Reimbursement, Seller shall have no further liability to Buyer at law or in equity with respect to such termination or any other provision of this Agreement, or with respect to Seller Board’s failure to take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement. “Expense Reimbursement” means an amount in cash of up to $150,000 in respect of Buyer’s documented out-of-pocket legal and due diligence expenses incurred in connection with the transactions contemplated by this Agreement (net of any amounts otherwise previously paid pursuant to Section 8.3(a)). The payment of the Expense Reimbursement shall be in lieu of any other agreement between Buyer and Seller with respect to the payment of Buyer’s expenses entered into before the date hereof.

(c)          Seller acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. The amounts payable pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole remedy of Buyer in the event of termination of this Agreement specified in such section. Accordingly, if Seller fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Buyer commences a suit that results in a final, nonappealable judgment against Seller for the amount payable to Buyer pursuant to this Section 8.3, Seller shall pay to Buyer its documented out-of-pocket costs and expenses (including reasonable attorneys’ fees actually incurred and documented out-of-pocket expenses) in connection with such suit, together with interest on the Termination Fee and the Expense Reimbursement and such costs and expenses at the prime rate (as published in The Wall Street Journal on the date of termination) plus 2%.

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8.4         Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the Merger Consideration to be delivered under this Agreement to the holders of Seller Common Stock and Seller Preferred Stock, if such alteration or change would adversely affect the holders of any security of Seller, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any security of Seller, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Seller, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.5         Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1         Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 5:00 p.m. on a date and at a place to be specified by the Parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Buyer, then Buyer may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2         Standard. No representation or warranty of Seller contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no Party shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Seller, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Material Adverse Effect with respect to Seller or Buyer, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a), and Section 3.2(d) shall be deemed untrue and incorrect if not true and correct in all respects, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, in the case of Seller, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Seller, and Section 4.8(a), in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3         Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.11 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

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9.4         Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Seller, to:

Community First Financial Group, Inc.

5925 Farrington Road
Chapel Hill, NC 27517-8607

Attention: Lawrence T. Loeser

E-mail: lloeser@harringtonbank.com

with a copy to:

Barnes & Thornburg LLP

11 South Meridian Street

Indianapolis, IN 46204-3535

Attention: Claudia V. Swhier

Email: cswhier@btlaw.com

and

(b) if to Buyer, to:

BNC Bancorp

1226 Eastchester Drive

High Point, NC 27265

Attention: Richard D. Callicutt II, President and CEO

Email: rcallicutt@bankofnc.com

with a copy to:

Womble Carlyle Sandridge & Rice, LLP

271 17th Street, NW, Suite 2400

Atlanta, GA 30363

Attention: Richard T. Hills
Email: rhills@wcsr.com

9.5         Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

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9.6         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

9.7         Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8         Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The Parties agree that any suit, action or proceeding brought by a Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Greensboro, North Carolina. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9         Publicity. Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement by Seller, or Seller, in the case of a proposed announcement by Buyer; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of The Nasdaq Stock Market.

9.10       Assignment; Third-Party Beneficiaries.

(a)          Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Sections 6.5 and 6.10, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement.

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(b)          No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

9.11       Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of Seller and Buyer have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BNC BANCORP

By:
Name:
Title:

COMMUNITY FIRST FINANCIAL GROUP, INC.

By:
Name:
Title:

Exhibit A	Support Agreement

Exhibit B	Director’s Agreement

Exhibit C	Consulting Agreement

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EXHIBIT A
SUPPORT AGREEMENT

___________ __, 2013

BNC Bancorp

1226 Eastchester Drive

High Point, NC 27265

Ladies and Gentlemen:

The undersigned is a director of Community First Financial Group, Inc., a Indiana corporation (“Seller”), and the beneficial holder of shares of common stock of Seller (the “Seller Common Stock”).

BNC Bancorp, a North Carolina corporation (“Buyer”), and Seller are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Seller through the merger of Seller with and into Buyer (the “Merger”). The consummation of the Merger pursuant to the Agreement by Buyer is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Seller, and not in his or her capacity as a director or officer of Seller, as follows:

1.          While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) before the record date of the meeting of Seller’s shareholders to approve the Merger (the “Seller Shareholders Meeting”) any or all of his or her shares of Seller Common Stock or (b) deposit any shares of Seller Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Seller Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.          While this letter agreement is in effect, the undersigned shall vote all of the shares of Seller Common Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all of the shares of Seller Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired for the approval of the Agreement and the Merger at the Seller Shareholders Meeting.

3.          The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

4.          The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.          The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Seller and shall not in any way be construed to require the undersigned, acting in his capacity as a director or officer of Seller, to act or fail to act in accordance with the undersigned’s fiduciary duties in such capacity.

A-1

6.          This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Agreement) of the Merger, (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate, or (c) the Board of Directors of Seller making an Adverse Recommendation Change in accordance with Section 6.06(b) of the Agreement.

7.          As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Seller Common Stock set forth below.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares owned with sole voting authority: ___________

Number of shares owned with shared voting authority: _______

Accepted and agreed to as of
the date first above written:

BNC Bancorp

By: Richard D. Callicutt II
Its: President and CEO

A-2

EXHIBIT B
DIRECTOR’S AGREEMENT

THIS DIRECTOR’S AGREEMENT (this “Agreement”) is entered into by and between BNC Bancorp, a North Carolina corporation (“Buyer”), and the undersigned individual (“Director”). Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement (as defined below).

WHEREAS, Buyer and Community First Financial Group, Inc., a Indiana corporation (“Seller”), are parties to an Agreement and Plan of Merger dated as of December ___, 2013, as the same may be amended or supplemented in accordance with its terms (the “Merger Agreement”);

WHEREAS, Director is a director and shareholder of Seller and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, as a condition for and an inducement to Buyer to effect the Merger, Director has agreed to enter into and be bound by this Agreement.

IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, Buyer and Director, intending to be legally bound, agree as follows:

1.          Contingent on Merger. This Agreement shall become effective at the Effective Time of the Merger. If the Merger Agreement is terminated, then this Agreement shall be void ab initio and of no force or effect.

2.          Noninterference with Customers.

(a)          Director covenants and agrees that, during the Restricted Period (as defined below), Director shall not, directly or indirectly: (i) solicit, encourage or cause any Restricted Customer (as defined below) to obtain any services or products related to the Restricted Business (as defined below) from any entity other than Buyer or its Subsidiaries; or (ii) sell or provide to any Restricted Customer any services or products related to the Restricted Business, other than on behalf of and for the benefit of Buyer or its Subsidiaries.

(b)          “Restricted Period” means a period of one year following the Effective Time.

(c)          “Restricted Business” means the business that was engaged in by Seller and Seller Bank immediately before the Effective Time. Director acknowledges and agrees that Seller and Seller Bank were, immediately before the Effective Time, engaged in the business of providing business banking, personal banking, loan, and mortgage services and products.

(d)          “Prohibited Territory” means the areas within a twenty-five (25) mile radius of each office maintained by Seller or Seller Bank immediately before the Effective Time; provided, however, if any such office closes during the Restricted Period, then that office shall no longer be included when determining the Prohibited Territory. Director acknowledges and agrees that Seller and Seller Bank were actively engaged in the Restricted Business throughout the Prohibited Territory immediately before the Effective Time.

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(e)          “Restricted Customer” means any person or entity that was a customer of Seller or Seller Bank at any point during the 90 days preceding the Effective Time and: (i) with whom Director had material contact or communications at any time during the two-year period preceding the Effective Time (the “Look-Back Period”); (ii) for whom Director performed services or whose account Director managed, at any time during the Look-Back Period; or (iii) about whom Director obtained any Confidential Information (as defined below) at any time during the Look-Back Period.

3.          Noninterference with Employees. Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (a) solicit or induce any employee of Buyer or its Subsidiaries who was an employee of Seller or Seller Bank immediately before the Effective Time (each, a “Restricted Employee”) to leave or limit his or her employment relationship with Buyer or its Subsidiaries; or (b) hire any Restricted Employee as an employee or engage any Restricted Employee as an independent contractor.

4.          Confidential Information.

(a)          Director covenants and agrees that, during the Restricted Period: (i) Director shall keep strictly confidential and not disclose to any person not employed by Buyer or its Subsidiaries any Confidential Information; and (ii) Director shall not use personally or for any other person or entity any Confidential Information. However, this provision shall not preclude Director from: (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Director’s violation of this section) or (y) any disclosure required by law or court order so long as Director provides Buyer’s Chief Executive Officer prompt advance written notice of any potential disclosure under this subsection.

(b)          “Confidential Information” means all information not generally known or available in the marketplace that was furnished to, obtained by or created by Director in connection with Director being a director of Seller that could be used to compete against or harm Seller, Buyer or their Subsidiaries. Confidential Information includes, by way of illustration, such information relating to: (i) Seller’s, Buyer’s and their Subsidiaries’ customers, including customer lists, contact information, contractual terms and information regarding products or services provided to such customer; (ii) Seller’s, Buyer’s and their Subsidiaries’ finances, including nonpublic financial statements, balance sheets, sales data, forecasts and cost analyses; (iii) Seller’s, Buyer’s and their Subsidiaries’ plans and projections related to growth, new products and services, and potential sales/acquisitions; and (iv) Seller’s, Buyer’s and their Subsidiaries’ pricing and fee strategies, operating processes, legal affairs, lending and credit information, commission structure, personnel matters, loan portfolios, contracts, services, products and operating results.

5.          Reasonableness and Breach. Director acknowledges that the restrictions herein are fair, reasonable, and necessary for the protection of Buyer and its acquisition of Seller and constitute a material inducement for Buyer to effect the Merger and provide the Merger Consideration. Therefore, Director agrees not to contest the enforceability of this Agreement in any forum. Director further acknowledges and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to Buyer for which there will be no adequate remedy at law and further agrees that in the event of any breach of such obligations and agreements, Buyer and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.

6.          Judicial Modification. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or incapable of being enforced, then the parties request that such court modify such provision by “blue-penciling” or otherwise in order to render such provision not invalid or incapable of being enforced and then enforce the provision as modified. The parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.

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7.          Assignment. Buyer shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), and Director irrevocably consents to any such assignment or transfer. In the event of such assignment or transfer, “Buyer” shall mean the entity to which this Agreement is so assigned or transferred.

8.          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any conflict-of-law rules.

9.          Waiver; Construction. No modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by the parties. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.

10.         Entire Agreement. This Agreement (including the recitals, which are hereby incorporated by reference) and the Merger Agreement constitute the entire agreement among the parties pertaining to the subject matters contained herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned hereto sets his or her hand as of the date set forth below.

DIRECTOR

Date:
[NAME]

BUYER

BNC Bancorp

By:
	Name:	Richard D. Callicutt II
	Title:	President and CEO

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EXHIBIT C
CONSULTING AGREEMENT

This Consulting and Non-Competition Agreement (“Agreement”) is entered into as of this ____ day of __________, 2014, by and among BNC Bancorp, a North Carolina corporation, Bank of North Carolina, a North Carolina-chartered bank and wholly owned subsidiary of BNC Bancorp (collectively referred to as "BNC"), and Douglas T. Breeden (the “Consultant”).

WHEREAS, BNC desires to retain the Consultant for the services set forth in this Agreement; and

WHEREAS, Consultant agrees to provide the Consultant’s services under this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.          Consultant Relationship. BNC hereby engages the Consultant and the Consultant hereby agrees to serve BNC under the terms and conditions set forth in this Agreement.

2.          Consulting Services. The Consultant shall perform and discharge well and faithfully such duties and special projects as BNC deems reasonably necessary, including, but not limited to: providing asset-liability and investment management services and such other aspects of the Bank’s business or operations as management of the Bank shall reasonably request from time to time (collectively the “Consulting Services”). Consultant agrees to be available for such reasonable times as may be necessary to complete such duties and special projects, at the request of the President and Chief Financial Officer of the Bank. The time and manner of providing the Consulting Services shall be subject to the mutual agreement of BNC and the Consultant.

3.          Term of the Agreement. This Agreement shall commence on the date hereof and shall expire on the second anniversary of this Agreement (the “Term”), with the exception of Sections 5, 7, 8 and 9 hereof.

4.          Consulting Fee.

(a)         During the Term of this Agreement, in consideration of the Consulting Services to be provided hereunder, BNC shall pay the Consultant a retainer consulting fee of $150,000 annually during the term of the Agreement, plus such amounts paid on an hourly basis as agreed to from time to time between Consultant and BNC for the work performed pursuant to this Agreement (collectively, the “Consulting Fee”). The Consulting Fee shall be payable on a monthly basis via direct deposit according to BNC’s standard payment procedures, or as otherwise agreed to by the parties. The Consultant shall be reimbursed for reasonable business expenses incurred in providing consulting services requested under this Agreement, provided such expenses comply with the Bank’s business expense policy. All reimbursements pursuant to this Section 4(a) shall be paid within 30 days following the date on which the expense was incurred.

(b)         The Consultant agrees that BNC will make no deductions from any Consulting Fee paid to the Consultant, and the Consultant shall have full and exclusive liability for the payment of any federal, state or local taxes and/or contributions for unemployment insurance, workers' compensation or any other employment-related costs or obligations, related to its Consulting Services. The Consultant understands that it will be solely responsible for the payment of any such taxes and/or contributions and hereby agrees to indemnify BNC against nonpayment thereof.

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5.          Termination. In the event the Consultant‘s services are terminated (i) by the mutual consent of Consultant and BNC or (ii) by BNC in its sole discretion in the event Consultant breaches any provision of this Agreement, BNC shall have no further obligations under this Agreement to make any further payments provided for in Section 4 of this Agreement.

6.          Relationship of the Parties. The parties intend that solely an independent contractor relationship shall be created by this Agreement. As such, nothing contained herein shall limit or restrain the Consultant in any way from further developing consulting services and relationships with other banks either during the term of this Agreement, provided that such actions do not materially interfere with the performance of the Consultant’s duties under this Agreement, adversely affect the reputation of BNC or any other affiliates of BNC, or present any conflict of interest with BNC.

7.          Confidentiality and Work Product. The Consultant recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of BNC, as it may exist from time to time, are valuable, special and unique assets of the business of BNC. The Consultant will not, during and for one (1) year after the Term of this Agreement, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of BNC to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by BNC or required by law. Notwithstanding the foregoing, the Consultant may disclose information that is known generally to the public (other than as a result of unauthorized disclosure by Consultant or any person with the assistance, consent or direction of the Consultant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by BNC. Nothing herein shall be construed as prohibiting BNC from pursuing any other remedies available to BNC for such breach or threatened breach, including the recovery of damages from the Consultant. Consultant agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Consultant for use by BNC during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by BNC. Consultant hereby assigns to BNC all rights, title, and interest, whether copyright, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

8.          Noncompetition and Noninterference.

(a)         Consultant covenants and agrees that, during the term of this Agreement, Consultant shall not (except as required to carry out Consultant’s assigned duties with BNC): (i) engage in any aspect of the Restricted Business (as defined below) within the Prohibited Territory (as defined below); and/or (ii) as an employee, agent, partner, shareholder, member, investor, director, consultant or otherwise assist others to engage in the Restricted Business within the Prohibited Territory. Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than one percent of the outstanding shares in a public company shall not by itself be considered engaging in, or assisting others to engage in, the “Restricted Business.” “Restricted Business” means the business of providing business banking, personal banking, loan, mortgage and wealth management services and products. “Prohibited Territory” means the areas within a twenty-five (25) mile radius of Chapel Hill, North Carolina.

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(b)         Consultant covenants and agrees that he shall not, directly or indirectly: (a) solicit or induce any employee of BNC or its Subsidiaries who was an employee of BNC or any of its Subsidiaries during the term of this Agreement (each, a “Restricted Employee”) to leave or limit his or her employment relationship with BNC or its Subsidiaries; or (b) hire any Restricted Employee as an employee or engage any Restricted Employee as an independent contractor.

9.          Reliance. All payments and benefits to the Consultant under this Agreement shall be subject to the Consultant’s compliance, in part, with Sections 7 and 8 of the Agreement. In the event of any breach of Section 7 of the Agreement by the Consultant, BNC will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Consultant and all persons acting for, or with, the Consultant. Nothing herein will be construed as prohibiting BNC from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Consultant.

10.        Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, at the address listed below or at other address as specified to the other party:

If to the Executive:

Dr. Douglas T. Breeden

721 E. Franklin Street

Chapel Hill, NC 27514

If to BNC:

BNC Bancorp

3980 Premier Drive, Suite 210

High Point, NC 27265

Attention: Corporate Secretary

11.        Assignment. This Agreement shall not be assignable by any party, except by BNC to any successor in interest to its business.

12.        Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties regarding the Consultant’s Consulting Services.

13.        Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.        Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

15.        Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

16.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

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17.        Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party to enforce each and every provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

18.        Secrecy. The Consultant agrees that, apart from discussions with his personal counsel and his immediate family, whom he has asked or will ask not to divulge the terms of this Agreement, he will not disclose, publicize, or discuss the terms of this Agreement with anyone within or outside of BNC unless required by subpoena or any other legal compulsion, and he will give immediate notice to BNC of the receipt of any subpoena or other legal document that might require him to disclose the contents of this Agreement; provided, however, that the parties acknowledge that this arrangement will be disclosed in the proxy statement of Community First Financial Group, Inc. regarding the merger with BNC.

19.        Successors. BNC shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to assume this Agreement in the same manner and to the same extent that BNC would be required to perform as if no such succession had taken place.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first written above.

Bank of North Carolina	BNC Bancorp

By:	By:

Its:	Its:

Consultant

Douglas T. Breeden

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FIRST AMENDMENT TO THE

AGREEMENT AND PLAN OF MERGER

This First Amendment (this “Amendment”) to the Agreement and Plan of Merger (the “Agreement”) dated December 17, 2013, between Community First Financial Group, Inc., an Indiana corporation (“Community First”), and BNC Bancorp, a North Carolina corporation (“BNC”), is made and entered into by Community First and BNC as of March 21, 2014.

RECITALS

WHEREAS, Douglas T. Breeden had agreed to provide consulting services for BNC and its bank subsidiary for a two-year period following the closing of the merger contemplated by the Agreement (the “Merger”); and

WHEREAS, because of other obligations Dr. Breeden does not believe that he will be able to devote the time to consulting that he previously believed he would be able to devote; and

WHEREAS, as a result of this change in circumstances, Dr. Breeden would like to be relieved of his obligation to consult following the closing of the Merger and BNC is agreeable to relieving Dr. Breeden of such obligation; and

WHEREAS, Community First and BNC mutually desire to amend the Agreement in the manner set forth in this Amendment.

NOW THEREFORE, Community First and BNC agree to amend the Agreement as follows:

1.          Section 7.3(d) of the Agreement and Exhibit C thereto shall be deleted and be without further force and effect.

2.          All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Community First and BNC have each caused this Amendment to be executed by the undersigned duly authorized officers, as of the date first above written.

BNC Bancorp

By:	/s/ Richard D. Callicutt II
Richard D. Callicutt II, President & CEO

Community First Financial Group. Inc.

By:	/s/ Lawrence T. Loeser
Lawrence T. Loeser, President & CEO

Appendix B

INDIANA CODE

TITLE 23. BUSINESS AND OTHER ASSOCIATIONS

ARTICLE 1. INDIANA BUSINESS CORPORATION LAW

CHAPTER 44. DISSENTERS’ RIGHTS

§ 23-1-44-1. “Corporation” defined.

As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

§ 23-1-44-2. “Dissenter” defined.

As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

§ 23-1-44-3. “Fair value” defined.

As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

§ 23-1-44-4. “Interest” defined.

As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

§ 23-1-44-4.5 “Preferred shares” defined

As used in this chapter, “preferred shares” means a class or series of shares in which the holders of the shares have preference over any other class or series with respect to distributions.

§ 23-1-44-5. “Record shareholder” defined.

As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

§ 23-1-44-6. “Beneficial shareholder” defined.

As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

§ 23-1-44-7. “Shareholder” defined.

As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

§ 23-1-44-8. Shareholder dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if:

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(A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

(B) the shareholder is entitled to vote on the merger.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4) The approval of a control share acquisition under IC 23-1-42.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were a covered security under Section 18(b)(1)(A) or 18(b)(1)(B) of the Securities Act of 1933, as amended.

(c) The articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate the right to dissent and obtain payment for any class or series of preferred shares. However, any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates the right to dissent and obtains payment for any shares:

(1) that are outstanding immediately before the effective date of the amendment; or

(2) that the corporation is or may be required to issue or sell after the effective date of the amendment under any exchange or other right existing immediately before the effective date of the amendment;

does not apply to any corporate action that becomes effective within one (1) year of the effective date of the amendment if the action would otherwise afford the right to dissent and obtain payment.

(d) A shareholder:

(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

(e) Subsection (d) does not apply to a corporate action that was approved by less than unanimous consent of the voting shareholders under IC 23-1-29-4.5(b) [repealed] if both of the following apply:

(1) the challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten (10) days before the corporate action was effected; or

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(2) the proceeding challenging the corporate action is commenced not later than ten (10) days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

§ 23-1-44-9. Beneficial shareholder dissent.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

§ 23-1-44-10. Notice of dissenters’ rights preceding shareholder vote.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

(b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

§ 23-1-44-11. Notice of intent to dissent.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) must not vote the shareholder’s shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

§ 23-1-44-12. Notice of dissenters’ rights following action creating rights.

(a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.

(b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

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(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

§ 23-1-44-13. Demand for payment by dissenter.

(a) A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

§ 23-1-44-14. Transfer of shares restricted after demand for payment.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 23-1-44-15. Payment to dissenter.

(a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the  transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares; and

(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.

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§ 23-1-44-16. Return of shares and release of restrictions.

(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

§ 23-1-44-17 Offer of fair value for shares obtained after first announcement.

(a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

§ 23-1-44-18. Dissenter demand for fair value under certain conditions.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

§ 23-1-44-19. Effect of failure to pay demand - commencement of judicial appraisal proceeding.

(a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

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(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

§ 23-1-44-20. Judicial determination and assessment of costs.

(a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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Appendix C

December 17, 2013

Board of Directors

Community First Financial Group, Inc.

5925 Farrington Road

Chapel Hill, NC 27517-8607

Members of the Board:

BSP Securities, Inc. (“BSP”), a wholly-owned subsidiary of Banks Street Partners, LLC, understands that Community First Financial Group, Inc. (“Seller”) and BNC Bancorp (“Buyer”) have proposed to enter into an Agreement and Plan of Merger, dated as of December 17, 2013 (the “Agreement”), pursuant to which Seller shall merge with and into Buyer (the “Merger”). Immediately following the Merger, Seller’s bank subsidiary, Harrington Bank, FSB, shall merge with and into Buyer’s bank subsidiary, Bank of North Carolina. In accordance with the terms of the Agreement, each share of Seller Common Stock (excluding shares held by Buyer, Buyer Bank or Seller or any of their respective Subsidiaries, in each case other than Trust Account Common Shares or shares held as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the following: (i) cash in the amount of $5.90 per share (“Per Share Cash Consideration”); or (ii) 0.4069 (the “Exchange Ratio”) of Buyer Common Stock per share (“Per Share Stock Consideration”) (such Per Share Cash Consideration and Per Share Stock Consideration shall be referred to as the “Merger Consideration”). Subject to the allocation provisions of the Agreement, each shareholder of Seller may elect to receive the Per Share Cash Consideration or the Per Share Stock Consideration for each such share of Seller Common Stock; provided, however, that the aggregate number of shares of Seller Common Stock with respect to which the Per Share Stock Consideration shall be paid as the Merger Consideration shall be 2,926,655 shares of Seller Common Stock. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

BSP has been requested by the Seller to render its opinion (the “Opinion”) to Seller’s Board of Directors, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Seller Common Stock under the terms of the Agreement.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, private placements and valuations for corporate and other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Seller and will receive a fee for this Opinion. BSP will also receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. Seller has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Seller in connection with the Merger. During the past two years, BSP has provided advisory services to Buyer, for which it has received compensation. In addition, BSP is currently engaged by Buyer on another acquisition transaction referred to as “Project Wildcat”. BSP has received compensation from Buyer for providing advisory services in relation to Project Wildcat and anticipates receiving additional compensation, a portion of which is contingent upon the consummation of such acquisition.

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327   (404) 848-1571 (phone) / (404) 848-1574 (fax)

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For purposes of this Opinion and in connection with our review of the proposed the Merger, we have, among other things:

1.	Reviewed the terms of the Agreement dated December 17, 2013;

2.	Participated in discussions with Seller management concerning Seller’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Seller’s and Buyer’s future financial performance;

3.	Reviewed Seller’s audited financial statements for the years ended December 31, 2012, 2011 and 2010 and Seller’s internal, unaudited financial statements for the period ended September 30, 2013;

4.	Reviewed Buyer’s recent filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended December 31, 2012, as well as quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013;

5.	Reviewed certain financial forecasts and projections of the Seller, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the Merger;

6.	Analyzed certain aspects of Seller’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to the Seller;

7.	Reviewed historical trading activity of Buyer and analysts’ consensus estimates for Buyer’s future earnings;

8.	Compared the proposed financial terms of the Merger with the financial terms of certain other recent merger and acquisition transactions, involving companies that we deemed to be relevant;

9.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327   (404) 848-1571 (phone) / (404) 848-1574 (fax)

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In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Seller, and its representatives, and of the publicly available information for Seller and Buyer that we reviewed. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of the Seller at September 30, 2013 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to nor did we conduct a physical inspection of any of the properties or facilities of the Seller, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of the Seller, were not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Seller Common Stock, than the Merger.

With respect to the financial projections for Seller used by BSP in its analyses, management of Seller confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of Seller. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Seller or Buyer since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Seller and Buyer. We have assumed in all respects material to our analyses that the Seller and Buyer will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Seller received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

BSP’s Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Buyer to holders of Seller Common Stock in the Merger and does not address Seller’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Seller, and our opinion does not constitute a recommendation to any director of Seller as to how such director should vote with respect to the Agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Seller, or any class of such persons relative to the Merger Consideration to be received by the holders of Seller Common Stock in the Merger or with respect to the fairness of any such compensation.

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327   (404) 848-1571 (phone) / (404) 848-1574 (fax)

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Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreement dated August 30, 2013. This letter is addressed and directed to the Board of Directors of Seller in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock, from a financial point of view.

Sincerely,

BSP Securities, LLC

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327   (404) 848-1571 (phone) / (404) 848-1574 (fax)

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

Article V of BNC’s Amended Articles provides that, to the fullest extent permitted by the NCBCA, individuals serving as directors shall not be personally liable for monetary damages for breach of any duty as a director. In addition, BNC’s bylaws provide that any person who at any time serves or has served as a director or officer of BNC, or who, while serving as a director or officer of BNC, serves or has served at the request of BNC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, will have a right to be indemnified by BNC to the fullest extent permitted by law against liability and expenses arising out of such status or activities in such capacity. Covered expenses include attorneys’ fees, judgments, fines, and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. Expenses may be paid by BNC in advance of the final disposition or termination of a proceeding as described above as authorized by the Board of Directors, if BNC receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums unless such person is ultimately determined to be entitled to be indemnified by BNC as provided in the bylaws. In determining whether a person is entitled to indemnification under the bylaws, a majority vote of the disinterested members of BNC board of directors is required; provided, however, that the disinterested directors may direct such determination to be made by independent legal counsel in written opinion. Pursuant to the bylaws and as authorized by statute, BNC has purchased a directors’ and officers’ liability insurance policy which will, subject to certain limitations, insure BNC’s directors and officers against damages they might become legally obligated to pay as a result of any negligent act, error or omission committed by directors or officers while acting in their capacity as such.

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The foregoing is only a general summary of certain aspects of the NCBCA and BNC’s bylaws and Amended Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article V of BNC’s Amended Articles and Article IX of BNC’s bylaws.

Federal banking law, which is applicable to BNC as a financial holding company and to BNC as an insured depository institution, limits the ability of BNC and the Bank to indemnify their directors and officers. Generally, subject to certain exceptions, neither BNC nor the Bank may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of BNC’s or the Bank’s affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, BNC or the Bank, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution, (ii) determines after investigation that making indemnification payments would not materially adversely affect BNC’s safety and soundness or the safety and soundness of the Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse BNC or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

Item 21. Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina on April 1, 2014.

BNC BANCORP

By:	/s/ Richard D. Callicutt II
Richard D. Callicutt II
President and Chief Executive Officer
(Principal Executive Officer)

Power of Attorney

Each person whose signature appears below appoints Richard D. Callicutt II and David B. Spencer and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) of the Registrant to be filed after the date hereof pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard D. Callicutt II	April 1, 2014
Richard D. Callicutt II
President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ David B. Spencer	April 1, 2014
David B. Spencer
Senior Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Ronald J. Gorczynski	April 1, 2014
Ronald J. Gorczynski
Executive Vice President and Chief
Accounting Officer
(Principal Accounting Officer)

/s/ W. Swope Montgomery, Jr.	April 1, 2014
W. Swope Montgomery, Jr.
Director

/s/ James T. Bolt, Jr.	April 1, 2014
James T. Bolt, Jr.
Director

/s/ Larry L. Callahan	April 1, 2014
Larry L. Callahan
Director

/s/ Joseph M. Coltrane, Jr.	April 1, 2014
Joseph M. Coltrane, Jr.
Director

/s/ Charles T. Hagan III	April 1, 2014
Charles T. Hagan III
Director

/s/ Elaine M. Lyerly	April 1, 2014
Elaine M. Lyerly
Director

/s/ Lenin J. Peters, M.D.	April 1, 2014
Lenin J. Peters, M.D.
Director

/s/ John S. Ramsey, Jr.	April 1, 2014
John S. Ramsey, Jr.
Director

/s/ Thomas R. Sloan	April 1, 2014
Thomas R. Sloan
Director

/s/ Thomas R. Smith	April 1, 2014
Thomas R. Smith, CPA
Director

/s/ Robert A. Team, Jr.	April 1, 2014
Robert A. Team, Jr.
Director

/s/ G. Kennedy Thompson	April 1, 2014
G. Kennedy Thompson
Director

/s/ D. Vann Williford	April 1, 2014
D. Vann Williford
Director

/s/ Richard F. Wood	April 1, 2014
Richard F. Wood
Director

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EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of December 17, 2013 by and between Community First Financial Group and BNC Bancorp, incorporated herein by reference to Exhibit 2.1 to the Form 8-K filed with the SEC on December 18, 2013 (included as Appendix A to this proxy statement/prospectus forming a part of this registration statement).†

2.2	First Amendment to the Agreement and Plan of Merger dated March 21, 2014 between Community First Financial Group, Inc. and BNC Bancorp (included as part of Appendix A to this Proxy Statement/Prospectus forming a part of this registration statement).

3.1	Articles of Incorporation of BNC Bancorp, incorporated herein by reference to Exhibit (3)(i) to the Form 8-K filed with the SEC on December 18, 2002.

3.2	Articles of Amendment, dated May 22, 2012, regarding the Non-voting Common Stock, incorporated herein by reference to Exhibit 3.4 to the Form S-4/A filed with the SEC on July 2, 2012.

3.3	Bylaws of BNC Bancorp, incorporated herein by reference to Exhibit 3(ii) to the Form 8-K filed with the SEC on December 18, 2002.

4.1	Form of Stock Certificate of BNC Bancorp, incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed with the SEC on August 27, 2012.

5.1+	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding the validity of the securities being registered.

8.1+	Opinion of Womble Carlyle Sandridge & Rice, LLP regarding certain U.S. tax aspects of the merger.

21.1	Subsidiaries of BNC Bancorp, incorporated herein by reference to Exhibit 21 to the Form 10-K filed with the SEC on March 13, 2014.

23.1	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5.1 and 8.1).

23.2	Consent of Cherry Bekaert LLP, independent registered public accounting firm of BNC Bancorp.

23.3	Consent of Monroe Shine & Co., Inc., independent auditors of Community First.

24.1	Power of Attorney (included in the signature pages to the Registration Statement on Form S-4).

99.1	Consent of BSP Securities, Inc.

99.2	Community First Financial Group Proxy Card.

99.3+	Election Form and Letter of Transmittal.

+	To be filed by amendment.

†	Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules and attachments is contained in the merger agreement. BNC Bancorp agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.